                                             As Filed Pursuant to Rule 424(b)(4)
                                                              Reg. No. 333-71601

PROSPECTUS

        Offer to Exchange All 9 3/4% Senior Subordinated Notes Due 2009 for 9 3/4% Senior Subordinated Notes Due 2009, Which Have Been Registered
                      Under the Securities Act of 1933, of

                               Hexcel Corporation


                  The exchange offer will expire at 5:00 P.M.,
             New York City time, on July 19, 1999, unless extended.


                               ------------------

Terms of the exchange offer:

    - We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

    - We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Considerations" on page 124 for more information.

    - We will not receive any proceeds from the exchange offer.

    - The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                             ---------------------

    See "Risk Factors" beginning on page 10 for a discussion of risks that should be considered by holders before tendering their original notes.

                              -------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------


                 The date of this prospectus is June 18, 1999.

                               PROSPECTUS SUMMARY

    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. The terms "Hexcel," "we," "our" or "us" as used in this prospectus refer to Hexcel Corporation, the issuer of your notes and the notes to be issued in the exchange offer, and its subsidiaries as a combined entity, except where it is made clear that the term means only the parent company. Unless otherwise indicated, the market and market share data contained in this prospectus are derived from publicly available industry sources, which we have not independently verified. You should pay special attention to the "Risk Factors" section beginning on page 10 of this prospectus. For a description of industry-related terms, see "Glossary of Terms."

                         SUMMARY OF THE EXCHANGE OFFER

    On January 21, 1999, we completed the private offering of $240 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Set forth below is a summary of that exchange offer.

Securities Offered..............  We are offering up to $240,000,000 aggregate principal amount of new 9 3/4% Senior Subordinated Notes Due 2009,
                                  which have been registered under the Securities Act. The
                                  form and terms of these exchange notes are identical in
                                  all material respects to those of the original notes. The
                                  exchange notes, however, will not contain transfer
                                  restrictions and registration rights applicable to the
                                  original notes.

The Exchange Offer..............  We are offering to exchange new $1,000 principal amount of our 9 3/4% Senior Subordinated Notes Due 2009, which have
                                  been registered under the Securities Act, for $1,000
                                  principal amount of our outstanding 9 3/4% Senior
                                  Subordinated Notes Due 2009.

                                  In order to be exchanged, an original note must be
                                  properly tendered and accepted. All original notes that
                                  are validly tendered and not withdrawn will be exchanged.
                                  As of the date of this prospectus, there are $240.0
                                  million principal of original notes outstanding. We will
                                  issue exchange notes promptly after the expiration of the
                                  exchange offer.

Resales.........................  Based on interpretations by the staff of the SEC, as set forth in a series of no-action letters issued to third
                                  parties, we believe that the exchange notes issued in the
                                  exchange offer may be offered for resale, resold or
                                  otherwise transferred by you without compliance with the
                                  registration and prospectus delivery requirements of the
                                  Securities Act provided that:

                                  - you are acquiring the exchange notes in the ordinary
                                  course of your business;

                                  - you are not participating, do not intend to participate
                                  and have no arrangement or understanding with any person
                                    to participate, in a distribution of the exchange notes;
                                    and

                                  - you are not an "affiliate" of ours.

                                  If you are an affiliate of ours, are engaged in or intend
                                  to engage in or have any arrangement or understanding with any person to participate in the distribution of the
                                  exchange notes:

                                  (1) you cannot rely on the applicable interpretations of
                                  the staff of the SEC and

                                  (2) you must comply with the registration requirements of
                                  the Securities Act in connection with any resale
                                  transaction.
                                  Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were
                                  acquired as a result of market-making or other trading
                                  activities must acknowledge that it will deliver this
                                  prospectus in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the
                                  exchange offer.

Expiration Date.................  5:00 p.m., New York City time, on July 19, 1999, unless we extend the expiration date.
Accrued Interest on the Exchange
  Notes and Original Notes......  The exchange notes will bear interest from January 21,
                                  1999. If your original notes are accepted for exchange,
                                  then you will receive interest on the exchange notes and
                                  not on the original notes.

Conditions to the Exchange
  Offer.........................  The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole
                                  discretion. If we materially change the terms of the
                                  exchange offer, we will resolicit tenders of the original
                                  notes. Please read the section "The Exchange
                                  Offer--Conditions to the Exchange Offer" of this
                                  prospectus for more information regarding conditions to
                                  the exchange offer.
Procedures for Tendering
  Original Notes................  If you wish to tender your original notes, you must complete, sign and date the letter of transmittal, or a
                                  facsimile of it, according to its instructions and
                                  transmit the letter of transmittal, together with your
                                  original notes and any other required documentation to The
                                  Bank of New York. The Bank of New York, who is the
                                  exchange agent, must receive this documentation at the
                                  address set forth in the letter of transmittal by 5:00
                                  p.m. New York City time, on the expiration date. By
                                  executing the letter of transmittal, you will represent to us that you are acquiring the exchange notes in the
                                  ordinary course of your business, that you are not
                                  participating, do not intend to participate and have no
                                  arrangement or understanding with any person to
                                  participate, in the distribution of exchange notes, and
                                  that you are not an "affiliate" of ours. See "The Exchange
                                  Offer--Procedures for Tendering."
Special Procedures for
  Beneficial Holders............  If you are the beneficial holder of original notes that are registered in the name of your broker, dealer,
                                  commercial bank, trust company or other nominee, and you
                                  wish to tender in the exchange offer, you should promptly
                                  contact the person in whose

                                  name your original notes are registered and instruct that
                                  person to tender on your behalf. See "The Exchange
                                  Offer--Procedures for Tendering."

Guaranteed Delivery
  Procedures....................  If you wish to tender your original notes and you cannot deliver your notes, the letter of transmittal or any other required documents to the exchange agent before the
                                  expiration date, you may tender your original notes
                                  according to the guaranteed delivery procedures set forth
                                  in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...............  Tenders may be withdrawn at any time before 5:00 p.m., New
                                  York City time, on the expiration date.
Acceptance of Original Notes and
  Delivery of Exchange
  Notes.........................  Subject to the conditions set forth in the section "The
                                  Exchange Offer--Conditions to the Exchange Offer" of this
                                  prospectus, we will accept for exchange any and all
                                  original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the
                                  expiration date. The exchange notes will be delivered
                                  promptly after the expiration date. See "The Exchange
                                  Offer--Terms of the Exchange Offer."
Material U.S. Federal Income Tax
  Considerations................  We believe that your exchange of original notes for exchange notes pursuant to the exchange offer will not
                                  result in any gain or loss to you for U.S. federal income
                                  tax purposes. See "Material United States Federal Income
                                  Tax Considerations" in this prospectus.

Exchange Agent..................  The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and
                                  telephone number of the exchange agent are set forth in
                                  "The Exchange Offer--Exchange Agent" in this prospectus.

Use of Proceeds.................  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to "notes" in this document, we are referring to both original notes and exchange notes.

Aggregate Amount................  $240.0 million principal amount of 9 3/4% Senior
                                  Subordinated Notes Due 2009.

Maturity........................  January 15, 2009.

Interest rate...................  9 3/4% per year.

Interest payment dates..........  January 15 and July 15 of each year, commencing July 15,
                                  1999.

Ranking.........................  The notes will be unsecured senior subordinated obligations and will rank junior to our existing and
                                  future senior indebtedness. The notes will rank equally
                                  with our existing and future senior subordinated
                                  indebtedness and will rank senior to our subordinated
                                  indebtedness. The notes effectively will rank junior to
                                  all liabilities of our subsidiaries. The terms "Senior
                                  Indebtedness" and "Subordinated Indebtedness" are defined
                                  in the "Description of the Notes--Ranking" and
                                  "Description of the Notes--Definitions of Terms Used in
                                  the Indenture" sections of this prospectus.

                                  As of March 31, 1999 we had outstanding $455.2 million of
                                  senior indebtedness and we had outstanding $23.8 million
                                  of senior subordinated indebtedness other than the notes.

                                  The indenture permits us to incur significant additional
                                  indebtedness. See "Description of the Notes--Ranking" in
                                  this prospectus.

                                  The notes will rank senior to our existing convertible
                                  subordinated debentures and convertible subordinated
                                  notes. An aggregate principal amount of $140.1 million of
                                  this junior debt remains outstanding.

Optional Redemption.............  We cannot redeem the notes until January 15, 2004, except as described immediately below. Thereafter, we can redeem
                                  some or all of the notes at the redemption prices listed
                                  in the "Description of the Notes--Optional Redemption"
                                  section of this prospectus, plus accrued interest.
Optional Redemption after Public
  Equity Offerings..............  At any time, and from time to time, before January 15,
                                  2002, we can choose to redeem up to 35% of the original
                                  principal amount of the notes, including the original
                                  principal amount of any additional notes issued under the
                                  indenture, with money that we raise in public equity
                                  offerings, as long as:

                                  - we pay to holders of the notes a redemption price of
                                    109 3/4% of the face amount of the notes we redeem, plus
                                    accrued interest;

                                  - we redeem the notes within 120 days of completing such
                                    equity offering; and

                                  - at least 65% of the original aggregate principal amount
                                    of the notes, including the original principal amount of
                                    any additional notes issued under the indenture, remains
                                    outstanding afterwards.

Change of Control Offer.........  If a change in control of Hexcel occurs, we must give holders of the notes the opportunity to sell to us their
                                  notes at a purchase price of 101% of their face amount,
                                  plus accrued interest. The term "Change of Control" is
                                  defined in the "Description of the Notes--Change of
                                  Control" section of this prospectus.

                                  Our ability to repurchase the notes following the
                                  occurrence of a change of control may be limited by our
                                  then existing financial

                                  resources. We cannot assure you that sufficient funds will be available when necessary to make any required
                                  repurchases. See "Risk Factor--We may be unable to
                                  purchase your notes upon a change of control."

Covenants.......................  The indenture governing the notes will contain covenants that limit our ability and that of our subsidiaries to:

                                  - incur additional indebtedness;

                                  - pay dividends or distributions on, or redeem or
                                    repurchase, our capital stock;

                                  - make investments;

                                  - issue or sell capital stock of subsidiaries;

                                  - engage in transactions with affiliates;

                                  - create liens on our assets to service specified debt;

                                  - transfer or sell assets;

                                  - guarantee indebtedness;

                                  - restrict dividend or other payments to us;

                                  - consolidate, merge or transfer all or substantially all
                                    of our assets and the assets of our subsidiaries; and

                                  - engage in unrelated businesses.

                                  These covenants are subject to important exceptions and
                                  qualifications, which are described in the "Description of the Notes--Covenants" section of this prospectus.

Use of Proceeds.................  We will not receive any proceeds from the exchange offer.
                                  See "Use of Proceeds." We have agreed to bear the expenses of the exchange offer. No underwriter is being used in
                                  connection with the exchange offer. For a description of
                                  the use of proceeds of the offering of original notes, see
                                  "--The Company--Recent Developments--Offering of Original
                                  Notes."

                                  THE COMPANY

GENERAL

    We are the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed circuit boards, computers, cellular telephones, televisions, high-speed trains and ferries, cars and trucks, windmill blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    Our business is organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - REINFORCEMENT PRODUCTS: this segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which form the substrate for printed circuit boards, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: this segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, which are incorporated into aerospace platforms; and

    - ENGINEERED PRODUCTS: this segment engineers and produces composite parts and structures, including finished components for commercial and military aircraft and parts used in automotive, civil engineering and rail applications.

    Through a series of strategic acquisitions over the past three years, we have expanded and diversified our product lines, manufacturing capabilities and technology portfolio. With 24 manufacturing facilities located in seven countries around the world and with joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide.

    For the year ended December 31, 1998, we generated pro forma net sales of approximately $1.235 billion and pro forma Adjusted EBITDA of $208 million. For the three months ended March 31, 1999, we generated net sales of approximately $316 million and Adjusted EBITDA of $46 million. See the introductory discussion to the "Summary Consolidated Financial Data and Other Data" table at page 8 of this prospectus for a definition of the terms "EBITDA" and "Adjusted EBITDA."

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - Market leader for advanced structural materials.

    - Most vertically integrated manufacturer of advanced structural materials.

    - Market and geographic diversity.

    - Broad range of product qualifications in the aerospace industry.

    - Leader in growing multilayer printed circuit board market.

    - Leader in advanced structural materials technology.

RECENT DEVELOPMENTS

    BUSINESS CONSOLIDATION PROGRAM

    We are intensifying our business consolidation efforts to achieve more rapid cost reductions throughout our organization. Our efforts will include implementing an aggressive value chain management program. In addition, we have initiated a reorganization of our business operations to focus on improving operating effectiveness and to integrate the Clark-Schwebel business into our existing fabrics operations. We have consolidated our U.S., European, and Asian composite materials business into a single global business unit. As a result of these and other actions, we recorded $12.7 million of business acquisition and consolidation costs in the year ended December 31, 1998.

    During the quarter ended March 31, 1999, we continued the consolidation and integration of our global reinforcement fabrics operations. On March 16, 1999, we announced our plan to close the Cleveland, Georgia manufacturing facility. As a result, we recorded business acquisition and consolidated expenses of $2.8 million, primarily reflecting the costs of closing this facility, of which $1.8 million are non-cash charges. A further charge related to this plant closure of slightly above $1 million is anticipated during the second or third quarter of 1999.

    AMENDMENT TO SENIOR CREDIT FACILITY

    In connection with the acquisition of the industrial fabrics business of Clark-Schwebel on September 15, 1998, we amended our senior credit facility to:

    - fund the Clark-Schwebel acquisition;

    - refinance our then existing revolving credit facility; and

    - provide for our ongoing working capital and other financing requirements.

    Simultaneously with the closing of the offering of the original notes, we amended our senior credit facility to, among other things, modify financial covenants and to permit that offering. As of December 31, 1998, amounts outstanding under our senior credit facility include an aggregate of $88.1 million under the revolving credit facility commitments and $311.6 million in aggregate term loans, after giving pro forma effect to:

(1) the offering of the original notes and the application of the net proceeds from that offering; and

(2) the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba Specialty Chemicals Inc. from borrowings under our senior credit facility.

    On February 17, 1999, we redeemed $12.5 million of the $37.5 million aggregate principal amount of senior subordinated notes payable to Ciba Specialty Chemicals Inc. The interest rate on the outstanding principal amount of these notes increased from 7.5% per annum to 10.5% per annum on February 28, 1999 and will increase by an additional 0.5% per annum on each February 28 thereafter through maturity in 2003. These notes were issued in connection with the acquisition of the composites business of Ciba Geigy Limited.

    OFFERING OF ORIGINAL NOTES

    On January 21, 1999, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $231 million, to reduce borrowings under our senior credit facility.

               SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

    The following table presents summary financial and other data with respect to Hexcel and has been derived from

    - the audited consolidated financial statements of Hexcel as of and for the four years ended December 31, 1998, and the unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 1998 and 1999, and

    - the unaudited pro forma financial statements included elsewhere in this prospectus which give effect to the Clark-Schwebel acquisition, the offering of the original notes and the application of the net proceeds from that offering and the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba with borrowings under the senior credit facility. The information set forth below should be read together with the other information contained under the captions "Capitalization," "Pro Forma Financial Information," "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and the related notes to the consolidated financial statements, included elsewhere in this prospectus.

    As used in the following table and throughout this prospectus, "EBITDA" means income from continuing operations before interest, taxes, depreciation and amortization and equity in earnings of joint ventures and "Adjusted EBITDA" means EBITDA before business acquisition and consolidation expenses, other expense (income) and bankruptcy reorganization expenses. Hexcel believes that EBITDA and Adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flows from operations as an indicator of Hexcel's performance or as a measure of Hexcel's liquidity. Adjusted EBITDA may not be comparable to similarly titled financial measures of other companies.

    Pro forma cash flow data for all periods presented were prepared assuming that the following transactions occurred on January 1 of each respective period presented:

    - the Clark-Schwebel acquisition, excluding cash flows associated with the purchase price, and the related financing, of the acquisition,

    - the offering of the original notes and the application of the net proceeds from that offering, and

    - the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba with borrowings under the senior credit facility.

    Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. For the year ended December 31, 1996, earnings were insufficient to cover fixed charges by approximately $15.8 million.

                                                                                                              FOR THE THREE MONTHS
                                                         FOR THE YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                       --------------------------------------------------------------------  ----------------------
                                                       HISTORICAL                   PRO FORMA    PRO FORMA         HISTORICAL
                                       ------------------------------------------  -----------  -----------  ----------------------
                                         1995       1996       1997      1998(A)      1997         1998        1998     1999(A)(B)
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------
                                                                          (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................  $   350.2  $   695.3  $   936.9  $ 1,089.0   $ 1,177.1    $ 1,234.8   $   256.7   $   316.2
  Gross margin.......................       67.1      141.3      222.6      271.3       276.9        305.3        66.1        70.8
  Gross margin percentage............      19.2%      20.3%      23.8%      24.9%       23.5%        24.7%       25.7%       22.4%
  Business acquisition and
    consolidation expenses...........  $      --  $    42.4  $    25.3  $    12.7   $    25.3    $    12.7   $      --   $     2.8
  Operating income...................       17.8        2.8       76.4      117.0       107.3        134.5        33.7        27.1
  Other expense (income).............       (0.8)      (3.0)        --         --          --           --          --          --
  Bankruptcy reorganization
    expenses.........................        3.4         --         --         --          --           --          --          --
  Income (loss) from continuing
    operations.......................        3.2      (19.1)      73.6       50.4        71.6         44.7        17.1         5.2


                                        PRO FORMA    PRO FORMA
                                       -----------  -----------
                                          1998         1999
                                       -----------  -----------

STATEMENT OF OPERATIONS DATA:
  Net sales..........................   $   317.2    $   316.2
  Gross margin.......................        81.0         70.8
  Gross margin percentage............       25.5%        22.4%
  Business acquisition and
    consolidation expenses...........   $      --    $     2.8
  Operating income...................        42.4         27.1
  Other expense (income).............          --           --
  Bankruptcy reorganization
    expenses.........................          --           --
  Income (loss) from continuing
    operations.......................        17.0          5.3

                                                                                                              FOR THE THREE MONTHS
                                                         FOR THE YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                       --------------------------------------------------------------------  ----------------------
                                                       HISTORICAL                   PRO FORMA    PRO FORMA         HISTORICAL
                                       ------------------------------------------  -----------  -----------  ----------------------
                                         1995       1996       1997      1998(A)      1997         1998        1998     1999(A)(B)
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------
                                                                          (DOLLARS IN MILLIONS)
OTHER DATA:
  EBITDA.............................  $    26.8  $    32.5  $   112.3  $   164.5   $   163.0    $   195.7   $    43.7   $    42.8
  Adjusted EBITDA....................       29.4       71.9      137.6      177.2       188.3        208.4        43.7        45.6
  Cash flows from:
    Operating activities.............       (2.5)      26.5       26.0       93.8        43.5        110.2        (5.1)       17.3
    Investing activities.............       15.7     (206.4)     (82.9)    (539.2)      (92.4)       (72.5)      (12.3)       (9.4)
    Financing activities.............       (9.6)     181.7       57.2      440.7        45.3        (42.5)       11.0       (12.4)
  Depreciation and amortization......       11.6       26.7       35.9       47.5        55.6         61.2        10.0        15.7
  Capital expenditures...............       12.1       43.6       57.4       66.5        65.7         70.1        11.5         9.4
  Ratio of earnings to fixed
    charges..........................       1.7x         --       2.9x       2.9x        1.6x         1.9x        4.6x        1.4x

RECONCILIATION OF NET INCOME TO
  EBITDA AND ADJUSTED EBITDA:
  Net income (loss) from continuing
    operations.......................  $     3.2  $   (19.1) $    73.6  $    50.4   $    71.6    $    44.7   $    17.1   $     5.2
  Provision (benefit) for income
    taxes............................        3.3        3.4      (22.9)      28.4       (27.9)        22.7         9.6         2.8
  Interest expense...................        8.7       21.5       25.7       38.7        70.5         72.1         7.0        19.1
  Depreciation and amortization......       11.6       26.7       35.9       47.5        55.6         61.2        10.0        15.7
  Equity in earnings of joint
    ventures.........................         --         --         --       (0.5)       (6.8)        (5.0)         --          --
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------
  EBITDA.............................       26.8       32.5      112.3      164.5       163.0        195.7        43.7        42.8
  Business acquisition and
    consolidation expenses...........         --       42.4       25.3       12.7        25.3         12.7          --         2.8
  Bankruptcy reorganization
    expenses.........................        3.4         --         --         --          --           --          --          --
  Other expense (income).............       (0.8)      (3.0)        --         --          --           --          --          --
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------

  Adjusted EBITDA....................  $    29.4  $    71.9  $   137.6  $   177.2   $   188.3    $   208.4   $    43.7   $    45.6
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------
                                       ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------

BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................  $    61.6  $   128.1  $   200.7  $   219.6                $   219.6   $   227.7   $   219.6
  Total assets.......................      230.6      701.7      811.6    1,404.2                  1,413.2       821.9     1,397.0
  Total debt.........................       90.1      311.0      353.4      864.9                    874.6       363.4       859.1
  Shareholders' equity...............       48.4      179.3      249.9      302.4                    301.8       266.8       301.1


                                        PRO FORMA    PRO FORMA
                                       -----------  -----------
                                          1998         1999
                                       -----------  -----------

OTHER DATA:
  EBITDA.............................   $    57.5    $    42.8
  Adjusted EBITDA....................        57.5         45.6
  Cash flows from:
    Operating activities.............        13.9         17.3
    Investing activities.............       (13.2)        (9.4)
    Financing activities.............        11.0        (12.4)
  Depreciation and amortization......        15.1         15.7
  Capital expenditures...............        12.5          9.4
  Ratio of earnings to fixed
    charges..........................        2.4x         1.4x
RECONCILIATION OF NET INCOME TO
  EBITDA AND ADJUSTED EBITDA:
  Net income (loss) from continuing
    operations.......................   $    17.0    $     5.3
  Provision (benefit) for income
    taxes............................         8.7          2.9
  Interest expense...................        18.3         18.9
  Depreciation and amortization......        15.1         15.7
  Equity in earnings of joint
    ventures.........................        (1.6)          --
                                       -----------  -----------
  EBITDA.............................        57.5         42.8
  Business acquisition and
    consolidation expenses...........          --          2.8
  Bankruptcy reorganization
    expenses.........................          --           --
  Other expense (income).............          --           --
                                       -----------  -----------
  Adjusted EBITDA....................   $    57.5    $    45.6
                                       -----------  -----------
                                       -----------  -----------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................                $   219.6
  Total assets.......................                  1,396.9
  Total debt.........................                    859.1
  Shareholders' equity...............                    301.1

------------------------

(a) Amounts include the operating results of the Clark-Schwebel business since the acquisition date, September 15, 1998.

(b) Amounts include the effect of the offering of the original notes on January 21, 1999, and the application of the net proceeds from that offering and the redemption of $12.5 million aggregate principal amount of senior subordinated notes payable to Ciba on February 29, 1999 with borrowings under the senior credit facility.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO TENDER YOUR ORIGINAL NOTES IN THE EXCHANGE OFFER, AS WELL AS THE MORE DETAILED DESCRIPTIONS CROSS-REFERENCED TO THE BODY OF THE PROSPECTUS AND THE OTHER MATTERS DESCRIBED IN THIS PROSPECTUS.

WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR ABILITY TO MAKE PAYMENTS
  ON THE NOTES AND REDUCE THE EFFECTIVENESS OF OUR OPERATIONS

    We have substantial indebtedness and debt service requirements. We cannot assure you that we will generate sufficient cash flow from operations, or that we will be able to obtain sufficient funding, to satisfy our debt service obligations, including the payment of principal and interest on the notes. As of March 31, 1999, we had $859.1 million of outstanding indebtedness. Our total debt, as a percentage of total capitalization, was 74%. This substantial level of indebtedness will have important consequences, including:

    - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, and research and development costs;

    - limiting our ability to use operating cash flow in other areas of our business;

    - increasing our vulnerability to general adverse economic and industry conditions; and

    - limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

    Our ability to pay interest on the notes and to meet our other debt service obligations depends upon, among other things, our future operating performance and ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent upon economic conditions and financial, business and competitive factors beyond our control.

WE MAY NOT BE ABLE TO FINANCE FUTURE OPERATIONS AND CAPITAL NEEDS BECAUSE OF
  RESTRICTIONS IN OUR DEBT AGREEMENTS

    The operating and financial restrictions and covenants in our existing debt agreements, and in any future financing agreements, may impair our ability to finance future operations or capital needs. In addition, the senior credit facility requires that we maintain compliance with specified financial ratios. A breach of any of these restrictions or covenants could cause a default under the notes and our other debt. A significant portion of our indebtedness may then become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

WE MAY NOT BE ABLE TO PAY PRINCIPAL AND INTEREST ON YOUR NOTES AFTER PAYMENT OF
  OUR SENIOR INDEBTEDNESS

    We may not be able to make payments on the notes after payment of amounts due on our senior indebtedness. Your notes will be subordinate to the prior payment in full of all senior indebtedness. As of March 31, 1999, we had approximately $455.2 million of senior indebtedness outstanding. Moreover, the indenture permits us to incur significant additional indebtedness, which may include senior indebtedness. After giving effect to loan covenants under our senior credit facility, the maximum amount of additional debt that we could borrow as of March 31, 1999 was $74.3 million, including $36.0 million of senior indebtedness. Because of the subordination provisions of the notes, in the event of our bankruptcy, our assets would be available to pay obligations under the notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain after these payments have been made to make any payments on the notes. In addition, the occurence of specified events of default under our senior indebtedness would prohibit us from making any payments on the notes, including payments of interest when due.

YOUR NOTES WILL BE SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES--PRIOR
  PAYMENTS OF THESE LIABILITIES MAY PREVENT US FROM BEING ABLE TO MAKE PAYMENTS ON THE NOTES

    As of March 31, 1999, our subsidiaries had approximately $224 million of liabilities. Because your notes are structurally subordinated to our subsidiaries' liabilities, we must pay these liabilities prior to making payments on your notes. We cannot assure you that adequate assets will remain after these payments. Moreover, these prior payments will generally include the payment of all liabilities of our subsidiaries, even if the particular liabilities do not constitute senior indebtedness. Thus, for example, your claim on our assets in satisfaction of your rights as a note holder will generally be subordinate to the claims of trade creditors of, or creditors holding guarantees issued by, our subsidiaries.

YOUR NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. IF OUR BANK LENDERS FORECLOSE
  ON OUR ASSETS, THE PROCEEDS FROM OUR REMAINING ASSETS MAY BE INSUFFICIENT TO MAKE PAYMENTS ON THE NOTES

    Our bank lenders have a security interest in our assets. Your claims as a note holder are unsecured. Therefore, our secured lenders will have a claim on our assets prior to any claim you have as a note holder. Accordingly, we cannot assure you that the liquidation value of our remaining assets after a foreclosure by our secured lenders would be adequate to make any payments on your notes.

DECREASED DEMAND IN THE COMMERCIAL AEROSPACE INDUSTRY COULD SIGNIFICANTLY IMPAIR
  OUR SALES, PROFIT MARGINS AND FINANCIAL CONDITION

    Decreased demand in the commercial aerospace industry could result in reduced net sales for our commercial aerospace products and could reduce our profit margins. Approximately 57% of our pro forma net sales for the year ended December 31, 1998 was derived from sales to the commercial aerospace industry, which includes 44% of these sales to Boeing, Airbus and related subcontractors. We recently experienced a decline in backlog for some of our commercial aerospace products. This decline is attributable to commercial aerospace build rates, which are expected to peak in 1999, and the continuing trend towards shorter lead times and better supply-chain management by the industry overall. Because we supply our products ahead of the delivery of a commercial aircraft, we expect that we will start to see the impact of the lower anticipated deliveries of Boeing aircraft in 2000 by the second half of 1999.


    In addition, our customers have emphasized the need for improved yield in the use of our products and cost and inventory reduction throughout the commercial aerospace supply chain. In response to these pressures, we reduced the price of some commercial aerospace products in 1999. We are also aware that one customer is planning, in the third quarter of 1999, to substitute one of our premium products for a lower cost, lower priced alternative product, which we also expect to provide. We expect the negative impact of such substitution to be approximately $9 million in operating income.


A SIGNIFICANT DECLINE IN BUSINESS WITH BOEING OR AIRBUS COULD MATERIALLY IMPAIR
  OUR BUSINESS, OPERATING RESULTS, PROSPECTS AND FINANCIAL CONDITION

    Approximately 34% and 10% of our pro forma sales for the year ended December 31, 1998 were to Boeing and their related subcontractors, and Airbus and their related subcontractors, respectively. Accordingly, the loss of, or significant reduction in purchases by, either of these customers could materially impair our operating results and weaken our financial condition.

    Moreover, because the Asian markets are important markets for airlines and large commercial aircraft manufacturers, the ongoing Asian economic crisis creates a distinct risk of cancellations or deferrals of deliveries of aircraft from Boeing and Airbus. This could result in a corresponding reduction in production and sales activity throughout the commercial aerospace supply chain. Boeing has developed a large backlog of aircraft sales to customers in Asia and estimates that the current crisis in the Asian financial markets will result in about 150 fewer airplane deliveries for all manufacturers during the next five years. In addition, Boeing has recently announced that in light of these recent economic conditions in Asia, it plans to reduce its production schedules over the next several years.

THE EXCESS INVENTORY OF CARBON FIBER ACCUMULATED BY OUR CUSTOMERS MAY RESULT IN
  REDUCED CARBON FIBER PRODUCTION, SALES AND PROFIT MARGINS

    The excess inventory of carbon fiber accumulated by our customers could significantly reduce our production, sales and pricing of carbon fiber in a number of applications in 1999 as compared to 1998. We believe that, in response to a significant shortage of carbon fiber supply in 1997, a number of our customers, particularly those in the space and defense market, purchased and/or ordered more carbon fiber than they needed for production during the year ended December 31, 1998. Consequently, customers are reducing their inventories of carbon fibers and anticipating lower purchasing needs during 1999.

INTENSE COMPETITION FROM ELECTRONIC FIBERGLASS MANUFACTURERS MAY CONTINUE TO
  IMPOSE SIGNIFICANT PRICING PRESSURES

    Intense competition from electronic fiberglass manufacturers located in Asia and Eastern Europe has imposed, and may continue to impose, significant pressure on the profit margins relating to some of our electronic fiberglass products. On a pro forma basis, electronics net sales decreased 19% during the first quarter of 1999 from the first quarter of 1998. The reduction in sales primarily reflects the impact of price reductions combined with lower unit sales volume in the United States. During the first quarter of 1999, this intense competition continued to place pressure on the prices and margins for some of our electronic fiberglass products.

REDUCTIONS IN SPACE AND DEFENSE SPENDING COULD RESULT IN A DECLINE IN OUR NET
  SALES

    We cannot assure you that the U.S. defense budgets and the related demand for defense-related equipment will not decline or that sales of defense-related equipment to foreign governments will continue at expected levels. Approximately 10% of our pro forma net sales for the year ended December 31, 1998 was derived from the space and defense industry. The space and defense industry is largely dependent upon government defense budgets, particularly the U.S. defense budget. We cannot assure you that new military aircraft programs will enter full scale production as expected, or that any of the aircraft will use significant amounts of our advanced structural materials. See "Business-- Markets and Customers."

A DECREASE IN SUPPLY OR INCREASE IN COST OF OUR RAW MATERIALS COULD RESULT IN A
  MATERIAL DECLINE IN OUR PROFITABILITY

    Because we purchase large volumes of raw materials, such as resins, carbon fiber, fiber glass and aramids, any decrease in the supply or increase in the cost of our raw materials could significantly reduce our profit margins. We cannot assure you that we will experience no decrease in the supply or increase in price of our raw materials. Our profitability depends largely on the price and continuity of supply of these raw materials, which are supplied by a limited number of sources. In addition, qualification of raw materials limits the extent to which we are able to substitute alternative materials in some of our products. Our ability to pass on these costs to our customers is, to a large extent, dependent on market conditions, including the extent to which our customers would switch to alternative materials not produced by us in the event of an increase in the prices of our products.

OUR CONSOLIDATION PLANS MAY NOT RESULT IN COST SAVINGS

    We cannot assure you that our current consolidation plans will prove successful. One of our principal strategies is to improve financial results through the consolidation of our operations. The complexity, cost and time of consolidating manufacturing operations is greatly increased because of the qualification requirements of the aerospace and other industries. Accordingly, we may encounter delays or unanticipated problems in our efforts to consolidate our operations and these efforts may not result in the cost savings that we currently anticipate.

THE INTERESTS OF OUR SIGNIFICANT SHAREHOLDER MAY BE DIFFERENT THAN YOUR
  INTERESTS

    Ciba will have the ability to influence our affairs so long as it maintains ownership of specified percentages of our outstanding common stock, and the interests of Ciba may not in all cases be the same as your interests. Ciba currently owns 49.6% of our outstanding common stock. See "Certain Relationships and Related Transactions--The Governance Agreement." Under the governance agreement between Hexcel and Ciba, Ciba is entitled to designate a specific number of members of our board of directors and a specific number of committee members on each committee of the board of directors. In addition, the governance agreement provides that our board of directors will not authorize various types of significant transactions without the approval of a specific number of the Ciba designees.

WE COULD HAVE BUSINESS INTERRUPTIONS AND BE HURT BECAUSE OF YEAR 2000 PROBLEMS

    Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective, that our estimate about the timing and cost of completing our program will be accurate, or that all remediation will be complete by the Year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

    We are dependent on business systems, including our information technology systems and non-information technology devices with embedded microprocessors, in operating our business. We also depend on the proper functioning of business systems of third parties, including our vendors and customers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects. We are currently identifying our own applications that are not Year 2000 compliant and taking steps to determine whether third parties are doing the same. In addition, we are implementing a worldwide plan to prepare our computer systems to be Year 2000 compliant. We have nearly completed our inventory phase and, based on this analysis, our estimated future costs to prepare our business systems to become Year 2000 compliant are approximately $5 million.

WE MAY BE UNABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL

    We may not be able to purchase your notes if there is a change in control of Hexcel. Upon a change of control event, each holder of notes may require us to purchase all or a portion of its notes. Our ability to purchase your notes upon a change of control event will be limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facility. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facility or obtain necessary consents under the facility to purchase your notes.

    In addition, upon the happening of a change of control event, we will be required to offer to purchase all of the convertible subordinated notes. Any requirement to offer to purchase your notes or the convertible subordinated notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. The term "change of control" is defined in the "Description of the Notes--Change of Control" section of this prospectus.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES

    You may find it difficult to sell your notes because an active trading market for the notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on January 21, 1999 to a small number of institutional investors and overseas investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

    There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes could be adversely affected.

    In addition, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused substantial volatility in the prices of these securities. These disruptions may have an adverse effect on holders of the exchange notes.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

    These forward-looking statements include, but are not limited to, estimates of, or expectations regarding, as the case may be:

    - commercial aerospace production and delivery rates, including those of Boeing and Airbus;

    - growth in the production of military aircraft and launch vehicle programs in 2000 and beyond;

    - the recovery of the electronics market;

    - the impact of pricing pressures from Hexcel's customers;

    - the ability of Hexcel to pass along pricing reductions to its suppliers;

    - future sales based on current backlog;

    - sales growth, sales mix, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

    - Hexcel's financial condition and liquidity, as well as future free cash flows and earnings;

    - the total cost of our business consolidation program and estimates of the amount of cash expenditures to complete the program;

    - the costs and benefits of accelerating and expanding our Lean Enterprise and business consolidation programs and implementing a supply chain management program; and

    - the impact of the Year 2000 issue, the estimated costs associated with becoming Year 2000 compliant and the estimated target date for substantial completion of remediation.

    These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following:

    - the integration of the acquired Clark-Schwebel business without disruption to manufacturing, marketing and distribution activities;

    - changes in general economic and business conditions;

    - changes in current pricing levels;

    - changes in political, social and economic conditions and local regulations, particularly in Asia and Europe;

    - foreign currency fluctuations;

    - changes in aerospace delivery rates;

    - reductions in sales to any significant customers, particularly Boeing or Airbus; changes in sales mix; changes in government defense procurement budgets;

    - changes in military aerospace programs technology;

    - industry capacity;

    - competition;

    - disruptions of established supply channels;

    - manufacturing capacity constraints;

    - the availability, terms and deployment of capital; and

    - the ability of Hexcel to accurately estimate the cost of systems preparation and successfully implement for Year 2000 compliance.

    Additional information regarding these factors is contained in our annual report on Form 10-K (SEC File No. 1-8472) for the year ended December 31, 1998, and subsequent quarterly reports on Form 10-Q.

    Our risks are more specifically described in "Risk Factors" and in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

    We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

    For a description of the use of proceeds of the offering of original notes, see "Prospectus Summary--The Company--Recent Developments--Offering of Original Notes."

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Hexcel as of March 31, 1999.

                                                                                   AS OF
                                                                                 MARCH 31,
                                                                                   1999
                                                                                -----------
                                                                                (DOLLARS IN
                                                                                THOUSANDS)

Senior debt:
  Senior Credit Facility......................................................   $ 394,489
  European Credit and overdraft facilities....................................       7,843
  Capital lease obligations (a)...............................................      52,450
  Other.......................................................................         408
                                                                                -----------
    Total Senior Debt (b).....................................................     455,190

Other debt:
  Senior Subordinated Notes payable to Ciba, net of discount (c)..............      23,849
  9 3/4% Senior Subordinated Notes Due 2009...................................     240,000
  7% Convertible Subordinated Notes Due 2003..................................     114,435
  7% Convertible Subordinated Debentures Due 2011.............................      25,625
                                                                                -----------
    Total other debt..........................................................     403,909
                                                                                -----------

        Total debt (b)........................................................     859,099

Shareholders' equity:
  Common stock, $.01 par value, 100,000,000 shares authorized, 36,417,000
    shares issued and outstanding (d).........................................         364
  Additional paid-in capital (d)..............................................     261,347
  Retained earnings...........................................................      40,103
  Accumulated other comprehensive income (loss)...............................        (692)
                                                                                -----------

    Total shareholders' equity................................................     301,122
                                                                                -----------

        Total capitalization..................................................   $1,160,221
                                                                                -----------
                                                                                -----------

------------------------------

(a) Includes a $50 million capital lease for property, plant and equipment entered into in connection with the Clark-Schwebel acquisition. The lease expires in September 2006 and includes various purchase options.

(b) Includes $22.4 million of debt due within one year.

(c) Represents the Ciba notes (face amount of $25.0 million), net of unamortized discount of $1.1 million as of March 31, 1999.

(d) Net of 847,020 shares of treasury stock acquired by Hexcel at an aggregate cost of $10.7 million.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined statements of operations for the fiscal years ended December 31, 1997 and 1998, and the quarters ended March 31, 1998 and 1999, as well as the unaudited pro forma condensed consolidated balance sheets as of December 31, 1998 and March 31, 1999, were prepared to illustrate the estimated effects of (1) the offering of the original notes and the application of the net proceeds from that offering and (2) the redemption of $12.5 million aggregate principal amount of Ciba notes with borrowings under the senior credit facility, collectively referred to as the Pro Forma Transaction, and the acquisition of the Clark-Schwebel business. The pro forma financial information presented assumes that the Pro Forma Transaction and the acquisition of the Clark-Schwebel business occurred as of the beginning of the periods presented.

    The unaudited pro forma financial information presented below is derived from the audited financial statements of Hexcel as of December 31, 1998 and for the years ended December 31, 1997 and 1998, the audited financial statements of Clark-Schwebel as of and for the 53 weeks ended January 3, 1998 and the unaudited financial statements of Hexcel as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, and Clark-Schwebel for the three months ended April 4, 1998.

    The Clark-Schwebel acquisition has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values, and such allocations are subject to change up to one year from the date of acquisition. We are unable to predict whether any adjustments as a result of the foregoing will have a material effect on the pro forma financial statements.

    The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Hexcel and the notes to the consolidated financial statements appearing elsewhere in this prospectus. The unaudited pro forma financial information does not purport to be indicative of the results of operations or financial condition that would have been reported had the events assumed occurred on the dates indicated, nor does it purport to be indicative of results of operations, or financial condition that may be achieved in the future.

    The following unaudited pro forma financial information does not give effect to any of the charges or expenses expected to be incurred in the future in connection with the business consolidation program or to the operating, financial and other benefits that may be realized from the business consolidation program, other than those incurred during the quarter ended March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Acquisition and Consolidation Activities."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                                          ------------------
                                                     CLARK-   ADJUSTMENTS    PRO FORMA
                                           HEXCEL   SCHWEBEL   (NOTE 1)       COMBINED
                                          --------  --------  -----------   ------------
Net sales...............................  $936,855  $240,204   $     --      $ 1,177,059
Cost of sales...........................   714,223   184,901      1,000(a)       900,124
                                          --------  --------  -----------   ------------
    Gross margin........................   222,632    55,303     (1,000)         276,935
Selling, general and administrative
  expenses..............................   102,449    13,771      7,451(b)       123,671
Research and technology expenses........    18,383     2,216         --           20,599
Business acquisition and consolidation
  expenses..............................    25,343        --         --           25,343
                                          --------  --------  -----------   ------------
    Operating income....................    76,457    39,316     (8,451)         107,322
Interest expense........................    25,705    15,176     29,574(c)        70,455
Other income, net.......................        --        35         --               35
                                          --------  --------  -----------   ------------

    Income before income taxes..........    50,752    24,175    (38,025)          36,902
Provision (benefit) for income taxes....   (22,878)    9,657    (14,712)(d)      (27,933)
Equity in earnings of joint ventures,
  net...................................        --     3,997      2,755(e)         6,752
                                          --------  --------  -----------   ------------
    Net income..........................  $ 73,630  $ 18,515   $(20,558)     $    71,587
                                          --------  --------  -----------   ------------
                                          --------  --------  -----------   ------------
Net income per share:
    Basic...............................  $   2.00                           $      1.95
    Diluted.............................      1.74                                  1.69
Weighted average shares.................
    Basic...............................    36,748                                36,748
    Diluted.............................    45,997                                45,997

OTHER FINANCIAL DATA:
    EBITDA (Note 3).....................  $112,254  $ 48,736   $  2,000      $   162,990
    Adjusted EBITDA (Note 3)............   137,597    48,701      2,000          188,298
    Cash flows from (Note 4):...........
      Operating activities..............    25,974    21,644     (4,101)          43,517
      Investing activities..............   (82,869)   (9,508)        --          (92,377)
      Financing activities..............    57,244   (16,053)     4,101           45,292
    Depreciation and amortization.......    35,797     9,385     10,451           55,633
    Capital expenditures................    57,369     8,330         --           65,699
    Ratio of earnings to fixed
      charges...........................       2.9x      2.9x        --              1.6x

      See accompanying notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                                          ------------------
                                                     CLARK-   ADJUSTMENTS    PRO FORMA
                                           HEXCEL   SCHWEBEL   (NOTE 1)      COMBINED
                                          --------  --------  -----------   -----------
Net sales...............................  $1,089,044 $145,728  $     --      $1,234,772
Cost of sales...........................   817,785   110,980        700(a)      929,465
                                          --------  --------  -----------   -----------
    Gross margin........................   271,259    34,748       (700)        305,307
Selling, general and administrative
  expenses..............................   117,885     9,291      5,726(b)      132,902
Research and technology expenses........    23,624     1,544         --          25,168
Business acquisition and consolidation
  expenses..............................    12,711        --         --          12,711
                                          --------  --------  -----------   -----------
    Operating income....................   117,039    23,913     (6,426)        134,526
Interest expense........................    38,675    17,606     15,838(c)       72,119
Other expense, net......................        --        13         --              13
                                          --------  --------  -----------   -----------
    Income before income taxes..........    78,364     6,294    (22,264)         62,394
Provision (benefit) for income taxes....    28,442     2,600     (8,376)(d)      22,666
Equity in earnings of joint ventures,
  net...................................       517     2,818      1,630(e)        4,965
                                          --------  --------  -----------   -----------
    Net income..........................  $ 50,439  $  6,512   $(12,258)     $   44,693
                                          --------  --------  -----------   -----------
                                          --------  --------  -----------   -----------
Net income per share:
    Basic...............................  $   1.38                           $     1.22
    Diluted.............................      1.24                                 1.12
Weighted average shares.................
    Basic...............................    36,675                               36,675
    Diluted.............................    45,671                               45,671

OTHER FINANCIAL DATA:
    EBITDA (Note 3).....................  $164,493  $ 30,240   $    976      $  195,709
    Adjusted EBITDA (Note 3)............   177,204    30,253        976         208,433
    Cash flows from (Note 4):...........
      Operating activities..............    93,780    19,524     (3,070)        110,234
      Investing activities..............  (539,151)   (6,159)   472,770         (72,540)
      Financing activities..............   440,665     1,709   (484,921)        (42,547)
    Depreciation and amortization.......    47,454     6,340      7,402          61,196
    Capital expenditures................    66,530     3,541         --          70,071
    Ratio of earnings to fixed
      charges...........................       2.9x      1.5x        --             1.9x

      See accompanying notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        COMBINED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        HISTORICAL
                                                                   ---------------------
                                                                                CLARK-    ADJUSTMENTS   PRO FORMA
                                                                     HEXCEL    SCHWEBEL    (NOTE 1)     COMBINED
                                                                   ----------  ---------  -----------  -----------
Net sales........................................................  $  256,741  $  60,418   $      --    $ 317,159
Cost of sales....................................................     190,645     45,215         250(a)    236,110
                                                                   ----------  ---------  -----------  -----------
    Gross margin.................................................      66,096     15,203        (250)      81,049
Selling, general and administrative expenses.....................      27,177      3,863       1,863(b)     32,903
Research and technology expenses.................................       5,183        560          --        5,743
                                                                   ----------  ---------  -----------  -----------
    Operating income.............................................      33,736     10,780      (2,113)      42,403
Interest expense.................................................       6,967      4,508       6,825(c)     18,300
Other expense, net...............................................          --          2          --            2
                                                                   ----------  ---------  -----------  -----------
    Income before income taxes...................................      26,769      6,270      (8,938)      24,101
Provision (benefit) for income taxes.............................       9,699      2,550      (3,523)(d)      8,726
Equity in earnings of joint ventures, net........................          --      1,071         518(e)      1,589
                                                                   ----------  ---------  -----------  -----------
    Net income...................................................  $   17,070  $   4,791   $  (4,897)   $  16,964
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
Net income per share:
    Basic........................................................  $     0.46                           $    0.46
    Diluted......................................................        0.40                                0.40

Weighted average shares:
    Basic........................................................      36,845                              36,845
    Diluted......................................................      46,346                              46,346

OTHER FINANCIAL DATA:
    EBITDA (Note 3)..............................................      43,744     13,272         500       57,516
    Adjusted EBITDA (Note 3).....................................      43,744     13,274         500       57,518
    Cash flows from (Note 4):....................................
      Operating activities.......................................      (5,101)    18,960                   13,859
      Investing activities.......................................     (12,296)      (904)         --      (13,200)
      Financing activities.......................................      10,984         --          --       10,984
    Depreciation and amortization................................      10,008      2,494       2,613       15,115
    Capital expenditures.........................................      11,546        929          --       12,475
    Ratio of earnings to fixed charges...........................         4.6x       2.6x         --          2.4x

      See accompanying notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        COMBINED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              HISTORICAL
                                                                              ----------   ADJUSTMENTS    PRO FORMA
                                                                                HEXCEL      (NOTE 1)      COMBINED
                                                                              ----------  -------------  -----------
Net sales...................................................................  $  316,170    $      --     $ 316,170
Cost of sales...............................................................     245,399           --       245,399
                                                                              ----------       ------    -----------
    Gross margin............................................................      70,771           --        70,771
Selling, general and administrative expenses................................      34,338           --        34,338
Research and technology expenses............................................       6,455           --         6,455
Business acquisition and consolidation expenses.............................       2,809           --         2,809
                                                                              ----------       ------    -----------
    Operating income........................................................      27,169           --        27,169
Interest expense............................................................      19,106         (180)(c)     18,926
                                                                              ----------       ------    -----------
    Income before income taxes..............................................       8,063          180         8,243
Provision (benefit) for income taxes........................................       2,839           63(d)      2,902
Equity in (earnings) losses of joint ventures, net..........................          16           --            16
                                                                              ----------       ------    -----------
    Net income..............................................................  $    5,208    $     117     $   5,325
                                                                              ----------       ------    -----------
                                                                              ----------       ------    -----------
Net income per share:
    Basic...................................................................  $     0.14                  $    0.14
    Diluted.................................................................        0.14                       0.14
Weighted average shares:
    Basic...................................................................      36,365                     36,365
    Diluted.................................................................      36,460                     36,460
OTHER FINANCIAL DATA:
    EBITDA (Note 3).........................................................      42,829           --        42,829
    Adjusted EBITDA (Note 3)................................................      45,638           --        45,638
    Cash flows from (Note 4)................................................
      Operating activities..................................................      17,341                     17,341
      Investing activities..................................................      (9,429)          --        (9,429)
      Financing activities..................................................     (12,414)                   (12,414)
    Depreciation and amortization...........................................      15,660           --        15,660
    Capital expenditures....................................................       9,429           --         9,429
    Ratio of earnings to fixed charges......................................         1.4x          --           1.4x

      See accompanying notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1998 AND MARCH 31, 1999
                                 (IN THOUSANDS)

                                          AS OF DECEMBER 31, 1998                 AS OF MARCH 31, 1999
                                    ------------------------------------  ------------------------------------
                                    HISTORICAL                            HISTORICAL
                                    ---------  ADJUSTMENTS   PRO FORMA    ---------  ADJUSTMENTS   PRO FORMA
                                     HEXCEL     (NOTE 2)    CONSOLIDATED   HEXCEL     (NOTE 2)      COMBINED
                                    ---------  -----------  ------------  ---------  -----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.......  $   7,504   $      --    $    7,504   $   2,458   $      --    $    2,458
  Accounts receivable.............    188,368          --       188,368     199,884          --       199,884
  Inventories.....................    213,199          --       213,199     204,748          --       204,748
  Prepaid expenses and other
    assets........................     29,955          --        29,955      28,718          --        28,718
                                    ---------  -----------  ------------  ---------  -----------  ------------
    Total current assets..........    439,026          --       439,026     435,808          --       435,808
Net property, plant and
  equipment.......................    432,573          --       432,573     421,193          --       421,193
Goodwill and other purchased
  intangibles.....................    425,405          --       425,405     421,422          --       421,422
Investment in affiliated companies
  and other assets................    107,157       9,000(a)     116,157    118,564         (61) (e)     118,503
                                    ---------  -----------  ------------  ---------  -----------  ------------
    Total assets..................  $1,404,161  $   9,000    $1,413,161   $1,396,987  $     (61)   $1,396,926
                                    ---------  -----------  ------------  ---------  -----------  ------------
                                    ---------  -----------  ------------  ---------  -----------  ------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Notes payable and current
    maturities of long-term
    liabilities...................  $  26,867   $      --    $   26,867   $  22,381   $      --    $   22,381
  Accounts payable................     81,869          --        81,869      82,703          --        82,703
  Accrued liabilities.............    110,708          --       110,708     111,094          --       111,094
                                    ---------  -----------  ------------  ---------  -----------  ------------
    Total current liabilities.....    219,444          --       219,444     216,178          --       216,178
Long-term notes payable and
  capital lease obligations.......    802,376      21,500(b)     823,876    812,869          --       812,869
Indebtedness to related parties...     35,675     (11,862)(c)      23,813    23,849          --        23,849
Other non-current liabilities.....     44,267          --        44,267      42,969          --        42,969
                                    ---------  -----------  ------------  ---------  -----------  ------------
    Total liabilities.............  1,101,762       9,638     1,111,400   1,095,865          --     1,095,865
    Total shareholders' equity....    302,399        (638)(d)     301,761   301,122         (61) (e)     301,061
                                    ---------  -----------  ------------  ---------  -----------  ------------
    Total liabilities and
      shareholders' equity........  $1,404,161  $   9,000    $1,413,161   $1,396,987  $     (61)   $1,396,926
                                    ---------  -----------  ------------  ---------  -----------  ------------
                                    ---------  -----------  ------------  ---------  -----------  ------------

      See accompanying notes to Unaudited Pro Forma Financial Information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1 -- ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                                 FOR THE YEAR ENDED     FOR THE QUARTER
                                                                                    DECEMBER 31,        ENDED MARCH 31,
                                                                                --------------------  --------------------
                                                                                  1997       1998       1998       1999
                                                                                ---------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS OF
                                                                                      DOLLARS)
(a)        Adjustment to reflect the increase in depreciation costs resulting from the adjustment to fair value of acquired property, plant and equipment, and from the recognition at fair value of property, plant and equipment to be leased pursuant to a long-term lease
             with purchase options............................................      1,000        700        250         --
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------
(b)        Adjustment to reflect the following:
           Elimination of management fees and other expenses paid by the
             Clark-Schwebel business to the selling shareholders..............     (2,000)      (976)      (500)        --
           Amortization of the excess of purchase price over the net assets acquired (using a 34-year weighted average amortization period,
             based on asset lives ranging from 10 to 40 years)................      9,451      6,702      2,363         --
                                                                                ---------  ---------  ---------  ---------
           Net adjustment.....................................................      7,451      5,726      1,863         --
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------
(c)        Adjustment to reflect the following:
           Elimination of interest expense on debt obligations of the
             Clark-Schwebel business which were not assumed by Hexcel.........    (15,176)   (17,607)    (4,508)        --
           Net increase in interest expense attributable to borrowings under the senior credit facility and the notes to finance the
             acquisition of the Clark-Schwebel business and to refinance
             Hexcel's previous bank debt. Interest on outstanding borrowings under the senior credit facility is computed at variable rates based on the London interbank rate or, at the option of Hexcel, the base rate of the administrative agent for the lenders. For purposes of estimating pro forma adjustments, a weighted average interest rate of approximately 7.2% has been used. Interest on the outstanding balance of the notes has been calculated using
             the actual interest rate of 9.75%................................     41,150     30,745     10,433        334
           Estimated interest expense under a long-term lease for $50,000 of
             property, plant and equipment....................................      3,600      2,700        900         --
           Adjustment to reflect the write-off of a portion of the unamortized discount in connection with the reduction of the indebtedness to
             related parties..................................................         --         --         --       (575)
           Amortization of transaction costs incurred in connection with the
             sale of the notes................................................         --         --         --         61
                                                                                ---------  ---------  ---------  ---------
           Net adjustment.....................................................     29,574     15,838      6,825       (180)
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------
(d)        Adjustment to reflect an approximate average income tax rate of
             36.5% on the Clark-Schwebel business and on related transaction
             costs in 1998 and an average income tax rate of 35.2% in 1999....    (14,712)    (8,376)    (3,523)        63
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------
(e)        Adjustment to reflect Hexcel's ability to utilize certain tax attributes to reduce aggregate tax expense on the equity in
             earnings of the Clark-Schwebel business joint ventures...........      2,755      1,630        518         --
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------

NOTE 2 -- ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE
  SHEETS

                                                                                        DECEMBER 31, 1998  MARCH 31, 1999
                                                                                        -----------------  ---------------
                                                                                            (IN THOUSANDS OF DOLLARS)
(a)        Capitalization of estimated transaction costs incurred in connection with
             the sale of the notes....................................................           9,000               --
                                                                                        -----------------        ------
(b)        Net reduction in outstanding indebtedness under the senior credit facility
             with proceeds from the sale of the notes.................................        (218,500)              --
           Gross aggregate proceeds from the sale of the notes........................         240,000               --
                                                                                        -----------------        ------
           Net adjustment.............................................................          21,500               --
                                                                                        -----------------        ------
                                                                                        -----------------        ------
(c)        Net reduction in outstanding indebtedness to related parties with proceeds
             from the sale of the notes...............................................         (11,862)              --
                                                                                        -----------------        ------
                                                                                        -----------------        ------
(d)        Net reduction in shareholders' equity resulting from the write-off of a portion of the unamortized discount on indebtedness to related parties,
             in connection with the reduction of this obligation......................            (638)              --
                                                                                        -----------------        ------
                                                                                        -----------------        ------
(e)        Amortization of transaction costs incurred in connection with the sale of
             the notes................................................................              --               61
                                                                                        -----------------        ------
                                                                                        -----------------        ------

NOTE 3 -- EBITDA AND ADJUSTED EBITDA

    "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization and equity in (earnings) losses of joint ventures. "Adjusted EBITDA" is defined as EBITDA before business acquisition and consolidation expenses and other (income) expense, net. Hexcel believes that EBITDA and adjusted EBITDA provide useful information regarding Hexcel's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations--in each case as determined in accordance with generally accepted accounting principles--as an indicator of Hexcel's operating performance or as a measure of Hexcel's liquidity. Adjusted EBITDA may not be comparable to other similarly titled financial measures of other companies.

    A reconciliation of net income to EBITDA and adjusted EBITDA is as follows:

                                                                        HISTORICAL
                                                                   ---------------------
                                                                                CLARK-                  PRO FORMA
                                                                     HEXCEL    SCHWEBEL   ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1997:

  Net income.....................................................  $   73,630  $  18,515   $ (20,558)   $  71,587
  Provision (benefit) for income taxes...........................     (22,878)     9,657     (14,712)     (27,933)
  Interest expense...............................................      25,705     15,176      29,574       70,455
  Depreciation and amortization..................................      35,797      9,385      10,451       55,633
  Equity in earnings of joint ventures...........................          --     (3,997)     (2,755)      (6,752)
                                                                   ----------  ---------  -----------  -----------
  EBITDA.........................................................     112,254     48,736       2,000      162,990
  Business acquisition and consolidation expenses................      25,343         --          --       25,343
  Other income...................................................          --        (35)         --          (35)
                                                                   ----------  ---------  -----------  -----------
  Adjusted EBITDA................................................  $  137,597  $  48,701   $   2,000    $ 188,298
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------

                                                                        HISTORICAL
                                                                   ---------------------
                                                                                CLARK-                  PRO FORMA
                                                                     HEXCEL    SCHWEBEL   ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1998:
  Net income.....................................................  $   50,439  $   6,512   $ (12,258)   $  44,693
  Provision (benefit) for income taxes...........................      28,442      2,600      (8,376)      22,666
  Interest expense...............................................      38,675     17,606      15,838       72,119
  Depreciation and amortization..................................      47,454      6,340       7,402       61,196
  Equity in earnings of joint ventures...........................        (517)    (2,818)     (1,630)      (4,965)
                                                                   ----------  ---------  -----------  -----------
  EBITDA.........................................................     164,493     30,240         976      195,709
  Business acquisition and consolidation expenses................      12,711         --          --       12,711
  Other expense..................................................          --         13          --           13
                                                                   ----------  ---------  -----------  -----------
  Adjusted EBITDA................................................  $  177,204  $  30,253   $     976    $ 208,433
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
FOR THE QUARTER ENDED MARCH 31, 1998:
  Net income.....................................................      17,070      4,791      (4,897)      16,964
  Provision (benefit) for income taxes...........................       9,699      2,550      (3,523)       8,726
  Interest expense...............................................       6,967      4,508       6,825       18,300
  Depreciation and amortization..................................      10,008      2,494       2,613       15,115
  Equity in earnings of joint ventures...........................          --     (1,071)       (518)      (1,589)
                                                                   ----------  ---------  -----------  -----------
  EBITDA.........................................................      43,744     13,272         500       57,516
  Other expense..................................................          --          2          --            2
                                                                   ----------  ---------  -----------  -----------
  Adjusted EBITDA................................................      43,744     13,274         500       57,518
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------
FOR THE QUARTER ENDED MARCH 31, 1999:
  Net income.....................................................       5,208         --         117        5,325
  Provision (benefit) for income taxes...........................       2,839         --          63        2,902
  Interest expense...............................................      19,106         --        (180)      18,926
  Depreciation and amortization..................................      15,660         --          --       15,660
  Equity in (earnings) losses of joint ventures..................          16         --          --           16
                                                                   ----------  ---------  -----------  -----------
  EBITDA.........................................................      42,829         --          --       42,829
  Business acquisition and consolidation expenses................       2,809         --          --        2,809
                                                                   ----------  ---------  -----------  -----------
  Adjusted EBITDA................................................      45,638         --          --       45,638
                                                                   ----------  ---------  -----------  -----------
                                                                   ----------  ---------  -----------  -----------

NOTE 4 -- PRO FORMA CASH FLOW DATA

    Pro forma cash flow data for all periods presented were prepared to illustrate the estimated effects of (1) the offering of the original notes and the application of the net proceeds from that offering and (2) the redemption of $12.5 million aggregate principal amount of Ciba notes with borrowings under the senior credit facility, collectively referred to as the Pro Forma Transaction. In addition, the pro forma data for all periods include either the actual or the estimated effects of the acquisition of Clark-Schwebel business. The pro forma data for both the Pro Forma Transaction and the acquisition of the Clark-Schwebel business, excluding cash flows associated with the purchase price, and the related financing, of the acquisition, were assumed to have occurred on January 1 of each respective period presented.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected historical financial information of Hexcel set forth below has been derived from the audited consolidated financial statements of Hexcel as of and for the five years ended December 31, 1998, and the unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 1998 and 1999. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, Hexcel's consolidated financial statements and the related notes to the consolidated financial statements, included elsewhere in this prospectus.

    Business acquisition and consolidation expenses include amounts previously reported as "Restructuring expenses."

    Earnings consist of income (loss) from continuing operations before fixed charges and income taxes. Fixed charges consist of interest expense, amortization of fees related to debt financing and that portion of rent expense deemed to be interest. For the years ended December 31, 1994 and 1996, earnings were insufficient to cover fixed charges by approximately $24.5 million and $15.8 million, respectively.

                                                                                                                           FOR THE
                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                                            ENDED
                                                                              FOR THE YEAR ENDED DECEMBER 31,             MARCH 31,
                                                                   -----------------------------------------------------  ---------
                                                                     1994       1995       1996       1997      1998(A)     1998
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Net sales......................................................  $   313.8  $   350.2  $   695.3  $   936.9  $ 1,089.0  $   256.7
  Cost of sales..................................................      265.4      283.1      554.0      714.3      817.7      190.6
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Gross margin...................................................       48.4       67.1      141.3      222.6      271.3       66.1
  Selling, general & administrative expenses.....................       37.5       41.7       79.4      102.5      117.9       27.2
  Research and technology expenses...............................        8.2        7.6       16.7       18.4       23.7        5.2
  Business acquisition and consolidation expenses................         --         --       42.4       25.3       12.7         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Operating income...............................................        2.7       17.8        2.8       76.4      117.0       33.7
  Interest expense...............................................       11.8        8.7       21.5       25.7       38.7        7.0
  Other expense (income).........................................       (4.9)      (0.8)      (3.0)        --         --         --
  Bankruptcy reorganization expenses.............................       20.2        3.4         --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations before income taxes...      (24.4)       6.5      (15.7)      50.7       78.3       26.7
  Provision (benefit) for income taxes...........................        3.6        3.3        3.4      (22.9)      28.4        9.6
  Equity in earnings of affiliated companies.....................         --         --         --         --       (0.5)        --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations.......................  $   (28.0) $     3.2  $   (19.1) $    73.6  $    50.4  $    17.1
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  EBITDA.........................................................  $     1.6  $    26.8  $    32.5  $   112.3  $   164.5  $    43.7
  Adjusted EBITDA................................................       16.9       29.4       71.9      137.6      177.2       43.7
  Cash flows from:
    Operating activities.........................................       (1.1)      (2.5)      26.5       26.0       93.8       (5.1)
    Investing activities.........................................        0.3       15.7     (206.4)     (82.9)    (539.2)     (12.3)
    Financing activities.........................................       (9.6)      (9.6)     181.7       57.2     (440.7)      11.0
  Depreciation and amortization..................................       14.2       11.6       26.7       35.9       47.5       10.0
  Capital expenditures...........................................        8.4       12.1       43.6       57.4       66.5       11.5
  Ratio of earnings to fixed charges.............................         --       1.7x         --       2.9x       2.9x       4.6x


                                                                    1999(A)
                                                                   ---------

STATEMENT OF OPERATIONS DATA:
  Net sales......................................................  $   316.2
  Cost of sales..................................................      245.4
                                                                   ---------
  Gross margin...................................................       70.8
  Selling, general & administrative expenses.....................       34.4
  Research and technology expenses...............................        6.5
  Business acquisition and consolidation expenses................        2.8
                                                                   ---------
  Operating income...............................................       27.1
  Interest expense...............................................       19.1
  Other expense (income).........................................         --
  Bankruptcy reorganization expenses.............................         --
                                                                   ---------
  Income (loss) from continuing operations before income taxes...        8.0
  Provision (benefit) for income taxes...........................        2.8
  Equity in earnings of affiliated companies.....................         --
                                                                   ---------
  Income (loss) from continuing operations.......................  $     5.2
                                                                   ---------
                                                                   ---------
OTHER DATA:
  EBITDA.........................................................  $    42.8
  Adjusted EBITDA................................................       45.6
  Cash flows from:
    Operating activities.........................................       17.3
    Investing activities.........................................       (9.4)
    Financing activities.........................................      (12.4)
  Depreciation and amortization..................................       15.7
  Capital expenditures...........................................        9.4
  Ratio of earnings to fixed charges.............................       1.4x

                                                                                                                           FOR THE
                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                                            ENDED
                                                                              FOR THE YEAR ENDED DECEMBER 31,             MARCH 31,
                                                                   -----------------------------------------------------  ---------
                                                                     1994       1995       1996       1997      1998(A)     1998
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                                        (DOLLARS IN MILLIONS)
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA:
  Net income (loss) from continuing operations.....  $   (28.0) $     3.2  $   (19.1) $    73.6  $    50.4  $    17.1  $     5.2
  Provision (benefit) for income taxes.............        3.6        3.3        3.4      (22.9)      28.4        9.6        2.8
  Interest expense.................................       11.8        8.7       21.5       25.7       38.7        7.0       19.1
  Depreciation and amortization....................       14.2       11.6       26.7       35.9       47.5       10.0       15.7
  Equity in earnings of joint ventures.............         --         --         --         --       (0.5)        --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  EBITDA...........................................        1.6       26.8       32.5      112.3      164.5       43.7       42.8
  Business acquisition and consolidation
    expenses.......................................         --         --       42.4       25.3       12.7         --        2.8
  Bankruptcy reorganization expenses...............       20.2        3.4         --         --         --         --         --
  Other expense (income)...........................       (4.9)      (0.8)      (3.0)        --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Adjusted EBITDA..................................  $    16.9  $    29.4  $    71.9  $   137.6  $   177.2  $    43.7  $    45.6
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..................................  $   (23.0) $    61.6  $   128.1  $   200.7  $   219.6  $   227.7  $   219.6
  Total assets.....................................      243.5      230.6      701.7      811.6    1,404.2      821.9    1,397.0
  Total debt.......................................      109.5       90.1      311.0      353.4      864.9      363.4      859.1
  Shareholders' equity (deficit)...................       (5.9)      48.4      179.3      249.9      302.4      266.8      301.1

                                                                    1999(A)
                                                                   ---------
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA:

------------------------

(a) Amounts include the operating results of the Clark-Schwebel business since the acquisition date, September 15, 1998.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER


    Upon the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on July 19, 1999. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.



    As of the date of this prospectus, $240 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about June 18, 1999, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under "--Conditions to the Exchange Offer."


    We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

    Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

    Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

PROCEDURES FOR TENDERING

    Except as described below, a tendering holder must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York, the exchange agent, on or before the expiration date. In addition, the exchange agent must receive, on or before the expiration date:

    - certificates for the original notes; or

    - a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, in accordance with the procedures for book-entry described below.

    The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

    If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in The Depository Trust Company's book-entry transfer facility system may make book-entry delivery of the original notes by causing The Depository Trust Company to transfer the original notes into the exchange agent's account. The Depository Trust Company will be referred to as "DTC" in this prospectus.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

    - by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an "eligible institution."

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution-- including most banks, savings and loan associations and brokerage houses--that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

    We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

    We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

    If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

    If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things,

    - the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

    - neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

    In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

    If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "-- Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

    For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, from January 21, 1999. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 21, 1999. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

    In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

    - certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal and

    - all other required documents.

    Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer pursuant to the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the facility. However, although delivery of the original notes may be made through the book-entry transfer facility, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the exchange agent on or before the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

       (a) setting forth the name and address of the holder of original notes and the amount of original notes tendered,

       (b) stating that the tender is being made, and

       (c) guaranteeing that within three NYSE trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

WITHDRAWAL RIGHTS

    Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under

"--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

    - identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

    - contain a statement that the holder is withdrawing his election to have the original notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

    - specify the name in which the original notes are registered, if different from that of the depositor.

    If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be retendered by following the procedures described under "--Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events shall occur:

    - there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

       (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of such transaction or

       (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign, or

       (3) any action shall have been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

    - there shall have occurred:

       (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

       (2) any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

       (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

       (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of such calamities; or

    - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    These conditions to the exchange offer are to our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

    In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

               DELIVERY TO: The Bank of New York, EXCHANGE AGENT

       BY HAND OR OVERNIGHT DELIVERY:                BY REGISTERED OR CERTIFIED MAIL:

            The Bank of New York                           The Bank of New York
             101 Barclay Street                           101 Barclay Street, 7E
       Corporate Trust Services Window                      New York, NY 10286
                Ground Level                            Attention: Noriko Miyavahi,
             New York, NY 10286                           Reorganization Section
         Attention: Noriko Miyavahi,
           Reorganization Section

                             FOR INFORMATION CALL:
                                 (212) 815-6333

                           BY FACSIMILE TRANSMISSION
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (212) 571-3080

                             CONFIRM BY TELEPHONE:
                                 (212) 815-6333

    IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THEN YOUR DELIVERY OR TRANSMISSION WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

TRANSFER TAXES

    Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE ORIGINAL NOTES

    Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as set forth in the legend on the notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register original notes under the Securities Act.

    Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

    (1) could not rely on the applicable interpretations of the staff of the SEC, and

    (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS RELATE TO THE AUDITED RESULTS OF OPERATIONS OF HEXCEL FOR THE THREE YEARS ENDED DECEMBER 31, 1998 AND THE UNAUDITED RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 1999 AND 1998. THE DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL AND THE NOTES TO THE FINANCIAL STATEMENTS APPEARING ELSEWHERE AND OTHER FINANCIAL INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

BUSINESS OVERVIEW
                                                      QUARTER ENDED          YEAR ENDED DECEMBER 31,
                                                        MARCH 31,        -------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                 1999       1998       1998       1997       1996
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Net sales........................................  $   316.2  $   256.7  $ 1,089.0  $   936.9  $   695.3
Gross margin %...................................       22.4%      25.7%      24.9%      23.8%      20.3%
Adjusted EBITDA (a)..............................  $    45.6  $    43.7  $   177.2  $   137.6  $    71.9
Adjusted operating income % (b)..................        9.5%      13.1%      11.9%      10.9%       6.5%
Business acquisition and consolidation
  expenses.......................................  $     2.8         --  $    12.7  $    25.3  $    42.4
Net income (loss)................................  $     5.2  $    17.1  $    50.4  $    73.6  $   (19.1)
Adjusted net income (c)..........................  $     7.0  $    17.1  $    59.2  $    47.6  $    13.8
Diluted earnings (loss) per share................  $    0.14  $    0.40  $    1.24  $    1.74  $   (0.58)
Adjusted diluted earnings per share (c)..........  $    0.19  $    0.40  $    1.43  $    1.17  $    0.48

------------------------

(a) Earnings before business acquisition and consolidation expenses, other (income) expense, interest, taxes, depreciation, amortization and equity in (earnings) losses of affiliated companies. See also "--Financial Condition and Liquidity" for a reconciliation of net income to EBITDA and Adjusted EBITDA.

(b) Excludes business acquisition and consolidation expenses and other income.

(c) Excludes business acquisition and consolidation expenses and assumes a U.S. effective tax provision of 36% for 1997 and 1996.

    Net income for the first quarter of 1999 was $5.2 million, or $0.14 per diluted share, compared with $17.1 million, or $0.40 per diluted share, for the first quarter of 1998. Excluding business acquisition and consolidation expenses of $2.8 million ($1.8 million after tax) incurred in the first quarter of 1999, diluted earnings per share were $0.19.

    During the first quarter of 1999, demand in most of the markets that Hexcel serves was in line with our expectations, with net sales from commercial aerospace holding steady and lower demand for carbon fiber products. However, pricing in the global market for electronic fiberglass materials remained under intense competitive pressure from Asian producers who used the western markets to reduce their significant excess production capacity. Our gross margins reflected the impact of higher unit carbon fiber product costs due to lower production, the pricing reductions in the electronics market, and supply chain pricing pressures in the commercial aerospace market. We remain committed to improving performance by continuing to reduce material costs from suppliers, decrease our own operating costs and increase productivity through our lean enterprise, supply-chain and business consolidation initiatives.

BUSINESS ACQUISITIONS

    Over the last three years, Hexcel has substantially expanded its size, through both internal growth as well as through acquisitions. During 1998, 1997 and 1996, Hexcel acquired:

    - the industrial fabrics business of Clark-Schwebel, Inc. and its subsidiaries' on September 15, 1998, including interests in three joint ventures, one of which was acquired in December 1998;

    - the worldwide composites division of Ciba, including most of Ciba's composite materials, parts and structures businesses, on February 29, 1996. Hexcel subsequently acquired Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997;

    - the composite products division of Hercules Incorporated including Hercules' carbon fibers and prepreg businesses, on June 27, 1996; and

    - the satellite business and rights to technologies from Fiberite, Inc., on September 30, 1997.

    All of the above acquisitions were accounted for under the purchase method of accounting. Accordingly, the consolidated balance sheets, statements of operations, stockholders' equity, and cash flows include the financial position, results of operations and cash flows of the businesses acquired as of such dates and for such periods that these businesses were owned by Hexcel.

ACQUIRED CLARK-SCHWEBEL BUSINESS

    On September 15, 1998, Hexcel acquired Clark-Schwebel. Clark-Schwebel is engaged in the manufacture and sale of high-quality fiberglass fabrics, which are used to make printed circuit boards for electronic equipment such as computers, cellular telephones, televisions and automobiles. Clark-Schwebel also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, soft body armor and reinforcements for composite materials. Clark-Schwebel currently operates four manufacturing facilities in the southeastern U.S. and has approximately 1,300 full time employees.

    As part of this acquisition, Hexcel also acquired Clark-Schwebel's equity ownership interests in the following three joint ventures, which are incorporated using the equity method of accounting:

    - a 43.6% share in CS-Interglas AG, headquartered in Germany, together with fixed-price options to increase this equity interest to 84.0%. Hexcel's acquisition of the CS-Interglas equity interest and related options was completed on December 23, 1998;

    - a 43.3% share in Asahi-Schwebel Co., Ltd., headquartered in Japan, which in turn has its own joint venture with AlliedSignal Inc. in Taiwan; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company, headquartered in the United States.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics and telecommunications industries. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications. The fixed-price options to increase the equity interest in CS-Interglas are, in our opinion, significantly higher than their current fair market value. Accordingly, we do not currently anticipate exercising the options, at the stated price, before their expiration on December 31, 1999. The unconsolidated revenues in 1998 for these joint ventures were in excess of $300 million.

    The acquisition of Clark-Schwebel was completed pursuant to an asset purchase agreement dated July 25, 1998, by and among Hexcel, Stamford CS Acquisition Corp., and Clark-Schwebel. Under the asset purchase agreement, Hexcel acquired the net assets of the acquired business, other than specified excluded assets and liabilities, in exchange for approximately $472.8 million in cash, including the

$19.0 million paid on December 23, 1998. Hexcel also agreed to lease $50.0 million of property, plant and equipment used in the acquired business from an affiliate of Clark-Schwebel, pursuant to a long-term lease with purchase options. See "--Financial Condition and Liquidity--Financial Resources" for a discussion on acquisition financing.

ACQUIRED CIBA BUSINESS

    Hexcel acquired most of Ciba's composite materials, parts and structures businesses on February 29, 1996, Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997. The Ciba composites business is engaged in the manufacture and marketing of reinforcement fabrics and lightweight, high-performance composite materials, parts and structures for commercial aerospace, space and defense, general industrial and recreation markets.

    The acquisition of the Ciba composites business was consummated pursuant to a strategic alliance agreement dated as of September 29, 1995, among Ciba and Hexcel. Under the strategic alliance agreement, Hexcel acquired the assets including the capital shares of several non-U.S. subsidiaries, and assumed the liabilities of the Ciba composites business, other than specified excluded assets and liabilities, in exchange for: (a) 18,022 newly issued shares of Hexcel common stock; (b) $25.0 million in cash; (c) senior subordinated notes in an aggregate principal amount of $37.5 million, with a fair value of $34.5 million; and (d) senior demand notes in an aggregate principal amount equal to the cash on hand at the non-U.S. subsidiaries included in the Ciba composites business. The total aggregate purchase price for the net assets acquired was approximately $209 million.

ACQUIRED HERCULES BUSINESS

    Hexcel acquired the assets of the composite products division of Hercules on June 27, 1996. This business, which manufactures carbon fibers and prepregs for commercial aerospace, space and defense, general industrial and recreation markets, was purchased for $139.4 million in cash.

ACQUIRED FIBERITE ASSETS

    On September 30, 1997, Hexcel acquired from Fiberite its satellite business consisting of intangible assets and inventory, and non-exclusive worldwide rights to other prepreg technologies, for $37.0 million in cash. The acquisition was substantially downsized from the original agreement whereby Hexcel had, subject to specific terms and conditions, committed to purchase selected assets and businesses of Fiberite for approximately $300 million. As a result of the downsized transaction, Hexcel wrote-off $5.0 million of acquisition and financing costs to business acquisition and consolidation expenses in 1997. In addition, Hexcel expensed $8.0 million of acquired in-process research and technology purchased from Fiberite which is included in the 1997 business acquisition and consolidation expenses. Substantially all of the $37.0 million purchase price, less the $8.0 million write-off of the acquired in-process research and technology, was allocated to intangible assets.

    Further discussion and analysis of Hexcel's business acquisitions is contained in Notes 1, 2 and 3 to the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

    NET SALES: Net sales for the first quarter of 1999 were $316.2 million, compared with $256.7 million for the first quarter of 1998 and $317.2 million for the first quarter of 1998 on a pro forma basis, after giving effect to the acquisition of the Clark-Schwebel business as if the transaction had occurred at the beginning of 1998. Strong sales of composite products to the commercial aerospace and space and defense markets were offset by reduced sales of carbon fiber and sales to the electronics market. On a constant currency basis, first quarter 1999 net sales would not have been materially different than reported.

    The following table summarizes net sales to third-party customers by product group and market segment for the quarter ended March 31, 1999 and pro forma net sales for the quarter ended March 31, 1998:

                                                                                        UNAUDITED
                                                       ----------------------------------------------------------------------------
                                                       COMMERCIAL     SPACE &                     GENERAL
(IN MILLIONS)                                           AEROSPACE     DEFENSE     ELECTRONICS   INDUSTRIAL   RECREATION     TOTAL
-----------------------------------------------------  -----------  -----------  -------------  -----------  -----------  ---------
FIRST QUARTER 1999 NET SALES
Reinforcement products...............................   $    11.7    $     5.5     $    42.3     $    21.5    $     4.8   $    85.8
Composite materials..................................       122.4         27.5            --          18.3          9.0       177.2
Engineered products..................................        48.9          3.3            --           1.0           --        53.2
                                                       -----------       -----         -----         -----        -----   ---------
Total................................................   $   183.0    $    36.3     $    42.3     $    40.8    $    13.8   $   316.2
                                                               58%          11%           13%           13%           5%        100%
                                                       -----------       -----         -----         -----        -----   ---------
PRO FORMA FIRST QUARTER 1998 NET SALES
Reinforcement products...............................   $    11.2    $     7.2     $    52.2     $    26.8    $     6.0   $   103.4
Composite materials..................................       118.8         21.4            --          13.3         10.6       164.1
Engineered products..................................        46.1          2.8            --           0.8           --        49.7
                                                       -----------       -----         -----         -----        -----   ---------
Total................................................   $   176.1    $    31.4     $    52.2     $    40.9    $    16.6   $   317.2
                                                               56%          10%           16%           13%           5%        100%
                                                       -----------       -----         -----         -----        -----   ---------

    Commercial aerospace net sales increased 4% to $183.0 million for the first quarter of 1999, from $176.1 million on a pro forma basis for the first quarter of 1998. The growth in sales was largely attributable to increased sales of composite materials and reflects the increase in commercial aircraft build rates by our two largest customers, Boeing and Airbus. The increase also reflects an improvement in the engineered products segment's shipments of retrofit interiors to airline customers.

    Approximately 44% of Hexcel's pro forma full year 1998 net sales were to Boeing, Airbus and related subcontractors. Based on published projections, combined deliveries for Boeing and Airbus were 577 and 788 in 1997 and 1998, respectively, and are expected to peak at 913 in 1999, before declining to approximately 800 in 2000. We sell material for every model of commercial aircraft sold by Boeing and Airbus, with sales per aircraft ranging from $0.1 million to over $1.0 million. Depending on the product, orders placed with Hexcel are received anywhere between one and eighteen months prior to delivery of the aircraft to the customer. As we supply our products ahead of the delivery of a commercial aircraft, we will start to see the impact of reduced Boeing production rates by summer 1999.


    During 1998, our commercial aerospace customers started emphasizing the need for material yield improvement and cost and inventory reduction throughout the industry's supply chain. In response to these pressures, we reduced the price of several products in 1999. Further, we are aware that in the third quarter of 1999, one customer is planning to substitute one of Hexcel's premium products for a lower cost, lower priced alternative product, which we will also provide. We expect the negative impact of such substitution to be approximately $9 million in operating income. Meanwhile, our sales of products used to retrofit aircraft interiors continue to grow, with a strong initial reception for our kit product that extends the size of overhead stowage bins in narrow aisle aircraft.


    Space and defense net sales for the first quarter of 1999 increased 16% to $36.3 million, from $31.4 million on a pro forma basis for the first quarter of 1998, primarily reflecting an increase in sales of composite materials to select military and space programs.

    In the last quarter of 1998, we experienced cancellations of several carbon fiber orders. We believe that, in response to a significant shortage of carbon fiber supply in 1997, a number of our customers, particularly those in the space and defense market, purchased and/or ordered more carbon fiber than they needed during 1997 and 1998. Now that carbon fiber supplies are more certain, customers are reducing their inventories and are therefore anticipating lower purchasing needs for 1999. These factors resulted in surplus inventories throughout the supply chain, including Hexcel, at December 31, 1998 and a significant reduction in the anticipated carbon fiber production for 1999 as compared to 1998. The increase in worldwide carbon fiber capacity limits both our ability to sell our short-term excess capacity to other markets and prices at which such surplus capacity can be sold.

    Electronics net sales decreased 19% to $42.3 million for the first quarter of 1999, from $52.2 million on a pro forma basis for the first quarter of 1998. The reduction in sales primarily reflects the impact of price reductions combined with lower unit sales volume in the United States. During the quarter, intense competition from manufacturers located in Asia continued to place pressure on the prices of our electronic fiberglass products. We have been successful in partially offsetting these price reductions by obtaining lower raw material prices. In addition we continue to seek opportunities to reduce the cost of our products and during the quarter announced the closure of our Cleveland, Georgia plant as a targeted cost reduction action.

    General industrial net sales for the first quarter of 1999 were comparable to pro forma first quarter 1998. Recreation net sales decreased 17% in the first quarter of 1999 compared to first quarter 1998 net sales on a pro forma basis, reflecting reduced customer demand for products in this market, including one customer who is changing the design of many of its athletic shoes to alternative materials.

    BACKLOG: The backlog of commercial aerospace and space and defense orders scheduled for delivery in the next 12 months was as follows:

                                                                                              UNAUDITED
                                                                                 -----------------------------------
                                                                                 COMMERCIAL    SPACE AND
(IN MILLIONS)                                                                     AEROSPACE     DEFENSE      TOTAL
-------------------------------------------------------------------------------  -----------  -----------  ---------
AS OF MARCH 31, 1999
Reinforcement products.........................................................   $    12.7    $    15.3   $    28.0
Composite materials............................................................       194.0         42.1       236.1
Engineered products............................................................       145.5         10.9       156.4
                                                                                 -----------       -----   ---------
Total..........................................................................   $   352.2    $    68.3   $   420.5
                                                                                 -----------       -----   ---------
AS OF DECEMBER 31, 1998
Reinforcement products.........................................................   $     5.9    $     6.5   $    12.4
Composite materials............................................................       226.9         40.1       267.0
Engineered products............................................................       165.1          7.6       172.7
                                                                                 -----------       -----   ---------
Total..........................................................................   $   397.9    $    54.2   $   452.1
                                                                                 -----------       -----   ---------
AS OF MARCH 31, 1998
Reinforcement products.........................................................   $    10.4    $    20.0   $    30.4
Composite materials............................................................       237.3         57.2       294.5
Engineered products............................................................       158.6          9.9       168.5
                                                                                 -----------       -----   ---------
Total..........................................................................   $   406.3    $    87.1   $   493.4
                                                                                 -----------       -----   ---------

    The decrease in our backlog is attributable to commercial aerospace build rates, which are expected to peak in 1999 and the continuing trend towards shorter lead times and better supply-chain management by the industry overall. Because we supply our products ahead of the delivery of a commercial aircraft, we will start to see the impact of the lower anticipated deliveries of Boeing aircraft in 2000 by the second half of 1999. Backlog for our other markets is not a material trend indicator and accordingly, such amounts are not presented.

    GROSS MARGIN: Gross margin for the first quarter of 1999 was $70.8 million, or 22.4% of net sales, compared with $66.1 million, or 25.7% of net sales, for the first quarter of 1998. The decrease is attributable to a number of factors, including a reduction in pricing, and to a lesser extent, sales volume, in the global electronics market due to the competitive conditions, lower production and sales of carbon fiber products, and supply chain pressures in the commercial aerospace market. These factors were partially offset by lower material costs. We are pursuing efforts to reduce our cost structure and increase our productivity through our Lean Enterprise program, which was extended to all U.S. locations in the latter part of 1998 and which will be extended to our European facilities in 1999. The expected improvements in cost and productivity will be offset by customer demand for reductions in the costs of the products that they purchase from us.

    OPERATING INCOME: Operating income was $27.2 million in the first quarter of 1999, or 8.6% of net sales, compared with $33.7 million in the first quarter of 1998, or 13.1% of net sales. Excluding business acquisition and consolidation expenses, operating income was $30.0 million, or 9.5% of net sales. The aggregate decrease in operating income, excluding business acquisition and consolidation expenses, reflects the decrease in gross margins and increased selling, general and administrative ("SG&A") and research and technology ("R&T") expenses over the first quarter 1998. SG&A expenses were $34.3 million, or 10.9% of net sales for the first quarter of 1999 compared with $27.2 million, or 10.6% of net sales for the first quarter of 1998. The aggregate dollar increase in SG&A was primarily attributable to the acquired Clark-Schwebel business and costs associated with the implementation of our Lean Enterprise and supply-chain initiatives. R&T expenses were $6.5 million, or 2.1% of net sales for the first quarter of 1999 compared with $5.2 million, or 2.0% of net sales for the first quarter of 1998.
    EQUITY IN LOSSES OF AFFILIATED COMPANIES: As part of the acquired Clark-Schwebel business, we acquired interests in three joint ventures. Competitive conditions in the electronics market, resulting from the Asian economic situation, impacted the performance of two of these joint ventures during the first quarter of 1999. As a result, we recognized a nominal amount of equity in losses of affiliated companies in the first quarter of 1999.
    NET INCOME: Net income for the first quarter of 1999 was $5.2 million, or $0.14 per diluted share, compared with net income for the first quarter of 1998 of $17.1 million, or $0.40 per diluted share. Excluding business acquisition and consolidation expenses of $2.8 million, first quarter 1999 net income would have been $0.19 per diluted share. Pro forma first quarter 1998 diluted net income per share, after giving effect to the acquisition of the acquired Clark-Schwebel business as if the transaction had occurred at the beginning of 1998, was $0.43 per diluted share.

1998 COMPARED TO 1997

    NET SALES: Net sales for 1998 were $1,089.0 million, compared with net sales for 1997 of $936.9 million. The results for 1998 include the results of the Clark-Schwebel business from the date of acquisition, September 15, 1998, through December 31, 1998. Excluding the results of the Clark-Schwebel business, 1998 sales were approximately $1,030.6 million, a 10% increase over 1997. The sales growth was primarily due to strong sales of composite products to the commercial aerospace market, primarily in Europe, as well as to the space and defense markets. On a constant currency basis, 1998 sales would not have been materially different than reported.

    Net sales for 1998 and 1997 by product group and market segment, after giving effect to the acquisition of the Clark-Schwebel business as if the transaction had occurred at the beginning of the year, were as follows:

                               COMMERCIAL     SPACE &                   GENERAL
(IN MILLIONS)                   AEROSPACE     DEFENSE    ELECTRONICS  INDUSTRIAL   RECREATION     TOTAL
-----------------------------  -----------  -----------  -----------  -----------  -----------  ---------
     1998 Pro Forma Net Sales
Reinforcement products.......   $    46.1    $    26.4    $   179.3    $   101.2    $    17.6   $   370.6
Composite materials..........       467.9         89.6           --         57.4         38.6       653.5
Engineered products..........       195.0         11.2           --          4.5           --       210.7
                               -----------  -----------  -----------  -----------       -----   ---------
Total........................   $   709.0    $   127.2    $   179.3    $   163.1    $    56.2   $ 1,234.8
                                       57%          10%          15%          13%           5%        100%
                               -----------  -----------  -----------  -----------       -----   ---------
     1997 Pro Forma Net Sales
Reinforcement products.......   $    50.5    $    13.9    $   203.8    $   130.1    $    13.0   $   411.3
Composite materials..........       395.6         64.2           --         63.9         53.4       577.1
Engineered products..........       177.1         10.2           --          1.4           --       188.7
                               -----------  -----------  -----------  -----------       -----   ---------
Total........................   $   623.2    $    88.3    $   203.8    $   195.4    $    66.4   $ 1,177.1
                                       53%           7%          17%          17%           6%        100%

    The 14% growth in pro forma net sales to the commercial aerospace market from 1997 to 1998 was largely attributable to increased sales of composite materials and reflects the increase in commercial aircraft build rates by our two largest customers, Boeing and Airbus. The increase also reflects an improvement in the engineered products segment's shipments of retrofit interiors to airline customers.

    Approximately 35% and 36% of Hexcel's 1998 and 1997 net sales, respectively, were identifiable as sales to Boeing and related subcontractors. Of the 35% of sales attributable to Boeing and its subcontractors, 32% and 3% related to commercial aerospace and space and defense market applications, respectively. Approximately 11% and 10% of Hexcel's 1998 and 1997 net sales, respectively, were identifiable as sales to Airbus and related subcontractors. Reported commercial aircraft deliveries by Boeing and Airbus improved significantly in 1998, from a combined 557 aircraft in 1997 to 788 aircraft in 1998, including 559 and 229 deliveries from Boeing and Airbus, respectively. Depending on the product, orders placed with Hexcel are received anywhere between one and eighteen months prior to delivery of the aircraft to the customer.

    Taking all of the above factors into account, Hexcel currently anticipates that its net sales to the commercial aircraft market will show a moderate reduction in 1999 compared to 1998 pro forma net sales, with the greater impact being seen in the second half of the year.

    Space and defense pro forma net sales increased 44% from 1997 to 1998, reflecting an increase in sales of reinforcement products and composite materials to select military and space programs, as well as Hexcel's acquisition of Fiberite's satellite business on September 30, 1997. Hexcel currently anticipates that its net sales to space and defense applications will grow in 1999 over 1998 pro forma net sales, but not as rapidly as was seen in 1998.

    In the last quarter of 1998, Hexcel experienced cancellations of several carbon fiber orders. Hexcel believes that, in response to a significant shortage of carbon fiber supply in 1997, a number of Hexcel's customers, particularly those in the space and defense market, purchased and/or ordered more carbon fiber than they needed during 1997 and 1998. Now that carbon fiber supplies are more certain, customers are reducing their inventories and are therefore anticipating lower purchasing needs for 1999. These factors resulted in surplus inventories throughout the supply chain, including Hexcel, at December 31, 1998 and a significant reduction in the anticipated carbon fiber production for 1999 as compared to 1998. The increase in worldwide carbon fiber capacity limits both Hexcel's ability to sell its short-term excess capacity to other markets and prices at which such surplus capacity can be sold.

    Despite these short-term impacts, Hexcel still anticipates growth in carbon fiber sales in 2000 and beyond as new military aircraft and launch vehicle programs, in both the U.S. and Europe, enter full-scale production. The military market uses a higher percentage of advanced structural materials and higher value products than the commercial market. Hexcel is currently qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter full-scale production at the start of the next decade. These programs include V-22 (Osprey) tilt-roter, F-22 (Raptor), F/A-18E/F (Hornet), C-17 transport, European Fighter Aircraft (Typhoon), RAH-66 (Comanche) and NH90 helicopter.

    Pro forma electronics net sales decreased 12% from 1997 to 1998. In the second and third quarters of 1998, the electronics industry, including Hexcel, experienced a worldwide reduction in sales volume, primarily resulting from inventory adjustments across the supply chain. Towards the end of the third quarter and into the fourth quarter of 1998, Hexcel experienced increased order volume for woven fiberglass products used in electronic printed circuit board applications, suggesting an end to the inventory correction. However, intense competition from manufacturers located in Asia continues to place pressure on volumes and prices for these products. In light of market uncertainties, we can not predict when these conditions in the electronic market for woven fiberglass products may recover. We therefore continue to pursue opportunities to reduce the cost of our products and enhance our ability to compete effectively. We have been successful in partially offsetting these price reductions by obtaining lower raw material prices. Nevertheless, we anticipate that our electronic net sales in 1999 will be less than 1998 pro forma net sales.

    Pro forma general industrial net sales for advanced structural materials decreased 16% from 1997 to 1998, primarily reflecting a reduction in the level of soft body armor sales to various government agencies. Nevertheless, we anticipate that net sales to select emerging markets for our products in the general industrial market will continue to grow in 1999 compared to 1998 pro forma net sales, with growth opportunities coming from ground transportation, architectural and civil engineering, wind energy and soft body armor applications. This growth is currently anticipated to offset the reduction in net sales in the commercial aerospace market.

    Pro forma recreation net sales decreased 15% from 1997 to 1998, reflecting reduced customer demand for products in this market, including one particular customer who is changing the design of many of its athletic shoes to alternative materials. We currently anticipate that our 1999 recreation market revenues will be at the same level as 1998.

    Backlog for aerospace materials was $452.1 million as of December 31, 1998, a 5% decrease over backlog as of December 31, 1997. The decrease in backlog reflects a number of factors, including a continuing trend toward shorter lead times and better supply-chain management by the industry overall. In light of changing conditions in the aerospace industry, twelve month backlog information may no longer be a meaningful trend indicator. We continue to closely watch the economic situation in Asia, along with overall aircraft orders and production trends, to monitor future sales.

    Backlog for the non-aerospace markets was $41.0 million as of December 31, 1998, compared to $43.5 million as of December 31, 1997. The decrease in backlog is primarily attributable to a decrease in orders from customers in the recreation market. Customers in the electronics, general industrial and recreation markets generally operate with little advance purchasing and thus, backlog is subject to fluctuation. The Clark-Schwebel business also operates with nominal backlog. Our backlog in the non-aerospace markets for the next twelve months is therefore not necessarily a meaningful indicator of future sales.

    GROSS MARGIN: Gross margin for 1998 was $271.3 million, or 24.9% of net sales, compared with $222.6 million, or 23.8% of net sales, for 1997. Excluding the Clark-Schwebel business, 1998 gross margin was also 24.9%. The improvement in 1998 gross margin relative to 1997 is the result of higher sales volume and the benefit from Hexcel's 1996 consolidation and restructuring program. While gross margin for 1998 increased over 1997, on a quarterly trend basis, Hexcel's gross margin percentage has leveled off as Hexcel's 1996 business consolidation program has approached completion and commercial aerospace growth has flattened. Hexcel is, however, pursuing efforts to reduce its cost structure and increase its productivity through its Lean Enterprise program, which was extended to all U.S. locations in the latter part of 1998 and which will be extended to its European facilities in 1999. The expected improvements in cost and productivity will be offset by customer demand for reductions in the costs of the products that they purchase from Hexcel.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES: SG&A expenses were $117.9 million in 1998, or 10.8% of net sales. This compared to $102.4 million, or 10.9% of net sales for 1997. The aggregate dollar increase in SG&A was primarily attributable to the increased sales volume in commercial aerospace and the Clark-Schwebel business.

    RESEARCH AND TECHNOLOGY ("R&T") EXPENSES: R&T expenses were $23.6 million in 1998, or 2.2% of net sales. This compared to $18.4 million, or 2.0% of net sales for 1997. The aggregate dollar increase in R&T was attributable to additional expenditures in 1998 resulting from an increased commitment to R&T activities and, to a lesser extent, the Clark-Schwebel business.

    OPERATING INCOME: Operating income increased from $76.5 million, or 8.2% of net sales, in 1997 to $117.0 million, or 10.8% of net sales, in 1998. The aggregate increase in operating income reflects the higher sales volume, improved gross margins, a $12.6 million decrease in business acquisition and consolidation expenses and $7.6 million from the Clark-Schwebel business. Excluding business acquisition and consolidation expenses, operating income as a percentage of sales increased from 10.9% in 1997 to 11.9% in 1998.

    INTEREST EXPENSE: Interest expense was $38.7 million, or 3.6% of net sales, for 1998 compared to $25.7 million, or 2.7% of net sales, for 1997. The increase in interest expense was primarily due to the additional financing required for the Clark-Schwebel business as well as working capital needs, and a $1.6 million write-off of capitalized loan fees relating to Hexcel's previous credit facilities.

    PROVISION FOR INCOME TAXES: The effective income tax rate for 1998 was 36%. For the year ended December 31, 1997, the benefit for income taxes was $22.9 million, which included a $39.0 million reversal of a U.S. tax valuation allowance.

    Prior to September 30, 1997, Hexcel had fully provided valuation allowances against its U.S. net deferred tax assets as there were uncertainties regarding Hexcel's ability to generate sufficient future taxable income to realize these net deferred tax assets. On September 30, 1997, Hexcel reversed its U.S. tax valuation allowance as it was more likely than not that these tax assets would be realized. As a result, excluding the $39.0 million U.S. valuation allowance reversal, no provision for U.S. federal income taxes had been recorded for the first nine months of 1997 due to the utilization of net operating loss carryforwards. Hexcel continues to reserve the balance of the net deferred tax assets of its Belgium operations.

    NET INCOME: Net income for 1998 was $50.4 million or $1.24 per diluted share compared with $73.6 million or $1.74 per diluted share for 1997. As part of the Clark-Schwebel business, net income for 1998 includes $0.5 million of equity in earnings from affiliated companies. Net income, after giving effect to the acquisition of the Clark-Schwebel business as if the transaction had occurred at the beginning of the year, was $49.5 million. Excluding business acquisition and consolidation expenses of $12.7 million and $25.3 million in 1998 and 1997, respectively, and assuming a U.S. effective income tax rate of 36% in 1997, net income would have been $1.43 and $1.17 per diluted share in 1998 and 1997, respectively.

    As of December 31, 1998 and 1997, there were 36.3 million and 36.9 million shares of Hexcel common stock outstanding, respectively. See Note 13 to the accompanying consolidated financial statements for the calculation, including the number of shares used, of diluted net income per share.

1997 COMPARED TO 1996

    NET SALES: Net sales for 1997 were $936.9 million, compared with net sales for 1996 of $695.3 million. On a pro forma basis, including full year results of the Ciba and Hercules businesses, 1996 sales were approximately $798.5 million. The 17% increase from pro forma 1996 sales was largely attributable to improved sales of composite materials to commercial aerospace customers and sales of engineered products to Boeing. This increase was partially offset by the translation effect of the strengthening U.S. dollar. On a constant currency basis, 1997 sales would have been approximately $38.0 million higher, reflecting a 22% increase over 1996 pro forma sales.

    Approximately 46% of Hexcel's 1997 sales were to Boeing, Airbus, and related subcontractors, as compared to 32% in 1996. The increase is primarily due to the growth of the commercial aerospace market and to a much lesser extent Boeing's acquisition of McDonnell Douglas Corporation, which was completed on August 1, 1997. Reported commercial aircraft deliveries by Boeing and Airbus improved significantly in 1997, from a combined 397 aircraft in 1996 to 557 aircraft in 1997, including 375 from Boeing and 182 deliveries by Airbus. As previously discussed, depending on the product, orders placed with Hexcel are received anywhere between one and eighteen months prior to delivery of the aircraft to the customer. Hexcel sells material for every model of commercial aircraft sold by Boeing and Airbus, with sales per aircraft ranging from $0.2 million to over $1.0 million per aircraft on the Boeing 777.

    Net sales to third-party customers by product group and market segment for 1997 and on a pro forma basis for 1996, which includes full year results of the Ciba and Hercules businesses, are presented below. These net sales and pro forma net sales, excluding the effects of the Clark-Schwebel business were:

                               COMMERCIAL     SPACE &                     GENERAL
(IN MILLIONS)                   AEROSPACE     DEFENSE     ELECTRONICS   INDUSTRIAL   RECREATION     TOTAL
-----------------------------  -----------  -----------  -------------  -----------  -----------  ---------
               1997 Net Sales
Reinforcement products.......   $    24.7    $    13.9     $    48.3     $    71.2    $    13.0   $   171.1
Composite materials..........       395.6         64.2            --          63.9         53.4       577.1
Engineered products..........       177.1         10.2            --           1.4           --       188.7
                               -----------       -----         -----    -----------       -----   ---------
Total........................   $   597.4    $    88.3     $    48.3     $   136.5    $    66.4   $   936.9
                                       64%           9%            5%           15%           7%        100%
                               -----------       -----         -----    -----------       -----   ---------
     1996 Pro Forma Net Sales
Reinforcement products.......   $    17.4    $    20.2     $    47.2     $    69.6    $    27.4   $   181.8
Composite materials..........       317.1         60.8            --          60.8         63.3       502.0
Engineered products..........       102.5         10.4            --           1.8           --       114.7
                               -----------       -----         -----    -----------       -----   ---------
Total........................   $   437.0    $    91.4     $    47.2     $   132.2    $    90.7   $   798.5
                                       55%          11%            6%           17%          11%        100%

    The 37% growth in net sales to the commercial aerospace market from 1996 to 1997 was largely attributable to increased sales of composite materials and engineered products. The improvement in sales of composite materials reflects the commercial aircraft build rate increase noted above. The improvement for engineered products primarily reflects the production of structural and interior components outsourced to Hexcel by Boeing throughout 1997, as well as strong shipments of retrofit interiors to airline customers.

    Space and defense net sales decreased 3% from 1996 to 1997, reflecting a decrease in sales of reinforcement products, which were partially offset by improved sales of composite materials to select military programs.

    Electronics net sales in 1996 were comparable to 1997. The 3% increase in general industrial net sales was largely due to improved sales of composite materials for various transportation applications. Recreation net sales decreased 27% from 1996 to 1997, reflecting the shift in emphasis of production to the commercial aerospace market as a result of the increased demand. Hexcel anticipated sales to the electronics, general industrial and recreation markets to grow modestly throughout 1998.

    GROSS MARGIN: Gross margin for 1997 was $222.6 million, or 23.8% of net sales, compared with $141.3 million, or 20.3% of net sales, for 1996. The improvement in 1997 gross margin relative to 1996 was the result of higher sales volume, expansion of Hexcel's fibers capacity and continued advances in manufacturing productivity resulting from Hexcel's consolidation and restructuring activities. Product price changes were not a significant factor in the 1997 gross margin improvement.

    The integration of the Ciba and Hercules businesses into Hexcel, including the consolidation and rationalization of manufacturing facilities and processes, is a primary objective of the business consolidation program. While Hexcel began to realize the productivity improvements in 1997 as a result of the program, these improvements will not be fully realized until 1999.

    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES: SG&A expenses were $102.4 million in 1997, or 10.9% of net sales. This compares to $79.4 million, or 11.4% of net sales for 1996. The aggregate dollar increase in SG&A was primarily attributable to the Ciba and Hercules businesses.

    RESEARCH AND TECHNOLOGY ("R&T") EXPENSES: R&T expenses were $18.4 million in 1997, or 2.0% of net sales. This compared to $16.7 million, or 2.4% of net sales for 1996. The aggregate dollar increase in R&T was attributable to the additional activity from the acquired Ciba and Hercules businesses.

    OPERATING INCOME: Operating income increased from $2.8 million, or 0.4% of net sales, in 1996 to $76.5 million, or 8.2% of net sales, in 1997. The aggregate increase in operating income reflects the higher sales volume, improved gross margins and a $17.0 million decrease in business acquisition and consolidation expenses. Excluding business acquisition and consolidation expenses, operating income as a percentage of sales increased from 6.5% in 1996 to 10.9% in 1997.

    INTEREST EXPENSE: Interest expense was $25.7 million, or 2.7% of net sales, for 1997 compared to $21.5 million, or 3.1% of net sales, for 1996. The increase in interest expense primarily represents the cost of financing the acquisitions of the Ciba and Hercules businesses. The 1996 amount also includes a $3.4 million write-off of capitalized debt issuance costs.

    PROVISION FOR INCOME TAXES: As previously discussed, in 1997 Hexcel reversed $39.0 million of its U.S. valuation allowance reserves in accordance with SFAS 109. Prior to 1997, Hexcel had fully provided valuation allowance reserves against its net deferred tax assets in the U.S. and Belgium where there were uncertainties in generating sufficient future taxable income.

    NET INCOME (LOSS): Net income for 1997 was $73.6 million or $1.74 per diluted share compared with a net loss of $19.2 million or $0.58 per diluted share for 1996. Excluding the $25.3 million in business acquisition and consolidation expenses and assuming a U.S. effective income tax rate of 36%, 1997 adjusted net income would have been $1.17 per diluted share. Pro forma net income for 1996 would have been $0.48 per diluted share on a comparable basis.

    There were 36.7 million weighted average shares outstanding in 1997 compared to 33.4 million during 1996. The increase in the number of weighted average shares in 1997 was primarily attributable to the full year impact of the delivery of 18.0 million newly issued shares of Hexcel common stock to Ciba on February 29, 1996 in connection with the purchase of the Ciba business. As of December 31, 1997, there were 36.9 million shares of Hexcel common stock issued and outstanding. See Note 13 to the accompanying consolidated financial statements for the calculation, including the number of shares used, of diluted net income per share.

FINANCIAL CONDITION AND LIQUIDITY

FINANCIAL RESOURCES

    In connection with the acquisition of Clark-Schwebel business on September 15, 1998, Hexcel obtained a new global credit facility to: (a) fund the purchase of the Clark-Schwebel business; (b) refinance Hexcel's existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements. The senior credit facility, prior to the issuance in January 1999 of $240.0 million principal amount of original notes, provided for up to $910.0 million of borrowing capacity. Simultaneously with the closing of this offering, Hexcel amended the senior credit facility to, among other things, reduce the available borrowing capacity to $672.0 million, modify financial covenants and to permit the offering. Available committed borrowing capacity under the senior credit facility at December 31, 1998 was $281.0 million, of which $115.5 million could have been drawn after recognition of loan covenants that form part of the credit agreement. Approximately $544 million of the senior credit facility expires in September 2004, with the balance expiring in 2005.
    On January 21, 1999, Hexcel issued $240.0 million of senior subordinated notes due 2009. The senior subordinated notes are general unsecured obligations of Hexcel that bear interest at a rate of 9.75% per annum. Net proceeds of approximately $231 million from this offering were used to repay amounts owed under the senior credit facility. The senior subordinated notes are redeemable beginning in January of 2004, in whole or in part, at the option of Hexcel. The redemption prices range from 104.9% to 100.0% of the outstanding principal amount, depending on the period in which redemption occurs. On February 17, 1999, Hexcel also redeemed $12.5 million of its increasing rate senior subordinated notes payable to Ciba. The repayment was financed with borrowings under Hexcel's senior credit facility. Hexcel anticipates making further redemptions as it generates free cash flow.

    In connection with the purchase of the Hercules composites business in 1996, Hexcel obtained a revolving credit facility. The revolving credit facility was obtained to: (a) refinance outstanding indebtedness under a senior secured credit facility; (b) finance the purchase of the Hercules business; and (c) provide for the ongoing working capital and other financing requirements, including business consolidation activities, on a worldwide basis. The revolving credit facility was amended in March 1998. In September 1998, the senior credit facility replaced the amended revolving credit facility. The amended revolving credit facility, prior to its replacement, had provided up to $355.0 million of borrowing capacity and would have expired in March 2003.

    Hexcel expects that its financial resources, including the senior credit facility, will be sufficient to fund Hexcel's worldwide operations for the foreseeable future. However, if demand in the commercial aerospace and carbon fiber markets continues to deteriorate, and the pricing pressure exerted by the commercial aerospace supply chain and the electronic fiberglass market continues to intensify, Hexcel may not achieve expected EBITDA in future periods. In that case, Hexcel may need to secure an amendment or waiver of financial tests under the senior credit facility. In addition, the operating and financial restrictions and covenants in our existing debt agreements may impair our ability to finance future operations or capital needs. Accordingly, one of Hexcel's primary goals over the next few years is generating operating cash flow to reduce debt and operating leverage. Further discussion of Hexcel's financial resources is contained in Note 7 to the accompanying consolidated financial statements.

CAPITAL LEASE OBLIGATION

    Hexcel entered into a $50.0 million capital lease for property, plant and equipment used in the Clark-Schwebel business. The lease expires in September 2006 and includes various purchase options.

STOCK BUYBACK PLANS

    In 1998, Hexcel's board of directors approved plans to repurchase up to $20.0 million of Hexcel's common stock. During the year ended December 31, 1998, Hexcel repurchased 0.8 million shares of its common stock at an average cost of $12.32 per share, for a total of $10.0 million. Hexcel's board of directors may approve additional stock buybacks from time to time subject to market conditions and the terms of the Hexcel's credit agreements and indentures. The purchases may be made in the open market at prevailing prices or in privately negotiated transactions. Hexcel does not currently anticipate repurchasing additional common stock in 1999.

OTHER CAPITAL COMMITMENTS

    Mandatory redemption of Hexcel's 7% convertible subordinated debentures, due 2011, is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.8 million in each year thereafter.

    Hexcel has total estimated financial commitments to its proposed joint ventures in China and Malaysia of approximately $31 million. These commitments are expected to be made in increments through 2001.

CAPITAL EXPENDITURES

    Capital expenditures totaled $9.4 million for the first three months of 1999 compared to $11.5 million for the first three months of 1998 and $12.5 million for the first three months of 1998 on a pro forma basis. The decrease reflects reduced spending due to changing market conditions, the expected benefits from our Lean Enterprise program and a commitment to reduce debt.

    Capital expenditures were $66.5 million in 1998 compared with $57.4 million in 1997 and $43.6 million in 1996. Pro forma 1998 capital expenditures were approximately $70 million. The increase in 1998 expenditures over prior years reflects the impact of Hexcel's various acquisitions on capital requirements, including the impact of various business consolidation activities. The increase also reflects expenditures on manufacturing equipment necessary to improve manufacturing processes and to expand production capacity for select product lines. As a result of Hexcel's consolidation activities and the global capacity review that will be performed in 1999, Hexcel expects that capital spending will decrease in 1999 to approximately $45 to $50 million.

ADJUSTED EBITDA, CASH FLOWS AND RATIO OF EARNINGS TO FIXED CHARGES

    FIRST QUARTER, 1999: Earnings before business acquisition and consolidation expenses, other income, interest, taxes, depreciation and amortization, and equity in (earning) losses of affiliated companies ("Adjusted EBITDA") was $45.6 million. Net cash provided by operating activities was $17.3 million, as $5.2 million of net income and $15.7 million of non-cash depreciation and amortization more than offset cash used by all other operating activities.

    Net cash used for investing activities was $9.4 million, reflecting our capital expenditures for the quarter. Net cash used for financing activities was $12.4 million, primarily reflecting $9.0 million of debt issuance costs pertaining to the issuance of the senior subordinated notes.

    Adjusted EBITDA and pro forma Adjusted EBITDA have been presented to provide a measure of Hexcel's operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma Adjusted EBITDA do not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

    Reconciliations of net income to EBITDA and Adjusted EBITDA for the quarters ended March 31, 1999 and 1998, including pro forma first quarter 1998, after giving effect to the acquisition of the Clark-Schwebel business as if it occurred at the beginning of 1998, are as follows:

                                                                                     FIRST        PRO FORMA        FIRST
                                                                                    QUARTER     FIRST QUARTER     QUARTER
(IN MILLIONS)                                                                        1999           1998           1998
--------------------------------------------------------------------------------  -----------  ---------------  -----------
Net income......................................................................   $     5.2      $    18.2      $    17.1
Provision for income taxes......................................................         2.8            9.4            9.6
Interest expense................................................................        19.1           16.4            7.0
Depreciation and amortization expense...........................................        15.7           15.1           10.0
Equity in earnings of affiliated companies......................................          --           (1.6)            --
                                                                                       -----          -----          -----
EBITDA..........................................................................        42.8           57.5           43.7
Business acquisition and consolidation expenses.................................         2.8             --             --
                                                                                       -----          -----          -----
Adjusted EBITDA.................................................................   $    45.6      $    57.5      $    43.7
                                                                                       -----          -----          -----

    The ratio of earnings to fixed charges for the quarters ended March 31, 1999 and 1998, and pro forma first quarter 1998, were 1.4x, 4.6x and 2.6x, respectively. The decrease in the ratio in the first quarter of 1999 reflects Hexcel's lower operating income and higher interest costs. The calculation of earnings to fixed charges assumes that one-third of Hexcel's rental expense is attributable to interest expense.

    1998: In 1998, Adjusted EBITDA was $177.2 million. Pro forma Adjusted EBITDA, giving effect to the acquisition of the Clark- Schwebel business as if the transaction had occurred at the beginning of the year, was approximately $208 million. Net cash provided by operating activities was $93.8 million, as $50.4 million of net income and $54.3 million of non-cash depreciation, amortization and deferred income taxes, was partially offset by increased working capital of $14.5 million which resulted from the increase in sales volume.

    Net cash used for investing activities was $539.2 million, reflecting $472.8 million of net cash paid for the Clark-Schwebel business, and $66.5 million of capital expenditures. Net cash provided by financing activities was $440.7 million, primarily reflecting $459.7 million of net funds borrowed under the senior and revolving credit facilities, including the financing of the Clark-Schwebel business, offset in part by the repurchase of $10.0 million of treasury stock and $10.3 million of debt issuance costs related to the senior and amended revolving credit facilities.

    1997: Adjusted EBITDA for 1997 was $137.6 million and pro forma Adjusted EBITDA was $188.3 million. Net cash provided from operations was $29.2 million, including $33.6 million of business acquisition and consolidation payments and a $46.7 million increase in working capital as a result of the increase in sales volume.

    Net cash used for investing activities was $82.9 million, including $57.4 for capital expenditures and $37.0 million for the Fiberite transaction, partially offset by $13.5 million of proceeds from the sale of the Anaheim facility and Hexcel's 50% interest in the Knytex joint venture to Owens Corning. These investing activities were funded by cash from operations and $57.2 million of borrowings primarily under the revolving credit facility.

    1996: Adjusted EBITDA was $71.9 million. Adjusted EBITDA, giving effect to the acquisitions of the Ciba and Hercules businesses as if those transactions had occurred at the beginning of the year, was approximately $86 million.

    Net cash provided by operating activities was $33.8 million. Net cash used for investing activities was $206.4 million, including $164.4 million used in connection with the acquisitions of the Ciba and Hercules businesses and $43.6 million for capital expenditures. Net cash provided by financing activities, including borrowings under the revolving credit facility and proceeds from the issuance of $114.5 million in convertible subordinated notes, was $174.4 million. Non-cash financing of the purchase of the Ciba business included the issuance of debt securities valued at $37.2 million and the issuance of 18.0 million shares of Hexcel common stock valued at $144.2 million.

    Adjusted EBITDA and pro forma Adjusted EBITDA have been presented to provide a measure of Hexcel's operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma Adjusted EBITDA do not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles. A reconciliation of net income to EBITDA and Adjusted EBITDA for 1998, 1997 and 1996 is as follows:

(IN MILLIONS)                                                                            1998       1997       1996
-------------------------------------------------------------------------------------  ---------  ---------  ---------
Net income (loss)....................................................................  $    50.4  $    73.6  $   (19.1)
Provision (benefit) for income taxes.................................................       28.4      (22.9)       3.4
Interest expense.....................................................................       38.7       25.7       21.5
Depreciation and amortization expense................................................       47.5       35.9       26.7
Equity in earnings of affiliated companies...........................................       (0.5)        --         --
                                                                                       ---------  ---------  ---------
EBITDA...............................................................................      164.5      112.3       32.5
Business acquisition and consolidation expenses......................................       12.7       25.3       42.4
Other income.........................................................................         --         --       (3.0)
                                                                                       ---------  ---------  ---------
Adjusted EBITDA......................................................................  $   177.2  $   137.6  $    71.9

    The ratio of earnings to fixed charges for 1998 and 1997 was 2.9. In 1996, the deficiency of earnings to fixed charges was $15.8 million. The calculation of earnings to fixed charges assumes that one-third of Hexcel's rental expense, representing a reasonable approximation of such rentals, is attributable to interest expense.

BUSINESS ACQUISITION AND CONSOLIDATION ACTIVITIES

FOR THE THREE YEARS ENDED DECEMBER 31, 1998

    In the fourth quarter of 1998, Hexcel announced a business acquisition and consolidation ("BA&C") program related to the integration of the Clark-Schwebel business and the combination of its U.S., European and Pacific Rim composite materials businesses into a single, global business unit (the "1998 program"). Prior to this program, in May 1996, Hexcel announced a BA&C program primarily related to the integration of the Ciba business. This program was later revised in December 1996, to include the Hercules business as well as other consolidation activities identified during the integration of the Ciba business (collectively, the "1996 program"). These programs were designed to integrate the acquired businesses, streamline operations, reduce operating costs, and position Hexcel for profitable growth.


    The table below sets forth components of Hexcel's BA&C expenses for the years ended December 31, 1998, 1997 and 1996. These expenses exclude Fiberite and other BA&C expenses of $13.0 million and $0.7 million incurred in 1997 and 1998, respectively, which are discussed separately below.

                                                                                          1996 PROGRAM
                                                                 1998      ------------------------------------------
                                                                PROGRAM      1998       1997       1996       TOTAL
(IN THOUSANDS)                                                  EXPENSE     EXPENSE    EXPENSE    EXPENSE    EXPENSE
------------------------------------------------------------  -----------  ---------  ---------  ---------  ---------
EMPLOYEE RELATED EXPENSES
  Severance.................................................   $   2,656   $      --  $      --  $  14,304  $  14,304
  Relocation................................................         619          --        (25)     1,181      1,156
  Foreign government grant to be repaid.....................          --          --         --      1,800      1,800
  Reversal of previously recorded expenses..................          --      (6,500)        --         --     (6,500)
                                                              -----------  ---------  ---------  ---------  ---------
Total employee related expenses.............................       3,275      (6,500)       (25)    17,285     14,035
                                                              -----------  ---------  ---------  ---------  ---------
FACILITY RELATED EXPENSES
  Relocation................................................         411       6,500      5,258        691     12,449
  Requalifications..........................................         772         175      2,393        341      2,909
  Asset write-downs.........................................          --         625         --      9,456     10,081
  Lease terminations and other..............................       1,142          --         --         --         --
                                                              -----------  ---------  ---------  ---------  ---------
Total facility related expenses.............................       2,325       7,300      7,651     10,488     25,439
                                                              -----------  ---------  ---------  ---------  ---------
OTHER
  Write-down of investment in wholly-owned subsidiary.......          --       5,600         --         --      5,600
  Discontinued product lines................................          --          --         --      2,647      2,647
  Compensation expense......................................          --          --         --      5,332      5,332
  Functional integration....................................          --          --         --      4,638      4,638
  Other.....................................................          --          --      4,744      1,935      6,679
                                                              -----------  ---------  ---------  ---------  ---------
  Total other expenses......................................          --       5,600      4,744     14,597     24,941
                                                              -----------  ---------  ---------  ---------  ---------
Total BA&C expenses relating to the 1998 and 1996
  programs..................................................   $   5,600   $   6,400  $  12,370  $  42,370  $  61,140
                                                              -----------  ---------  ---------  ---------  ---------
                                                              -----------  ---------  ---------  ---------  ---------


    1998 PROGRAM: In December 1998, Hexcel announced consolidation actions within its reinforcement fabrics and composite materials businesses. These actions included the integration of Hexcel's existing fabrics business with the U.S. operations of the Clark-Schwebel business, and the combination of its U.S., European and Pacific Rim composite materials businesses into a single, global business unit. These actions are intended to eliminate redundancies, improve manufacturing planning, and enhance customer service, and resulted in the elimination of approximately 100 operating, sales, marketing and administrative positions. The cost of these actions resulted in the recognition of $5.6 million of BA&C expenses. Beginning in 1999, Hexcel anticipates annual cash savings from these business consolidation activities to approximate $10 million.



    In addition to these initiatives, Hexcel expects to complete a global capacity review of its worldwide facilities requirements during 1999. On March 16, 1999, Hexcel announced the closing of its Cleveland, Georgia facility, which currently employs 100 manufacturing personnel and produces fabrics for the electronics market. A significant portion of the production equipment from the facility will be relocated to Hexcel's Anderson, South Carolina facility, with the closure expected to be completed by

August 1999. Anticipated cash savings from this business consolidation activity will help offset competitive pricing pressures in the electronics market. In addition to this facility closure, the global capacity review may result in the closing or right-sizing of additional facilities and, consequently, additional consolidation charges may be recognized in 1999.


    1996 PROGRAM: In 1996, Hexcel announced plans to consolidate its operations over a period of three years. The objective of the program was to integrate acquired assets and operations into Hexcel, and to reorganize its manufacturing and research activities around strategic centers dedicated to select product technologies. The business consolidation program was also intended to eliminate excess manufacturing capacity and redundant administrative functions. Hexcel expected that this consolidation program would take approximately three years to complete, in part because of the aerospace industry requirements to "qualify" specific equipment and manufacturing facilities for the manufacture of certain products. These qualification requirements increase the complexity, cost and time of moving equipment and consolidating manufacturing activities. Specific actions of the consolidation program included the elimination of approximately 245 manufacturing, marketing and administrative positions, the closure of the Anaheim, California facility acquired in connection with the purchase of the Ciba business, the consolidation of Hexcel's manufacturing operations in Europe, the consolidation of Hexcel's U.S. special process manufacturing activities, and the integration of sales, marketing and administrative resources.



    As of December 31, 1998, the primary remaining activities of this consolidation program relate to Hexcel's European operations and certain customer qualifications of equipment transferred within the U.S. Hexcel expects that activities related to this consolidation program will be completed in mid-1999. Total expenses for the 1996 program were $61.1 million, or $6.4 million more than Hexcel's original estimate. The additional expense was primarily the result of a non-cash write-down of the carrying value of Hexcel's wholly-owned Italian subsidiary, as more fully discussed below, which was recorded in the fourth quarter of 1998. Hexcel does not anticipate any additional expenses in relation to the 1996 program. As of December 31, 1998, remaining cash expenditures to complete this program approximate amounts accrued. Thus, when the program is complete, Hexcel expects that cash expenditures (for expenses and capital, net of proceeds from asset sales) necessary to complete the program will approximate the initial estimate of $51 million.


    In connection with the Ciba business, Hexcel acquired operations in Brindisi, Italy (the "Italian Operations"). The purchase price allocated to the Italian Operations was a net liability of $2.1 million. Since the acquisition, the Italian Operations has had immaterial revenues, incurred operating losses, and has not been strategically important to Hexcel. Consequently, Hexcel has periodically evaluated the recoverability of its carrying value pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." During the fourth quarter of 1998, Hexcel again evaluated the recoverability of the carrying value of its Italian Operations in light of its continuing operating losses and certain offers received from interested buyers. In assessing whether an impairment had occurred, Hexcel considered the offers received, as well as the future undiscounted cash flows related to its Italian Operations. As a result, Hexcel recorded a charge of $5.6 million in the fourth quarter of 1998 for an asset impairment related to its Italian Operations, which was included in BA&C expenses. The estimate of fair value used in determining the impairment charge was based on the offers received from the interested buyers. While none of the offers have been accepted to date, Hexcel expects to dispose of its Italian Operations by mid-1999. Hexcel accounts for its Italian Operations under its Engineered products business segment.

    In 1998, Hexcel reversed $6.5 million of accrued BA&C expenses relating to employee severance to BA&C expense. From 1996 through 1998, while Hexcel was implementing its 1996 consolidation program, Hexcel experienced significant increased business volume in its commercial aerospace market, which enabled Hexcel to reassign employees who would have otherwise been terminated. As a result, the actual number of employees terminated were 100 less than the original program and Hexcel no longer required the full amount of its BA&C employee severance accrual. Also in 1998, Hexcel incurred additional facility and equipment relocation expenses of $6.7 million relating to its 1996 program, which were primarily the result of actual costs for equipment moves exceeding previous estimates.



    In 1996, Hexcel incurred a non-cash BA&C expense of $6.7 million relating to a write-down on its Welkenraedt, Belgium manufacturing facilities and their related equipment and other assets. The write-down was the result of the elimination of excess manufacturing capacity and was determined based on the difference between the net realizable value of the assets and their respective carrying values.


    Hexcel initially estimated that the 1996 business consolidation program would result in annual cost reductions of $32 million per year, beginning in 1999. Due to the nature of the program (i.e., because the consolidation of existing and acquired businesses occurred while at the same time Hexcel was experiencing an increase in its commercial aerospace market), the exact amount of annual savings attributable to the program is difficult to isolate. However, Hexcel believes that the cost savings achieved equals or exceeds the target of $32 million per year. The program was a key contributor to Hexcel's improvement in operating margins in 1997 and 1998.

    FIBERITE AND OTHER BA&C EXPENSES: As a result of the downsized Fiberite transaction, Hexcel wrote-off $5.0 million of acquisition and financing costs in 1997. Hexcel also expensed $8.0 million of in-process research and technology purchased from Fiberite to BA&C expenses in 1997. In 1998, Hexcel wrote-off $0.7 million of costs related to a proposed acquisition that was not consummated.

    ACCRUED BA&C EXPENSES: Accrued BA&C expenses at December 31, 1998, 1997 and 1996 and activity during the three years then ended for each program as well as costs related to the Fiberite transaction and other expenses, were as follows:

                                                          1996 PROGRAM                  1998 PROGRAM
                                                ---------------------------------  ----------------------  FIBERITE &
                                                 EMPLOYEE    FACILITY               EMPLOYEE    FACILITY     OTHER
(IN THOUSANDS)                                    RELATED     RELATED     OTHER      RELATED     RELATED    EXPENSES     TOTAL
----------------------------------------------  -----------  ---------  ---------  -----------  ---------  ----------  ----------
BALANCE AS OF 01-01-1996
  BA&C expenses...............................   $  17,285   $  10,488  $  14,597   $      --   $      --  $       --  $   42,370
  Liabilities assumed or incurred in business
    acquisitions..............................       7,104       2,497         --          --          --          --       9,601
  Cash payments...............................      (5,306)     (1,109)    (5,164)         --          --          --     (11,579)
  Non-cash usage..............................          --      (6,678)    (8,357)         --          --          --     (15,035)
                                                -----------  ---------  ---------  -----------  ---------  ----------  ----------
BALANCE AS OF 12-31-1996......................      19,083       5,198      1,076          --          --          --      25,357
  BA&C expenses...............................         (25)      7,651      4,744          --          --      12,973      25,343
  Cash payments...............................      (6,644)     (8,771)    (5,207)         --          --     (12,973)    (33,595)
  Non-cash usage..............................      (2,759)     (2,068)      (105)         --          --          --      (4,932)
                                                -----------  ---------  ---------  -----------  ---------  ----------  ----------
BALANCE AS OF 12-31-1997......................       9,655       2,010        508          --          --          --      12,173
  BA&C expenses...............................      (6,500)      7,300      5,600       3,275       2,325         711      12,711
  Cash payments...............................        (854)     (6,010)      (508)       (225)       (343)       (711)     (8,651)
  Non-cash usage..............................         517      (2,948)    (5,600)         --          --          --      (8,031)
                                                -----------  ---------  ---------  -----------  ---------  ----------  ----------
BALANCE AS OF 12-31-1998......................   $   2,848   $     352  $      --   $   3,020   $   1,982  $       --  $    8,202
                                                -----------  ---------  ---------  -----------  ---------  ----------  ----------
                                                -----------  ---------  ---------  -----------  ---------  ----------  ----------


    In 1996, Hexcel incurred $9.6 million of BA&C costs that pertained to the Ciba and Hercules businesses. Costs of terminating and relocating employees as well as relocating equipment which were originally part of the Ciba and Hercules businesses, were reflected as adjustments to the net assets acquired.

    Non-cash usage consists of asset write-downs and currency translation effects. Business consolidation activities were financed with operating cash flows and borrowings under Hexcel's credit facilities. In addition, during 1997, Hexcel received $8.5 million of net proceeds from the sale of its Anaheim, California facility. Hexcel expects that substantially all remaining cash expenditures for the 1998 and 1996 programs will be completed by the end of 1999, with such expenditures being funded through operating cash flows.

    As of December 31, 1998, the remaining accrued BA&C expenses for the 1998 program primarily consisted of severance for employees terminated in December 1998, costs for early termination for certain leases, and equipment relocation costs incurred, but not yet paid. Hexcel's policy is to pay severance over a period of time rather than in a lump-sum amount. The 1998 program is expected to be substantially completed by the end of 1999. As of December 31, 1997, accrued BA&C expenses for the 1996 program primarily related to accrued employee severance costs, a foreign government grant received by Hexcel that is required to be repaid due to lower employee levels as a result of the consolidation program, a non-cash reserve of $1.4 million for asset write-downs, and accrued environmental costs related to a closed facility. As of December 31, 1998, accrued BA&C expenses for the 1996 program related to the foreign government grant, employee severance costs and environmental costs related to a closed facility.

FOR THE QUARTER ENDED MARCH 31, 1999

    Total accrued BA&C expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for each of our BA&C programs was as follows:

                                                                                     1998/1999      1996
(IN THOUSANDS)                                                                        PROGRAM      PROGRAM      TOTAL
----------------------------------------------------------------------------------  -----------  -----------  ---------
BALANCE AS OF DECEMBER 31, 1998...................................................   $   5,002    $   3,200   $   8,202
BA&C expenses.....................................................................       2,809           --       2,809
Cash expenditures.................................................................      (2,242)          --      (2,242)
Non-cash usage, including asset write-downs and currency translation effects......      (1,927)        (100)     (2,027)
                                                                                    -----------  -----------  ---------
BALANCE AS OF MARCH 31, 1999......................................................   $   3,642    $   3,100   $   6,742
                                                                                    -----------  -----------  ---------
                                                                                    -----------  -----------  ---------

    1998/1999 PROGRAM: As of March 31, 1999, Hexcel had substantially completed those business consolidation actions announced in the fourth quarter of 1998 ("the 1998/1999 program"), and to date, those actions have resulted in the elimination of approximately 100 operating, sales, marketing and administrative positions. Estimated savings from those actions, which Hexcel has already begun to realize, are expected to approximate $10 million per year.

    As previously discussed, on March 16, 1999, Hexcel expanded its actions relating to the integration of the Clark-Schwebel business with the announcement of the closure of our Cleveland, Georgia manufacturing facility by August 1999. The planned closure of this facility is the result of current competitive conditions in the global market for electronic fiberglass materials and was not expected at the time of the acquisition of the Clark-Schwebel business.

    Accrued BA&C expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for the 1998/1999 program, were as follows (in thousands):

                                                                                 EMPLOYEE    FACILITY &
                                                                                SEVERANCE &   EQUIPMENT
1998/1999 PROGRAM                                                               RELOCATION   RELOCATION     TOTAL
------------------------------------------------------------------------------  -----------  -----------  ---------
BALANCE AS OF DECEMBER 31, 1998...............................................   $   3,020    $   1,982   $   5,002
BA&C expenses.................................................................         994        1,815       2,809
Cash expenditures.............................................................      (1,497)        (745)     (2,242)
Non-cash usage, including asset write-downs and currency translation
  effects.....................................................................          --       (1,927)     (1,927)
                                                                                -----------  -----------  ---------
BALANCE AS OF MARCH 31, 1999..................................................   $   2,517    $   1,125   $   3,642
                                                                                -----------  -----------  ---------
                                                                                -----------  -----------  ---------

    During the first quarter of 1999, Hexcel recorded additional BA&C expenses of $2.8 million, primarily reflecting the costs of closing the Cleveland, Georgia facility, of which $1.8 million represented a non-cash write-down on equipment that will be disposed of. Hexcel expects to record an additional charge of slightly above $1 million during the second and third quarters of 1999 relating to the relocation of certain equipment from the Cleveland, Georgia facility to Hexcel's Anderson, South Carolina facility. Cash expenditures during the quarter ended March 31, 1999 for the 1998/1999 program principally related to severance payments made to those employees terminated in December 1998.

    As of March 31, 1999, remaining accrued expenses for the 1998/1999 program primarily reflected severance and relocation costs for employees in Hexcel's Cleveland, Georgia facility and for employees terminated in December 1998, as well as costs relating to the early termination of certain leases. Remaining cash expenditures for the 1998/1999 program are expected to be funded through operating cash flows. The 1998/1999 program is expected to be substantially completed by the end of 1999. Anticipated cash savings from this business consolidation activity are expected to help offset competitive pricing pressures in Hexcel's electronics market. In addition to the Cleveland, Georgia facility closure, Hexcel is continuing to conduct a global capacity review. This review may result in the closing or right-sizing of additional facilities and, as a result, additional consolidation charges may be recognized in 1999.

    1996 PROGRAM: Accrued BA&C expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for the 1996 BA&C program, were as follows (in thousands):

                                                                                   EMPLOYEE     FACILITY &
                                                                                  SEVERANCE &    EQUIPMENT
1996 PROGRAM                                                                      RELOCATION    RELOCATION     TOTAL
-------------------------------------------------------------------------------  -------------  -----------  ---------
BALANCE AS OF DECEMBER 31, 1998................................................    $   2,848     $     352   $   3,200
Non-cash usage, including asset write-downs and currency translation effects...         (100)           --        (100)
                                                                                      ------         -----   ---------
BALANCE AS OF MARCH 31, 1999...................................................    $   2,748     $     352   $   3,100
                                                                                      ------         -----   ---------
                                                                                      ------         -----   ---------

    As of March 31, 1999, accrued BA&C expenses for the 1996 program related to a $0.6 million foreign government grant received by Hexcel that is required to be repaid over a five year period due to lower employee levels as a result of the consolidation program, $2.1 million in employee retirement costs associated with terminations and $0.4 million of environmental costs related to a closed facility. The employee retirement costs are expected to be disbursed by mid-1999. The program is near completion, and Hexcel expects that all activities related to this consolidation program will be finished by mid-1999. Hexcel does not anticipate any additional expenses in relation to the 1996 program.

MARKET RISKS

    Hexcel's financial position, results of operations and cash flows are subject to market risks, which primarily include fluctuations in interest rates and exchange rate variability.

INTEREST RATE RISKS

    Hexcel's long-term debt bears interest at both fixed and variable rates. As a result, Hexcel's results of operations are affected by interest rate changes on its variable rate debt. In order to mitigate a portion of this risk, in 1998 Hexcel entered into an interest rate cap agreement which covers a notional amount of $50.0 million of Hexcel's variable rate debt under the senior credit facility. In addition, on January 21, 1999, Hexcel issued $240.0 million of 9 3/4% Senior Subordinated Notes, due 2009. Net proceeds of approximately $231 million from this offering were used to redeem variable rate amounts owed under the senior credit facility. On February 17, 1999, Hexcel repaid $12.5 million of its senior subordinated notes payable to Ciba, which was fixed but increasing, rate debt. The repayment was financed with borrowings under Hexcel's senior credit facility.

    The table below presents the impact on Hexcel's net income and pro forma net income, as if the acquisition of the Clark-Schwebel business had occurred at the beginning of the year and, after adjusting interest expense for the above refinancings, of a 10% favorable and a 10% unfavorable change in Hexcel's variable rate debt:

                                                                            AS        10% FAVORABLE    10% UNFAVORABLE
(IN MILLIONS)                                                            REPORTED        CHANGE            CHANGE
----------------------------------------------------------------------  -----------  ---------------  -----------------
Net income............................................................   $    50.4      $    52.0         $    48.9
Pro forma net income..................................................        49.5           52.4              46.5

FOREIGN CURRENCY RISKS

    Hexcel is subject to foreign currency exchange rate risk relating to receipts from customers and payments to suppliers using non-local or "non-functional" currencies. In general, Hexcel maintains a "naturally hedged" position where it balances customer receipts and supplier payments with similar currencies. Net exposures are hedged by purchasing foreign currency forward contracts. Consistent with the nature of the economic hedge of such foreign exchange contracts, any unrealized gain or loss would be offset by corresponding decreases or increases, respectively, of the underlying transaction being hedged. As of December 31, 1998, Hexcel had limited net exposure in relation to its non-functional currencies as well as a limited amount of outstanding foreign exchange contracts. Accordingly, the impact of a 10% appreciation and a 10% depreciation of the U.S. dollar against Hexcel's net non-functional currencies and foreign exchange contracts would not represent a material potential gain or loss in fair value, earnings or cash flows. In addition, Hexcel is generally not exposed to Asian currencies as transactions with customers in Pacific Rim countries are predominately denominated in U.S. dollars, British pounds or French francs.

    The primary currencies for which Hexcel has foreign currency translation exchange rate exposure are the U.S. dollar versus the British pound, French franc, German mark, Belgium franc, Austrian schilling and Spanish peseta. With the introduction of the Euro, Hexcel's primary exposures are now between the U.S. dollar, British pound and the Euro. Hexcel does not participate in hedging activities to offset translation effects of changes in foreign exchange rates on Hexcel's consolidated financial position, results of operations and cash flows. The impact of a 10% appreciation or 10% depreciation of the U.S. dollar against Hexcel's net underlying foreign currency translation exposures could be significant.

OTHER RISKS

    As of December 31, 1998, the aggregate fair values of Hexcel's convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, were $96.1 million and $19.0 million, respectively. These debt securities are convertible into Hexcel common stock at a conversion price of $15.81 and $30.72 per share, respectively. Fair values were estimated on the basis of quoted market prices, although trading in these debt securities is limited and may not reflect fair value. Due to the conversion feature in these debt securities, fair values are subject to fluctuations based on the value of Hexcel's stock and Hexcel's credit rating, as well as changes in interest rates for debt securities with similar terms. Assuming all other factors remain constant, the fair values of Hexcel's convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, would be approximately $99.6 million and $19.2 million, respectively, assuming a 10% favorable change in the market price of Hexcel's common stock, and $92.7 million and $18.7 million, respectively, assuming a 10% unfavorable change in market price.

YEAR 2000 READINESS DISCLOSURE

    Hexcel, like most other companies, is continuing to address whether its information technology systems and non-information technology devices with embedded microprocessors will recognize and process dates starting with the year 2000 and beyond. The Year 2000 issue can arise at any point in Hexcel's supply, manufacturing, processing and distribution chains. Hexcel does not, however, manufacture or sell products that contain microprocessors or software.

    In early 1998, Hexcel established a central Year 2000 project office to coordinate and monitor progress towards achieving corporate-wide Year 2000 compliance. A discussion of Hexcel's business systems and devices, suppliers and vendors as they pertain to Hexcel's Year 2000 issues, as of April 30, 1999, is detailed as follows:

BUSINESS SYSTEMS & DEVICES

    In order to address the Year 2000 issue as it relates to Hexcel's business systems and devices, Hexcel has developed, and is in the process of implementing, a six phase plan. Hexcel is also using external consulting services, where appropriate, as part of its efforts to address its Year 2000 issue. In implementing this plan, Hexcel has been, and continues to be substantially on schedule. The components of this plan and their related status, as of April 30, 1999, are detailed below and apply to both Hexcel's business systems and its devices:

(1) INVENTORY: This phase, which was completed in December 1998, consisted of compiling a detailed listing of Hexcel's business systems and devices likely to be impacted by the Year 2000 issue.

(2) RISK ASSESSMENT AND ASSIGNING PRIORITIES: This phase consisted of assessing the likelihood that a business system or device is not Year 2000 compliant as well as assigning a priority of importance to the particular business system or device as it relates to Hexcel's business operations. This phase was completed in December 1998.

(3) ASSESSING COMPLIANCE: This phase consists of assessing Year 2000 compliance on Hexcel's business systems or devices which have been identified as essential to Hexcel's business operations. In assessing compliance, Hexcel performs a variety of tasks, including obtaining Year 2000 compliance statements and information from Hexcel's vendors and service providers. This phase was completed in March 1999. However, Hexcel is dependent upon its suppliers and service providers to continue to inform Hexcel as to any updates or changes to the information supplied to Hexcel.

(4) REPAIRING OR REPLACING: This phase consists of repairing and replacing non-Year 2000 compliant Business Systems and Devices which are essential to Hexcel's operations. This phase is approximately 80% complete, with substantial completion estimated by June 30, 1999.

(5) TESTING: This phase consists of testing the repair or replacement of those business systems and devices which are essential to Hexcel's business operations. Hexcel also intends to test the integration of the various Business Systems and Devices within its manufacturing processes. This phase is approximately 65% complete, with substantial completion estimated by June 30, 1999. The results of this phase may change the estimated timing of completion of phase four.

(6) DEVELOPING CONTINGENCY PLANS: This phase consists of developing alternative plans in the event that a business interruption occurs from a Year 2000 issue. Hexcel is in the early stages of this phase. Hexcel has targeted September 30, 1999 as the date of substantially completing its contingency plans. However, Hexcel believes that this phase will be on-going through to the year 2000.

SUPPLIERS & CUSTOMERS

    Hexcel is also gathering information from its significant suppliers and customers concerning their Year 2000 issues as a means of assessing risks and developing alternatives. Hexcel has sent out surveys to all of its significant suppliers and customers to determine what steps, if any, those companies are taking to remediate their respective Year 2000 issues. Hexcel is, however, dependent upon its suppliers and customers with respect to the completeness and accuracy of such responses.

    As of April 30, 1999, Hexcel has received responses from approximately 70% of its significant suppliers and one-third of its customers. The responses from Hexcel's suppliers generally indicate that these parties are taking actions to ensure that their ability to supply products or services to Hexcel will not be impaired. To the extent that supplier responses to Year 2000 readiness are unsatisfactory, Hexcel will attempt to reduce risks of interruptions, with such options including changes in suppliers to those who have demonstrated Year 2000 readiness, and accumulation of inventory. The responses from Hexcel's customers also generally indicate that these parties are taking actions to ensure their ability to purchase products from Hexcel will not be impaired. Hexcel will continue to monitor the status of all of its significant suppliers' and customers' Year 2000 readiness through to the year 2000, in order to determine whether additional or alternative measures are necessary.

    Total estimated costs to address Hexcel's Year 2000 issues, including preparing Hexcel's business systems and devices to become Year 2000 compliant, is approximately $5 million, of which approximately $1.5 million has been incurred through April 30, 1999. The total estimated costs includes approximately $2 million of capital expenditures to be used for the purchase of capital equipment to replace equipment which is currently not Year 2000 compliant. The estimate also includes the cost of internal resources fully dedicated to this project. However, the estimate does not include any costs associated with the implementation of contingency plans, which have not yet been developed. Hexcel has not used any external resources to independently verify these cost estimates. Due to resource constraints caused by the Year 2000 issue, Hexcel is deferring other information technology projects. These deferrals, however, are not expected to have a material adverse effect on Hexcel's results of operations or financial condition.

    We are progressing with the development of our Year 2000 contingency plans. We expect these plans to be substantially completed by September 30, 1999. We are currently unable to assess the most reasonably likely worst case scenario. However, if necessary remediation actions are not completed in a timely manner, or if Hexcel's suppliers and customers do not successfully address their Year 2000 issues, Hexcel estimates that a disruption in operations could occur. Such a disruption could result in, for example, delays in the receipt of raw materials and distribution of finished goods, or errors in customer orders. These consequences could have a material impact on the operations, liquidity and financial condition of Hexcel. Hexcel presently believes that by implementing its plans, including modifications to existing business systems and devices and conversion to new or upgraded software and other systems, the Year 2000 issue will not pose significant operational problems for Hexcel.

                                    BUSINESS

GENERAL

    We are the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed circuit boards, computers, cellular telephones, televisions, high-speed trains and ferries, cars and trucks, windmill blades, reinforcements for bridges and other structures, window blinds, skis and snowboards, golf clubs, fishing poles, tennis rackets and bicycles.

    Our business is organized around three strategic business segments, presented in order of manufacturing integration from raw materials to finished products.

    - REINFORCEMENT PRODUCTS: this segment manufactures carbon fibers and carbon fiber fabrics, fiberglass fabrics which form the substrate for printed circuit boards, woven industrial fabrics, woven fabrics for ballistics protection and carbon, aramid and glass reinforcement materials, all of which comprise the foundation of many composite materials, parts and structures;

    - COMPOSITE MATERIALS: this segment produces honeycomb and prepregs, as well as structural adhesives and specially machined honeycomb details and composite panels, which are incorporated into aerospace platforms; and

    - ENGINEERED PRODUCTS: this segment engineers and produces composite parts and structures, including finished components for commercial and military aircraft and parts used in automotive, civil engineering and rail applications.

    Through a series of strategic acquisitions over the past three years, we have expanded and diversified our product lines, manufacturing capabilities and technology portfolio. With 24 manufacturing facilities located in seven countries around the world and with joint ventures in Asia, Europe and the United States, we are well positioned to take advantage of opportunities for growth worldwide. We believe that we have achieved a degree of vertical integration unmatched by any competitor. This vertical integration enhances our control over the cost, quality and delivery of our products, and enables us to offer a variety of solutions to our customers' structural materials needs. For the year ended December 31, 1998, our company generated pro forma net sales of approximately $1.235 billion and pro forma adjusted EBITDA of $208 million.

COMPETITIVE STRENGTHS

    We believe that our competitive position is attributable to a number of key strengths, including the following:

    - MARKET LEADER. We believe that our company is the largest integrated producer of advanced structural materials in the world. We are the largest supplier of advanced structural materials to both the commercial and military aerospace industries. We are the global leader in weaving carbon fibers, glass and aramid fibers, with an especially strong position as the leading worldwide supplier of fiberglass fabrics used in the manufacture of printed circuit boards.

    - VERTICAL INTEGRATION. We believe that our acquisitions since 1996 have built Hexcel into the most vertically integrated manufacturer of advanced structural materials in the world. Vertical integration enhances our ability to control the cost, quality and delivery of our products. For the year ended December 31, 1998, we consumed internally approximately 43% and 39% of our carbon fiber and fabric production, respectively, and sold the balance of these products to our customers.

    - MARKET AND GEOGRAPHIC DIVERSITY. Approximately 57% of our pro forma net sales for the year ended December 31, 1998 was derived from the commercial aerospace industry; 10% from the space and defense industry; 15% from the electronics industry; 13% from general industrial markets; and 5% from recreation products. During the same period, we sold approximately 67%, and 33% of our products to customers located in the United States and Europe and the Pacific Rim, respectively. We believe that this market and geographic diversity provides us with growth platforms in a number of global markets that follow different business cycles.

    - BROAD RANGE OF PRODUCT QUALIFICATIONS IN THE AEROSPACE INDUSTRY. We believe that our company has the broadest range of product qualifications of any advanced materials manufacturer in the aerospace industry and has qualified products for use in virtually all western commercial and military aircraft programs. Advanced structural materials must be qualified before they may be utilized in aerospace and military applications. We believe that our extensive range of qualifications positions us to remain a leading supplier of advanced structural materials to the aerospace industry.

    - LEADER IN GROWING MULTILAYER PRINTED CIRCUIT BOARD MARKET. We are the leading weaver of the fine, lightweight fiberglass fabrics used in the fabrication of multilayer printed circuit boards. Multilayer printed circuit boards are the fastest growing segment of the printed circuit board industry and our fabrics are one of its enabling technologies. The worldwide printed circuit boards market is estimated at over $30 billion. Multilayer printed circuit boards comprise approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer printed circuit boards, we are well positioned to capture a significant portion of this market growth.

    - MANUFACTURING AND TECHNICAL EXPERTISE. We have been a leader in advanced structural materials technology for over 50 years and a leader in fiberglass fabrics technology for nearly 40 years. Our technically oriented sales force works with new and existing customers to identify and engineer solutions to meet our customers' needs by identifying areas where advanced structural materials may beneficially replace traditional materials.

BUSINESS STRATEGY

    Key elements of our strategy include the following:

    - MAINTAIN LEADERSHIP POSITION IN COMMERCIAL AEROSPACE INDUSTRY. Commercial aerospace remains the largest market for advanced structural materials. We are the leading supplier to this industry, with strong positions at both Boeing and Airbus. We believe that demand for commercial aircraft, and therefore advanced structural materials, will remain at historically high levels for the next several years as a result of the following trends that have been identified in industry reports:

       - continued growth in air travel over the next ten years;

       - the existing broad design and qualification baseline for advanced structural materials in modern commercial aircraft;

       - the acceleration of new aircraft deliveries as a result of government noise regulations;

       - European aviation deregulation;

       - continuing airline profitability and balance sheet strength; and

       - expected increases in aircraft fleet size during the next decade.

      Industry analysts believe combined Boeing and Airbus production will decline from 1999 peak levels but remain at a historically high level for the next few years, although relative market shares may shift. We believe that we are well positioned to capitalize on these trends by continuing to produce a wide variety of advanced structural materials for use in the manufacture of virtually every commercial aircraft in the western world, whether the aircraft is produced by Boeing, Airbus or regional manufacturers.

    - REDUCE PRODUCTION COSTS AND IMPROVE MANUFACTURING EFFICIENCIES. We will pursue specific initiatives to reduce production costs and capital expenditures and improve manufacturing efficiencies, including implementation of our Lean Enterprise program and value chain management initiatives on a global basis. The goals of our current programs are to reduce unit product costs, lower production cycle times, increase throughputs, lower inventories and improve product quality and customer satisfaction.

    - CAPITALIZE ON GROWING MILITARY AEROSPACE MARKETS. We intend to capitalize on the expected growth of the military market, which uses a higher percentage of advanced structural materials and higher value products than the commercial market. We are already qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter full scale production at the start of the next decade. Some of these programs are currently in the developmental stage, but in many cases government funding for production has been approved. These programs include the V-22 Osprey tilt-rotor, F-22 (Raptor), F/A-18E/F (Hornet), C-17 transport, European Fighter Aircraft (Typhoon), RAH-66 (Comanche) and NH90 helicopter.

    - EXPLOIT OPPORTUNITIES FROM THE COMMERCIALIZATION OF SPACE. We expect the rapid growth in the commercial use of satellites for voice, data and image communications as well as mapping and weather monitoring to generate increasing production of satellites, rockets and launch vehicles. Advanced structural materials should benefit from the growth in space-related markets because they are well suited to meet severe environmental conditions during launch and in space. Advanced structural materials also maximize launch payloads and reduce launch costs. Our products are already qualified for use in programs such as the Delta II, III and IV, Sea Launch and Ariane rockets.

    - GLOBALIZE AND INTEGRATE GLASS FABRICS OPERATIONS. As a result of our acquisition of Clark-Schwebel and its equity interests in CS-Interglas and Asahi-Schwebel, we are now the largest supplier of glass fabrics to producers of printed circuit boards and reinforcements for structural composites worldwide. We intend to integrate the acquired Clark-Schwebel operations into our own operations to create a global organization that can exploit best manufacturing practices and technology, leverage procurement of raw materials and optimize the utilization of our manufacturing capacity.

    - EXPAND APPLICATIONS FOR ADVANCED STRUCTURAL MATERIALS. We intend to expand the applications of our advanced structural materials both within existing markets and into promising new segments. To date, advanced structural materials have found their greatest use in aerospace and recreation applications, where their performance properties have shown the most demonstrable value. We believe that these materials have significant potential applications in surface transportation, civil engineering and wind energy applications. Where appropriate, we will leverage our development of new applications through alliances with companies that have strong positions in these markets.

CORE BUSINESSES

    Hexcel operates in three business segments, each of which focuses on particular products and markets.

BUSINESS SEGMENTS                  PRODUCTS                      PRIMARY END-USE
REINFORCEMENT                Carbon Fibers          - Raw materials for industrial fabrics
  PRODUCTS                                          and prepregs; and
                                                    - Filament winding for various space,
                                                    defense and industrial applications.

                             Industrial Fabrics     - Printed circuit boards;
                                                    - Raw materials for prepregs and
                                                      honeycomb;
                                                    - Various marine applications;
                                                    - Window blinds;
                                                    - Insulation;
                                                    - Metal and fume filtration systems;
                                                    - Soft body armor; and
                                                    - Civil engineering and construction
                                                      applications.
 COMPOSITE MATERIALS         Prepregs               - Raw materials for composite structures
                                                    & interiors;
                                                    - Semi-finished aircraft components;
                                                    - Munitions and defense systems; and
                                                    - Skis, snowboards, golf club shafts,
                                                    fishing rods and tennis rackets.

                             Structural Adhesives   - Bonding of structural materials and
                                                      components, including composite panels.

                             Honeycomb, Honeycomb   - Raw materials for composite structures
                              Parts & Composite     & interiors; and
                             Panels                 - Semi-finished aircraft components used
                                                    in:
                                                        Helicopter blades;
                                                        Aircraft surfaces (flaps, wing tips,
                                                        elevators and fairings);
                                                        High-speed ferries, truck and train
                                                        components;
                                                        Automotive carburetor components; and
                                                        Space shuttle doors.
 ENGINEERED PRODUCTS         Composite Structures   - Aircraft structures and finished
                                                    aircraft components, including:
                                                        Wing-to-body and flap track fairings;
                                                        Radomes;
                                                        Engine cowls and inlet ducts;
                                                        Wing panels; and
                                                        Truck floor panels.

                             Interiors              - OEM and retrofit aircraft interiors,
                                                      including:
                                                        Overhead stowage compartments;
                                                        Lavatories; and
                                                        Sidewalls and ceilings.

REINFORCEMENT PRODUCTS

    The Reinforcement Products business segment manufactures and markets carbon fibers and industrial fabrics.

    CARBON FIBERS. Carbon fibers are manufactured for sale to third-party customers and for use by Hexcel in manufacturing industrial fabrics and composite materials. Carbon fibers are woven into carbon fabrics, used as reinforcement in conjunction with a resin matrix to produce prepregs, and used in filament winding and advanced fiber placement to produce various other composite materials. Key product applications include structural components for commercial and military aircraft and space launch vehicles, as well as general industrial and recreational products such as golf club shafts and tennis racquets. On a pro forma basis, for the year ended December 31, 1998, we sold approximately 57% of the carbon fiber that we produced to third-party customers and used the remainder internally.

    INDUSTRIAL FABRICS. Industrial fabrics are made from a variety of fibers, including several types of fiberglass as well as carbon, aramid, quartz, ceramic and other specialty reinforcements. On a pro forma basis, for the year ended December 31, 1998, we sold approximately 74% of the industrial fabrics that we produced to third-party customers for use in a wide range of products, including printed circuit boards, window coverings and other architectural products, soft body armor, and a variety of structural materials and components used in aerospace, marine and rail applications. The remainder was used internally to manufacture prepregs and other composite materials.

                       REINFORCEMENT PRODUCTS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
AlliedSignal                       Anderson, SC
Alliant Techsystems                Cleveland, GA
Cytec Fiberite                     Decatur, AL
IBM                                Decines, France
Isola                              Les Avenieres, France
Nelco                              Salt Lake City, UT
Piad                               Seguin, TX
Polyclad                           Statesville, NC
Second Chance                      Washington, GA

    As part of our business consolidation program, we recently announced the closure of our Cleveland, Georgia facility. Production equipment from this facility will be relocated to our Anderson, South Carolina facility, with the closure expected to be completed by July 1, 1999.

COMPOSITE MATERIALS

    The Composite Materials business segment, which was recently reorganized on a global basis, has worldwide responsibility for manufacturing and marketing prepregs, structural adhesives, honeycomb, specially machined honeycomb parts and composite panels.

    PREPREGS AND STRUCTURAL ADHESIVES. We are a worldwide leader in the production of prepregs and have led the development of applications for prepregs for nearly thirty years.

    Prepregs are manufactured by combining high performance industrial fabrics or unidirectional fibers with a resin matrix to form a composite material with exceptional structural properties not present in either of their constituent materials. Industrial fabrics used in the manufacture of prepregs include S-2-Registered Trademark- fiberglass, carbon, aramid, quartz, ceramic, Thorstrand-Registered Trademark-, polyethylene and other specialty reinforcements. Resin matrices include BMI, cyanates, epoxy, phenolic, polyester, polyimide and other specialty resins. Prepregs are used to manufacture other products, including finished components for aircraft structures and interiors.

    Hexcel designs and markets a comprehensive range of Redux-Registered Trademark- and other film adhesives. These structural adhesives, which bond a wide range of composite, metallic, and honeycomb surfaces, are used in a variety of product applications.

    HONEYCOMB, HONEYCOMB PARTS AND COMPOSITE PANELS. Honeycomb is a unique, lightweight, cellular structure composed of hexagonal nested cells. The product is similar in appearance to a cross-sectional slice of a beehive. The hexagonal cell design gives honeycomb a high strength-to-weight ratio and a uniform resistance to crushing. These basic characteristics are combined with the physical properties of the material from which the honeycomb is made to meet various engineering requirements.

    Hexcel produces honeycomb from a number of metallic and non-metallic materials. Most metallic honeycomb is made from aluminum and is available in a selection of alloys, cell sizes and dimensions. Non-metallic honeycomb materials include fiberglass, carbon, thermoplastics, non-flammable aramid papers and several other specialty materials.

    Hexcel sells honeycomb core material in standard block and sheet form and in laminated panel form. In the construction of composite panels, sheets of aluminum, stainless steel, prepreg or other laminates are bonded with adhesives to each side of a slice of honeycomb core, creating a "sandwich" structure. Hexcel also possesses advanced processing capabilities which enable us to design and manufacture complex fabricated honeycomb parts and bonded assemblies to meet customer specifications. Such parts and assemblies are used as semi-finished components in the manufacture of composite structures.

    The largest market for honeycomb products is the aerospace market. We also sell honeycomb for non-aerospace applications including high-speed trains and mass transit vehicles, automotive parts, energy absorption products, marine vessel compartments, portable shelters, business machine cabinets and other general industrial uses.

    In addition, we produce honeycomb for the Engineered Products business segment for use in manufacturing finished parts for airframe OEMs.

                        COMPOSITE MATERIALS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
United States                      United States
  Boeing                           Burlington, WA
  CFAN                             Casa Grande, AZ
  Hawker de Havilland              Gilbert, AZ
  Lockheed Martin                  Lancaster, OH
  Northrop Grumman                 Livermore, CA
  Rohr                             Pottsville, PA
  United Technologies              Salt Lake City, UT

Europe                             Europe
  Aerospatiale                     Dagneux, France
  Alenia                           Duxford, England
  British Aerospace                Linz, Austria
  CASA                             Parla, Spain
  DASA                             Swindon, England
                                   Welkenraedt, Belgium

ENGINEERED PRODUCTS

    The Engineered Products business unit has worldwide responsibility for designing, manufacturing and marketing lightweight, high-strength composite structures and interiors primarily for use in the aerospace industry.

    COMPOSITE STRUCTURES. Composite structures, and structural parts, are manufactured from a variety of composite materials using such manufacturing processes as resin transfer molding, autoclave processing, press laminating, heat forming, resin transfer molding and other manufacturing techniques. Composite structures include such items as wing-to-body and flap track fairings, radomes, engine cowls, inlet ducts, wing panels and other aircraft components. More recently, we have begun to produce composite structural components used in heavy trucks, such as the cab floor of the Kenworth T2000 truck, and other industrial products.

    AIRCRAFT INTERIORS. Hexcel designs and produces innovative, lightweight, high-strength composite interior systems for aircraft. Aircraft interior products include overhead stowage bins, lavatories, sidewalls and ceilings. We sell these products to Boeing and other airframe manufacturers for use in the production of aircraft, and to airlines for replacement of existing interior components.

                        ENGINEERED PRODUCTS

          KEY CUSTOMERS                MANUFACTURING FACILITIES
Alenia                             Bellingham, WA
Boeing                             Brindisi, Italy
Cathay Pacific                     Kent, WA
Continental Airlines
Kenworth
Mitsubishi
Northrop Grumman
Qantas
United Airlines

JOINT VENTURES

    In January 1998, we reached an agreement in principle with Boeing and Aviation Industries of China to form a joint venture, BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior applications on commercial aircraft. This joint venture will be located in Tianjin, China. In February 1998, we signed an agreement with Boeing, Sime Darby Berhad and Malaysia Helicopter Services, now known as Naluri Berhad, to form another joint venture, Asian Composite Manufacturing Sdn. Bhd., to manufacture composite parts for secondary structures on commercial aircraft. This joint venture will be located in Alor Setar, Malaysia.

    Products manufactured by both joint ventures will be shipped to our company's Kent, Washington facility for final assembly, inspection and shipment to Boeing as well as other customers worldwide. It is anticipated that the first parts will be delivered to customers in 2001. Our total estimated financial commitment to both of these joint ventures will be approximately $31 million, which is expected to be made in increments through 2001. However, implementation of these projects, and the related investments remain subject to significant conditions, including foreign governmental approvals.

    We have also formed a global alliance with Sika Finanz AG to develop and market composite systems for the construction industry. Initial applications will focus on the strengthening and repair of existing structures using composite materials. Under the terms of the alliance, Sika will generally take leadership for the marketing and sale of alliance products under the Sika Carbodur-Registered Trademark- trade name, and

Hexcel will take leadership for the development and manufacture of advanced structural materials for the alliance. Sika is a worldwide leader in construction chemicals and structural adhesives. Sika has extensive experience and expertise in the repair, protection and strengthening of structures in the construction industry and the use of elastic bonding technology in the transportation industry.

    In addition, we have a 45% equity interest in a joint venture in Japan with Dainippon Ink and Chemicals. This joint venture, which owns and operates a manufacturing facility in Komatsu, Japan, was formed in 1990 and produces and sells prepregs, honeycomb, decorative laminates and bulk molding compounds using technology licensed from Hexcel and DIC.

    As part of the Clark-Schwebel acquisition, we also acquired significant equity ownership interests in three joint ventures:

    - a 43.3% share in Asahi-Schwebel Co., Ltd., headquartered in Japan, which in turn has its own joint venture with AlliedSignal in Taiwan;

    - a 43.6% share in CS-Interglas AG, together with fixed-price options to increase this equity interest to approximately 84%; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company, headquartered in the U.S.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics industry. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications.

LEAN ENTERPRISE AND VALUE CHAIN MANAGEMENT PROGRAMS

    The Lean Enterprise and value chain management programs are designed to create a common way of managing our company. These programs impose a singular focus on creating value for our customers and eliminating waste throughout the value chain. This new management approach targets value creation, and challenges all our employees to continually reduce cost, improve our operating efficiency and maximize the quality of our products. Success of these programs will depend on training our employees to eliminate waste and non-value activity while improving business processes to deliver superior product faster and more efficiently than our competitors.

    The goals of the program are reduced scrap, faster manufacturing cycle times, shorter equipment set-up and clean-down times, lower manufacturing rejects and warranty claims, faster processing of customer orders and deliveries, simplified manufacturing procedures and improved manufacturing processes. All of these actions, if successful, are expected to result in higher throughput and greater capacity on existing manufacturing equipment, thereby reducing both capital expenditures and facility requirements. Improved efficiency and quality are expected to result in lower unit labor requirements and thereby lower product costs and lower inventory requirements.

    The potential for improvement encompasses our entire vertically integrated supply chain, including our manufacturing plants, support functions, product development activities and customers and suppliers. The Lean Enterprise program is also systematically linked with key initiatives to improve the quality and effectiveness of our global procurement activities. The results of these multi-year initiatives will be measured by the satisfaction of our customers and the progressive improvement in our operating performance.

PRODUCTION SUPPLY CHAIN

    Due to our vertically integrated operations, we produce several materials used in our manufacture of industrial fabrics, composite materials and engineered products, as well as the PAN used as a precursor material in our manufacture of carbon fibers. As depicted below, at each level of the production supply chain we sell a significant portion of our products to outside customers. This exposes each product line to market forces and stimulates productivity and innovation so that product lines remain cost competitive and at the leading edge of technology. Currently, we consume internally approximately 43% and 39% of our carbon fiber and fabric production, respectively.

                                 [LOGO]

    Our production activities are generally based on a combination of "make-to-order" and "make-to-forecast" production requirements. We coordinate closely with key suppliers in an effort to avoid raw material shortages and excess inventories.

RESEARCH AND TECHNOLOGY

    Hexcel's research and technology activities support all of our core businesses worldwide. Through R&T, we maintain expertise in chemical formulation and curatives, fabric forming and textile architectures, advanced composites structures, process engineering, analysis and testing of composite materials, computational design and prediction, and other scientific disciplines related to our worldwide business base. Additionally, our R&T departments perform a limited amount of contract research and development in the United States and Europe for strategically important customers in the areas of ceramics, higher temperature polymers, advanced textiles and composite structures manufacturing.

    Our products rely primarily on our expertise in materials science, textiles, process engineering and polymer chemistry. Consistent with market demand, we have been placing more emphasis on cost effective product design and agile manufacturing in recent years. Towards this end, we have entered into formal and informal partnerships, as well as licensing and teaming arrangements, with several customers, suppliers, external agencies and laboratories. We believe that we possess unique capabilities to design, develop and manufacture composite materials and structures.

    We own and maintain in excess of 100 patents worldwide, have licensed many key technologies and have granted technology licenses and patent rights to several third parties in connection with joint ventures and joint development programs. We spent $23.6 million for research and technology for the year ended December 31, 1998.

MARKETS AND CUSTOMERS

    Our materials are sold for a broad range of end-uses. The following tables summarize net sales and pro forma net sales, after giving effect to the Clark-Schwebel acquisition, to third-party customers by market and by geography for the year ended December 31, 1998.

                                                                                                 PRO FORMA YEAR
                                                                          YEAR ENDED DECEMBER  ENDED DECEMBER 31,
                                                                               31, 1998               1998
                                                                          -------------------  -------------------
NET SALES BY MARKET
Commercial aerospace....................................................              63%                  57%
Space and defense.......................................................              12                   10
Electronics.............................................................               8                   15
General industrial......................................................              12                   13
Recreation..............................................................               5                    5
                                                                                   -----                -----
    Total...............................................................             100%                 100%
                                                                                   -----                -----
                                                                                   -----                -----
NET SALES BY GEOGRAPHY
United States...........................................................              54%                  59%
U.S. exports............................................................               9                    8
International...........................................................              37                   33
                                                                                   -----                -----
    Total...............................................................             100%                 100%
                                                                                   -----                -----
                                                                                   -----                -----

    Virtually all of the net sales of the Clark-Schwebel business, excluding its non-consolidated joint ventures, are to customers located in the United States. Approximately 65% of net sales of the Clark-Schwebel business are to electronics markets, approximately 14% to commercial aerospace markets and 21% to general industrial markets.

    COMMERCIAL AEROSPACE. Historically, the commercial aerospace industry has led the development of applications for advanced structural materials and components because it has the strongest need for the performance properties of these materials, and is well positioned to maximize the economic benefits from their use. Accordingly, the demand for advanced structural material products is closely correlated to the demand for commercial aircraft.

    Commercial aircraft demand fluctuates in relation to two principal factors. First, the number of revenue passenger miles flown by the world's airlines affects the size of the airline fleets and generally follows the level of overall economic activity. A recent document, published by Boeing, projects that revenue passenger miles will increase an average of 4.9% per year over the next decade, providing a source of long-term demand for new commercial aircraft. However, recent economic events in Asia, Latin America and other parts of the world may result in difficulties in achieving this projected growth rate, especially in the near term.

    The second demand factor, which is less sensitive to the general economy, is the replacement and retrofit rates for existing aircraft. These rates are determined in part by the regulatory requirements established by various civil aviation authorities, and by public concern regarding aircraft age, safety and noise. These rates may also be affected by the desire of the various airlines for higher payloads and more fuel efficient aircraft, which in turn is influenced by the price of fuel.

    Reflecting the demand factors noted above, the number of commercial aircraft delivered by Boeing, including McDonnell Douglas, and Airbus declined by 48% from 1992 to 1995. At the lowest point during this period, Boeing and Airbus reported combined deliveries of 380 aircraft. Beginning in 1996, however, aircraft deliveries by Boeing and Airbus began to rise, growing to a combined total of 397 in 1996, 557 in 1997, and 788 in 1998. Based on published projections, including a press release issued by Boeing on January 26, 1999, combined deliveries are expected to peak at 913 in 1999, before declining to 797 in 2000. Set forth below are historical and projected deliveries as published by Boeing and Airbus:

                                                   1990         1991         1992         1993         1994         1995
                                                   -----        -----        -----        -----        -----        -----
Boeing/McDonnell Douglas......................         527          605          573          409          311          256
Airbus........................................          95          163          157          138          127          124
                                                       ---          ---          ---          ---          ---          ---
    Total.....................................         622          768          730          547          438          380
                                                       ---          ---          ---          ---          ---          ---
                                                       ---          ---          ---          ---          ---          ---

                                                                                              PROJECTED
                                                                                             ------------
                                                   1996         1997         1998         1999         2000
                                                   -----        -----        -----        -----        -----
Boeing/McDonnell Douglas......................         271          375          559          620          480
Airbus........................................         126          182          229          293          317
                                                       ---          ---          ---          ---          ---
    Total.....................................         397          557          788          913          797
                                                       ---          ---          ---          ---          ---
                                                       ---          ---          ---          ---          ---

    Approximately 44% of Hexcel's net sales on a pro forma basis for the year ended December 31, 1998 were to Boeing, Airbus and related subcontractors, compared with reported 46% in 1998 and 1997 and 32% in 1996, as reported. This percentage is expected to decline in 1999, as a result of the projected trends in commercial aircraft deliveries as well as the procurement and manufacturing trends noted above. In addition, the acquisition of the Clark-Schwebel business will increase the proportion of Hexcel's sales to the electronics market in 1999.

    SPACE AND DEFENSE. The space and defense markets have historically been innovators in and sources of significant demand for advanced structural materials. For example, advanced structural materials made a major contribution to the development of "stealth" aircraft technologies. However, aggregate demand by space and defense customers is primarily a function of military aircraft procurement by the U.S. and various European governments. Consequently, the space and defense market for advanced structural materials declined significantly during the early part of this decade, as a result of substantial decreases in military aircraft procurement that began in the late 1980s.

    Presently, there are a number of potentially significant military aircraft programs in various stages of development or initial production that utilize advanced structural materials. Hexcel has a number of carbon fiber and composite material products qualified for use on several of these programs, including the competing development versions of the Joint Strike Fighter (JSF), the F-22 (Raptor) and F/A-18 E/ F (Hornet) aircraft, the European Fighter Aircraft (Typhoon), the C-17 cargo and V-22 (Osprey)tilt-rotor aircraft, RAH-66 (Comanche) and NH90 helicopter.

    ELECTRONICS. The acquisition of the Clark-Schwebel business provides Hexcel with a global platform to supply the electronics industry, which we believe has attractive long-term growth potential. The Clark-Schwebel business is the largest producer of fine, lightweight fiberglass fabrics used in the fabrication of multilayer printed circuit boards, with an estimated 50% market share in the United States. In addition to its U.S. businesses, it has significant ownership positions in three joint ventures: CS-Interglas, Asahi-Schwebel and CS Tech-Fab. CS-Interglas and Asahi-Schwebel are leading fiberglass fabric manufacturers in Europe, Japan and Southeast Asia with estimated electronics fiberglass fabric market shares of 36%, 38% and 13%, respectively. Fiberglass fabrics are a critical component used in the production of printed circuit boards, which are integral to most advanced electronics products, including computers, telecommunications equipment, advanced cable television equipment, network servers, televisions, automotive equipment and home appliances.

    We believe that we are strategically positioned to capitalize on the expected growth in worldwide demand for electronics fiberglass fabrics resulting from:

    - the development of more complex and sophisticated electronics equipment in established markets, such as wireless communications and personal computers;

    - the proliferation of computer usage through networking, server and multi-media systems;

    - the increase in global demand for telecommunication infrastructure and mobile telecommunications services; and

    - new applications for electronic systems in automobiles, home appliances and medical equipment.

    The worldwide printed circuit board market is estimated at over $30 billion, with multilayer printed circuit boards comprising approximately two-thirds of the total market. As the leading manufacturer of lightweight fabrics for multilayer printed circuit boards, we are well positioned to capture a significant portion of this market growth.

    GENERAL INDUSTRIAL AND RECREATION MARKETS. We have focused our participation in general industrial and recreation markets in areas where the application of advanced structural material technology offers significant benefits to the end-user. As a result, we have chosen select opportunities where high performance is the key product criterion. Accordingly, future opportunities and growth depend primarily upon the success of the individual programs and industries in which we have elected to participate. Within general industrial markets, key applications include surface transportation, wind energy and civil engineering. Within the recreation market, key product applications in which we are involved include skis, snowboards, golf club shafts, fishing rods, tennis rackets and bicycles. Our participation in these markets is a valuable complement to our commercial and military aerospace businesses. We are committed to pursuing the utilization of advanced structural material technology in general industrial and recreation products.

COMPETITION

    In the production and sale of advanced structural materials, Hexcel competes with numerous United States and international companies on a worldwide basis. The broad markets for our products are highly competitive and we have focused on both specific markets and specialty products within markets to obtain market share. In addition to competing directly with companies offering similar products, our materials compete with substitute structural materials such as structural foam, wood, metal and concrete. Depending upon the material and markets, relevant competitive factors include price, delivery, service, quality and product performance. See "Risk Factors--Intense competition from electronic fiberglass manufacturers may continue to impose significant pricing pressures."

ENVIRONMENTAL MATTERS

    We are subject to numerous federal, state, local and foreign laws and regulations that impose strict requirements for the control and abatement of air, water and soil pollutants and the manufacturing, storage, handling and disposal of hazardous substances and waste. These laws and regulations include the Federal Comprehensive Environmental Response, Compensation, and Liability Act (Superfund), the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act, and analogous state laws and regulations. Regulatory standards under these environmental laws and regulations have tended to become increasingly stringent over time.

    We have incurred substantial compliance costs, including capital costs, in complying with such requirements in the United States and in foreign jurisdictions. We are currently a party to, or otherwise involved in, legal proceedings in connection with a number of Superfund sites. Because Superfund provides for joint and several liability, we could be responsible for all remediation costs at such sites, even if we are one of many potentially responsible parties. We believe, however, based on our experience with such matters, the amount and the nature of our waste, and the number of other financially viable potentially responsible parties, that our liability in connection with such matters will not be material.

    In addition, we are currently investigating and remediating on-site areas of contamination at several of our current and former facilities. We cannot assure you that we have identified all off-site liability matters and all on-site remediation matters involving our current or former facilities for which we may be responsible or that the cost of such known or unknown remediation matters will be immaterial. We have established financial reserves in cases where the amount of environmentally-related expenditures can be reasonably estimated. As assessments and cleanups proceed, and as additional information becomes available, we will review and adjust, if necessary, these reserve amounts.

LEGAL MATTERS

    We are aware of a grand jury investigation being conducted by the Antitrust Division of the United States Department of Justice with respect to the carbon fiber and carbon fiber prepreg industries. The Department of Justice appears to be reviewing the pricing practices of all manufacturers of carbon fiber and carbon fiber prepreg since 1993. Hexcel, along with other manufacturers of these products, has received a grand jury subpoena requiring production of documents to the Department of Justice. We are not in a position to predict the direction or outcome of the investigation and we are cooperating with the Department of Justice.

    Net sales of carbon fiber in 1998 and 1997 were approximately $43 million. Net sales of prepregs for 1998 and 1997 were approximately $280 million and $238 million, respectively.

EMPLOYEES

    As of December 31, 1998, Hexcel employed 6,875 full-time employees, compared with 5,597 and 5,013 as of December 31, 1997 and 1996, respectively. As a result of the acquisition of the Clark-Schwebel business, we added approximately 1,300 employees to our workforce.

PROPERTIES

    Hexcel owns manufacturing facilities and leases sales offices located throughout the United States and in other countries as noted below. Our corporate offices are located in leased facilities in Stamford, Connecticut and Pleasanton, California. Our central R&T administration and composite materials laboratories are located in Dublin, California.

    The following table lists the manufacturing facilities of Hexcel by geographic location, approximate square footage, and principal products manufactured. The following table does not include manufacturing facilities owned by entities in which we have a joint venture interest.

                            MANUFACTURING FACILITIES

                                           APPROXIMATE
  FACILITY LOCATION                       SQUARE FOOTAGE                    PRINCIPAL PRODUCTS
----------------------------------------  --------------  -------------------------------------------------------
UNITED STATES:
  Anderson, South Carolina..............       432,000    Reinforcement fabrics
  Bellingham, Washington................       188,000    Interiors
  Burlington, Washington................        73,000    Honeycomb Parts
  Casa Grande, Arizona..................       307,000    Honeycomb and Honeycomb Parts
  Cleveland, Georgia*...................        93,000    Heavyweight electronic fabric
  Decatur, Alabama......................       159,000    PAN Precursor used to produce Carbon Fibers
  Gilbert, Arizona......................        30,000    Prepregs
  Kent, Washington......................       883,000    Composite Structures; Interiors
  Lancaster, Ohio.......................        49,000    Prepregs
  Livermore, California.................       141,000    Prepregs
  Pottsville, Pennsylvania..............       134,000    Honeycomb Parts
  Salt Lake City, Utah..................       371,000    Carbon Fibers; Prepregs
  Seguin, Texas.........................       204,000    Reinforcement fabrics
  Statesville, North Carolina...........       553,000    Lightweight electronic fabrics; reinforcement fabrics
  Washington, Georgia...................       160,000    Midweight electronic fabrics

INTERNATIONAL:
  Brindisi, Italy.......................       110,000    Engineered Products
  Dagneux, France.......................       130,000    Prepregs
  Decines, France.......................        90,000    Reinforcement fabrics
  Duxford, United Kingdom...............       440,000    Prepregs; Honeycomb and Honeycomb Parts
  Les Avenieres, France.................       476,000    Reinforcement fabrics; Prepregs
  Linz, Austria.........................       163,000    Prepregs
  Parla, Spain..........................        43,000    Prepregs
  Swindon, United Kingdom...............        20,000    Honeycomb Parts
  Welkenraedt, Belgium..................       223,000    Honeycomb and Honeycomb Parts

*   We intend to close our Cleveland, GA facility by August, 1999.

    Hexcel leases the facilities located in Anderson, South Carolina; Washington, Georgia; Statesville, North Carolina; Gilbert, Arizona; and Swindon, U.K.; and the land on which the Burlington, Washington facility is located. Hexcel also leases portions of the facilities located in Casa Grande, Arizona; Bellingham and Kent, Washington; Linz, Austria; and Les Avenieres, France.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors of Hexcel consists of 10 directors: four directors designated by Ciba (John M.D. Cheesmond, John J. McGraw, Martin Riediker, Stanley Sherman, the Chairman of the Board and Chief Executive Officer of Hexcel (John J. Lee), the President and Chief Operating Officer of Hexcel (Harold E. Kinne) and four additional independent directors (Marshall S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer).

    The following tables set forth information regarding the directors and executive officers of Hexcel as of March 15, 1998. No family relationship exists between any of our directors and/or executive officers.

DIRECTORS

                                               DIRECTOR
NAME                                 AGE         SINCE     POSITION(S) WITH HEXCEL
-------------------------------      ---      -----------  ----------------------------------------------------------------
John J. Lee....................          62         1993   Chairman of the Board; Chief Executive Officer; Director
Harold E. Kinne................          59         1998   President and Chief Operating Officer; Director
John M.D. Cheesmond............          49         1996   Director
Marshall S. Geller.............          59         1994   Director
John J. McGraw.................          58         1999   Director
Martin Riediker................          47         1999   Director
Stanley Sherman................          60         1996   Director
Martin L. Solomon..............          62         1996   Director
George S. Springer.............          65         1993   Director
Franklin S. Wimer..............          63         1995   Director

    JOHN J. LEE, age 62, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director since May 1993. He also serves as Chairman of the Nominating Committee and is a member of the Finance Committee of Hexcel. Mr. Lee is a director of Hvide Marine Incorporated, a marine support and transportation services company. He has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987. He is also a trustee of Yale University. Mr. Lee was a director of Aviva Petroleum Corporation, an oil and gas exploration company, from 1993 to 1998. Mr. Lee was a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to 1996 and Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer, from 1989 to 1993. Mr. Lee served as an advisor to the Clipper Group, a private investment partnership, from 1993 to 1998. Mr. Lee also served as a director of Tosco Corporation, a national refiner and marketer of petroleum products, from 1988 to 1993 and as President and Chief Operating Officer of Tosco Corporation from 1990 through 1993.

    HAROLD E. KINNE, age 59, has served as President and Chief Operating Officer of Hexcel since July 1998. Prior to joining Hexcel, he was President of the Additives Division, corporate vice president, a member of the corporate management committee and a director of Ciba Specialty Chemicals Corporation from 1996 to June 1998. Mr. Kinne also held the same positions in Ciba-Geigy Corporation from 1988 through 1996. Prior to that, Mr. Kinne served as Vice President, Pigments, for the Plastics & Additives Division of Ciba-Geigy Corporation from 1986 to 1988. Mr. Kinne has held various other technical and managerial positions with Ciba-Geigy Corporation from 1965 to 1986.

    JOHN M.D. CHEESMOND, age 49, has been a director of Hexcel since February 1996. Mr. Cheesmond also serves as Chairman of the Executive Compensation Committee, is a member of the Finance Committee of Hexcel and is Executive Vice President of Ciba Specialty Chemicals Inc.

(Switzerland). Mr. Cheesmond was Senior Vice President and Head of Regional Finance and Control of Ciba Geigy Limited from 1994 to 1996. From 1991 to 1993, Mr. Cheesmond served as Group Vice President, Planning, Information and Control at Ciba Vision Corporation.

    MARSHALL S. GELLER, age 59, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as a member of the Audit, Executive Compensation and Nominating Committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg & Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990; and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., Players International, Inc., Value Vision International, Inc., iMall, Inc., Cabletel Communications Corp., Stroud's, Inc. and various privately-held corporations and charitable organizations.

    JOHN J. McGRAW, age 58, has been a director of Hexcel since February 1999. Mr. McGraw has been Vice President, General Counsel, Secretary and a member of the Board of Directors of Ciba Specialty Chemicals Corporation since 1996. Mr. McGraw served as Vice President, General Counsel and Secretary of Ciba-Geigy Corporation from 1986 to 1996, and was a member of the Board of Directors and of the Finance Committee of Ciba-Geigy Corporation from 1989 to 1996. Mr. McGraw also serves on the Board of Directors of the Westchester Legal Aid Society.

    MARTIN RIEDIKER, age 47, has been a director of Hexcel since February 1999. Mr. Riediker has been Global President of Ciba's Consumer Care Division and a member of Ciba's Executive Committee since 1996 and as such is also responsible for Ciba's Performance Polymers Division. Mr. Riediker was appointed Head of Ciba Geigy Limited's Ciba Chemicals Division in 1995. From 1994 to 1995 he served as head of Ciba-Geigy Corporation's US Polymers Division and as a Management Committee member of Ciba-Geigy Corporation in the United States.

    STANLEY SHERMAN, age 60, has been a director of Hexcel since February 1996. Mr. Sherman also serves as a member of the Executive Compensation and Finance Committees of Hexcel. Mr. Sherman is President and Chief Executive Officer of Ciba Specialty Chemicals Corporation (North America)and Chairman of the Board of Ciba Specialty Chemicals (Canada). Mr. Sherman served as a director and Vice President and Chief Financial Officer of Ciba-Geigy Corporation from 1991 to 1996, and was a member of the Finance Committee and the Corporate Management Committee of Ciba-Geigy Corporation's Board of Directors. From 1986 to 1991, Mr. Sherman served as Vice President-Corporate Planning of Ciba-Geigy Corporation. Mr. Sherman also serves on the Board of Directors of the Chemicals Manufacturers Association and of the Westchester Educational Coalition.

    MARTIN L. SOLOMON, age 62, has been a director of Hexcel since May 1996. Mr. Solomon serves as Chairman of the Finance Committee and is a member of the Audit and Executive Compensation Committees of Hexcel. Mr. Solomon has been Chairman and Chief Executive Officer of American County Holdings, Inc., an insurance holding company, since 1997 and a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.R., an investment partnership, from 1988 to 1990, and an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of XTRA Corporation since 1990. Mr. Solomon is also a director of various privately-held corporations and civic organizations.

    GEORGE S. SPRINGER, age 65, has been a director of Hexcel since January 1993. Mr. Springer also serves as Chairman of the Technology Committee of Hexcel. Mr. Springer is the Paul Pigott Professor and Chairman of the Department of Aeronautics and Astronautics, and by courtesy,

Professor of Mechanical Engineering and Professor of Civil Engineering, at Stanford University. Mr. Springer joined Stanford University's faculty in 1983.

    FRANKLIN S. WIMER, age 63, was a director of Hexcel from February 1995 to February 1996 and was reelected in May 1996. Mr. Wimer also serves as Chairman of the Audit Committee and is a member of the Technology Committee of Hexcel. Mr. Wimer is President and Principal of UniRock Management Corporation, a private merchant banking firm based in Denver, Colorado. Mr. Wimer has been with UniRock since 1987. UniRock acted as strategic planning consultant to Hexcel from December 1993 through April 1996. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., Chairman of the Board of Colorado Gaming & Entertainment Co. and is a director of the Denver Paralegal Institute and Foresight Products, Inc.

EXECUTIVE OFFICERS

    Set forth below is information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of March 15, 1999. For additional information concerning Messrs. Lee and Kinne, see "--Directors and Executive Officers--Directors."

                                             EXECUTIVE
                                              OFFICER
NAME                               AGE         SINCE                          POSITION(S) WITH HEXCEL
-----------------------------      ---      -----------  ------------------------------------------------------------------
John J. Lee..................          62         1993   Chairman of the Board; Chief Executive Officer; Director
Harold E. Kinne..............          59         1998   President; Chief Operating Officer; Director
Stephen C. Forsyth...........          43         1994   Executive Vice President; Chief Financial Officer
Ira J. Krakower..............          58         1996   Senior Vice President; General Counsel; Secretary
Lynn L. Brown................          49         1999   Vice President of Human Resources
Wayne C. Pensky..............          43         1993   Vice President; Corporate Controller; Chief Accounting Officer
Robert A. Petrisko...........          44         1993   Vice President of Research and Technology
Gary L. Sandercock...........          58         1989   Vice President of Manufacturing
Joseph H. Shaulson...........          33         1996   Vice President of Planning and Integration
David M. Wong................          54         1996   Vice President of Corporate Affairs
Bruce D. Herman..............          43         1996   Treasurer
William Hunt.................          55         1996   President of the Global Materials Business Unit
William D. Bennison..........          54         1998   President of the Global Fabrics Business Unit
Justin P.S. Taylor...........          45         1996   President of the Structures and Interiors Business Unit
James N. Burns...............          58         1996   President of the Fibers Business Unit

    STEPHEN C. FORSYTH, age 43, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996 and Senior Vice President of Finance and Administration between February 1996 and June 1998. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and General Manager of Hexcel's Resins Business and Export Marketing from 1989 to 1994, and held other general management positions with Hexcel from 1980 to 1989. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 58, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    LYNN L. BROWN, age 49, has served as Vice President of Human Resources since March 1999, prior to joining Hexcel, Ms. Brown served as Vice President of Human Resources at MKE-Quantum Components, LLC from 1998 to February 1999, as Vice President of Organizational Development and International Human Resources at Burger King Corporation from 1996 to 1998, and as Director of Human Resources at several business units of AlliedSignal, Inc. from 1993 to 1996.

    WAYNE C. PENSKY, age 43, has served as Vice President of Hexcel since December 1998 and as Corporate Controller and Chief Accounting Officer of Hexcel since July 1993. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., an accounting firm, where he was employed from 1979 to 1993.

    ROBERT A. PETRISKO, age 44, has served as Vice President of Research and Technology of Hexcel since September 1993. Mr. Petrisko served at Hexcel's Chandler facility as Manager of the Signature Technology Group from 1989 to April 1993 and as Director of Aerospace Technology from April 1993 to September 1993. Mr. Petrisko joined Hexcel in 1989 after serving as a Research Specialist with Dow Corning Corporation from 1985 to 1989.

    GARY L. SANDERCOCK, age 58, has served as Vice President of Manufacturing of Hexcel since October 1996. From February 1996 to October 1996, he served as President of Hexcel's Special Process business unit. Mr. Sandercock served as Vice President of Manufacturing of Hexcel from April 1993 to February 1996, Vice President of the Reinforcement Fabrics business unit of Hexcel from 1989 to 1993 and General Manager of the Trevarno Division of Hexcel from 1985 to 1989, and held other manufacturing and general management positions from 1967 to 1985. Mr. Sandercock joined Hexcel in 1967.

    JOSEPH H. SHAULSON, age 33, has served as Vice President of Planning and Integration of Hexcel since November 1998. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    DAVID M. WONG, age 54, has served as Vice President of Corporate Affairs of Hexcel since February 1996. Mr. Wong served as Hexcel's Director of Special Projects from July 1993 to February 1996 and Corporate Controller and Chief Accounting Officer of Hexcel from 1983 to 1993, and held other general management positions from 1979 to 1983. Mr. Wong joined Hexcel in 1979.

    BRUCE D. HERMAN, age 43, has served as Treasurer of Hexcel since April 1996. Prior to joining Hexcel, Mr. Herman served as Vice President of Finance in the Transportation and Industrial Financing Division of USL Capital Corp. (formerly U.S. Leasing Inc.) from 1993 to 1996. Mr. Herman, served as Vice President of Finance in the Equipment Financing Group of USL from 1991 to 1993.

    WILLIAM HUNT, age 55, has served as President of Hexcel's Global Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit since February 1996. Mr. Hunt served as President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Plastics in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    WILLIAM D. BENNISON, age 54, has served as President of Hexcel's Global Fabrics business unit since November 1998. Mr. Bennison also serves as President of CS Tech-Fab and as a director of CS-Interglas and Asahi-Schwebel. Prior to joining Hexcel, Mr. Bennison was President of Clark-Schwebel, Inc. from 1991 to September 1998.

    JAMES N. BURNS, age 58, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 to June 1996, Business Unit Director of Advanced Composite Materials from June 1992 to March 1995 and Vice President of Marketing from June 1986 to June 1992.

    JUSTIN TAYLOR, age 45, has served as President of Hexcel's Structures and Interiors business unit since April 1996. From July 1995 to April 1996, Mr. Taylor served as a member of Ciba Geigy Limited's strategic planning unit. From 1993 to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of Ciba-Geigy Corporation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of February 28, 1999 reflecting ownership by any person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel's common stock.

                                                                                     NUMBER OF
                                                                                     SHARES OF       PERCENT OF
NAME AND ADDRESS                                                                    COMMON STOCK        CLASS
---------------------------------------------------------------------------------  --------------  ---------------
Ciba Specialty Chemicals Holding Inc. (a)........................................     18,028,414            49.6%
  Klybeckstrasse 141
  CH 4002
  Basle, Switzerland

Franklin Resources, Inc. (b).....................................................      3,627,773            10.0%
  Franklin Mutual Advisors, Inc.
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------------

(a) Based on information contained in a Statement on Schedule 13D filed with the SEC on March 18, 1997 on behalf of Ciba and its wholly owned affiliates, Ciba Specialty Chemicals Corporation and Ciba Specialty Chemicals Inc. Ciba Specialty Chemicals, Inc. has sole voting and investment power with respect to 9,204,503 shares and Ciba Specialty Chemicals Corporation has sole voting and investment power with respect to 8,817,245 shares of Hexcel's common stock. Ciba directors Messrs. McGraw and Riediker each hold 10,000 options to purchase Hexcel's common stock, 3,333 of which for each are vested. Based on information provided to Hexcel, such options are held for the benefit of Ciba and are included in the shares owned by Ciba above. The shares of Hexcel's common stock beneficially owned by Ciba are subject to the terms of the governance agreement. See "Certain Relationships and Related Transactions."

(b) Based on information contained in a Statement on Schedule 13G filed with the SEC on January 29, 1999 on behalf of Franklin Resources, Inc., Franklin Mutual Advisors, Inc., Rupert H. Johnson, Jr. and Charles B. Johnson, which parties have sole voting and investment power with respect to all the shares of Hexcel's common stock held by it.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

    The following description summarizes the material provisions of Hexcel's material indebtedness. Hexcel's material indebtedness consists of the senior credit facility, the convertible debentures indenture, the convertible notes indenture and the Ciba notes indenture. You may request copies of these agreements at our address set forth under "Available Information."

    In this description, the word "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries.

SENIOR CREDIT FACILITY

    In connection with the acquisition of the Clark-Schwebel business on September 15, 1998, Hexcel and several of its foreign subsidiaries entered into a senior credit facility with several financial institutions as lenders, Credit Suisse First Boston, as the administrative agent, and Citibank, N.A., as documentation agent, to: (a) fund the purchase of the Clark-Schwebel business;
(b) refinance our then existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements. Simultaneously with the consummation of the offering of the original notes, the senior credit facility was amended to, among other things, modify financial covenants and permit the offering.

    After giving pro forma effect to the offering of the original notes and the application of the proceeds thereof, the senior credit facility provides for up to $671.5 million of aggregate borrowing capacity, consisting of:

    - a secured $152.5 million tranche A term loan;

    - a secured $159.0 million tranche B term loan;

    - a secured domestic revolving line of credit in an aggregate amount of $250.0 million in borrowings available to Hexcel;

    - a secured European revolving line of credit in an aggregate amount of $100.0 million in borrowings available to Hexcel and the foreign subsidiaries; and

    - a secured European overdraft facility in an aggregate amount of $10.0 million in borrowings available to the foreign subsidiaries.

The domestic revolving line of credit is available to Hexcel for revolving loans subject to utilization by Hexcel of a letter of credit sub-facility and a swing line sub-facility. The european revolving line of credit is available to Hexcel and the foreign subsidiaries for revolving loans subject to utilization by Hexcel and the foreign subsidiaries of a European letter of credit sub-facility. The european overdraft facility is available to all of our foreign subsidiaries.

    As of March 31, 1999, there was approximately $394.1 million of aggregate loans outstanding under the senior credit facility. This amount consisted of $152.5 million of the tranche A term loan, $159.0 million of the tranche B term loan, $46.0 million of the domestic revolving line of credit and $36.6 million of the european revolving line of credit.

    The tranche A term loan is subject to specified amortization payments required to be made in quarterly installments commencing in December 1999 until final payment is made in September 2004. The tranche B term loan is subject to specified amortization payments required to be made in quarterly installments commencing in December 1999 until final payment is made in September 2005. The domestic revolving line of credit, the european revolving line of credit and the european overdraft facility are available until September 14, 2004 unless terminated earlier under specified circumstances. Additionally, the loans under the senior credit facility and the aggregate available commitments under the senior credit facility will be reduced in connection with asset and capital stock sales and dispositions, receipt of insurance proceeds, and incurrences of indebtedness.

    Borrowings by us under the tranche A term loan, tranche B term loan and domestic revolving line of credit portions of the senior credit facility and borrowings in U.S. dollars by us under the european revolving line of credit portion of the senior credit facility bear interest at a rate equal to, at our option, either (1) the base rate, which is based on the prime rate most recently announced by the agent or the Federal Funds rate plus one-half of 1%, or (2) the applicable London interbank rate, in each case plus an applicable margin of Hexcel and its subsidiaries; provided that borrowings of swing line loans under the domestic Revolving Line of Credit portion of the senior credit facility bear interest at a rate equal to the base rate plus an applicable margin determined by reference to the ratio of Indebtedness to EBITDA of Hexcel and its subsidiaries. All other borrowings under the european revolving line of credit and the european overdraft facility portions of the senior credit facility bear interest at a rate equal to the applicable London interbank rate plus an applicable margin determined by reference to the ratio of Indebtedness to EBITDA of Hexcel and its subsidiaries.

    Our obligations and those of the foreign subsidiaries under the senior credit facility are unconditionally guaranteed, jointly and severally, by all of our material U.S. subsidiaries and the obligations of the foreign subsidiaries under the senior credit facility are unconditionally guaranteed by Hexcel. Our obligations, those of the foreign subsidiaries and the guarantors under the senior credit facility are secured primarily by a first priority pledge of the stock of all of our material U.S. subsidiaries, and a first priority pledge of at least 65% of the capital stock of our non-U.S. subsidiaries owned directly by us or any of our material U.S. subsidiaries.

    The senior credit facility contains, among other things, covenants restricting our ability and that of our subsidiaries to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness, including the notes, incur indebtedness and guarantees, create liens, enter into agreements with negative pledge clauses, make investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change its fiscal year, change its business or make fundamental changes, and otherwise restrict corporate activities. The senior credit facility also contains a number of financial covenants.

    In addition, the senior credit facility is subject to (1) a facility fee determined by reference to the ratio of Indebtedness to EBITDA of Hexcel and its subsidiaries, payable in arrears on a quarterly basis, times the daily average of the domestic revolving line of credit, european revolving line credit and european overdraft facility commitments and the additional amount that is available to be borrowed under the tranche A term loan, and (2) letter of credit fees with respect to each letter of credit outstanding under the senior credit facility margin based on the applicable margin in effect for London interbank rate loans under the senior credit facility.

    The senior credit facility was filed with the SEC as an exhibit to Hexcel's quarterly report on Form 10-Q for the period ended September 30, 1998.

7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011

    On August 1, 1986, Hexcel issued $35.0 million aggregate principal amount of 7% Convertible Subordinated Debentures Due 2011, of which $25.6 million aggregate principal amount remains outstanding. The convertible debentures are convertible into common stock of Hexcel prior to maturity, unless previously redeemed, at a conversion price of $30.72 per share. Mandatory redemption of the convertible debentures is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.75 million in each year thereafter. The convertible debentures are subordinated to all present and future senior indebtedness of Hexcel. The convertible debentures indenture contains covenants that, among other things, limit consolidations, mergers and transfers of all or substantially all assets.

7% CONVERTIBLE SUBORDINATED NOTES DUE 2003

    On July 18, 1996, Hexcel issued $114.5 million aggregate principal amount of 7% Convertible Subordinated Notes Due 2003, of which $114.4 million remains outstanding. The convertible notes are convertible into common stock of Hexcel at any time on or before August 1, 2003, unless previously redeemed, at a conversion price of $15.81 per share. The convertible notes are redeemable, in whole or in part, at our option at any time on or after August 9, 1999, at various redemption prices set forth in the convertible notes indenture, plus accrued interest. Upon a change of control, each holder of convertible notes will have the right to require us to repurchase any or all outstanding convertible notes held by the holder at 100% of their principal amount plus accrued interest. The convertible notes are subordinated to all present and future senior indebtedness of Hexcel. The convertible notes indenture contains covenants that, among other things, limit consolidations, mergers and transfers of all or substantially all assets.

SENIOR SUBORDINATED NOTES PAYABLE TO CIBA

    In connection with the Ciba acquisition, we issued $37.5 million of aggregate principal amount of senior subordinated notes payable to Ciba. The Ciba notes rank PARI PASSU with the notes and currently bear interest at a rate of 7.5% per annum. The interest rate on the Ciba notes increased to 10.5% per annum on February 28, 1999 and will increase by an additional 0.5% per year on each February 17 thereafter through maturity in 2003. The Ciba notes are redeemable, in whole or in part, at our option. On February 28, 1999, we redeemed $12.5 million aggregate principal amount of the Ciba notes with borrowings under the senior credit facility. Hexcel has various financial and other relationships with Ciba, the holder of the Ciba notes. See "Certain Relationships and Related Transactions."

                            DESCRIPTION OF THE NOTES

    The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

    The original notes are, and the exchange notes will be, issued under an indenture, between Hexcel and The Bank of New York, as trustee. References to the notes include the exchange notes unless the context otherwise requires. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. This description of the notes contains definitions of terms, including those defined under the caption "--Definition of Terms Used in the Indenture," that are necessary to understand this section of the prospectus. In this section "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries.

    The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. You may request a copy of the indenture at our address set forth under "Available Information."

BRIEF DESCRIPTION OF THE NOTES

    These notes:

    - are unsecured senior subordinated obligations of Hexcel;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of Hexcel; and

    - are senior in right of payment to any future Subordinated Obligations of Hexcel.

PRINCIPAL, MATURITY AND INTEREST

    The original notes are, and the exchange notes will be, issued initially in a maximum aggregate principal amount of $240.0 million. The original notes are, and the exchange notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on January 15, 2009. Subject to our compliance with the covenant described under the caption "--Covenants-- Limitation on Indebtedness," we are permitted to issue additional notes under the indenture in an unlimited principal amount. The indenture defines notes so issued as "additional notes."

    Interest on the notes will accrue at the rate of 9 3/4% per annum. Interest will be payable semiannually in arrears on January 15 and July 15, commencing on July 15, 1999. Hexcel will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered for exchange. If no interest has been paid on the original note, interest will be paid from the date of its original issuance. Holders whose original notes are accepted in the exchange offer will waive their right to receive accrued interest on the original notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Additional interest may accrue on the notes in specified circumstances according to the registration rights agreement.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the notes at our option before January 15, 2004.

    On and after January 15, 2004, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice. We will be entitled to redeem the notes at the redemption prices set forth below, if redeemed during the 12-month period beginning on January 15 in the years indicated below:

                                                                                       PERCENTAGE
                                                                                           OF
                                                                                        PRINCIPAL
YEAR                                                                                     AMOUNT
-------------------------------------------------------------------------------------  -----------
2004.................................................................................     104.875%
2005.................................................................................     103.900
2006.................................................................................     102.925
2007.................................................................................     101.950
2008.................................................................................     100.975
2009 and thereafter..................................................................     100.000%

    In addition, before January 15, 2002, we may at our option redeem up to 35% of the original aggregate principal amount of notes, including the original principal amount of any additional notes, with the cash proceeds from one or more public equity offerings; PROVIDED that:

    - at least 65% of the original aggregate principal amount of notes other than notes held by Hexcel or its affiliates, remains outstanding immediately after the redemption, and

    - the redemption occurs within 120 days after the date of the related public equity offering.

    If we exercise this option, we will pay a redemption price of 109.75% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

SELECTION AND NOTICE OF REDEMPTION

    If we redeem less than all the notes at any time, the trustee will select notes on a PRO RATA basis, by lot or by another method as the trustee will deem to be fair and appropriate.

    We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

RANKING

    SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

    As of March 31, 1999, Hexcel's Senior Indebtedness was $455.2 million. The indenture limits the amount of additional Indebtedness that Hexcel may incur. However, under specified circumstances the amount of the Indebtedness could be substantial. In any case, the Indebtedness may be Senior Indebtedness. As of March 31, 1999, the amount of additional Indebtedness that Hexcel could incur under the indenture was estimated at $793.0 million, including $275.1 million of committed borrowing capacity under the senior credit facility. After giving effect to loan covenants under the senior credit facility, the maximum amount of additional debt that Hexcel could borrow as of March 31, 1999 was $74.3 million, including $36.0 million of senior debt.

    LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A portion of Hexcel's operations are conducted through its subsidiaries. Claims of creditors of these subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of Hexcel, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors and preferred stockholders, if any, of subsidiaries of Hexcel.

    At March 31, 1999, the total liabilities of our subsidiaries were approximately $224 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not limit the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "--Covenants--Limitation on Indebtedness."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Under the indenture, only Senior Indebtedness of Hexcel will rank senior to the notes. The notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of Hexcel. As of March 31, 1999, Hexcel's outstanding Senior Subordinated Indebtedness was $23.8 million, net of unamortized discount of $1.1 million.

    We have agreed in the indenture that we will not Incur any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    PAYMENT OF NOTES

    We are not permitted to pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "--Defeasance" below. We may not repurchase, redeem or otherwise retire any notes if:

    (1) any Designated Senior Indebtedness is not paid when due; or

    (2) any other default on Designated Senior Indebtedness occurs and the maturity is accelerated;

unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of these provisions, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the representative of any Designated Senior Indebtedness.

    During the continuance of any default, other than a default described in clause (1) or (2) above, in connection with any Designated Senior Indebtedness, we are not permitted to pay the notes for a "Payment Blockage Period." The payment blockage period commences upon the receipt by the trustee of a "Blockage Notice" of the default from the holders of the Designated Senior Indebtedness and ends 179 days later. The Payment Blockage Period will end earlier if it is terminated:

    - by written notice to the trustee and us from the person who gave the Blockage Notice;

    - because the default giving rise to the Blockage Notice is cured, waived or otherwise no longer continuing; or

    - because the Designated Senior Indebtedness has been discharged or repaid in full.

    Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period.

    Upon any payment or distribution of the assets of Hexcel upon a liquidation, dissolution or reorganization of Hexcel or its property:

    - the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the notes are entitled to receive any payment;

    - until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that holders of notes may receive capital stock and subordinated debt obligations; and

    - if a distribution is made to holders of the notes that should not have been made to them, the holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

    If payment of the notes is accelerated because of an Event of Default, Hexcel or the trustee shall promptly notify the holders of Designated Senior Indebtedness of the acceleration.

    In the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more than the holders of the notes. Creditors of ours who are not holders of Senior Indebtedness may recover less than holders of Senior Indebtedness and may recover more than the holders of the notes.

    The terms of the subordination provisions described above will not apply to payments from money held in trust by the trustee for the payment of principal of and interest on the notes. See "--Defeasance."

CHANGE OF CONTROL

    Upon the occurrence of a "Change of Control," each holder may require us to purchase its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest. The following are "Change of Control" events:

    (1) any "person" other than one or more Permitted Holders, becomes the beneficial owner of more than 40% of the total voting power of Hexcel; PROVIDED, HOWEVER, that the Permitted Holders beneficially own in the aggregate a lesser percentage of the total voting power of Hexcel than the other person and do not have the right or ability to elect or designate for election a majority of the board of directors;

    (2) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of Hexcel was approved under the governance agreement or by a vote of 66 2/3% of the directors of Hexcel then still in office cease for any reason to constitute a majority of the board of directors then in office; or

    (3) the merger of Hexcel with another person other than a Permitted Holder, or the merger of another person other than a Permitted Holder, with Hexcel, or the sale of all or substantially all the assets of Hexcel to another person other than a person controlled by the Permitted Holders.

    A Change of Control shall not be deemed to occur if the event described in
(1) above occurs as a result of a transfer of voting stock by the Permitted Holders unless and until the publicly announced rating of the notes shall, within 90 days, be less than the rating of the notes on the date which is 90 days before the date of the occurrence of that event. If, however, the notes have an investment grade rating by both rating agencies, a Change of Control shall be deemed not to occur following that event unless and until the publicly announced rating of the notes shall be less than investment grade rating within 90 days after the date of the occurrence of that event. In each case the 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either rating agency.

    Within 30 days after any Change of Control, we will mail a notice to each holder of notes, a "Change of Control Offer," stating:

    (1) that a Change of Control has occurred and that the holder has the right to require us to purchase its notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase;

    (2) the circumstances and relevant facts regarding the Change of Control, including a statement of PRO FORMA historical income, cash flow and capitalization after giving effect to the Change of Control;

    (3) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

    (4) the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

    We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

    We will comply with the requirements of the securities laws in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the change of control covenant.

    The Change of Control purchase feature of the notes may make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the initial purchasers of the original notes. It is not the result of our knowledge of any specific effort to accumulate common stock of Hexcel or to obtain control of Hexcel or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

    Subject to the limitations discussed below, we could enter into transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption "-- Covenants--Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in this covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

    The Credit Agreement will prohibit us from purchasing any notes and will also provide that the occurrence of specified Change of Control events would constitute a default under the Credit Agreement. In the event a Change of Control occurs when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

    Future Indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require us to repurchase the Indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to purchase the notes could cause a default under the Indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

    Our obligation to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that Hexcel and its Restricted Subsidiaries may Incur Indebtedness if, on the date of the Incurrence and after giving effect to the Incurrence on a PRO FORMA basis, the Consolidated Coverage Ratio exceeds (x) if on or before January 15, 2002, 2.0 to
1.0 and (y) if thereafter, 2.25 to 1.0.

    (b) Notwithstanding paragraph (a) above, Hexcel and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

       (1) Indebtedness Incurred by Hexcel or any Restricted Subsidiary under the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to the Incurrence, the aggregate principal amount of the Indebtedness then outstanding does not exceed

           (A) the greater of

               (x) $680.0 million LESS the sum of all term loan principal amortization payments scheduled to be made, whether or not in fact made, through the date of the Incurrence under the Credit Agreement as in effect on the issue date (the "Maximum Committed Credit Agreement Amount") and

               (y) the sum of 50% of the book value of the consolidated
                   inventory of Hexcel and its Restricted Subsidiaries and 80% of the consolidated accounts receivable of Hexcel and its Restricted Subsidiaries (the "Consolidated Working Capital Amount") LESS the principal amount of any Indebtedness Incurred under clause (2) below and then outstanding, LESS

           (B) the sum of all principal payments on Indebtedness made under paragraph (a)(3)(A) of the covenant described under the caption "--Limitation on Asset Dispositions";

       (2) Indebtedness Incurred by foreign subsidiaries to finance the working capital requirements of foreign subsidiaries; PROVIDED, HOWEVER, that the aggregate principal amount of the Indebtedness, when added together with the amount of Indebtedness Incurred by all foreign subsidiaries under this clause (2) and then outstanding, does not exceed the lesser of

           (A) the sum of 50% of the book value of the consolidated inventories of all foreign subsidiaries and 80% of the consolidated accounts receivable of all foreign subsidiaries and

           (B) the amount by which the greater of

               (x) the Consolidated Working Capital Amount and

               (y) the Maximum Committed Credit Agreement Amount exceeds the principal amount of Indebtedness Incurred under clause (1) above and then outstanding;

       (3) Indebtedness owed to and held by Hexcel or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that

           (A) any subsequent issuance or transfer of any capital stock which results in any Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness--other than to Hexcel or a Wholly Owned Subsidiary-- shall be deemed, in each case, to constitute the Incurrence of the Indebtedness and

           (B) if Hexcel is the obligor on the Indebtedness, the payment of the Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the notes;

       (4) the notes, other than additional notes, and the exchange notes;

       (5) Indebtedness, other than the Indebtedness described in clauses (1),
           (2), (3) or (4) above, outstanding on the issue date;

       (6) Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (4), (5) or this clause (6);

       (7) hedging obligations directly related to Indebtedness permitted to be Incurred by Hexcel and Restricted Subsidiaries under the indenture or, in the case of a currency exchange protection agreement, reasonably related to the ordinary course of business of Hexcel and its Restricted Subsidiaries;

       (8) Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by Hexcel or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by Hexcel or its Restricted Subsidiaries to refinance the Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred under this clause (8) and then outstanding, does not exceed $20 million;

       (9) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of Hexcel and its Restricted Subsidiaries; or

       (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Hexcel and Restricted Subsidiaries outstanding on the date of the Incurrence, other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a), does not exceed $25.0 million.

    (c) Notwithstanding the above provisions, Hexcel will not Incur any Indebtedness under paragraph (b) above, if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Obligations, unless the Indebtedness will be subordinated to the notes to at least the same extent as the Subordinated Obligations.

    (d) For purposes of determining compliance with this covenant:

       (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Hexcel, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses and

       (2) an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, Hexcel will not Incur:

       (1) any Indebtedness if that Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or

       (2) any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

    (f) In determining amounts of Indebtedness outstanding under the Limitation on Indebtedness covenant and to avoid duplication, the following shall not be deemed to be a separate Incurrence of Indebtedness: indebtedness of a person resulting from the grant by that person of security interests, the issuance by that person of guarantees, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by the person under the indenture or Indebtedness which the person is otherwise permitted to Incur under the indenture.

    (g) Indebtedness of any person which is outstanding at the time the person becomes a Restricted Subsidiary, including upon designation of any subsidiary or other person as a Restricted Subsidiary, or is merged with or into or consolidated with Hexcel or a Restricted Subsidiary shall be deemed to have been Incurred at the time the person becomes a Restricted Subsidiary or merged with or into or consolidated with Hexcel or a Restricted Subsidiary, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Hexcel or any Restricted Subsidiary makes a Restricted Payment:

    (1) a Default shall have occurred and be continuing, or would result from the Restricted Payment;

    (2) Hexcel is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness"; or

    (3) the aggregate amount of the Restricted Payment and all other Restricted Payments made since the issue date would exceed the sum of, without duplication:

       (A) 50% of the Consolidated Net Income accrued during the period, which will be treated as one accounting period, from the beginning of the fiscal quarter in which the issue date occurs to the end of the most recent fiscal quarter ending at least 45 days before the date of the Restricted Payment, or, in case the Consolidated Net Income is a deficit, LESS 100% of that deficit; PLUS

       (B) 100% of the aggregate Net Cash Proceeds received by Hexcel from the issuance or sale of its capital stock--other than capital stock within the meaning of "Disqualified Stock" as defined in the indenture--subsequent to the issue date and on or before the date of the Restricted Payment, other than an issuance or sale to a subsidiary of Hexcel or an issuance or sale to an employee stock ownership plan or to a trust established by Hexcel or any of its subsidiaries for the benefit of their employees; PLUS

       (C) the amount by which the Indebtedness of Hexcel is reduced on Hexcel's balance sheet upon the conversion or exchange--other than by a subsidiary of Hexcel--subsequent to the issue date and on or before the date of the Restricted Payment of any Indebtedness of Hexcel convertible or exchangeable for capital stock--other than disqualified stock-- of Hexcel, less the amount of any cash, or the fair value of any other property, distributed by Hexcel upon the conversion or exchange; PLUS

       (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Hexcel or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion, proportionate to Hexcel's equity interest in the subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made and treated as a Restricted Payment by Hexcel or any Restricted Subsidiary in the Unrestricted Subsidiary.

    (b) The preceding provisions will not prohibit:

       (1) any acquisition of any capital stock of Hexcel made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel--other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel-- or options, warrants or other rights to purchase the capital stock; PROVIDED, HOWEVER, that

           (A) the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and

           (B) the Net Cash Proceeds from the sale shall be excluded from clause
               (3)(B) of paragraph (a) above;

       (2) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel--other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel--or options, warrants or other rights to purchase the capital stock; PROVIDED, HOWEVER, that

           (A) the purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and

           (B) the Net Cash Proceeds from the sale shall be excluded from clause
               (3)(B) of paragraph (a) above;

       (3) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Hexcel which is permitted to be Incurred under the covenant described under the caption "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that the Indebtedness

           (A) shall have a stated maturity later than the stated maturity of the notes and

           (B) shall have an Average Life greater than the remaining Average Life of the notes; PROVIDED FURTHER, HOWEVER, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

       (4) any purchase or redemption of Subordinated Obligations from Net Available Cash after application according to clauses (A), (B) and
           (C) of paragraph (a)(3) of the covenant described under the caption "--Limitation on Asset Dispositions"; PROVIDED, HOWEVER, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

       (5) dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of the dividend, no other Default shall have occurred and be continuing, or result therefrom; PROVIDED FURTHER, HOWEVER, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

       (6) so long as no Default shall have occurred and be continuing, or result therefrom, Investments in Joint Ventures or other persons engaged in a related business in an aggregate amount which, when added together with the amount of all other Investments made according to this clause (6) which at the time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $60.0 million; PROVIDED, HOWEVER, that the amount of the Investments shall be excluded in the calculation of Restricted Payments;

       (7) so long as no Default shall have occurred and be continuing, or result therefrom, payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of Hexcel, including any redemption, repurchase, acquisition, cancelation or other retirement for value of shares of capital stock of Hexcel, restricted stock, options on any of these shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any of these persons under the terms of the Plan or agreement under which the shares or related rights were issued or acquired; PROVIDED, HOWEVER, that the amount of any of these payments shall be included in the calculation of Restricted Payments;

       (8) so long as no Default shall have occurred and be continuing, or result therefrom, any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations were issued, but only if Hexcel has first complied with all its obligations under the provisions described under the caption "--Change of Control"; PROVIDED, HOWEVER, that the amount of the purchase or defeasance shall be excluded in the calculation of Restricted Payments; or

       (9) so long as no Default shall have occurred and be continuing, or result therefrom, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under, this clause (9) which at that time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $40.0 million; PROVIDED, HOWEVER, that the amount of the Restricted Payments shall be included in the calculation of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    Hexcel will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (a) pay dividends or make any other distributions on its capital stock to Hexcel or a Restricted Subsidiary or pay any Indebtedness owed to Hexcel,

    (b) make any loans or advances to Hexcel or any Restricted Subsidiary, or

    (c) transfer any of its property or assets to Hexcel or any Restricted Subsidiary (collectively "Payment Restrictions"), except:

       (1) any Payment Restriction imposed under the Credit Agreement, the indenture, Refinancing Indebtedness in respect of the notes and any agreement in effect at or entered into on the issue date;

       (2) any Payment Restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or prior to the date on which the Restricted Subsidiary was acquired by Hexcel --other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to complete, the transaction or series of related transactions as a result of which the Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, Hexcel--and outstanding on that date;

       (3) any Payment Restriction under an agreement effecting a refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or
           (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the Payment Restrictions with respect to the Restricted Subsidiary contained in the refinancing agreement or amendment are no less favorable to the holders of the notes than those with respect to the Restricted Subsidiary contained in the predecessor agreements;

       (4) in the case of clause (c) above, any encumbrance or restriction consisting of customary non-assignment provisions in leases or other contracts governing leasehold interests to the extent these provisions restrict the transfer of the lease or the property leased under the leases and contracts;

       (5) any restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition; and

       (6) any encumbrance or restriction contained in the governing documents of any Joint Venture Subsidiary.

    LIMITATION ON ASSET DISPOSITIONS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

       (1) Hexcel or a Restricted Subsidiary receives consideration at least equal to the fair market value, of the shares and assets subject to the Asset Disposition;

       (2) at least 75% of the consideration for the Asset Disposition received by Hexcel or the Restricted Subsidiary is in the form of cash; and

       (3) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by Hexcel or the Restricted Subsidiary, as the case may be:

           (A) FIRST, to the extent Hexcel or the Restricted Subsidiary elects, to prepay, repay or purchase Senior Indebtedness or Indebtedness--other than any disqualified stock--of a Restricted Subsidiary, in each case other than Indebtedness owed to Hexcel or an affiliate of Hexcel, within one year from the later of the Asset Disposition or the receipt of the Net Available Cash;

           (B) SECOND, to the extent Hexcel or the Restricted Subsidiary elects, to acquire additional assets within one year from the later of the Asset Disposition or the receipt of the Net Available Cash;

           (C) THIRD, to make an offer to the holders of the notes, and to holders of other Senior Subordinated Indebtedness designated by Hexcel, to purchase notes, and the other Senior Subordinated Indebtedness, according to the indenture; and

           (D) FOURTH, to the extent of the balance of the Net Available Cash after application according to clauses (A), (B) and (C), for any purpose not prohibited by the terms of the indenture.

    Notwithstanding the above provisions of this paragraph, Hexcel and the Restricted Subsidiaries will not be required to apply any Net Available Cash according to the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied according to the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash under this covenant, the Net Available Cash will be invested in Temporary Cash Investments.

    For the purposes of the covenant described under this caption, the following shall be deemed to be cash:

        (x) the assumption of Indebtedness of Hexcel or any Restricted Subsidiary and the release of Hexcel or the Restricted Subsidiary from all liability with respect to the Indebtedness in connection with the Asset Disposition, PROVIDED, HOWEVER, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash"; and

        (y) securities received by Hexcel or any Restricted Subsidiary from the transferee that are promptly converted by Hexcel or the Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the notes and other Senior Subordinated Indebtedness, we will purchase notes tendered at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest--according to the procedures, set forth in the indenture. If the aggregate purchase price of notes and any other Senior Subordinated Indebtedness tendered is less than the Net Available Cash, we will be entitled to apply the remaining

Net Available Cash according to clause (a)(3)(D) above. We will not be required to make the offer to purchase notes and other Senior Subordinated Indebtedness if the Net Available Cash available for the offer, after application of Net Available Cash according to clauses (A) and (B) of paragraph (a) above, is less than $10.0 million. The lesser amount shall be carried forward to determine whether the offer is required for any subsequent Asset Disposition.

    (c) Hexcel will comply with the requirements of the securities laws in connection with the purchase of the notes under this covenant. To the extent that the provisions of any securities laws conflict with provisions of this covenant, Hexcel will comply with the applicable securities laws and shall not be deemed to have breached its obligations under this covenant.

    LIMITATION ON AFFILIATE TRANSACTIONS

    (a) Hexcel will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any "Affiliate Transaction", including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any affiliate of Hexcel unless:

       (1) the Affiliate Transaction is made in good faith and on terms which are fair and reasonable to Hexcel or the Restricted Subsidiary, as the case may be;

       (2) if the Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Hexcel disinterested with respect to the Affiliate Transaction have determined in good faith that the terms are fair and reasonable; and

       (3) if the Affiliate Transaction involves an amount in excess of $10.0 million, the board of directors shall also have received a written opinion from an investment banking firm to the effect that the Affiliate Transaction is fair, from a financial standpoint, to Hexcel and its Restricted Subsidiaries.

    (b) The provisions of paragraph (a), above, shall not prohibit:

       (1) any Permitted Investment and any Restricted Payment permitted to be paid under the covenant described under the caption "--Limitation on Restricted Payments";

       (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors;

       (3) the payment of reasonable fees to directors of Hexcel and its Restricted Subsidiaries;

       (4) transactions between Hexcel or a Restricted Subsidiary and one or more Restricted Subsidiaries; PROVIDED, HOWEVER, that no affiliate of Hexcel, other than another Restricted Subsidiary, owns, directly or indirectly, any capital stock in any of the Restricted Subsidiaries;

       (5) transactions in the ordinary course of business, including loans, expense advances and reimbursements, between Hexcel or any of its Restricted Subsidiaries, on the one hand, and any employee of Hexcel or any of its Restricted Subsidiaries, on the other hand;

       (6) transactions with affiliates entered into in the ordinary course of business of Hexcel or its Restricted Subsidiaries, on terms which are, in the opinion of Hexcel's management or the board of directors, fair and reasonable to Hexcel or its Restricted Subsidiaries;

       (7) the granting and performance of registration rights for shares of capital stock of Hexcel under a written registration rights agreement approved by a majority of directors of Hexcel that are disinterested with respect to the transactions;

       (8) transactions with affiliates solely in their capacity as holders of Indebtedness or capital stock of Hexcel or any of its subsidiaries, so long as Indebtedness or capital stock of the same class is also held by persons that are not affiliates of Hexcel and these affiliates are treated no more favorably than holders of the Indebtedness or the capital stock generally, and the redemption of the outstanding principal amount of the Ciba notes, together with accrued interest;

    (9) transactions according to the governance agreement, and any amendments to the governance agreement that are not adverse to the interests of the holders of the notes and which are approved by a majority of the directors of Hexcel disinterested with respect to the amendment; and

    (10) any transaction between Hexcel or any Restricted Subsidiaries and any of the Existing Joint Ventures under agreements in effect on the issue date.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    Hexcel will not sell any shares of capital stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary to issue or sell shares of its capital stock--in each case, other than preferred stock within the meaning of "Qualified Preferred Stock" as defined in the indenture--except:

    (1) to Hexcel or a Wholly Owned Subsidiary;

    (2) directors' qualifying shares;

    (3) if, immediately after giving effect to the issuance or sale, neither Hexcel nor any of its subsidiaries own any capital stock of the Restricted Subsidiary; or

    (4) if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the person remaining after giving effect to the issuance or sale would have been permitted to be made under the indenture if made on the date of the issuance or sale.

    Notwithstanding the provisions above, the issuance or sale of shares of capital stock of any Restricted Subsidiary of Hexcel will not violate the indenture if the shares are issued or sold in connection with

    - the formation or capitalization of a Restricted Subsidiary which, at the time of the issuance or sale or immediately after the issuance or sale, is a Joint Venture Subsidiary or

    - a single transaction or a series of substantially contemporaneous transactions by which the Restricted Subsidiary becomes a Restricted Subsidiary of Hexcel by reason of the acquisition of securities or assets from another person.

    MERGER AND CONSOLIDATION

    Hexcel will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other person, unless:

    (1) the successor company shall be a person organized and existing under the laws of the United States of America, any U.S. State or the District of Columbia, and the successor company, if other than Hexcel, shall expressly assume, by a supplemental indenture all the obligations of Hexcel under the notes and the indenture;

    (2) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any Restricted Subsidiary as a result of the transaction as having been Incurred by the successor company or the Restricted Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;

    (3) immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness";

    (4) immediately after giving effect to the transaction, the successor company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Hexcel before the transaction; and

    (5) Hexcel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

    Nothing contained in the preceeding paragraphs shall prohibit any wholly owned subsidiary from merging with or into, or transferring all or part of its assets to, Hexcel.

    The successor company will succeed to, and be substituted for Hexcel under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

    LIMITATION ON BUSINESS ACTIVITIES

    Hexcel will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by Hexcel and its Restricted Subsidiaries on the issue date and businesses which are reasonably related, ancillary or complementary thereto.

    SEC REPORTS

    Hexcel will file with the SEC and provide the trustee and the holders of the notes with the annual reports and the applicable information, documents and other reports as are specified in the Exchange Act.

    In addition Hexcel will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. Hexcel will make this information available to securities analysts and prospective investors upon request.

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

    (2) a default in payment when due of the principal of any note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

    (3) the failure by Hexcel to comply with its obligations described under the caption "--Covenants--Merger and Consolidation" above;

    (4) the failure by Hexcel to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "--Change of Control," other than a failure to purchase notes, or under the captions "--Covenants--Limitation on Indebtedness,"
       "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Asset Dispositions," other than a failure to purchase notes, "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Business Activities" or "--SEC Reports";

    (5) the failure by Hexcel to comply for 60 days after notice with any of the other agreements contained in the indenture;

    (6) Indebtedness of Hexcel or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default and the total amount of Indebtedness unpaid or accelerated exceeds $10.0 million;

    (7) events of bankruptcy, insolvency or reorganization of Hexcel or a significant subsidiary; or

    (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against Hexcel or a significant subsidiary, remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice.

    However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Hexcel of the default and Hexcel does not cure the default within the time specified after receipt of the notice.

    If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Hexcel occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

    In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    (1) the holder has previously given the trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the trustee has not complied with the request within 60 days; and

    (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

    The holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if a committee of its trust officers determines that withholding notice is not adverse to the holders of the notes. In addition, Hexcel is required to deliver to the trustee, after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Hexcel also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event which would constitute a Default, its status and what action Hexcel is taking or proposes to take in respect to the event.

AMENDMENTS AND WAIVERS

    Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. This may include consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of holders of 80% or more in principal amount of the notes then outstanding, Hexcel may not, with respect to any notes held by a non-consenting holder, make any change to the subordination provisions of the indenture that would adversely affect holders of the notes.

    In addition, without the consent of each holder affected, an amendment or waiver may not:

    (1) reduce the principal amount of notes whose holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest on any note;

    (3) reduce the principal of or extend the stated maturity of any note;

    (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption";

    (5) make any note payable in money other than that stated in the notes;

    (6) impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates for payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes; or

    (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of notes, Hexcel and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes, PROVIDED, THAT the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

    (3) to provide for the assumption by a successor corporation of the obligations of Hexcel under the indenture;

    (4) to add guarantees with respect to the notes or to secure the notes;

    (5) to add to the covenants of Hexcel for the benefit of the holders of the notes or to surrender any right or power conferred upon Hexcel;

    (6) to make any change that does not adversely affect the rights under the indenture of any holder; or

    (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

    No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness consent to the change.

    The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, Hexcel is required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

DEFEASANCE

    Hexcel at any time may terminate all its obligations under the notes and the indenture, except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This type of termination is referred to as legal defeasance.

    In addition, Hexcel at any time may terminate its obligations described under the caption "-- Change of Control" and under the covenants described under the caption "--Covenants", other than the covenant described under the caption "Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under the caption "--Defaults" above and the limitations contained in clauses (3) and (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above. This type of termination is referred to as covenant defeasance.

    Hexcel may exercise its legal defeasance option regardless of its prior exercise of its covenant defeasance option. If Hexcel exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the payment of the notes. If Hexcel exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7), with respect only to significant subsidiaries, or (8) under the caption "--Defaults" above or because of the failure of Hexcel to comply with clause (3) or (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above.

    In order to exercise either legal defeasance or covenant defeasance, Hexcel must irrevocably deposit in a defeasance trust money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity. Hexcel must also comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

CONCERNING THE TRUSTEE

    The Bank of New York is to be the trustee under the indenture and has been appointed by Hexcel as registrar and paying agent for the notes.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place for exercising any remedy available to the trustee, subject to various exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

DEFINITIONS OF TERMS USED IN THE INDENTURE

    The following defined terms are used in the indenture and are included in this prospectus because they are necessary to understand the description of the notes contained in this prospectus.

    "ADDITIONAL ASSETS" means any:

    (1) property or assets (other than Indebtedness and capital stock) to be used by Hexcel, a Restricted Subsidiary or a Joint Venture;

    (2) capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Hexcel or another Restricted Subsidiary; or

    (3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary or a Joint Venture;

PROVIDED, HOWEVER, that any Restricted Subsidiary described in clauses (2) and
(3) is primarily engaged in related business.

    "AFFILIATE" of any specified person means:

    (1) any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

    (2) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (1).

For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "--Covenants--Limitation on Affiliate Transactions" and "--Covenants--Limitation on Asset Dispositions" only, "affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of Hexcel or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "ASSET DISPOSITION" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hexcel or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction)involving an amount in excess of $3.0 million other than

    (1) a disposition by a Restricted Subsidiary to Hexcel, by Hexcel or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

    (2) a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of Hexcel or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

    (3) the disposition or grant of licenses to third parties in respect of intellectual property;

    (4) a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

    (5) the sale of Specified Properties;

    (6) a disposition by Hexcel or any subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including capital stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the board of directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets; and

    (7) for purposes of the covenant described under the caption
       "--Covenants--Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under the caption "--Covenants--Limitation on Restricted Payments;" or

    (8) an Asset Disposition that also constitutes a Change of Control; PROVIDED, HOWEVER, that Hexcel complies with all its obligations described under the caption "--Change of Control."

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption multiplied by the amount of such payment by (y) the sum of all such payments.

    "BANK INDEBTEDNESS" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "BOARD OF DIRECTORS" means the board of directors of Hexcel or any committee thereof duly authorized to act on behalf of the board.

    "CAPITALIZED LEASE OBLIGATION" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that:

    (1) if Hexcel or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a PRO FORMA basis to
       (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

    (2) if Hexcel or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a PRO FORMA basis as if such discharge had occurred on the first day of such period and as if Hexcel or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

    (3) if since the beginning of such period Hexcel or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Hexcel or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Hexcel and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hexcel and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (4) if since the beginning of such period Hexcel or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (5) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Hexcel or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause (3) or (4) above if made by Hexcel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever PRO FORMA effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the PRO FORMA calculations shall be determined in good faith by a responsible financial or accounting officer of Hexcel. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest expense on such

Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term as at the date of determination in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of, without duplication:

    (a) total interest expense of Hexcel and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by Hexcel or its Restricted Subsidiaries in such period, without duplication,

    (1) interest expense attributable to capital leases;

    (2) amortization of debt discount and debt issuance cost;

    (3) amortization of capitalized interest;

    (4) non-cash interest expense;

    (5) accrued interest;

    (6) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (7) interest actually paid by Hexcel or any such Restricted Subsidiary under any guarantee of Indebtedness of any other person;

    (8) net payments, if any, made pursuant to interest rate protection agreements (including amortization of fees);

    (b) preferred stock dividends paid during such period in respect of all preferred stock of Restricted Subsidiaries of Hexcel held by persons other than Hexcel; and

    (c) cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Hexcel) in connection with Indebtedness Incurred by such plan or trust to purchase capital stock of Hexcel.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of Hexcel and its consolidated subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

       (A) Hexcel's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such person during such period to Hexcel or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) Hexcel's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (loss) of any person acquired by Hexcel or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hexcel, except that

       (A) Hexcel's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hexcel or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

       (B) Hexcel's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (but not loss) realized upon the sale or other disposition of any assets of Hexcel, its consolidated subsidiaries or any other person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

    (5) any extraordinary gain or loss;

    (6) cumulative effect of a change in accounting principles; and

    (7) any non-cash business consolidation and acquisition charges recognized with respect to the Clark-Schwebel acquisition (except to the extent such non-cash charges represent an accrual of or a reserve for cash expenditures in any future period).

Notwithstanding the foregoing, for the purposes of the covenant described under the caption "--Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Hexcel or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of Hexcel and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Hexcel ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

    (1) the par or stated value of all outstanding capital stock of Hexcel; PLUS

    (2) paid-in capital or capital surplus relating to such capital stock; PLUS

    (3) any retained earnings or earned surplus; LESS

    (4) any accumulated deficit; LESS

    (5) any amounts attributable to disqualified stock.

    "CREDIT AGREEMENT" means:

    (1) one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loan or facilities to Hexcel, any Restricted Subsidiary, domestic or foreign, or any or all of such persons, including the Second Amended and Restated Credit Agreement in effect on the issue date, among Hexcel and specified subsidiaries of Hexcel, as borrowers, the lenders party thereto and Credit Suisse First Boston as administrative agent for the lenders, Citibank, N.A., as documentation agent for the lenders, as the same may be amended, modified, restated or supplemented from time to time, or any other indebtedness referred to in clause (b)(1) of the covenant described under the caption "--Covenants--Limitation on Indebtedness"; and

    (2) any one or more agreements governing advances, loans or facilities provided to refund, refinance, replace or renew (including subsequent or successive refundings, financings, replacements and renewals) Indebtedness under the agreement or agreements referred to in the foregoing clause (1), as the same may be amended, modified, restated or supplemented from time to time.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means:

    (1) the Bank Indebtedness; and

    (2) any other Senior Indebtedness (other than hedging obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of which are committed to lend up to, at least $25.0 million and is specifically designated by Hexcel in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture in an Officers' Certificate received by the Trustee.

    "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of Hexcel and its consolidated Restricted Subsidiaries for such period;

    (2) Consolidated Interest Expense for such period;

    (3) depreciation expense and amortization expense of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (4) all other non-cash items of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income LESS all non-cash items increasing Consolidated Net Income for such period; and

    (5) business consolidation and acquisition charges recognized for such period to the extent recognized during or prior to the fiscal year ended December 31, 2000; PROVIDED, HOWEVER, that the aggregate amount of the charges described in this clause (5) through the end of such fiscal year shall not exceed $25.0 million.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hexcel by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EXISTING JOINT VENTURES" means: (1) Asahi-Schwebel, (2) Asahi-Schwebel (Taiwan), (3) Asahi-Schwebel Interglas (Philippines), (4) CS Tech-Fab, (5) CS Interglas, (6) Asian Composite Manufacturing, (7) BHA Aero Composite Parts, and
(8) DIC. The indenture also defines each of the terms set forth in (1)-(8) hereof.

    "FOREIGN SUBSIDIARY" means a subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

    "GAAP" means generally accepted accounting principles.

    "GOVERNANCE AGREEMENT" means the Governance Agreement dated as of February 29, 1996, between Ciba Specialty Chemicals Holding Inc. and Hexcel.

    "GUARANTEE" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "guarantee" shall not include:

    (1) endorsements for collection or deposit in the ordinary course of business; or

    (2) obligations, warranties and indemnities, not with respect to Indebtedness of any person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "--Covenants-- Limitation on Asset Dispositions" and not for the benefit of or in favor of an affiliate of Hexcel or any of its subsidiaries.

The term "guarantee" used as a verb has a corresponding meaning.

    "INCUR" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or capital stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; PROVIDED, FURTHER, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:

    (1) increase the principal or premium thereof or interest rate thereon;

    (2) change to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

    (3) if such Indebtedness is contractually subordinated in right of payment to the notes, modify or affect, in any manner adverse to the holders, such subordination.

The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any person on any date of determination (without duplication):

    (1) the principal of and premium (if any such premium is then due and owing) in respect of

       (A) indebtedness of such person for money borrowed; and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

    (2) all Capitalized Lease Obligations of such person;

    (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

    (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock of such person, or with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

    (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, hedging obligations of such person.

For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any disqualified stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; PROVIDED, HOWEVER, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such stock as reflected in the most recent financial statements of such person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such person; PROVIDED, HOWEVER, that:

    (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

    (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "INVESTMENT" by any person in any other person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former person) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such latter person that are or would be classified as investments on a balance sheet of such former person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the board of directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "--Covenants--Limitation on Restricted Payments,"

    (1) "Investment" shall include the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Hexcel at the time that such subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Hexcel shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Hexcel's "Investment" in such subsidiary at the time of such redesignation less
       (y) the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

    "INVESTMENT GRADE RATING" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

    "ISSUE DATE" means the date on which the notes are originally issued.

    "JOINT VENTURE" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a Related Business.

    "JOINT VENTURE SUBSIDIARY" means a Restricted Subsidiary formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a Related Business.

    "LENDERS" has the meaning specified in the Credit Agreement.

    "NET AVAILABLE CASH" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

    (4) any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to Hexcel or a Restricted Subsidiary; and

    (5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by Hexcel or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "PERMITTED HOLDERS" means:

    (1) Ciba Specialty Chemicals Holding Inc. and its affiliates;

    (2) any person succeeding to the business of Ciba Specialty Chemicals Holding Inc., including pursuant to any merger or combination of one or more businesses that includes the business of Ciba Specialty Chemicals Holding Inc.; and

    (3) any affiliate of any person described in clause (2).

    "PERMITTED INVESTMENT" means an Investment

    (1) in Hexcel or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a related business;

    (2) in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hexcel or a Restricted Subsidiary; PROVIDED, HOWEVER, that such person's primary business is a related business;

    (3) in Temporary Cash Investments;

    (4) in receivables owing to Hexcel or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Hexcel or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) in loans or advances to officers, directors or employees of Hexcel or any of its subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) in loans or advances to employees made in the ordinary course of business consistent with past practices of Hexcel or such subsidiary, as the case may be;

    (7) in stock, obligations or securities received

       (A) in settlement of debts created in the ordinary course of business and owing to Hexcel or any subsidiary;

       (B) in satisfaction of judgments; or

       (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption
           "--Covenants--Limitation on Asset Dispositions;" and

    (8) deemed to have been made as a result of the acquisition of a person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such person.

    "PLANS" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Hexcel or any subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of Hexcel pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (x) a public equity offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Hexcel has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "RATING AGENCY" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Hexcel (as certified by a resolution of the board of directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the indenture (including Indebtedness of Hexcel that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that:

    (1) the Refinancing Indebtedness has stated maturity no earlier than any stated maturity of the Indebtedness being refinanced;

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder) or, if the Indebtedness being refinanced is the Capitalized Lease Obligation entered into on or about September 15, 1998, the aggregate purchase price of the property subject thereto, PLUS (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith;

PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary that refinances Indebtedness of Hexcel.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated January 21, 1999, between Hexcel and Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.

    "RELATED BUSINESS" means any business conducted by Hexcel and its Restricted Subsidiaries on the issue date and any business related, ancillary or complementary to the business of Hexcel and its Restricted Subsidiaries on the issue date.

    "RESTRICTED PAYMENT" with respect to any person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Hexcel or a Restricted Subsidiary, and other PRO RATA dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Hexcel held by any person or of any capital stock of the Restricted Subsidiary held by any affiliate of Hexcel (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Hexcel that is not disqualified stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (4) the making of any Investment (other than a Permitted Investment) in any person.

    "RESTRICTED SUBSIDIARY" means any subsidiary of Hexcel that is not an Unrestricted Subsidiary.

    "SECURED INDEBTEDNESS" means any Indebtedness of Hexcel secured by a lien.

    "SENIOR INDEBTEDNESS" means:

    (1) all Bank Indebtedness; and

    (2) all other Indebtedness of Hexcel, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel, whether or not allowed as a claim against Hexcel in any such proceeding) and fees thereon, whether outstanding on the issue date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes;

PROVIDED, HOWEVER, that Senior Indebtedness shall not include:

    (1) any liability for federal, state, local or other taxes owed or owing by Hexcel;

    (2) any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (3) any Indebtedness, guarantee or obligation of Hexcel which is subordinate or junior in any respect to any other Indebtedness, guarantee or obligation of Hexcel, including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

    (4) any obligations with respect to any capital stock.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the notes and any other Indebtedness of Hexcel that specifically provides that such Indebtedness is to rank PARI PASSU with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Hexcel which is not Senior Indebtedness.

    "SIGNIFICANT SUBSIDIARY" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

    "SPECIFIED PROPERTIES" shall mean Hexcel's manufacturing plants located in Lancaster, Ohio, Welkenraedt, Belgium, Brindisi, Italy and Lodi, New Jersey, and certain real property adjacent to the Company's manufacturing plant in Livermore, California.

    "SUBORDINATED OBLIGATION" means any Indebtedness of Hexcel (whether outstanding on the issue date or thereafter incurred) that is contractually subordinated or junior in right of payment to the notes pursuant to a written agreement, including the convertible notes and the convertible debentures.

    "SUBSIDIARY" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

    (1) such person,

    (2) such person and one or more subsidiaries of such person or

    (3) one or more subsidiaries of such person.

Unless the context requires otherwise, "subsidiary" shall refer to a subsidiary of Hexcel.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) investments in U.S. government obligations;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of Hexcel) organized and in existence under the laws of the United States of America or any foreign country recognized by the with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) any subsidiary of Hexcel that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

    (2) any subsidiary of an Unrestricted Subsidiary.

    The board of directors may designate any subsidiary of Hexcel (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, Hexcel or any other subsidiary of Hexcel that is not a subsidiary of the subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "--Covenants--Limitation on Restricted Payments."

    The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) Hexcel could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "--Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the capital stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by Hexcel or another Wholly Owned Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

    DTC has advised us as follows:

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

    - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    - Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the global notes will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

    - be entitled to have the exchange notes represented by the global notes registered in their names,

    - receive or be entitled to receive physical delivery of certificated notes in definitive form, and

    - be considered to be the owners or holders of any exchange notes under the global notes.

Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

    Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

    Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Beneficial owners of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

    DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

    Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes. Upon any issuance of certified notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

    As part of the sale of the original notes to Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. pursuant to the purchase agreement, dated January 15, 1999, among Hexcel and the initial purchasers, the holders of the original notes became entitled to the benefits of the registration rights agreement, dated as of January 21, 1999 by and among Hexcel and the initial purchasers.

    Under the registration rights agreement, we have agreed to use our best efforts:

    - to file a registration statement with the SEC in connection with a registered offer to exchange the original notes for new 9 3/4% Senior Subordinated Notes due 2009, having terms substantially identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions, within 90 days after January 21, 1999, the date the original notes were issued;

    - to cause the registration statement to become effective within 180 days after the issuance of the original notes;

    - to offer the exchange notes in exchange for surrender of the original notes, as soon as practicable after the effectiveness of the registration statement; and

    - to keep the exchange offer open for not less than 30 days--or longer if required by applicable law--after the date notice of the exchange offer is mailed to the holders of the original notes.

    The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. We understand that there are approximately 30 beneficial owners of original notes. This prospectus, together with the letter of transmittal, is being sent to all the beneficial holders known to us. For each original note validly tendered to us in the exchange offer and not withdrawn by the holder of the original note, the holder will receive an exchange note having a principal amount equal to that of the tendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the tendered original note in exchange for an exchange note or, if no interest has been paid on the original note, from the date of the original issue of the original note.

    Based on an interpretation of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders of the exchange notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters,

    (2) will not be able to tender original notes in the exchange offer, and

    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes,

unless the sale or transfer is made under an exemption from these requirements.

    Each holder of the original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to make representations, including that:

    - it is neither our affiliate nor a broker-dealer tendering notes acquired directly from us for its own account;

    - any exchange notes to be received by it were acquired in the ordinary course of its business; and

    - at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

    In addition, in connection with any resales of exchange notes, any participating broker-dealer who acquired the exchange notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements, except for the resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the registration statement for the resale of exchange notes.

    In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason we do not consummate the exchange offer within 180 days of the date of the registration rights agreement, or if an initial purchaser notifies us within 10 business days following consummation of the exchange offer that notes held by it are not eligible for exchange in the exchange offer, or if any holder notifies us that it:

    (1) is prohibited by law or SEC policy from participating in the exchange offer;

    (2) may not resell the exchange notes acquired in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for the resales by the holder; or

    (3) is a broker-dealer and holds notes that are part of an unsold allotment from the original sale of the notes, then, we have agreed:

    - to file a shelf registration statement as promptly as practicable, covering resales of the original notes or the exchange notes, as the case may be;

    - to use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

    - to keep the shelf registration statement effective until the earliest of
      (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses
      (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date and (C) the date on which all notes registered under the shelf registration statement are disposed of in accordance with the shelf registration statement.

    We have agreed to pay additional cash interest on the notes if:

    (1) by April 21, 1999--90 days after the issuance of the original notes--neither the registration statement nor the shelf registration statement is filed with the SEC;

    (2) by July 20, 1999--180 days after the issue date--the exchange offer is not consummated and, if applicable, the shelf registration statement is not declared effective; or

    (3) after either the registration statement or the shelf registration statement is declared effective, the registration statement thereafter ceases to be effective or usable, subject to noted exceptions. The rate of the additional interest will be 0.50% per annum following the occurrence of a registration default, until all registration defaults have been cured, subject to noted exceptions.

    Interest on each exchange note will accrue from January 21, 1999 or from the most recent interest payment date to which interest was paid on the original note surrendered in exchange for the exchange note or on the exchange note, as the case may be. The exchange notes will bear interest at 9 3/4% per annum, except that, if any interest accrues on the exchange notes in respect of any period prior to their issuance, interest will accrue at the rate or rates borne by the notes from time to time during that period. If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement of the offer, provided that we have accepted all notes validly tendered in accordance with the terms of the exchange offer.

    The summary in this prospectus of these provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement to which this prospectus forms a part.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On February 29, 1996, Hexcel completed transactions with Ciba Geigy Limited, as a result of which Hexcel acquired the Ciba composites business in accordance with the terms and conditions of the strategic alliance agreement, the governance agreement, a registration rights agreement, a distribution agreement and other agreements.

    On December 20, 1996, Ciba Geigy and Sandoz Limited combined to form Novartis Inc., a Swiss corporation. Before the business combination, Ciba Geigy formed a new subsidiary, Ciba. On March 13, 1997, all of Ciba Geigy's interest in Hexcel was transferred to Ciba, including all of its direct or indirect interest in Hexcel's common stock, the Ciba senior subordinated debt and all of its rights and obligations under the agreements.

THE STRATEGIC ALLIANCE AGREEMENT

    Under the strategic alliance agreement, Hexcel acquired the assets, including the capital stock of a number of non-U.S. subsidiaries, and assumed the liabilities of the Ciba composites business. Some assets and liabilities were excluded. In exchange, Ciba received:

    - 18.0 million newly issued shares of Hexcel's common stock, representing beneficial ownership of approximately 49.6% of Hexcel's outstanding common stock,

    - $25.0 million in cash,

    - senior subordinated notes in an aggregate principal amount of $37.5 million, and

    - senior demand notes in an aggregate principal amount of $5.3 million.

The aggregate purchase price for the net assets acquired from Ciba in 1996 was $208.7 million.

THE GOVERNANCE AGREEMENT

    Under the governance agreement, Hexcel's board of directors was reconstituted. In addition, as of the closing of the Ciba acquisition, key employees of the Ciba composites business became executive officers of Hexcel.

    CORPORATE GOVERNANCE

    Hexcel has agreed to cause any slate of nominees for election to the board of directors to consist of specified numbers of Ciba nominees and independent nominees. The precise number of Ciba nominees and independent nominees to be included in any slate of nominees varies based on Ciba's percentage ownership of Hexcel. The governance agreement further provides that (1) while Ciba beneficially owns 40% or more of the voting securities of Hexcel, each committee of the board of directors will consist of an equal number of Ciba directors and independent directors and (2) at all other times, each committee will be comprised so that Ciba's representation is at least proportionate to its representation on the board of directors. If the committee is comprised of three members or less, at least one Ciba director will serve.

    New directors chosen to fill vacancies on the board of directors will be selected as follows:

    - if the new director is to be a Ciba director, then Ciba will designate the new director;

    - if the former director was the chairman or president, the replacement chairman or president will be the replacement director; and

    - if the new director is to be an independent director, other than the chairman or the president, the remaining independent directors, including the chairman and the president if he or she is an independent director, will designate the new director.

    If the percentage of the total voting power of Hexcel beneficially owned by Ciba decreases to a point at which the number of Ciba directors would decrease, Ciba will cause a sufficient number of Ciba directors to resign from the board of directors. Any vacancies created by these resignations would be filled by independent directors.

    APPROVALS

    When Ciba beneficially owns 40% or more of the voting securities of Hexcel, neither the board of directors nor any committee of the board will take any action, including the approval, authorization or ratification of any action or inaction by officers, agents or employees of Hexcel, without the affirmative vote of at least one Ciba director and one independent director.

    In addition, when Ciba beneficially owns at least 33% of the voting securities of Hexcel, the board of directors will not authorize, approve or ratify any of the following actions without the approval of a majority of the Ciba directors:

    - any merger, acquisition or other business combination involving Hexcel or any subsidiary if the value of the consideration paid or received by Hexcel in the individual transaction or the aggregate consideration paid or received by Hexcel in all the transactions approved by the board of directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets;

    - any sale, transfer, lease or other disposition or series of related dispositions of assets of Hexcel or any of its subsidiaries, if the value of the assets so disposed exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets;

    - any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities, other than under customary stock option or incentive compensation plans and other than transactions solely among Hexcel and its subsidiaries, or any other bonds, debentures, notes or securities convertible into, exchangeable for or exercisable for equity securities if the aggregate net proceeds to Hexcel of the issuance or of the issuance when added to the aggregate net proceeds to Hexcel of all the issuances approved by the board of directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; and

    - any new capital expenditure program or any capital expenditure that is not part of a capital expenditure program previously approved by the board of directors, if the amount of the program or expenditure or of the program or expenditure when added to the aggregate amount of capital expenditures not approved by the board of directors during the prior 12 months exceeds the greater of $50 million or 7% of Hexcel's total consolidated assets.

    Under the terms of the governance agreement, Ciba has agreed that, until the percentage of the total voting power of Hexcel beneficially owned by Ciba falls below either (1) 15% if there is on file with the SEC any statement showing that a person other than Ciba beneficially owns 10% or more of the total voting power of Hexcel or (2) 10% in all other cases, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, Ciba will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel in favor of any nominee or director selected and against the removal of any director designated. In any other matter submitted to a vote of the stockholders of Hexcel, Ciba will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel either as recommended by the board of directors or in proportion to the votes cast with respect to the voting securities of Hexcel not beneficially owned by Ciba. However, Ciba will be free to vote in its sole discretion on the following matters submitted to stockholders if the matters were not submitted to stockholders at the request of Ciba:

    - any amendment to Hexcel's Certificate of Incorporation;

    - any merger, consolidation, acquisition or other business combination involving Hexcel or any of its subsidiaries;

    - any sale, lease, transfer or other disposition of the business operations or assets of Hexcel;

    - any recapitalization, restructuring or similar transaction or series of transactions involving Hexcel or any significant subsidiary of Hexcel;

    - any dissolution or complete or partial liquidation or similar arrangement of Hexcel or any significant subsidiary of Hexcel, subject to exceptions;

    - issuances of equity securities or securities convertible into or exchangeable or exercisable for equity securities; and

    - entering into any material joint venture, collaboration or partnership by Hexcel or any of its subsidiaries.

    STANDSTILL

    Ciba has agreed, subject to specified exceptions, that it will not:

    - purchase or otherwise acquire any beneficial ownership of voting securities of Hexcel;

    - enter into, solicit or support any merger or business combination involving Hexcel or purchase, acquire, or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel, except in the ordinary course of business or in nonmaterial amounts;

    - initiate or propose any security holder proposal without the approval of the board of directors or make, or in any way participate in, any solicitation of proxies, as these terms are used in Section 14 of the Exchange Act, to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which Ciba may vote in their sole discretion under the governance agreement;

    - form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC;

    - deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement other than the governance agreement;

    - seek representation on the board of directors, remove a director or seek a change in the size or composition of the board of directors;

    - make any request to amend or waive the provisions of the governance agreement referred to in this paragraph that would require public disclosure;

    - disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;

    - take any action challenging the validity or enforceability of the actions listed above; or

    - assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

The governance agreement permits Ciba to purchase or otherwise acquire beneficial ownership of Hexcel's voting securities in open market purchases so long as after giving effect to the purchases the percentage of the total voting power of Hexcel beneficially owned by Ciba does not exceed the greater of:

    - 57.5% and

    - the highest percentage of the total voting power of Hexcel beneficially owned by Ciba immediately following any action by Hexcel that increases the percentage of the total voting power of Hexcel beneficially owned by Ciba due to a reduction in the amount of voting securities of Hexcel outstanding as a result of that action.

    BUYOUT TRANSACTIONS

    After February 28, 2001, Ciba may propose, participate in or support completion of a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction, including a transaction with Ciba, if each stockholder other than Ciba is entitled to receive upon completion of the transaction consideration that is:

    - approved by (1) a majority of the independent directors acting solely in the interests of the other holders after the receipt of an opinion of an independent nationally recognized investment banking firm or (2) a majority of the other holders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required under the Exchange Act and

    - fair from a financial point of view to the other holders in the opinion of an independent nationally recognized investment banking firm, including a firm retained by Ciba.

    ISSUANCE OF ADDITIONAL SECURITIES

    For so long as Ciba is entitled to designate one or more nominees for election to the board of directors, if Hexcel issues any additional voting securities for cash, Ciba will have the option to purchase, for the same consideration, an amount of voting securities that would allow Ciba to beneficially own the same percentage of the total voting power of Hexcel after the issuance as Ciba beneficially owned immediately prior to the issuance. However, Ciba will not have this option if Hexcel issues voting securities in connection with employee or director stock option or incentive compensation plans.

    THIRD PARTY OFFERS

    If Hexcel becomes the subject of a bona fide offer to enter into a buyout transaction by a person other than Ciba or any other person acting on behalf of Ciba that is approved by two-thirds of Hexcel's independent directors, Ciba will either (1) offer to acquire the voting securities of Hexcel held by the other holders on terms at least as favorable to the other holders as those contemplated by the third party offer or (2) support the third party offer, or an alternative third party offer providing greater value to the other holders, by voting all its voting securities of Hexcel in favor of the third party offer or, if applicable, tendering or selling all its voting securities of Hexcel to the person making the third party offer. In the event that Hexcel becomes the subject of a third party offer, Ciba may not support or vote in favor of the third party offer or tender or sell its voting securities of Hexcel to the person making the third party offer unless the offer is approved by (1) a majority of the independent directors acting solely in the interests of the other holders or (2) a majority in interest of the other holders in a stockholder vote.

    TRANSFER RESTRICTIONS

    Except in connection with a third party offer that has been approved by the independent directors or the other holders, Ciba is not permitted to sell, transfer or otherwise dispose of any voting securities of Hexcel except:

    - transfers solely among Ciba and its wholly owned subsidiaries,

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act, or

    - in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act.

In the case of clauses (2) and (3), Ciba must act in a manner calculated to achieve a broad distribution.

    In addition Ciba will not permit any subsidiary of Ciba that is not wholly owned to become a Ciba entity, or dispose of any of the capital stock of any Ciba entity except to another direct or indirect wholly owned subsidiary of Ciba. This provision does not, however, prohibit Ciba from effecting a pro rata distribution to Ciba's stockholders or a sale in a manner calculated to achieve a broad distribution of up to 20%, in each case, of the equity securities of a Ciba entity if:

    - the distribution or sale has a bona fide business purpose, other than the sale or distribution of the voting securities,

    - the voting securities of Hexcel beneficially owned by the Ciba entity do not constitute a material portion of the total assets of the Ciba entity, and

    - in the case of a pro rata distribution to Ciba's stockholders, the Ciba entity agrees in writing to be bound by the terms and provisions of the governance agreement.

    TERMINATION; EXTENSION

    On February 28, 2006, or at the end of any subsequent renewal period, if the percentage of the total voting power of Hexcel beneficially owned by Ciba is greater than 10% but less than 100%, Ciba will have the option to:

    - extend the governance agreement for an additional two year period, in which case so long as Ciba beneficially owns voting securities of Hexcel representing 25% or more of the total voting power of Hexcel, on one occasion during such two-year period Ciba may require Hexcel to solicit in good faith a buyout transaction in which Ciba and the other holders receive the same consideration per voting security of Hexcel, or

    - undertake to sell a sufficient number of voting securities of Hexcel so that the percentage of total voting power of Hexcel beneficially owned by Ciba falls below 10% during the subsequent 18 months pursuant to one or more registered or non-registered offerings calculated to achieve a broad distribution.

If Ciba exercises its option to require Hexcel to solicit a buyout transaction as described above, Ciba may vote in favor of or sell its voting securities in response to any third party offer made as a result of solicitation so long as the third party offer offers the same consideration to the other holders. Unless Hexcel has accepted another third party offer providing at least equivalent value to all Hexcel stockholders, Hexcel will not take any action to interfere with Ciba's right to vote in favor of or tender into the third party offer. However, Hexcel will remain free to pursue alternative third party offers that provide for at least equivalent currently realizable value to all Hexcel stockholders, as the previously proposed third party offer.

    The governance agreement will automatically terminate at any time that Ciba beneficially owns either 100% or less than 10% of the total voting power of Hexcel.

THE DISTRIBUTION AGREEMENT

    Under the strategic alliance agreement, Hexcel and Ciba Geigy entered into the distribution agreement, which was assigned to Ciba according to the Hexcel consent letter. Under these agreements, Hexcel primarily acquired inventory and fixed assets of these distributors for an aggregate purchase price of approximately $2.5 million, which amount was paid by the issuance to Ciba of a senior subordinated note.

THE REGISTRATION RIGHTS AGREEMENT

    In connection with the acquisition, Hexcel and Ciba Geigy entered into a registration rights agreement, which was assigned to Ciba according to the Hexcel consent letter. The Ciba rights agreement provides that Hexcel will prepare and, not later than 60 days after a request from Ciba, file with the SEC a shelf registration statement covering the shares of Hexcel common stock beneficially owned by Ciba. Ciba's shares of Hexcel common stock will generally become eligible for sale under the Ciba registration rights agreement in four equal annual installments commencing on March 1, 1998. Ciba also has the right, subject to restrictions, to include its shares of Hexcel common stock eligible for sale under the Ciba registration rights agreement in equity offerings of Hexcel. The agreement also contains provisions relating to blackout periods during which Ciba would not be permitted to sell shares of Hexcel common stock otherwise eligible for sale under the agreement.

THE SUPPLY AND MANUFACTURING AGREEMENTS

    Hexcel and CGL have entered into various agreements and purchase orders, some of which were entered into in connection with the Ciba acquisition. Under these agreements, Hexcel and Ciba have purchased products from each other. Sales to Hexcel under these agreements were approximately $37.7 million on a worldwide basis in 1998. Hexcel sold no products to Ciba in 1998.

    We believe that the terms of the supply and manufacturing agreements between Hexcel and Ciba are as fair to Hexcel as terms that may have been obtained from unaffiliated third parties.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of the material United States federal income tax consequences associated with the exchange of the original notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary applies only to a holder of an exchange note who acquired an original note at the initial offering from an initial purchaser for the original offering price and who acquires the exchange note in the exchange offer. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations of the Code and the regulations, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the exchange notes and is limited to investors who hold the exchange notes as capital assets. The tax treatment of the holders of the notes may vary depending upon their particular situations. In addition, holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES IN THE EXCHANGE OFFER AND THE OWNERSHIP DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

    The term United States holder means a holder of an exchange note that is, for United States federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States,

    - an estate the income of which is subject to United States federal income taxation regardless of its source and

    - a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term non-U.S. holder means a holder of an exchange note that is not a United States holder.

    EXCHANGE OFFER

    The exchange of an original note for an exchange note in the exchange offer will not constitute a significant modification of the original note for United States federal income tax purposes. Therefore, the exchange note received will be treated as a continuation of the original note in the hands of the holder. As a result, there will be no United States federal income tax consequences to a United States holder who exchanges an original note for an exchange note in the exchange offer and that holder will have the same adjusted tax basis and holding period in the exchange note as it had in the original note immediately before the exchange.

    STATED INTEREST

    Stated interest payable on an exchange note generally will be included in the gross income of a United States holder as ordinary interest income at the time accrued or received, according to the United States holder's method of accounting for United States federal income tax purposes.

    DISPOSITION OF THE EXCHANGE NOTES

    Upon the sale, exchange, retirement at maturity or other taxable disposition of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder, except to the extent that amount is attributable to accrued interest, which will be treated as ordinary interest income, and the holder's adjusted tax basis in the exchange note. The capital gain or loss will be long-term capital gain or loss if the United States holder's holding period for the exchange note exceeds one year at the time of the disposition.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

    STATED INTEREST

    In general, payments of interest received by a non-U.S. holder will not be subject to United States federal withholding tax, provided that:

    - (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Hexcel entitled to vote, (2) the non-U.S. holder is not a controlled foreign corporation that is related to Hexcel actually or constructively through stock ownership, and (3) the beneficial owner of the exchange note, under penalty of perjury, either directly or through a financial institution which holds the exchange note on behalf of the non-U.S. holder and holds customers' securities in the ordinary course of its trade or business, provides Hexcel or its agent with the beneficial owner's name and address and certifies, under penalty of perjury, that it is not a United States holder;

    - the interest received on the exchange note is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder complies with various reporting requirements; or

    - the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the non-U.S. holder complies with various reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

    GAIN ON DISPOSITION

    A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, redemption or other disposition of an exchange note unless:

    - the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or

    - in the case of a non-U.S. holder who is a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met. In addition, an exchange of an original note for an exchange note in the exchange offer will not constitute a taxable exchange of the original note for non-U.S. holders. See "--United States Taxation of United States Holders--Exchange Offer" above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Non-corporate United States holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest on, and the proceeds of the disposition of, the notes. In general, backup withholding will be imposed if the United States holder:

    - fails to furnish its taxpayer identification number, which, for an individual, would be the holder's Social Security number,

    - furnishes an incorrect taxpayer identification number,

    - is notified by the IRS that the holder has failed to report payments of interest or dividends or

    - under specified circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct taxpayer identification number and has been notified by the IRS that the holder is subject to backup withholding tax for failure to report interest or dividend payments. In addition, these payments of principal premium and interest to United States holders will generally be subject to information reporting. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption, if applicable.

    Backup withholding generally will not apply to payments made to a non-U.S. holder of an exchange note who provides the certification described under "--United States Taxation of Non-U.S. Holders--Stated Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the exchange notes generally will be subject to backup withholding at a rate of 31% unless the non-United States holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

NEW TREASURY REGULATIONS

    New final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on amounts paid to non-U.S. holders after December 31, 1999 generally would not alter the treatment of non-U.S. holders described above. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a non-U.S. holder of an exchange note. Holders should consult their tax advisors concerning the effect, if any, of these new Treasury regulations on an investment in the exchange notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. Hexcel has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, available to any broker-dealer for use in connection with any resale. In addition, until July 20, 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    Hexcel will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    For a period of 180 days after the expiration date of the exchange offer, Hexcel will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Hexcel has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. Hexcel will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon the validity and enforceability of the exchange notes.

                                    EXPERTS

    The consolidated financial statements of Hexcel Corporation as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Hexcel Corporation for the year ended December 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Clark-Schwebel Holdings, Inc. as of and for the years ended December 28, 1996 and January 3, 1998, included in this prospectus, were audited by Arthur Andersen LLP, independent accountants, as stated in their report appearing in this prospectus, and are included in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Clark-Schwebel Holdings, Inc. for the year ended December 30, 1995, included in this prospectus, were audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (File No. 333-71601). This prospectus does not contain all of the information included in the registration statement. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov."

    This prospectus incorporates by reference the following documents (File No. 1-8472) filed by Hexcel with the SEC:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and March 31, 1999; and

    - Current Reports on Form 8-K dated July 30, 1998, August 11, 1998, September 24, 1998, October 9, 1998, October 22, 1998, November 12, 1998, December 29, 1998, January 4, 1999 and January 25, 1999, March 17, 1999, March 29, 1999 and April 30, 1999.

    In addition, all reports and other documents we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file the reports and documents.

    Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

    You may also access copies of these filings at our website at "http://www.Hexcel.com." In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Hexcel Corporation
    Two Stamford Plaza
    281 Tresser Blvd.
    Stamford, Connecticut 06901
    (203) 969-0666
    Attention: Investor Relations

                               GLOSSARY OF TERMS

    ADHESIVES--A thermoset resin (e.g., epoxy, phenolic or BMI) in the form of a thin film or paste, cured under heat and pressure to bond a wide range of composite, metallic and honeycomb surfaces.

    ARAMID--A high strength, high stiffness fiber derived from polyamide (Nylon). Kevlar-Registered Trademark- and Nomex-Registered Trademark- are examples of aramids. Woven Aramid fabrics are used in both ballistic and composite materials applications.

    CARBON FIBER--Fiber produced by heat treating precursor fibers, such as PAN (Polyacrylonitrile), rayon and pitch, to drive off non-carbon atoms. The term is often used interchangeably with graphite; however, carbon fibers and graphite fibers differ. The basic differences lie in the temperatures at which the fibers are made and heat treated, and in the resultant carbon content.

    COMPOSITE MATERIALS--Product made from combining two or more materials such that the resultant product has exceptional structural properties not present in either of the constituent materials.

    COWLS OR COWLING--The outside protective shell of a jet engine traditionally made out of metal. Cowls mainly provides the engine with protection from the elements and structural support.

    FAIRINGS--A secondary structure of an airplane providing enhanced aerodynamics. Typically, fairings are found where the wing meets the body or at various locations on the leading or trailing edge of the wing.

    FIBER PLACEMENT--Fabrication of complex shaped components using computer or numerically controlled machines to place impregnated fiber tows in a predetermined pattern.

    FIBERGLASS--An individual filament made by drawing molten glass. As a composite materials reinforcement, it is a major material used to reinforce plastic.

    FILAMENT WINDING--A process to manufacture composite materials components such as mirole and rocket casings and cylinders. Fiber filaments are dipped in a resin matrix and then wound in a predetermined pattern over a form of the desired component that is mounted on a mandrel.

    FINISHED PARTS--Completed components that typically contain prepregs, honeycomb, adhesive and assembled hardware. These parts are ready for direct attachment to a structure (e.g., aircraft) or to sub-assemblies.

    HONEYCOMB--A unique, lightweight, cellular structure made from either metallic sheet material or non-metallic materials (e.g., resin-impregnated paper or woven fabric) and formed into hexagonal nestled cells, similar in appearance to a cross-sectional slice of a beehive.

    INLET DUCTS--Intake passages or tubes that confine and conduct air. They are usually located at the upstream end of an airplane engine on the engine cowling and aid in both propulsion and engine cooling. Inlet ducts are also used to improve aerodynamics of fighter planes and for this purpose are usually located on the fuselage near the wings.

    INTERIORS--Finished internal aircraft components, such as overhead stowage compartments, lavatories, sidewalls, floor panels and ceilings.

    KOREX-REGISTERED TRADEMARK---DuPont's registered trademark for honeycomb made from high temperature resistant Kevlar-Registered Trademark- aramid papers.

    NOMEX-REGISTERED TRADEMARK---DuPont's registered trademark for its high-temperature-resistant aramid papers, pressboard, staple fibers and filament yarns. Type 412 Nomex-Registered Trademark- aramid paper is used in the manufacture of honeycomb due to its unique combination of physical and thermal properties.

    PCBS--Printed circuit boards (also known as printed wiring boards) contain high pressure laminates derived from fiberglass fabric on which are mounted and interconnected semiconductors, passive electronic devices and other electronic components.

    PAN (POLYACRYLONITRILE)--A material used as a base or precursor material in the manufacture of certain carbon fibers.

    POLYETHYLENE--A common plastic made by polymerizing ethylene which is used widely in packaging and consumer products.

    PRECURSOR--For carbon or graphite, the PAN, rayon or pitch fibers from which carbon or graphite fibers are derived.

    PREPREGS (PRE-IMPREGNATED)--A composite material made from combining high performance reinforcement fibers or fabrics with a thermoset or thermoplastic resin matrix. The prepreg has exceptional structural properties not present in either of the constituent materials.

    PRIMARY STRUCTURE--A critical load bearing structure on an aircraft. If this structure is severely damaged, the aircraft cannot fly.

    QUALIFIED AND QUALIFICATIONS--The testing and manufacturing protocols in aerospace and military applications by which materials, such as composite materials, are approved for production supply. To qualify a product requires the creation of a technical database which records the performance of a product against certain customer specifications, and the documentation of the manufacturing equipment and process steps for production of the product. The performance database for the product forms a basis upon which engineers can design components and against which the manufacturer must test all future production to ensure that the product performance is replicated consistently. The manufacturing process and equipment documentation ensure that the future manufacture of the product replicates product performance. Once a product is qualified, changes to the product composition, manufacturing process or manufacturing location and equipment can only be made with customer approval after further testing has demonstrated that the original product performance will be replicated. By their nature, these qualification protocols are expensive and time consuming.

    RADOMES--The housing which protects the aircraft radar system from the elements while allowing transmission of radar signals. Often the radome is in the nose of an aircraft but can be found at other locations on the aircraft as well.

    REDUX-REGISTERED TRADEMARK---A registered trademark exclusively licensed by Hexcel for one of Hexcel's lines of adhesives and primers.

    REINFORCEMENTS--A strong material incorporated into a matrix to improve its mechanical properties. Reinforcements are usually long continuous fibers, which may be woven. Fiberglass, aramid and carbon fibers are typical reinforcements.

    REINFORCEMENT FABRICS--Woven fiberglass, carbon or aramid fabrics used in later production of prepregs and honeycomb.

    RESIN MATRIX--In reinforced fiber composites, a polymeric substrate material, such as epoxy or phenolic resin, is used to bind together the reinforcement material.

    S-2-REGISTERED TRADEMARK- FIBERGLASS--A type of high modulus glass fiber.

    SECONDARY STRUCTURE--A non-critical structure on an aircraft. If damaged, the aircraft can still fly. Fairings, access doors and some flight control surfaces are examples of secondary structures.

    SPECIAL PROCESS--The forming, shaping, machining or bonding of sheets or blocks of honeycomb into profiled and complex shapes to ready for use as semi-finished components in the fabrication of composite parts and structures.

    STRUCTURES--Finished components for aircraft, truck or other vehicles constructed from composite materials. For aircraft, these may be for Primary and Secondary Structures or Interiors. Truck applications include chassis fairings and floors.

    THORSTRAND-REGISTERED TRADEMARK---A family of electrically conductive fabrics woven by Hexcel from metallized yarns.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL CORPORATION
Report of Independent Accountants..........................................................................        F-2
Independent Auditors' Report...............................................................................        F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1998 and 1997.............................................        F-4
  Consolidated Statements of Operations for the three years ended December 31, 1998........................        F-5
  Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998..............        F-6
  Consolidated Statements of Cash Flows for the three years ended December 31, 1998........................        F-7
  Notes to the Consolidated Financial Statements...........................................................        F-8

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF HEXCEL CORPORATION
Condensed Consolidated Balance Sheets--March 31, 1999 (unaudited) and December 31, 1998....................       F-39
Condensed Consolidated Statements of Operations (unaudited)--The Three-Months Ended March 31, 1999 and
  1998.....................................................................................................       F-40
Condensed Consolidated Statements of Cash Flows (unaudited)--The Three-Months Ended March 31, 1999 and
  1998.....................................................................................................       F-41
Notes to Condensed Consolidated Financial Statements.......................................................       F-42

CONSOLIDATED FINANCIAL STATEMENTS OF CLARK-SCHWEBEL HOLDINGS, INC.
Report of Independent Public Accountants...................................................................       F-51
Independent Auditors' Report...............................................................................       F-52
Consolidated Balance Sheets as of December 28, 1996, and January 3, 1998...................................       F-53
Consolidated Statements of Income for the year ended December 30, 1995, the two periods in the year ended
  December 28, 1996 and the year ended January 3, 1998.....................................................       F-54
Consolidated Statements of Cash Flows for the year ended December 30, 1995, the two periods in the year
  ended December 28, 1996 and the year ended January 3, 1998...............................................       F-55
Notes to Consolidated Financial Statements.................................................................       F-56

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF CLARK-SCHWEBEL HOLDINGS, INC.
Consolidated Balance Sheets as of January 3, 1998 and July 4, 1998 (unaudited).............................       F-72
Consolidated Statements of Income for the Six months ended June 28, 1997 (unaudited) and July 4, 1998
  (unaudited)..............................................................................................       F-73
Consolidated Statements of Stockholders' Equity and Comprehensive Income as of January 3, 1998 and July 4,
  1998 (unaudited).........................................................................................       F-74
Consolidated Statements of Cash Flows for the Six Months ended June 28, 1997 (unaudited) and July 4, 1998
  (unaudited)..............................................................................................       F-75
Notes to Condensed and Consolidated Financial Statements...................................................       F-76

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of Hexcel Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hexcel Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements of Hexcel Corporation for the year ended December 31, 1996 were audited by other independent accountants whose report dated February 28, 1997 expressed an unqualified opinion on those statements.

/S/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
San Jose, California
January 21, 1999, except as to
 Ciba Senior Subordinated Notes Payable and
 Aggregate Maturities of Notes Payable and
 Indebtedness to Related Parties in Note 7, which are as of February 17, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Hexcel Corporation:

    We have audited the consolidated statements of operations, stockholders' equity and cash flows of Hexcel Corporation and subsidiaries for the year ended December 31, 1996. These financial statements are the responsibility of Hexcel's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Hexcel Corporation and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Oakland, California
February 28, 1997

                      HEXCEL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                                                       (IN THOUSANDS, EXCEPT PER
                                                                                              SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $    7,504    $    9,033
  Accounts receivable................................................................      188,368       181,192
  Inventories........................................................................      213,199       165,321
  Prepaid expenses and other assets..................................................       10,111         6,665
  Deferred tax asset.................................................................       19,844        24,839
                                                                                       ------------  ------------
  Total current assets...............................................................      439,026       387,050
                                                                                       ------------  ------------
Property, plant and equipment........................................................      628,533       488,916
Less accumulated depreciation........................................................     (195,960)     (157,439)
                                                                                       ------------  ------------
  Net property, plant and equipment..................................................      432,573       331,477
Goodwill and other purchased intangibles, net of accumulated amortization of $11,742
  in 1998 and $4,657 in 1997.........................................................      425,405        67,184
Investment in affiliated companies and other assets..................................      107,157        25,875
                                                                                       ------------  ------------
  Total assets.......................................................................   $1,404,161    $  811,586
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease obligations..................   $   26,867    $   13,858
  Accounts payable...................................................................       81,869        70,011
  Accrued compensation and benefits..................................................       42,172        37,306
  Other accrued liabilities..........................................................       68,536        65,181
                                                                                       ------------  ------------
  Total current liabilities..........................................................      219,444       186,356
                                                                                       ------------  ------------
Long-term notes payable and capital lease obligations                                      802,376       304,546
Indebtedness to related parties......................................................       35,675        34,967
Other non-current liabilities                                                               44,267        35,816
                                                                                       ------------  ------------
  Total liabilities..................................................................    1,101,762       561,685
                                                                                       ------------  ------------
Commitments and contingent liabilities (see notes)
Stockholders' equity:
  Preferred stock, no par value, 20,000 stock authorized, no stock issued or
    outstanding in 1998 and 1997.....................................................           --            --
  Common stock, $0.01 par value, 100,000 stock authorized, stock issued and
    outstanding of 37,176 in 1998 and 36,891 in 1997.................................          372           369
  Additional paid-in capital                                                               271,469       266,830
  Retained earnings (accumulated deficit)............................................       34,898       (15,541)
  Accumulated other comprehensive income (loss)......................................        6,313        (1,104)
                                                                                       ------------  ------------
                                                                                           313,052       250,554
  Less--treasury stock, at cost, 847 stock in 1998, 35 stock in 1997                       (10,653)         (653)
                                                                                       ------------  ------------
  Total stockholders' equity.........................................................      302,399       249,901
                                                                                       ------------  ------------
  Total liabilities and stockholders' equity.........................................   $1,404,161    $  811,586
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 1998         1997        1996
                                                                             ------------  ----------  ----------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            DATA)
Net sales..................................................................  $  1,089,044  $  936,855  $  695,251
Cost of sales..............................................................       817,785     714,223     553,942
                                                                             ------------  ----------  ----------
  Gross margin.............................................................       271,259     222,632     141,309
Selling, general and administrative expenses...............................       117,885     102,449      79,408
Research and technology expenses...........................................        23,624      18,383      16,742
Business acquisition and consolidation expenses............................        12,711      25,343      42,370
                                                                             ------------  ----------  ----------
  Operating income.........................................................       117,039      76,457       2,789
Interest expense...........................................................        38,675      25,705      21,537
Other income, net..........................................................            --          --      (2,994)
                                                                             ------------  ----------  ----------
  Income (loss) before income taxes........................................        78,364      50,752     (15,754)
Provision (benefit) for income taxes.......................................        28,442     (22,878)      3,436
Equity in earnings of affiliated companies.................................           517          --          --
                                                                             ------------  ----------  ----------
Net income (loss)..........................................................  $     50,439  $   73,630  $  (19,190)
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
Net income (loss) per share:
  Basic....................................................................  $       1.38  $     2.00  $    (0.58)
  Diluted..................................................................  $       1.24  $     1.74  $    (0.58)
Weighted average shares:
  Basic....................................................................        36,675      36,748      33,351
  Diluted..................................................................        45,671      45,997      33,351

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK
                                 ----------------------    RETAINED      ACCUMULATED
                                            ADDITIONAL     EARNINGS         OTHER                     TOTAL      COMPREHENSIVE
                                              PAID-IN    (ACCUMULATED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'     INCOME
                                    PAR       CAPITAL      DEFICIT)     INCOME (LOSS)    SHARES       EQUITY         (LOSS)
                                 ---------  -----------  ------------  ---------------  ---------  ------------  --------------
                                                                         (IN THOUSANDS)
BALANCE, JANUARY 1, 1996.......  $     181   $ 111,259    $  (69,981)     $   6,915     $      --   $   48,374
  Net loss.....................                              (19,190)                                  (19,190)    $  (19,190)
  Pension obligation
    adjustment.................                                                 535                        535            535
  Currency translation
    adjustment.................                                               1,092                      1,092          1,092
                                                                                                                 --------------
  Comprehensive loss...........                                                                                       (17,563)
                                                                                                                 --------------
  Issuance of stock to Ciba,
    net of issuance costs of
    $2,993.....................        180     141,001                                                 141,181
  Activity under stock plans...          4       7,689                                                   7,693
  Other issuance of stock......          1         199                                                     200
  Treasury stock purchased.....                                                              (556)        (556)
                                 ---------  -----------  ------------        ------     ---------  ------------
BALANCE, DECEMBER 31, 1996.....        366     260,148       (89,171)         8,542          (556)     179,329
  Net income...................                               73,630                                    73,630         73,630
  Currency translation
    adjustment.................                                              (9,646)                    (9,646)        (9,646)
                                                                                                                 --------------
  Comprehensive income.........                                                                                        63,984
                                                                                                                 --------------
  Activity under stock plans...          3       6,632                                                   6,635
  Conversion of Subordinated
    Notes......................                     50                                                      50
  Treasury stock purchased.....                                                               (97)         (97)
                                 ---------  -----------  ------------        ------     ---------  ------------
BALANCE, DECEMBER 31, 1997.....        369     266,830       (15,541)        (1,104)         (653)     249,901
  Net income...................                               50,439                                    50,439         50,439
  Currency translation
    adjustment.................                                               7,417                      7,417          7,417
                                                                                                                 --------------
  Comprehensive income.........                                                                                    $   57,856
                                                                                                                 --------------
                                                                                                                 --------------
  Activity under stock plans...          3       4,624                                                   4,627
  Conversion of Subordinated
    Notes......................                     15                                                      15
  Treasury stock purchased.....                                                           (10,000)     (10,000)
                                 ---------  -----------  ------------        ------     ---------  ------------
BALANCE, DECEMBER 31, 1998.....  $     372   $ 271,469    $   34,898      $   6,313     $ (10,653)  $  302,399
                                 ---------  -----------  ------------        ------     ---------  ------------
                                 ---------  -----------  ------------        ------     ---------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    1998       1997        1996
                                                                                 ----------  ---------  ----------
                                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)..............................................................  $   50,439  $  73,630  $  (19,190)
Reconciliation to net cash provided by operating activities:
  Depreciation.................................................................      37,442     33,214      24,656
  Amortization.................................................................      10,012      2,583       2,074
  Deferred income taxes........................................................       6,850    (33,203)       (520)
  Accrued business acquisition and consolidation expenses......................      12,711     25,343      42,370
  Business acquisition and consolidation payments..............................      (8,651)   (33,595)    (11,579)
  Write-off of purchased in-process technologies                                         --      8,000          --
  Equity in earnings of affiliated companies...................................        (517)        --          --
  Other income.................................................................          --         --      (1,560)
  Changes in assets and liabilities, net of effects of acquisitions:
      Decrease (increase) in accounts receivable...............................      18,214    (37,557)    (14,695)
      Increase in inventories..................................................      (9,316)   (23,797)     (5,072)
      Decrease (increase) in prepaid expenses and other assets.................      (2,858)     1,667      (1,430)
      Increase (decrease) in accounts payable and accrued liabilities..........     (17,067)    23,567      15,549
      Changes in other non-current assets and long-term liabilities                  (3,479)   (10,606)      3,225
                                                                                 ----------  ---------  ----------
  Net cash provided by operating activities....................................      93,780     29,246      33,828
                                                                                 ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES

  Capital expenditures.........................................................     (66,530)   (57,369)    (43,569)
  Cash paid for business acquisitions..........................................    (472,770)   (37,000)   (164,400)
  Dividends received from affiliated companies.................................       1,399         --          --
  Proceeds from sale of other assets...........................................          --     13,500       1,560
  Advances to affiliated companies.............................................      (1,250)    (2,000)         --
                                                                                 ----------  ---------  ----------
      Net cash used by investing activities....................................    (539,151)   (82,869)   (206,409)
                                                                                 ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES

  Proceeds from issuance of long-term debt                                              276      3,199     286,974
  Repayments of long-term debt                                                       (1,805)    (9,679)   (124,288)
  Proceeds from the Senior and Revolving Credit Facilities.....................     726,044     84,686      15,319
  Repayments of the Senior and Revolving Credit Facilities.....................    (266,339)   (27,500)         --
  Debt issuance costs..........................................................     (10,264)        --      (6,792)
  Purchase of treasury stock...................................................     (10,000)       (97)       (556)
  Activity under stock plans...................................................       2,753      3,363       3,729
                                                                                 ----------  ---------  ----------
Net cash provided by financing activities......................................     440,665     53,972     174,386
                                                                                 ----------  ---------  ----------
Effect of exchange rate changes on cash and cash equivalents...................       3,177        709       2,341
                                                                                 ----------  ---------  ----------
Net increase (decrease) in cash and cash equivalents...........................      (1,529)     1,058       4,146
Cash and cash equivalents at beginning of year.................................       9,033      7,975       3,829
                                                                                 ----------  ---------  ----------
Cash and cash equivalents at end of year.......................................  $    7,504  $   9,033  $    7,975
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS AND BASIS OF ACCOUNTING

    The accompanying consolidated financial statements include the accounts of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company"), after elimination of intercompany transactions and accounts. Hexcel is a leading international producer of advanced structural materials. The Company develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in the commercial aerospace, space and defense, electronics, general industrial and recreation markets. The Company serves international markets through manufacturing and marketing facilities located in the United States and Europe, as well as sales offices in Asia, Australia and South America. The Company is also a member of four joint ventures that manufacture and market reinforcement products and composite materials in Europe, Asia and the United States.

    As discussed in Note 2, Hexcel acquired:

    - certain assets and assumed certain operating liabilities from Clark-Schwebel, Inc. and its subsidiaries' ("C-S") industrial fabrics business (the "Acquired Clark-Schwebel Business") on September 15, 1998, including interests in three joint ventures, one of which was acquired on December 23, 1998;

    - the worldwide composites division of Ciba-Geigy Limited ("CGL"), a Swiss corporation, and Ciba-Geigy Corporation, a New York corporation ("CGC" and together with CGL, "Ciba"), including most of Ciba's composite materials, parts and structures businesses, on February 29, 1996. The Company subsequently acquired Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997 (the "Acquired Ciba Business");

    - the composite products division of Hercules Incorporated ("Hercules"), including Hercules' carbon fibers and prepreg businesses (the "Acquired Hercules Business"), on June 27, 1996; and

    - the satellite business and rights to certain technologies from Fiberite, Inc. ("Fiberite"), on September 30, 1997.

    All of the above acquisitions were accounted for under the purchase method of accounting. Accordingly, the accompanying consolidated balance sheets, statements of operations, stockholders' equity, and cash flows include the financial position, results of operations and cash flows of the businesses acquired as of such dates and for such periods that these businesses were owned by Hexcel.

    ESTIMATES AND ASSUMPTIONS

    The accompanying consolidated financial statements and related notes reflect estimates and assumptions made by the management of Hexcel. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures with respect to contingent assets and liabilities, and the reported amounts of revenues and expenses. Although management believes that the estimates and assumptions used in preparing the accompanying consolidated financial statements and related notes are reasonable in light of known facts and circumstances, actual results could differ materially from the estimates used.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Hexcel invests excess cash in investments with original maturities of less than three months. The investments consist primarily of Eurodollar time deposits and are stated at cost, which approximates fair value. The Company considers such investments to be cash equivalents for purposes of the statements of cash flows.

    ACCOUNTS RECEIVABLE

    Accounts receivable are net of reserves for doubtful accounts of $6,785 and $6,641 as of December 31, 1998 and 1997, respectively.

    INVENTORIES

    Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out and average cost methods.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Repairs and maintenance are charged to expense as incurred; replacements and betterments are capitalized. Property, plant and equipment are depreciated over estimated useful lives, using accelerated and straight-line methods. The estimated useful lives range from 10 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

    GOODWILL AND OTHER PURCHASED INTANGIBLES

    Goodwill, representing the excess of purchase price and acquisition costs over the fair value of net assets of businesses acquired, and other purchased intangibles, are amortized on a straight-line basis over estimated economic lives which are as follows:

Goodwill from the Acquired Clark-Schwebel Business..............    40 years
Goodwill from the Acquired Ciba Business........................    20 years
                                                                       10-15
Other purchased intangibles.....................................       years

    The Company periodically reviews the recoverability of all long-term assets, including the related amortization period, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. The Company determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value which is either determined based on discounted cash flows or appraised values, depending on the nature of the asset.

    INVESTMENT IN AFFILIATED COMPANIES

    Investment in affiliated companies consists of equity interests in joint ventures, which are accounted for using the equity method of accounting.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEBT FINANCING COSTS

    Debt financing costs are deferred and amortized over the life of the related debt, which ranges from 7 to 8 years.

    STOCK-BASED COMPENSATION

    Stock-based compensation is accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is not recognized when options are granted at the fair market value at the date of grant. The Company also provides additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

    CURRENCY TRANSLATION

    The assets and liabilities of non-U.S. subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates during the year. Cumulative currency translation adjustments are included in "stockholders' equity". Realized gains and losses from currency exchange transactions are recorded in "selling, general and administrative expenses" in the accompanying consolidated statements of operations and were not material to the Company's consolidated results of operations in 1998, 1997 or 1996.

    REVENUE RECOGNITION

    Product sales are recognized on the date of shipment.

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company employs an interest rate cap agreement and foreign currency forward contracts in the management of its interest rate and currency exposures. The Company designates its interest rate cap agreement against a specific debt instrument and recognizes interest differentials as adjustments to interest expense as the differentials occur. Realized and unrealized gains and losses arising from foreign currency forward contracts are recognized in income as offsets to gains and losses resulting from the underlying hedged transaction. The Company does not hold financial instruments for trading purposes.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company's sales to two customers and their related subcontractors accounted for approximately 46% of the Company's 1998 and 1997 net sales (see Note 16). The Company performs on-going credit evaluations of its customers' financial condition but generally does not require collateral or other security to support customer receivables. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other financial information.

    RECENTLY ISSUED ACCOUNTING STANDARD

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities,

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is not expected to have a material impact on Hexcel's consolidated financial statements. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Hexcel will adopt this accounting standard as required by January 1, 2000.

    RECLASSIFICATIONS

    Certain prior year amounts in the accompanying consolidated financial statements and related notes have been reclassified to conform to the 1998 presentation.

NOTE 2--BUSINESS ACQUISITIONS

    ACQUIRED CLARK-SCHWEBEL BUSINESS

    On September 15, 1998, the Company acquired certain assets and assumed certain operating liabilities from C-S. The Acquired Clark-Schwebel Business is engaged in the manufacture and sale of high-quality fiberglass fabrics, which are used to make printed circuit boards ("PCBs") for electronic equipment such as computers, cellular telephones, televisions and automobiles. The Acquired Clark-Schwebel Business also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, soft body armor and reinforcements for composite materials. The Acquired Clark-Schwebel Business currently operates four manufacturing facilities in the southeastern U.S. and has approximately 1,300 full time employees. As part of this acquisition, Hexcel also acquired C-S's equity ownership interests in the following three joint ventures:

    - a 43.6% share in CS-Interglas AG ("CS-Interglas"), headquartered in Germany, together with fixed-price options to increase this equity interest to 84.0%. Hexcel's acquisition of the CS-Interglas equity interest and related options was completed on December 23, 1998;

    - a 43.3% share in Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel"), headquartered in Japan, which in turn has its own joint venture with AlliedSignal Inc. in Taiwan; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company ("CS Tech-Fab"), headquartered in the United States.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics and telecommunications industries. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications. The fixed-price options to increase the equity interest in CS-Interglas are significantly higher than their fair market value and expire on December 31, 1999. The unconsolidated net sales in 1998 for these joint ventures were in excess of $300,000.

    The acquisition of the Acquired Clark-Schwebel Business was completed pursuant to an Asset Purchase Agreement dated July 25, 1998, as amended, by and among Hexcel, Stamford CS Acquisition Corp., and C-S (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, Hexcel acquired the net assets of the acquired business, other than certain excluded assets and liabilities, in

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED) exchange for approximately $473,000 in cash, including the $19,000 paid on December 23, 1998. The assets acquired and the liabilities assumed or incurred were:

Estimated fair value of assets acquired:
  Cash............................................................  $   5,049
  Accounts receivable.............................................     20,249
  Inventories.....................................................     35,508
  Net property, plant and equipment...............................     70,000
  Investment in joint ventures, intangibles and other assets......     68,389
  Goodwill........................................................    365,286
                                                                    ---------
Total assets acquired.............................................    564,481
                                                                    ---------

Estimated fair value of liabilities assumed or incurred:
  Accounts payable and accrued liabilities........................     32,523
  Capital lease obligations.......................................     50,000
  Other non-current liabilities                                         4,139
                                                                    ---------
Total liabilities assumed or incurred.............................     86,662
                                                                    ---------
Estimated fair value of net assets acquired.......................  $ 477,819
                                                                    ---------
Less- cash acquired                                                    (5,049)
                                                                    ---------
Net cash paid.....................................................  $ 472,770
                                                                    ---------
                                                                    ---------

    The allocations of purchase price to the assets acquired and liabilities assumed or incurred in connection with the Acquired Clark-Schwebel Business are based on current estimates of fair values, and are subject to change until September 15, 1999. As part of the acquisition, Hexcel entered into a $50,000 lease for property, plant and equipment used in the acquired business from an affiliate of C-S, pursuant to a long-term lease which includes purchase options. Refer to Note 7 for acquisition financing.

    ACQUIRED CIBA BUSINESS & ACQUIRED HERCULES BUSINESS

    Hexcel acquired most of Ciba's composite materials, parts and structures businesses on February 29, 1996, Ciba's Austrian composites business on May 30, 1996, and various remaining assets of Ciba's worldwide composites division at various dates through February 28, 1997. The Acquired Ciba Business is engaged in the manufacture and marketing of reinforcement fabrics and lightweight, high-performance composite materials, parts and structures for commercial aerospace, space and defense, general industrial and recreation markets. Product lines include reinforcement fabrics, pre-impregnated fabrics ("prepregs"), structural adhesives, honeycomb core, sandwich panels and fabricated components, as well as composite structures and interiors primarily for the commercial and military aerospace markets.

    The acquisition of the Acquired Ciba Business was consummated pursuant to a Strategic Alliance Agreement dated as of September 29, 1995, among Ciba and Hexcel, as amended (the "Strategic Alliance Agreement"). Under the Strategic Alliance Agreement, the Company acquired the assets (including the capital shares of certain non-U.S. subsidiaries) and assumed the liabilities of the

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED)
Acquired Ciba Business, other than certain excluded assets and liabilities, in exchange for: (a) 18,022 newly issued shares of Hexcel common stock; (b) $25,000 in cash; (c) senior subordinated notes in an aggregate principal amount of $37,476 (the "Ciba Senior Subordinated Notes"), with a fair value of $34,450; and (d) senior demand notes in an aggregate principal amount equal to the cash on hand at certain of the non-U.S. subsidiaries included in the Acquired Ciba Business (the "Senior Demand Notes"). The total aggregate purchase price for the net assets acquired was approximately $209,000.

    Hexcel acquired the assets of the composite products division of Hercules on June 27, 1996. The Acquired Hercules Business, which manufactures carbon fibers and prepregs for commercial aerospace, space and defense, general industrial and recreation markets, was purchased for $139,400 in cash.

    The assets acquired and the liabilities assumed or incurred were:

                                                                                ACQUIRED    ACQUIRED
                                                                                  CIBA      HERCULES
                                                                                BUSINESS    BUSINESS     TOTAL
                                                                               ----------  ----------  ----------
Estimated fair values of assets acquired:
  Accounts receivable........................................................  $   53,861  $   16,819  $   70,680
  Inventories................................................................      65,596      22,289      87,885
  Property, plant and equipment..............................................     119,446     110,611     230,057
  Goodwill and other purchased intangibles...................................      39,851          --      39,851
  Prepaid pension asset......................................................       8,688          --       8,688
  Other assets...............................................................       3,069         642       3,711
                                                                               ----------  ----------  ----------
Total assets acquired........................................................     290,511     150,361     440,872
                                                                               ----------  ----------  ----------
Estimated fair values of liabilities assumed or incurred:
  Accounts payable and accrued liabilities...................................      62,582       7,688      70,270
  Notes payable and capital lease obligations................................       4,743       2,774       7,517
  Deferred liabilities.......................................................      14,233         499      14,732
                                                                               ----------  ----------  ----------
Total liabilities assumed or incurred........................................      81,558      10,961      92,519
                                                                               ----------  ----------  ----------
Estimated fair values of net assets acquired.................................  $  208,953  $  139,400  $  348,353
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Purchase price:
  Cash.......................................................................  $   25,000  $  139,400  $  164,400
  Senior Subordinated Notes issued to Ciba, at aggregate fair value..........      34,450          --      34,450
  Senior Demand Notes issued to Ciba.........................................       5,329          --       5,329
  Hexcel common stock issued to Ciba, valued at $8 per stock.................     144,174          --     144,174
                                                                               ----------  ----------  ----------
Aggregate purchase price.....................................................  $  208,953  $  139,400  $  348,353
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    ACQUIRED FIBERITE ASSETS

    On September 30, 1997, the Company acquired from Fiberite its satellite business consisting of intangible assets and inventory, and certain non-exclusive worldwide rights to other prepreg technologies, for $37,000 in cash. The acquisition was substantially downsized from the original agreement whereby the Company had, subject to certain terms and conditions, committed to purchase selected assets and businesses of Fiberite for approximately $300,000. As a result of the downsized

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED) transaction, the Company wrote-off $4,973 of acquisition and financing costs to business acquisition and consolidation expenses in 1997. In addition, the Company expensed $8,000 of acquired in-process research and technology purchased from Fiberite which is also included in the 1997 business acquisition and consolidation expenses.

    The acquisition of the satellite business and certain technologies from Fiberite on September 30, 1997 was accounted for using the purchase method. Under this method, substantially all of the $37,000 purchase price, less the $8,000 write-off of the acquired in-process research and technology, was allocated to intangible assets. Transaction costs in relation to the downsized transaction were not material.

    PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The pro forma net sales, net income and diluted net income per share of Hexcel for the years ended December 31, 1998 and 1997, giving effect to the Acquired Clark-Schwebel Business, as if it had occurred at the beginning of the periods presented were:

                                                                        1998          1997
                                                                    ------------  ------------
Pro forma net sales...............................................  $  1,234,772  $  1,177,059
Pro forma net income..............................................        49,494        76,336
Pro forma diluted net income per share............................         $1.22         $1.79

    Pro forma adjustments giving effect to the Fiberite transaction as if it occurred at the beginning of 1997 would not have had a material effect to the Company's consolidated financial statements.

NOTE 3--BUSINESS CONSOLIDATION

    In December 1998, Hexcel announced consolidation actions within its reinforcement fabrics and composite materials businesses. These actions included the integration of Hexcel's existing fabrics business with the U.S. operations of the Acquired Clark-Schwebel Business, and the combination of the Company's U.S., European and Pacific Rim composite materials businesses into a single, global business unit. These actions are intended to eliminate redundancies, improve manufacturing planning, and enhance customer service, and resulted in the elimination of approximately 100 operating, sales, marketing and administrative positions. As of December 31, 1998, the cost of these actions, together with a $6,400 non-cash charge for writing down certain assets held for disposition and another $711 incurred for costs related to a proposed acquisition that was not consummated, resulted in the recognition of $12,711 in business acquisition and consolidation expenses.

    In 1996, Hexcel announced plans to consolidate the Company's operations over a period of three years. The objective of the program was to integrate acquired assets and operations into Hexcel, and to reorganize the Company's manufacturing and research activities around strategic centers dedicated to select product technologies. The business consolidation program was also intended to eliminate excess manufacturing capacity and redundant administrative functions. Specific actions of the consolidation program included the elimination of 245 manufacturing, marketing and administrative positions, the closure of the Anaheim, California facility acquired in connection with the purchase of the Acquired Ciba Business, the reorganization of the Company's manufacturing operations in Europe, the consolidation of the Company's U.S. special process manufacturing activities, and the integration of

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--BUSINESS CONSOLIDATION (CONTINUED) sales, marketing and administrative resources. Management expected that this consolidation program would take approximately three years to complete, in part because of the aerospace industry requirements to "qualify" specific equipment and manufacturing facilities for the manufacture of certain products. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities.

    As of December 31, 1998, the primary remaining activities of this consolidation program relate to the Company's European operations and certain customer qualifications of equipment transferred within the U.S. The Company expects that activities related to this consolidation program will be completed in 1999. Total expenses for this program, which remains unchanged since December 31, 1997, were $54,700, excluding $12,973 of expenses relating to the Fiberite transaction, which were not included in the original program.

    Total accrued business acquisition and consolidation expenses at December 31, 1998, 1997 and 1996 and activity during the three years then ended were as follows:

                                                        EMPLOYEE                            FIBERITE &
                                                        SEVERANCE    FACILITY                  OTHER
                                                           AND      & EQUIPMENT             TRANSACTION
                                                       RELOCATION   RELOCATION     OTHER       COSTS       TOTAL
                                                       -----------  -----------  ---------  -----------  ----------
BALANCE AS OF JANUARY 1, 1996........................          --           --          --          --           --
Business acquisition and consolidation expenses......   $  17,285    $  10,488   $  14,597   $      --   $   42,370
Liabilities assumed or incurred in business
  acquisitions.......................................       7,104        2,497          --          --        9,601
Cash expenditures....................................      (5,306)      (1,109)     (5,164)         --      (11,579)
Non-cash usage                                                 --       (6,678)     (8,357)         --      (15,035)
                                                       -----------  -----------  ---------  -----------  ----------
BALANCE AS OF DECEMBER 31, 1996                            19,083        5,198       1,076          --       25,357
Business acquisition and consolidation expenses......         (25)       7,651       4,744      12,973       25,343
Cash expenditures....................................      (6,644)      (8,771)     (5,207)    (12,973)     (33,595)
Non-cash usage                                             (2,759)      (2,068)       (105)         --       (4,932)
                                                       -----------  -----------  ---------  -----------  ----------
BALANCE AS OF DECEMBER 31, 1997......................       9,655        2,010         508          --       12,173
Business acquisition and consolidation expenses......      (3,225)       9,625       5,600         711       12,711
Cash expenditures....................................      (1,079)      (6,353)       (508)       (711)      (8,651)
Non-cash usage                                                517       (2,948)     (5,600)         --       (8,031)
                                                       -----------  -----------  ---------  -----------  ----------
BALANCE AS OF DECEMBER 31, 1998......................   $   5,868    $   2,334   $      --   $      --   $    8,202
                                                       -----------  -----------  ---------  -----------  ----------
                                                       -----------  -----------  ---------  -----------  ----------

    Non-cash items consist of asset write-downs and currency translation effects. Accrued business consolidation costs of $8,202 and $12,173 as of December 31, 1998 and 1997, respectively, were included in "other accrued liabilities" in the accompanying consolidated balance sheets. Business consolidation activities were financed with operating cash flows and borrowings under the Senior and Revolving Credit Facilities. In addition, in 1997, the Company received $8,500 of net proceeds, which approximated book value, from the sale of its Anaheim, California facility.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--INVENTORIES

                                                                           1998        1997
                                                                        ----------  ----------
Raw materials.........................................................  $   90,881  $   90,429
Work in progress......................................................      77,769      47,953
Finished goods........................................................      44,549      26,939
                                                                        ----------  ----------
Inventories...........................................................  $  213,199  $  165,321
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

                                                                           1998        1997
                                                                        ----------  ----------
Land..................................................................  $   22,178  $   17,773
Buildings.............................................................     167,176     136,108
Equipment.............................................................     439,179     335,035
                                                                        ----------  ----------
Property, plant and equipment.........................................     628,533     488,916
Less accumulated depreciation.........................................    (195,960)   (157,439)
                                                                        ----------  ----------
Net property, plant and equipment.....................................  $  432,573  $  331,477
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 6--INVESTMENT IN AFFILIATED COMPANIES AND OTHER ASSETS

                                                                            1998       1997
                                                                         ----------  ---------
Investment in affiliated companies.....................................  $   70,291  $      --
Deferred tax asset.....................................................      10,503      9,901
Deferred debt financing costs, net of accumulated amortization of
  $1,773 and $2,487 as of December 31, 1998 and 1997, respectively.....      11,452      4,030
Prepaid pension asset..................................................       9,503      8,619
Other assets...........................................................       5,408      3,325
                                                                         ----------  ---------
Investment in affiliated companies and other assets....................  $  107,157  $  25,875
                                                                         ----------  ---------

    INVESTMENT IN AFFILIATED COMPANIES

    As part of the Acquired Clark-Schwebel Business, the Company acquired equity ownership interests in three joint ventures: a 43.3% share in Asahi-Schwebel, headquartered in Japan, which in turn has its own joint venture with AlliedSignal Inc. in Taiwan; a 43.6% share in CS-Interglas, together with fixed-price options to increase this equity interest to approximately 84%; and a 50.0% share in CS Tech-Fab, headquartered in the U.S. (see Note 2).

    As of December 31, 1998 and 1997, Hexcel owned a 45% equity interest in DIC-Hexcel Limited ("DHL"), a joint venture with Dainippon Ink and Chemicals, Inc. ("DIC"). This joint venture, which owns and operates a manufacturing facility in Komatsu, Japan, was formed in 1990 and produces and sells prepregs, honeycomb, decorative laminates and bulk molding compounds using technology licensed from Hexcel and DIC. In December of 1996, Hexcel and DIC reached an agreement to continue the

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--INVESTMENT IN AFFILIATED COMPANIES AND OTHER ASSETS (CONTINUED)
DHL joint venture and expand its operations. The Company and DIC agreed to fund the joint venture's operations through 1998 by each contributing an additional $3,250 in cash, payable in installments through 1998. Of this amount, $1,250 and $2,000 was paid in 1998 and 1997, respectively. In addition, the Company and DIC agreed to contribute certain additional technology and product manufacturing rights to DHL. Under the terms of the agreements, Hexcel remains contingently liable to pay DIC up to $4,500 with respect to DHL's bank debt, but the possibility that such repayment will be required has diminished as a result of the improvement in DHL's business prospects. As of December 31, 1998, the Company's investment in DIC is zero.

    In addition to the above joint ventures, in 1998, the Company reached an agreement in principle with The Boeing Company ("Boeing") and Aviation Industries of China to form a joint venture, BHA Aero Composite Parts Co., Ltd., to manufacture composite parts for secondary structures and interior applications for commercial aircraft. This joint venture will be located in Tianjin, China. Also in 1998, the Company signed an agreement with Boeing, Sime Darby Berhad and Malaysia Helicopter Services (now known as Naluri Berhad) to form another joint venture, Asian Composite Manufacturing Sdn. Bhd., to manufacture composite parts for secondary structures for commercial aircraft. This joint venture will be located in Alor Setar, Malaysia. Products manufactured by both joint ventures will be shipped to the Company's Kent, Washington facility for final assembly, inspection and shipment to Boeing as well as other customers worldwide. It is anticipated that the first parts will be delivered to customers in 2001. The Company's total estimated financial commitment to both of these joint ventures will be approximately $31,000, which is expected to be made in increments through 2001. However, completion of these projects and related investments remain subject to certain significant conditions, including foreign government approvals.

NOTE 7--NOTES PAYABLE

                                                                                               1998        1997
                                                                                            ----------  ----------
Senior Credit Facility....................................................................  $  618,214  $       --
Revolving Credit Facility.................................................................          --     158,267
European Credit and Overdraft Facilities..................................................      16,330      13,909
Convertible Subordinated Notes, due 2003..................................................     114,435     114,450
Convertible Subordinated Debentures, due 2011.............................................      25,625      25,625
Various notes payable.....................................................................         547         680
                                                                                            ----------  ----------
Total notes payable.......................................................................     775,151     312,931
Capital lease obligations (see Note 8)                                                          54,092       5,473
Senior Subordinated Notes Payable to a related party, net of unamortized discount of
  $1,801 and $2,233 as of December 31, 1998 and 1997, respectively                              35,675      34,967
                                                                                            ----------  ----------
Total notes payable, capital lease obligations and indebtedness to related parties........  $  864,918  $  353,371
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Notes payable and current maturities of capital lease obligations.........................  $   26,867  $   13,858
Long-term notes payable and capital lease obligations, less current maturities                 802,376     304,546
Indebtedness to related parties...........................................................      35,675      34,967
                                                                                            ----------  ----------
Total notes payable, capital lease obligations and indebtedness to related parties........  $  864,918  $  353,371
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    SENIOR CREDIT FACILITY

    In connection with the acquisition of the Acquired Clark-Schwebel Business (see Note 2) on September 15, 1998, Hexcel obtained the Senior Credit Facility to: (a) fund the purchase of the Acquired Clark Schwebel Business; (b) refinance the Company's existing revolving credit facility; and (c) provide for ongoing working capital and other financing requirements of the Company. The Senior Credit Facility, prior to the issuance in January 1999 of $240,000 of 9.75% Senior Subordinated Notes, due 2009 (see below), provided up to $910,000 of borrowing capacity, with available borrowings of $281,000 at December 31, 1998, subject to certain loan covenants. After the issuance of the 9.75% Senior Subordinated Notes, due 2009, the borrowing capacity under the Senior Credit Facility was reduced to $672,000, subject to certain loan covenants.

    Depending on certain predetermined ratios and other conditions, interest on outstanding borrowings under the Senior Credit Facility is computed at an annual rate ranging from approximately 0.75% to 2.25% in excess of the applicable London interbank rate, or at the option of Hexcel, at 0 to 1.25% in excess of the base rate of the administrative agent for the lenders. In addition, the Senior Credit Facility is subject to a commitment fee ranging from 0.23% to 0.50% per annum of the total facility. As of December 31, 1998, the Company had an interest rate cap agreement outstanding which covers a notional amount of $50,000 of the variable rate Senior Credit Facility providing a maximum fixed rate of 5.5%. The cost of the interest rate cap is being amortized to interest expense over the term of the contract and the unamortized amount approximated fair value at December 31, 1998.

    The Senior Credit Facility is secured by a pledge of shares of certain of Hexcel's subsidiaries. In addition, the Company is subject to various financial covenants and restrictions under the Senior Credit Facility, and is generally prohibited from paying dividends or redeeming capital stock. Approximately $544,000 of the Senior Credit Facility, after the issuance of the Senior Subordinated Notes, expires by September 2004, with the balance expiring in 2005.

    As a result of obtaining the Senior Credit Facility and the Amended Revolving Credit Facility (see below), the Company wrote off approximately $1,600 of capitalized debt financing costs in 1998. This amount is included in "interest expense" in the accompanying consolidated statement of operations for 1998.

    REVOLVING CREDIT FACILITY

    In connection with the purchase of the Acquired Hercules Business in 1996, Hexcel obtained a revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility was obtained to: (a) refinance outstanding indebtedness under a senior secured credit facility; (b) finance the purchase of the Acquired Hercules Business; and (c) provide for the ongoing working capital and other financing requirements of the Company, including business consolidation activities, on a worldwide basis. The Revolving Credit Facility was amended in March 1998 (the "Amended Revolving Credit Facility") and in September 1998, the Senior Credit Facility replaced the Amended Revolving Credit Facility. The Amended Revolving Credit Facility, prior to its replacement, had provided up to $355,000 of borrowing capacity and would have expired in March 2003.

    Interest on outstanding borrowings on the Amended Revolving Credit Facility depended upon certain predetermined ratios and other conditions and was computed at an annual rate ranging from approximately 0.3% to 1.1% in excess of the applicable London interbank rate or, at the option of

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
Hexcel, at the base rate of the administrative agent for the lenders. In addition, the Amended Revolving Credit Facility was subject to a commitment fee ranging from approximately 0.2% to 0.4% per annum of the total facility. Interest on outstanding borrowings under the Revolving Credit Facility was computed at an annual rate of 0.4% in excess of the applicable London interbank rate or, at the option of Hexcel, at the base rate of the administrative agent for the lenders. The Revolving Credit Facility was also subject to a commitment fee of approximately 0.2% per annum on the unused portion of the facility.

    EUROPEAN CREDIT AND OVERDRAFT FACILITIES

    In addition to the Senior Credit Facility, certain of Hexcel's European subsidiaries have access to limited credit and overdraft facilities provided by various local lenders. These credit and overdraft facilities, which are only available to finance certain activities by specific subsidiaries, are primarily uncommitted facilities that are terminable at the discretion of the lenders. The credit and overdraft facilities in use by the Company's European subsidiaries as of December 31, 1998 and 1997, other than the Senior or Revolving Credit Facilities, bear interest at rates between 3.0% and 6.4% per annum.

    CONVERTIBLE SUBORDINATED NOTES, DUE 2003

    In July of 1996, Hexcel completed an offering of $114,500 in convertible subordinated notes, due 2003 (the "Convertible Subordinated Notes"). The Convertible Subordinated Notes carry an annual interest rate of 7% and are convertible into Hexcel common stock at a conversion price of $15.81 per share, subject to adjustment under certain conditions. Net proceeds of $111,351 from this offering were used to repay amounts owed under the Company's Revolving Credit Facility.

    The Convertible Subordinated Notes are redeemable beginning in August of 1999, in whole or in part, at the option of Hexcel. The redemption prices range from 103.5% to 100.0% of the outstanding principal amount, depending on the period in which redemption occurs. As of December 31, 1998, $65 of the Convertible Subordinated Notes had been converted resulting in the issuance of 4 shares of common stock.

    CONVERTIBLE SUBORDINATED DEBENTURES, DUE 2011

    The 7% convertible subordinated debentures, due 2011, are redeemable by Hexcel prior to maturity. Mandatory redemption is scheduled to begin in 2002 through annual sinking fund requirements. The debentures are convertible prior to maturity into common shares of the Company at $30.72 per share.

    CIBA SENIOR SUBORDINATED NOTES PAYABLE

    In connection with the purchase of the Acquired Ciba Business, Hexcel issued to Ciba, the Ciba Senior Subordinated Notes in an aggregate principal amount of $37,476. Hexcel also consented to an assignment by Ciba of Ciba's rights and obligations under the Strategic Alliance Agreement to Ciba Speciality Chemical Holdings Inc. and Ciba Specialty Chemicals Corporation (collectively "CSC"). In connection with the assignment of these rights and obligations, the Ciba Senior Subordinated Notes that were previously payable to Ciba are now payable to CSC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    The Ciba Senior Subordinated Notes are general unsecured obligations of Hexcel that bear interest for three years at a rate of 7.5% per annum, payable semiannually from February 29, 1996. The interest rate will increase to 10.5% per annum on the third anniversary of the purchase of the Acquired Ciba Business (February 28, 1999), and by an additional 0.5% per year thereafter until the Ciba Senior Subordinated Notes mature in the year 2003.

    At the date of issue, the aggregate fair value of the Ciba Senior Subordinated Notes was $3,026 less than the aggregate principal amount. The original discount of $3,026 reflects the absence of certain call protection provisions from the terms of the Ciba Senior Subordinated Notes and the difference between the stated interest rate on the Ciba Senior Subordinated Notes and the estimated market rate for debt obligations of comparable quality and maturity. This discount, which is amortized over the life of the Ciba Senior Subordinated Notes, had an unamortized balance of $1,801 and $2,233 as of December 31, 1998 and 1997, respectively.

    On February 17, 1999, the Company repaid $12,500 of its Ciba Senior Subordinated Notes payable. The repayment was financed with borrowings under the Company's Senior Credit Facility. As a result of the repayment, the Company will write-off approximately $600 of the unamortized discount in 1999.

    As discussed in Note 9, Hexcel has various financial and other relationships with CSC. Accordingly, the Company's net indebtedness to CSC under the Ciba Senior Subordinated Notes has been classified as "indebtedness to related parties" in the accompanying consolidated balance sheets.

    9.75% SENIOR SUBORDINATED NOTES, DUE 2009

    On January 21, 1999, the Company issued $240,000 of 9.75% Senior Subordinated Notes, due 2009. Net proceeds of approximately $231,000 from this offering were used to repay amounts owed under the Senior Credit Facility. Simultaneously with the closing of this offering, the Company amended the Senior Credit Facility to, among other things, reduce the available borrowing capacity to $672,000, modify certain financial covenants and to permit the offering.

    AGGREGATE MATURITIES OF NOTES PAYABLE AND INDEBTEDNESS TO RELATED PARTIES

    As discussed above, on January 21, 1999, the Company issued $240,000 of 9.75% Senior Subordinated Notes, due 2009, for net proceeds of $231,000, and amended its Senior Credit Facility. In addition, on February 17, 1999, the Company repaid $12,500 of the Ciba Senior Subordinated Notes payable to CSC with borrowings under the Senior Credit Facility. The table below reflects aggregate maturities of notes payable and indebtedness to related parties, including the amended due dates and maturities from the above events (see Note 8 for maturities of capital lease obligations):

PAYABLE DURING YEARS ENDING DECEMBER 31:
----------------------------------------------------------------------------------
1999..............................................................................  $   21,983
2000..............................................................................      17,490
2001..............................................................................      20,154
2002..............................................................................      35,726
2003..............................................................................     176,000
2004 and thereafter...............................................................     548,473
                                                                                    ----------
Total notes payable and indebtedness to related parties...........................  $  819,826
                                                                                    ----------
                                                                                    ----------

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--NOTES PAYABLE (CONTINUED)
    ESTIMATED FAIR VALUES OF NOTES PAYABLE

    The Senior Credit Facility, and substantially all of the various European credit facilities and other notes payable outstanding as of December 31, 1998 and 1997, are variable-rate debt obligations. Accordingly, the estimated fair values of each of these debt obligations approximates their respective book values.

    The aggregate fair values of the Convertible Subordinated Notes, due 2003, and the Convertible Subordinated Debentures, due 2011, are estimated on the basis of quoted market prices, although trading in these debt securities is limited and may not reflect fair value. The aggregate fair value of the Convertible Subordinated Notes, due 2003, was approximately $96,100 and $196,000 as of December 31, 1998 and 1997, respectively. The aggregate fair value of the Convertible Subordinated Debentures, due 2011, was approximately $19,000 and $25,500 as of December 31, 1998 and 1997, respectively.

NOTE 8--LEASING ARRANGEMENTS

    Assets, accumulated depreciation and related liability balances under capital leasing arrangements as of December 31, 1998 and 1997, were:

                                                                            1998       1997
                                                                          ---------  ---------
Property, plant and equipment...........................................  $  67,191  $  10,197
Less accumulated depreciation...........................................     (6,593)    (3,593)
                                                                          ---------  ---------
Net property, plant and equipment.......................................  $  60,598  $   6,604
                                                                          ---------  ---------
                                                                          ---------  ---------

Capital lease obligations...............................................  $  54,092  $   5,473
Less current maturities.................................................     (4,884)      (347)
                                                                          ---------  ---------
Long-term capital lease obligations, net                                  $  49,208  $   5,126
                                                                          ---------  ---------
                                                                          ---------  ---------

    As discussed in Note 2, Hexcel entered into a $50,000 capital lease for property, plant and equipment used in the Acquired Clark-Schwebel Business. The lease expires in September 2006 and includes various purchase options.

    Certain sales and administrative offices, data processing equipment, and manufacturing facilities are leased under operating leases. Rental expense under operating leases was $4,656 in 1998, $4,559 in 1997 and $4,623 in 1996.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--LEASING ARRANGEMENTS (CONTINUED)
    Future minimum lease payments as of December 31, 1998, were:

                                                                              TYPE OF LEASE
                                                                          ----------------------
PAYABLE DURING YEARS ENDING DECEMBER                                       CAPITAL    OPERATING
------------------------------------------------------------------------  ---------  -----------
1999....................................................................  $   9,038   $   4,377
2000....................................................................      8,804       3,135
2001....................................................................      8,513       1,691
2002....................................................................      8,513       1,100
2003....................................................................      8,022         474
2004 and thereafter.....................................................     29,158       2,380
                                                                          ---------  -----------
  Total minimum lease payments..........................................  $  72,048   $  13,157
                                                                          ---------  -----------
                                                                          ---------  -----------

    Total minimum capital lease payments include $17,956 of imputed interest.

NOTE 9--RELATED PARTIES

    In connection with the purchase of the Acquired Ciba Business, Hexcel delivered 18,022 newly issued shares of Hexcel common stock to Ciba, representing 49.9% of the Hexcel common stock issued and outstanding at that date. In addition, the Company and Ciba entered into the Strategic Alliance Agreement which currently provides for, among other things, the designation by Ciba of four of the Company's ten directors, and the approval of a majority of these four designated directors for the taking of certain significant actions by the Company. On February 21, 1997, the Company consented to an assignment by Ciba of Ciba's rights and obligations under the Strategic Alliance Agreement to CSC. In connection with the assignment of these rights and obligations, all of the Hexcel common stock previously held by Ciba is now held by CSC.

    As discussed in Notes 2 and 7, Hexcel delivered Ciba Senior Subordinated Notes in an aggregate principal amount of $37,476 to Ciba in connection with the purchase of the Acquired Ciba Business. In connection with the assignment of Ciba's rights and obligations under the Strategic Alliance Agreement, the Senior Subordinated Notes that were previously payable to Ciba are payable to CSC. During 1996, the Company also delivered Senior Demand Notes to Ciba in an aggregate principle amount of $5,329. The Senior Demand Notes were presented for payment and paid in full prior to December 31, 1996. Aggregate interest expense on the Ciba Senior Subordinated Notes in 1998, 1997 and 1996, was $2,811, $2,762 and $2,715, respectively.

    Hexcel purchases certain raw materials from various CSC subsidiaries. The Company's aggregate purchases from CSC subsidiaries for 1998, 1997 and 1996 were $37,717, $34,255 and $15,116, respectively. Aggregate payables to various CSC subsidiaries included in "accounts payable" and "accrued liabilities" as of December 31, 1998 and 1997, were $3,314 and $1,196, respectively. In addition, the Company sold certain finished products to the affiliates of CSC ("Ciba Distributors") pursuant to a distribution agreement, which expired February 28, 1997. For the year ended December 31, 1998, there were no sales to Ciba Distributors. For the years ended December 31, 1997 and 1996, aggregate sales to Ciba Distributors were $5,620 and $32,408, respectively. As of December 31, 1998 and 1997, aggregate receivables from Ciba Distributors were not material to the accompanying consolidated balance sheets.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

    Hexcel maintains defined benefit retirement plans covering most U.S. and certain European employees as well as retirement savings plans covering eligible U.S. employees. The defined benefit retirement plans are based on years of service and employee compensation under either a career average or final pay benefits' method. Hexcel's funding policy is to contribute the minimum amount required by applicable regulations. In addition, the Company participates in a union sponsored multi-employer pension plan covering certain U.S. employees with union affiliations.

    As part of the Acquired Ciba Business, the Company acquired a net pension asset from a defined benefit retirement plan covering employees of a United Kingdom subsidiary. Pursuant to the terms of the Strategic Alliance Agreement, these employees continued to participate in a defined benefit retirement plan sponsored by Ciba up to January 1, 1997, at which time, the accumulated benefit obligation and net pension asset was valued and transferred to a newly created plan sponsored by the Company.

    Under the retirement savings plans, eligible U.S. employees may contribute up to 16% of their compensation to an individual retirement savings account. Hexcel makes matching contributions equal to 50% of employee contributions, not to exceed 3% of employee compensation. In addition, the Company makes profit sharing contributions when the Company meets or exceeds certain annual performance targets. The net expense for these retirement savings plans was approximately $5,798 for 1998, $5,957 for 1997 and $5,396 for 1996.

OTHER POSTRETIREMENT BENEFIT PLANS

    Hexcel provides certain postretirement health care and life insurance benefits to eligible retirees. Substantially all U.S. employees hired on or before December 31, 1995, are eligible for benefits, as well as senior executives and certain U.S. employees hired in connection with the Acquired Ciba Business and the Acquired Hercules Business. The Company also maintains a postretirement medical plan for its employees hired in connection with the Acquired Clark- Schwebel Business.

    Benefits are available to eligible employees who retire on or after age 58 after rendering at least 15 years of service to Hexcel, including years of service rendered to the Acquired Ciba Business or the Acquired Hercules Business prior to the dates of acquisition. Benefits consist of coverage of up to 50% of the annual cost of certain health insurance plans, as well as annual life insurance coverage equal to 65% of the final base pay of the retiree until the age of 70. Upon reaching 70 years of age, life insurance coverage is reduced.

    As part of the Acquired Clark-Schwebel Business, the Company assumed a defined benefit postretirement medical plan, which covers substantially all salaried and nonsalaried employees. The plan provides medical coverage to age 65 for employees who retire at age 62 or later, have at least 25 years of service and participated in the plan prior to retirement.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED)
    The net periodic cost of Hexcel's defined benefit retirement and U.S. postretirement plans for the years ended December 31, 1998, 1997 and 1996, were:

                                                                  U.S. PLANS                     EUROPEAN PLANS
                                                        -------------------------------  -------------------------------
                                                          1998       1997       1996       1998       1997       1996
                                                        ---------  ---------  ---------  ---------  ---------  ---------
RETIREMENT PLANS
Service cost--benefits earned during the year.........  $   3,314  $   2,310  $   2,365  $   2,063  $   1,933  $     150
Interest cost on projected benefit obligation.........      1,180        817        646      2,301      2,168        132
Expected return on plan assets........................       (805)      (739)      (477)    (4,365)    (6,799)      (109)
Net amortization and deferral.........................        567        265        273        898      4,002         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Net periodic pension cost.............................  $   4,256  $   2,653  $   2,807  $     897  $   1,304  $     173
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                                                            1998       1997       1996
                                                                                          ---------  ---------  ---------
POSTRETIREMENT PLANS
Service cost--benefits earned during the year...........................................  $     127  $      91  $      80
Interest cost on projected benefit obligation...........................................        691        752        701
Net amortization and deferral...........................................................       (318)      (213)      (222)
                                                                                          ---------  ---------  ---------
Net periodic postretirement benefit cost................................................  $     500  $     630  $     559
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED)
    The benefit obligation, fair value of plan assets, funded status and amounts recognized in the consolidated financial statements, for Hexcel's retirement plans and U.S. postretirement plans, as of and for the years ended December 31, 1998 and 1997 were:

                                                                     RETIREMENT PLANS
                                                        -------------------------------------------
                                                             U.S. PLANS           EUROPEAN PLANS      POSTRETIREMENT PLANS
                                                        ---------------------  --------------------  ----------------------

                                                           1998       1997       1998       1997        1998        1997
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Change in benefit obligation:
  Benefit obligation--beginning of year...............  $   14,910  $  11,071  $  32,627  $  27,479  $   10,836  $   10,294
  Service cost........................................       3,314      2,310      2,063      1,933         127          91
  Interest cost.......................................       1,180        817      2,301      2,168         691         752
  Introduction of a new plan..........................       1,200         --         --         --          --          --
  Plan participants' contributions....................          --         --        511        459          41          53
  Plan from the Acquired Clark- Schwebel Business.....          --         --         --         --       4,139          --
  Actuarial loss (gain)...............................       1,781      1,253      9,080        750      (1,927)        235
  Benefits paid.......................................        (840)      (541)      (188)      (162)       (526)       (589)
  Other...............................................          --         --        705         --          --          --
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Benefit obligation--end of year.......................      21,545     14,910     47,099     32,627      13,381      10,836
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Change in plan assets:
  Fair value of plan assets- beginning of year........       8,343      5,974     44,557     36,282          --          --
  Actual return on plan assets........................       1,517        739      4,941      6,798          --          --
  Employer contributions..............................       2,525      2,171      1,172      1,180         416         536
  Plan participants' contributions....................          --         --        511        459          41          53
  Benefits paid.......................................        (840)      (541)      (188)      (162)       (457)       (589)
  Other...............................................          --         --        705         --          --          --
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Fair value of plan assets- end ofyear.................      11,545      8,343     51,698     44,557          --          --
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Funded status:
  Benefit obligation in excess of plan assets.........     (10,000)    (6,567)     4,598     11,930     (13,420)    (10,836)
  Unrecognized actuarial loss (gain)..................       2,369      1,436      4,905     (3,311)       (549)       (556)
  Unrecognized net liability..........................         126        169         --         --          --          --
  Unrecognized prior service cost.....................         816          4         --         --      (4,743)     (3,210)
                                                        ----------  ---------  ---------  ---------  ----------  ----------
Prepaid (accrued) benefit cost........................  $   (6,689) $  (4,958) $   9,503  $   8,619  $  (18,712) $  (14,602)
                                                        ----------  ---------  ---------  ---------  ----------  ----------
                                                        ----------  ---------  ---------  ---------  ----------  ----------

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $21,545, $18,858 and $11,545, respectively, as of December 31, 1998 and $14,910, $13,037 and $8,343, respectively, as of December 31, 1997. In 1998, the Company updated certain assumptions with respect to its European plans, resulting in an actuarial loss. Amortization of this loss and other prior service costs, is calculated on a straight-line basis over the expected future years of service of the plans' active participants. Assets for the defined benefit pension plans generally consist of publicly traded securities, bonds and cash investments.

    As of December 31, 1998 and 1997, the prepaid benefit cost was included in "investment in affiliated companies and other assets" in the accompanying consolidated balance sheets. For the same

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED) periods, the accrued benefit cost was included in "accrued compensation and benefits" and "other non-current liabilities" in the accompanying consolidated balance sheets.

    Assumptions used to estimate the actuarial present value of benefit obligations as of December 31, 1998, 1997 and 1996, were:

                                                  1998             1997             1996
                                             ---------------  ---------------  ---------------
U.S. defined benefit retirement plans:
  Discount rates...........................             7.0%             7.0%             7.5%
  Rate of increase in compensation.........             4.5%             4.5%             4.5%
  Expected long-term rate of return on plan
    assets                                              9.0%             9.0%             9.0%

European defined benefit retirement plans:
  Discount rates...........................       5.5%--5.8%       6.5%--7.0%       6.5%--7.5%
  Rates of increase in compensation........       1.5%--4.0%       2.0%--5.0%       2.0%--4.5%
  Expected long-term rates of return on
    plan assets                                   6.5%--7.0%       6.5%--7.5%       6.5%--9.0%

Postretirement benefit plans:
  Discount rates...........................       6.8%--7.0%             7.0%             7.5%

    For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits were assumed at 7.5% to 10.2% for medical, and 5.0% for dental and vision for 1999. These rates were assumed to decrease gradually to 5.5% to 8.4%, and remain at 5.0%, respectively, by the year 2002.

    The table below presents the impact of a one-percentage point increase and a one-percentage point decrease in the assumed health care cost trend on the total of service and interest cost components and on the postretirement benefit obligation.

                                                                                 1998       1997
                                                                               ---------  ---------
One-percentage point increase:
  Effect on total service and interest cost components.......................  $      67  $      47
  Effect on postretirement benefit obligation................................        778        608

One-percentage point decrease:
  Effect on total service and interest cost components.......................        (55)       (43)
  Effect on postretirement benefit obligation................................       (662)      (527)

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11--INCOME TAXES

PROVISION FOR INCOME TAXES

    Income (loss) before income taxes and the provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996, were:

                                                               1998        1997        1996
                                                             ---------  ----------  ----------
Income (loss) before income taxes:
  U.S......................................................  $  30,590  $   24,197  $  (11,956)
  International............................................     47,774      26,555      (3,798)
                                                             ---------  ----------  ----------
      Total income (loss) before income taxes..............  $  78,364  $   50,752  $  (15,754)
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------
Provision (benefit) for income taxes:
Current:
  U.S......................................................  $   6,352  $      798  $   (1,600)
  International............................................     15,240       9,527       5,556
                                                             ---------  ----------  ----------
Current provision for income taxes.........................     21,592      10,325       3,956
                                                             ---------  ----------  ----------
Deferred:
  U.S......................................................      4,662     (33,935)         --
  International............................................      2,188         732        (520)
                                                             ---------  ----------  ----------
Deferred provision (benefit) for income taxes..............      6,850     (33,203)       (520)
                                                             ---------  ----------  ----------
      Total provision (benefit) for income taxes...........  $  28,442  $  (22,878) $    3,436
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

    A reconciliation of the provision (benefit) to the U.S. federal statutory income tax rate of 35%, 35% and 34% for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                                1998        1997       1996
                                                              ---------  ----------  ---------
Provision (benefit) at U.S. federal statutory rate..........  $  27,732  $   17,763  $  (5,356)
U.S. state taxes, less federal tax benefit..................        807         519         21
Impact of different international tax rates, adjustments to
  income tax accruals and other.............................      1,103      18,773     (9,656)
Valuation allowance.........................................     (1,200)    (59,933)    18,427
                                                              ---------  ----------  ---------
      Total provision (benefit) for income taxes............  $  28,442  $  (22,878) $   3,436
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

    In accordance with SFAS No. 109, "Accounting for Income Taxes", in 1996 the Company had fully provided valuation allowance reserves against its net deferred tax assets primarily in the U.S. and Belgium where there were uncertainties concerning the Company's ability to generate sufficient future taxable income to realize these assets. In 1997, the Company reversed $59,900 of its valuation allowance reserve as follows: $17,000 due to current year profitable U.S. operations, $39,000 due to the Company's assessment that the realization of the remaining U.S. net deferred tax assets is more likely than not, and $3,900 in Belgium due to a gain on sale of certain tangible and intangible assets to other Hexcel subsidiaries. The Company continues to reserve the balance of the net deferred tax asset related to its Belgium operations.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
    The Company has made no U.S. income tax provision for approximately $76,000 of undistributed earnings of international subsidiaries as of December 31, 1998. Such earnings are considered to be permanently reinvested. The additional U.S. income tax on these earnings, if repatriated, would be offset in part by foreign tax credits.

DEFERRED INCOME TAXES

    Deferred income taxes result from temporary differences between the recognition of items for income tax purposes and financial reporting purposes. Principal temporary differences as of December 31, 1998 and 1997, were:

                                                                            1998       1997
                                                                          ---------  ---------
Net operating loss carryforwards........................................  $  19,200  $  21,000
Reserves and other, net.................................................     24,150     31,580
Accrued business acquisition and consolidation expenses.................      3,000      4,380
Accelerated depreciation and amortization...............................    (14,130)   (16,690)
Valuation allowance.....................................................     (7,300)    (8,500)
                                                                          ---------  ---------
Net deferred tax asset..................................................  $  24,920  $  31,770
                                                                          ---------  ---------
                                                                          ---------  ---------

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1998, Hexcel had net operating loss ("NOL") carryforwards for U.S. federal and Belgium income tax purposes of approximately $45,000 and $4,500, respectively. The U.S. NOL carryforwards, which are available to offset future taxable income, expire at various dates through the year 2012. As a result of the ownership change, which occurred in connection with the purchase of the Acquired Ciba Business, the Company has a limitation on the utilization of U.S. NOL carryforwards of approximately $12,000 per year.

NOTE 12--STOCKHOLDERS' EQUITY

COMMON STOCK OUTSTANDING

(NUMBER OF SHARES-IN THOUSANDS)                                      1998       1997       1996
-----------------------------------------------------------------  ---------  ---------  ---------
Common stock:
Balance, beginning of year.......................................     36,891     36,592     18,091
Issuance of stock to Ciba........................................         --         --     18,022
Activity under stock plans and other.............................        284        296        479
Conversion of Subordinated Notes.................................          1          3         --
                                                                   ---------  ---------  ---------
Balance, end of year.............................................     37,176     36,891     36,592
                                                                   ---------  ---------  ---------
Treasury stock:
Balance, beginning of year.......................................         35         31         --
Repurchased......................................................        812          4         31
                                                                   ---------  ---------  ---------
Balance, end of year.............................................        847         35         31
                                                                   ---------  ---------  ---------
Common stock outstanding.........................................     36,329     36,856     36,561
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    In 1998, the Company's Board of Directors approved plans to repurchase up to $20,000 of the Company's common stock. During the year ended December 31, 1998, the Company repurchased 812 shares of its common stock at an average cost of $12.32 per share, for a total of $10,000. The Board of Directors may also approve additional stock buybacks from time to time subject to market conditions and the terms of the Company's credit agreements and indentures.

STOCK-BASED INCENTIVE PLANS

    The Company has various stock option and management incentive plans for eligible employees, officers, directors and consultants. These plans provide for awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Options to purchase common stock are generally granted at the fair market value on the date of grant. Substantially all of these options have a ten-year term and generally vest over a 3-year period. In 1998 and 1997, Hexcel's stockholders approved various amendments to the Company's stock-based incentive plans, which increased the aggregate number of stock issuable under these plans by 4,500 to 7,350.

    As of December 31, 1998, 1997 and 1996, the Company had outstanding a total of 518,353 and 286, of performance accelerated restricted stock units ("PARS"), respectively. PARS are convertible to an equal number of shares of Hexcel common stock and generally vest in increments through 2005, subject to certain terms of employment and other circumstances which may accelerate the vesting period. As of December 31, 1998, 1997 and 1996, 301, 286, and 0 PARS were vested, respectively. Approximately $1,660, $3,272 and $529 of compensation expense was recognized in 1998, 1997 and 1996, respectively, with respect to the PARS and certain other stock-based incentive plans.

    In addition to the above, during 1996, the Company recognized $3,635 of compensation expense under the intrinsic value method resulting from stock options which vested in connection with the purchase of the Acquired Ciba Business. This compensation expense was based on the difference between the exercise price of the stock options granted and the market price of Hexcel common stock on the date that the Company's stockholders approved the Incentive Stock Plan under which these options were granted. The recognition of compensation expense in connection with these stock options resulted in a corresponding $3,635 increase in the additional paid-in capital of the Company.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    Stock option data for the three years ended December 31, 1998, 1997 and 1996, were:

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                          NUMBER OF    EXERCISE
                                                                           OPTIONS       PRICE
                                                                         -----------  -----------
Options outstanding at January 1, 1996                                        1,014    $    7.27
Options granted........................................................       1,577    $   12.69
Options exercised......................................................        (447)   $    9.40
Options expired or canceled............................................         (85)   $   11.45
                                                                         -----------  -----------
Options outstanding at December 31, 1996                                      2,059    $   10.36
Options granted........................................................       3,094    $   18.24
Options exercised......................................................        (289)   $    9.64
Options expired or canceled............................................         (25)   $   15.51
                                                                         -----------  -----------
Options outstanding at December 31, 1997                                      4,839    $   15.39
Options granted........................................................       3,253    $   12.23
Options exercised......................................................        (237)   $    8.53
Options expired or canceled............................................      (2,740)   $   18.52
                                                                         -----------  -----------
Options outstanding at December 31, 1998                                      5,115    $   12.05
                                                                         -----------  -----------
                                                                         -----------  -----------

    The number of options exercisable as of December 31, 1998, 1997 and 1996 were 1,505, 1,193 and 841, respectively, at a weighted average exercise price of $11.54, $9.80 and $8.64, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                             OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                ---------------------------------------------  --------------------------
                                   WEIGHTED        WEIGHTED                    WEIGHTED
RANGE OF          NUMBER OF         AVERAGE         AVERAGE      NUMBER OF      AVERAGE
EXERCISE           OPTIONS         REMAINING       EXERCISE       OPTIONS      EXERCISE
PRICES           OUTSTANDING    LIFE (IN YEARS)      PRICE      EXERCISABLE      PRICE
--------------  -------------  -----------------  -----------  -------------  -----------
$ 4.18- 4.75            173              5.9       $    4.58           120     $    4.75
$ 4.76-10.00            907              8.8       $    8.10           252     $    6.41
$10.01-15.00          3,322              8.9       $   12.17           900     $   12.46
$15.01-20.00            550              7.9       $   16.58           226     $   16.62
$20.01-24.00            141              9.0       $   23.98            --            --
$24.01-30.00             20              9.3       $   26.95             7     $   26.95
$30.01-32.06              2              8.2       $   30.49            --     $   30.68
                                          --
                      -----                       -----------        -----    -----------
$ 4.18-32.06          5,115              8.7       $   12.05         1,505     $   11.54
                                          --
                                          --
                      -----                       -----------        -----    -----------
                      -----                       -----------        -----    -----------

EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

    In July 1997, the Company established an ESPP to provide eligible employees an additional opportunity to share in the ownership of Hexcel. The maximum number of common stock reserved for issuance under the ESPP is 200. Under the ESPP, eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock at a purchase price equal

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) to 85% of the fair market value of the common stock on the purchase date. During 1998, approximately 36 common stock were issued under the ESPP.

PRO FORMA DISCLOSURES

    The Company has elected to continue to follow APB Opinion No. 25 for accounting for its stock-based incentive plans. Had compensation expense for the Company's stock option plans been determined as prescribed by SFAS 123, pro forma net income (loss) and related per share amounts, would have been as follows:

                                                                1998       1997        1996
                                                              ---------  ---------  ----------
Net income (loss):
  As reported...............................................  $  50,439  $  73,630  $  (19,190)
  Pro forma.................................................     48,172     67,355     (19,233)

Basic net income (loss) per share:
  As reported...............................................  $    1.38  $    2.00  $    (0.58)
  Pro forma.................................................       1.31       1.83       (0.58)

Diluted net income (loss) per share:
  As reported...............................................  $    1.24  $    1.74  $    (0.58)
  Pro forma.................................................       1.19       1.60       (0.58)

    The weighted average fair value of options granted during 1998, 1997 and 1996 was $12.23, $18.24 and $12.75, respectively. The following ranges of assumptions were used in the Black-Scholes pricing models for options granted in 1998, 1997 and 1996: risk-free interest of 4.6% to 6.3%, estimated volatility of 40% to 51%, dividend yield of 0.0%, and an expected life of 1 to 10 years.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13--NET INCOME (LOSS) PER SHARE

    Computations of basic and diluted net income (loss) per share for the years ended December 31, 1998, 1997 and 1996, are as follows:

                                                                1998       1997        1996
                                                              ---------  ---------  ----------
Basic net income (loss) per share:
Net income (loss)...........................................  $  50,439  $  73,630  $  (19,190)
                                                              ---------  ---------  ----------
Weighted average common shares outstanding..................     36,675     36,748      33,351
                                                              ---------  ---------  ----------
Basic net income (loss) per share...........................  $    1.38  $    2.00  $    (0.58)
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------
Diluted net income (loss) per share:
Net income (loss)...........................................  $  50,439  $  73,630  $  (19,190)
Effect of dilutive securities--
Senior Subordinated Notes, due 2003.........................      5,087      5,087          --
Senior Subordinated Debentures, due 2011....................      1,139      1,139          --
                                                              ---------  ---------  ----------
Adjusted net income (loss)..................................  $  56,665  $  79,856  $  (19,190)
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------
Weighted average common shares outstanding..................     36,675     36,748      33,351
Effect of dilutive securities--
Stock options...............................................        924      1,176          --
Senior Subordinated Notes, due 2003.........................      7,238      7,239          --
Senior Subordinated Debentures, due 2011....................        834        834          --
                                                              ---------  ---------  ----------
Diluted weighted average common shares outstanding..........     45,671     45,997      33,351
                                                              ---------  ---------  ----------
Diluted net income (loss) per share.........................  $    1.24  $    1.74  $    (0.58)
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------

    The Convertible Subordinated Notes, due 2003, which were issued in 1996, and the Convertible Subordinated Debentures, due 2011, were excluded from the 1996 computation of diluted net loss per share as they were antidilutive. Substantially all of the Company's stock options were included in the calculation of the diluted earnings per share for the years ended December 31, 1998 and 1997.

NOTE 14--CONTINGENCIES

    Hexcel is involved in litigation, investigations and claims arising out of the conduct of its business, including those relating to commercial transactions, and environmental, health and safety matters. The Company estimates and accrues its liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements, assessments by internal and external counsel of pending or threatened litigation, and assessments by environmental engineers and consultants of potential environmental liabilities and remediation costs. Such estimates exclude counterclaims against other third parties. Such estimates are not discounted to reflect the time value of money due to the uncertainty in estimating the timing of the expenditures, which may extend over several years. Although it is impossible to determine the level of future expenditures for legal, environmental and related matters with any degree of certainty, it is the Company's opinion, based on available information, that it is unlikely that these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 14--CONTINGENCIES (CONTINUED)
LEGAL AND ENVIRONMENTAL CLAIMS AND PROCEEDINGS

    Hexcel has been named as a potentially responsible party with respect to several hazardous waste disposal sites that it does not own or possess which are included on the Superfund National Priority List of the U.S. Environmental Protection Agency or on equivalent lists of various state governments. The Company believes that it has limited or no liability for cleanup costs at these sites and intends to vigorously defend itself in these matters.

    Pursuant to the New Jersey Environmental Responsibility and Clean-Up Act, Hexcel signed an administrative consent order to pay for the environmental remediation of a manufacturing facility it owns and formerly operated in Lodi, New Jersey. The Company's estimate of the remaining cost to satisfy this consent order is accrued in the accompanying consolidated balance sheets. The ultimate cost of remediating the Lodi site will depend on developing circumstances.

    In connection with the purchase of the Acquired Ciba Business, Hexcel assumed various liabilities including a liability with respect to certain environmental remediation activities at an acquired facility in Kent, Washington. The Company was a party to a cost sharing agreement regarding the operation of certain environmental remediation systems necessary to satisfy a post-closure care permit issued to a previous owner of the Kent site by the U.S. Environmental Protection Agency. Under the terms of the cost sharing agreement, the Company was obligated to reimburse the previous owner for a portion of the cost of the required remediation activities. The Company has determined that the cost sharing agreement terminated on December 22, 1998, however, the other party disputes this determination. The Company's estimate of other costs associated with the cleanup of the Kent site are accrued in the accompanying consolidated balance sheets.

PRODUCT CLAIMS

    In 1993, Hexcel became aware of an aluminum honeycomb sandwich panel delamination problem with panels produced by its wholly-owned Belgium subsidiary, Hexcel Composites S.A., and installed in rail cars in France and Spain. Two customers alleged that Hexcel Composites S.A. was responsible for the problem. In 1998, the Company negotiated a settlement to be paid in 1999 with one customer and the Company expects to settle with the remaining customer in 1999. The Company's estimated liability for this matter is accrued in the accompanying consolidated balance sheets.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15--SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information, including non-cash financing and investing activities, for the years ended December 31, 1998, 1997 and 1996, consist of the following:

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Cash paid for:
  Interest...................................................  $  28,774  $  22,300  $  14,061
  Taxes......................................................     26,359      3,929      8,911
Non-cash items:
  Debt issued in connection with the Acquired Ciba
    Business.................................................         --         --     37,231
  Common stock issued in connection with the Acquired Ciba
    Business.................................................         --         --    144,174
  Common stock issued under incentive plans..................      1,874      3,272        529
  Conversion of Senior Subordinated Notes....................         15         50         --
  Compensation expense in connection with the issuance of
    common stock (see Note 12)                                        --         --      3,635
  Capital lease obligation in connection with the Acquired
    Clark-Schwebel Business..................................     50,000         --         --

NOTE 16--SEGMENT INFORMATION

    The financial results for Hexcel's operating segments have been prepared using a management approach, which is consistent with the basis and manner in which Hexcel management internally segregates financial information for the purposes of assisting in making internal operating decisions. Hexcel's operating segments and related products, are as follows:

    REINFORCEMENT PRODUCTS: This segment manufactures and sells carbon fibers and carbon, glass and aramid fiber fabrics. These reinforcement products comprise the foundation of most composite materials, parts and structures. The segment weaves electronic fiberglass fabrics that are a substrate for PCBs. All of the Company's electronic sales come from reinforcement fabric sales. This segment also sells products for general industrial and recreation applications such as decorative blinds and soft body armor. In addition, this segment sells to the Company's Composite Materials segment and other third party customers in the commercial aerospace and space and defense markets. Sales from the Acquired Clark-Schwebel Business are included in this segment.

    COMPOSITE MATERIALS: This segment manufactures and sells composite materials, including prepregs, honeycomb, structural adhesives, sandwich panels and specially machined honeycomb parts, primarily to the commercial aerospace and space and defense markets, as well as to the general industrial and recreational markets. This segment also sells to the Company's Engineered Products segment.

    ENGINEERED PRODUCTS: This segment manufactures and sells a range of lightweight, high strength composite structures and interiors, primarily to the commercial aerospace and space and defense markets.

    Hexcel evaluates performance based on adjusted income before business acquisition and consolidation ("BA&C") expenses, interest and taxes ("Adjusted EBIT"), and generally accounts for

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--SEGMENT INFORMATION (CONTINUED) intersegment sales based on arm's length prices. Corporate and other expenses are not allocated to the operating segments. The following table presents financial information on the Company's operating segments as of December 31, 1998, 1997 and 1996, and for the years then ended:

                                         REINFORCEMENT  COMPOSITE   ENGINEERED
                                           PRODUCTS     MATERIALS    PRODUCTS       TOTAL
                                         -------------  ----------  -----------  ------------
1998
Net sales to external customers........   $   224,815   $  653,484   $ 210,745   $  1,089,044
Intersegment sales.....................       130,288       11,807          50        142,145
                                         -------------  ----------  -----------  ------------
      Total sales......................       355,103      665,291     210,795      1,231,189

Adjusted EBIT..........................        57,433       87,126      16,009        160,568
Depreciation and amortization..........        23,558       17,106       3,669         44,333
Equity in earnings of affiliated
  companies............................           517           --          --            517
BA&C expenses..........................         1,645        3,171       5,500         10,316

Segment assets.........................       788,445      423,183     133,715      1,345,343
Investment in non-consolidated
  affiliates                                   70,291           --          --         70,291
Capital expenditures...................        21,137       33,168       9,324         63,629
BA&C payments..........................           598        7,141          --          7,739

1997
Net sales to external customers........       171,072      577,118     188,665        936,855
Intersegment sales.....................       124,736       16,710          --        141,446
                                         -------------  ----------  -----------  ------------
      Total sales......................       295,808      593,828     188,665      1,078,301

Adjusted EBIT..........................        40,399       84,151      14,702        139,252
Depreciation and amortization..........        13,791       16,594       2,958         33,343
BA&C expenses..........................         1,707        9,579          --         11,286

Segment assets.........................       221,335      413,043     128,678        763,056
Capital expenditures...................        23,360       22,617       8,399         54,376
BA&C payments..........................         2,849       16,796          --         19,645

1996
Net sales to external customers........       155,231      438,220     101,800        695,251
Intersegment sales.....................        57,168        7,609          23         64,800
                                         -------------  ----------  -----------  ------------
      Total sales......................       212,399      445,829     101,823        760,051

Adjusted EBIT..........................        25,806       44,604       2,889         73,299
Depreciation and amortization..........         8,877       13,022       2,455         24,354
BA&C expenses..........................         1,699       27,998          --         29,697

Segment assets.........................       227,415      350,218     118,383        696,016
Capital expenditures...................        21,569       15,056       3,883         40,508
BA&C payments..........................         1,555        6,456          --          8,011

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--SEGMENT INFORMATION (CONTINUED)
RECONCILIATION OF REPORTABLE SEGMENTS TO CONSOLIDATED TOTALS

    Reconciliations of the totals reported for the operating segments to the applicable line items in the consolidated financial statements are as follows:

                                                             1998         1997        1996
                                                         ------------  ----------  ----------
INCOME BEFORE INCOME TAXES:
Total Adjusted EBIT for reportable segments............  $    160,568  $  139,252  $   73,299
Less:
Total BA&C expenses for reportable segments............        10,316      11,286      29,697
Corporate BA&C expenses                                  2,395.......      14,057      12,673
                                                         ------------  ----------  ----------
Total consolidated BA&C expenses.......................        12,711      25,343      42,370

Corporate & other expenses                                     30,918      33,338      25,125
Interest expense.......................................        38,675      25,705      21,537
Other income...........................................            --          --      (2,994)
Eliminations...........................................          (100)      4,114       3,015
                                                         ------------  ----------  ----------
Consolidated income (loss) before income taxes.........        78,364      50,752     (15,754)
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

DEPRECIATION AND AMORTIZATION:
Total depreciation and amortization for reportable
  segments.............................................        44,333      33,343      24,354
Corporate depreciation and amortization................         3,121       2,454       2,376
                                                         ------------  ----------  ----------
Total consolidated depreciation and amortization.......        47,454      35,797      26,730
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

ASSETS:
Total assets for reportable segments...................     1,345,343     763,056     696,016
Corporate assets.......................................        96,376      86,381      44,670
Eliminations...........................................       (37,558)    (37,851)    (38,950)
                                                         ------------  ----------  ----------
Total consolidated assets..............................     1,404,161     811,586     701,736
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

CAPITAL EXPENDITURES:
Total capital expenditures for reportable segments.....        63,629      54,376      40,508
Corporate expenditures.................................         2,901       2,993       3,061
                                                         ------------  ----------  ----------
Total consolidated capital expenditures................        66,530      57,369      43,569
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

BA&C PAYMENTS:
Total BA&C payments for reportable segments............         7,739      19,645       8,011
Corporate BA&C payments................................           912      13,950       3,568
                                                         ------------  ----------  ----------
Total consolidated BA&C payments.......................  $      8,651  $   33,595  $   11,579
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--SEGMENT INFORMATION (CONTINUED)
GEOGRAPHIC DATA

    Sales and long-lived assets, by geographic area, consisted of the following for the three years ended December 31, 1998, 1997 and 1996:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Net Sales to External Customers:
United States............................................  $  687,566  $  598,555  $  394,524
International
France...................................................     178,878     165,738     151,638
United Kingdom...........................................      65,999      49,395      48,172
Other....................................................     156,601     123,167     100,917
                                                           ----------  ----------  ----------
Total international......................................     401,478     338,300     300,727
                                                           ----------  ----------  ----------
Total consolidated net sales.............................   1,089,044     936,855     695,251
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

Long-Lived Assets:
United States............................................     831,382     304,191     266,191
International
France...................................................      42,155      37,313      42,661
United Kingdom...........................................      46,428      43,123      41,444
Other....................................................      31,689      30,008      34,509
                                                           ----------  ----------  ----------
Total international......................................     120,272     110,444     118,614
                                                           ----------  ----------  ----------
Total consolidated long-lived assets                       $  951,654  $  414,635  $  384,805
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Net sales are attributed to geographic areas based on the location in which the sale originated. U.S. net sales include U.S. exports to non-affiliates of $99,976, $70,875 and $53,333, for the years ended December 31, 1998, 1997 and
1996, respectively. Long-lived assets primarily consist of property, plant and equipment, intangibles, investments in affiliated companies and other assets, less long-term deferred tax assets.

SIGNIFICANT CUSTOMERS

    To the extent that the end application of net sales can be identified, the Boeing Company and their subcontractors accounted for approximately 35%, 36% and 22% of 1998, 1997 and 1996 net sales, respectively. Similarly, the Airbus Industrie consortium and their subcontractors accounted for approximately 11%, 10% and 10%, of 1998, 1997 and 1996 net sales, respectively.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the years ended December 31, 1998 and 1997, were:

                                                 FIRST       SECOND      THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                               ----------  ----------  ----------  ----------
1998
Net sales....................................  $  256,741  $  273,537  $  255,303  $  303,463
Gross margin.................................      66,096      71,221      61,847      72,095
Business acquisition and consolidation
  expenses...................................          --          --        (711)    (12,000)
Operating income.............................      33,736      38,156      27,563      17,584
Net income...................................      17,070      19,978      11,498       1,893
Net income per share:
Basic........................................  $     0.46  $     0.54  $     0.31  $     0.05
Diluted......................................        0.40        0.46        0.29        0.05
Dividends per share..........................          --          --          --          --
Market price:
High.........................................  $    28.13  $    31.38  $    24.38  $    14.19
Low..........................................       21.25       22.63        9.69        7.06

1997
Net sales....................................  $  214,009  $  241,629  $  226,611  $  254,606
Gross margin.................................      46,889      57,818      54,967      62,958
Business acquisition and consolidation
  expenses...................................      (2,899)     (2,818)    (15,433)     (4,193)
Operating income.............................      16,384      24,516       9,331      26,226
Net income...................................       8,226      15,135      37,948      12,321
Net income per share:
Basic........................................  $     0.22  $     0.41  $     1.03  $     0.33
Diluted......................................        0.22        0.38        0.87        0.30
Dividends per share..........................          --          --          --          --
Market price:
High.........................................  $    21.38  $    20.00  $    30.25  $    31.75
Low..........................................       16.00       16.38       18.75       22.25

    Results for the quarters ended September 30, 1998 and December 31, 1998, include the results of the Acquired Clark-Schwebel Business, which was acquired on September 15, 1998. The Acquired Clark-Schwebel Business had net sales and operating income of $7,000 and $400, and $51,400 and $7,200, for the quarters ended September 30, 1998 and December 31, 1998, respectively. For the nine months ended September 30, 1997, except for the $39,000 reversal of the U.S. tax valuation allowance reserve on September , 1997, there was no net federal tax provision recorded on the Company's U.S. income.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1999          1998
                                                                                       ------------  ------------
                                                                                               UNAUDITED
ASSETS
Current assets:
  Cash and cash equivalents..........................................................  $      2,458   $    7,504
  Accounts receivable................................................................       199,884      188,368
  Inventories........................................................................       204,748      213,199
  Prepaid expenses and other assets..................................................         7,469       10,111
  Deferred tax asset.................................................................        21,249       19,844
                                                                                       ------------  ------------
  Total current assets...............................................................       435,808      439,026
Property, plant and equipment........................................................       623,245      628,533
Less accumulated depreciation........................................................      (202,052)    (195,960)
                                                                                       ------------  ------------
  Net property, plant and equipment..................................................       421,193      432,573
Goodwill and other purchased intangibles, net of accumulated amortization of $14,963
  in 1999 and $11,742 in 1998........................................................       421,422      425,405
Investment in affiliated companies and other assets..................................       118,564      107,157
                                                                                       ------------  ------------
Total assets.........................................................................  $  1,396,987   $1,404,161
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease obligations..................  $     22,381   $   26,867
  Accounts payable...................................................................        82,703       81,869
  Accrued liabilities................................................................       111,094      110,708
                                                                                       ------------  ------------
  Total current liabilities..........................................................       216,178      219,444
Long-term notes payable and capital lease obligations................................       812,869      802,376
Indebtedness to a related party......................................................        23,849       35,675
Other non-current liabilities........................................................        42,969       44,267
                                                                                       ------------  ------------
Total liabilities....................................................................     1,095,865    1,101,762
                                                                                       ------------  ------------
STOCKHOLDERS' EQUITY:
Preferred stock, no par value, 20,000 shares authorized, no shares issued or
  outstanding in 1999 and 1998.......................................................            --           --
Common stock, $0.01 par value, 100,000 shares authorized, shares issued and
  outstanding of 37,264 in 1999 and 37,176 in 1998...................................           373          372
Additional paid-in capital...........................................................       271,991      271,469
Retained earnings....................................................................        40,103       34,898
Accumulated other comprehensive income (loss)........................................          (692)       6,313
                                                                                       ------------  ------------
                                                                                            311,775      313,052
Less--treasury stock, at cost, 847 shares in 1999 and 1998...........................       (10,653)     (10,653)
                                                                                       ------------  ------------
Total stockholders' equity...........................................................       301,122      302,399
                                                                                       ------------  ------------
Total liabilities and stockholders' equity...........................................  $  1,396,987   $1,404,161
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          QUARTER ENDED MARCH
                                                                                                  31,
                                                                                         ----------------------
                                                                                            1999        1998
                                                                                         ----------  ----------

                                                                                               UNAUDITED
Net sales..............................................................................  $  316,170  $  256,741
Cost of sales..........................................................................     245,399     190,645
                                                                                         ----------  ----------
  Gross margin.........................................................................      70,771      66,096
Selling, general and administrative expenses...........................................      34,338      27,177
Research and technology expenses.......................................................       6,455       5,183
Business acquisition and consolidation expenses........................................       2,809          --
                                                                                         ----------  ----------
  Operating income.....................................................................      27,169      33,736
Interest expense.......................................................................      19,106       6,967
                                                                                         ----------  ----------
Income before income taxes.............................................................       8,063      26,769
Provision for income taxes.............................................................       2,839       9,699
Equity in losses of affiliated companies...............................................          16          --
                                                                                         ----------  ----------
Net income.............................................................................  $    5,208  $   17,070
                                                                                         ----------  ----------
                                                                                         ----------  ----------
Net income per share:
  Basic................................................................................  $     0.14  $     0.46
  Diluted..............................................................................        0.14        0.40
Weighted average shares:
  Basic................................................................................      36,365      36,845
  Diluted..............................................................................      36,460      46,346

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 QUARTER ENDED
                                                                                                   MARCH 31,
                                                                                             ---------------------
                                                                                                1999       1998
                                                                                             ----------  ---------
                                                                                                   UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................................................  $    5,208  $  17,070
  Reconciliation to net cash provided (used) by operations:
    Depreciation and amortization..........................................................      15,660     10,008
    Deferred income taxes..................................................................      (1,189)    (3,720)
    Accrued business acquisition and consolidation expenses................................       2,809         --
    Business acquisition and consolidation payments........................................      (2,242)    (1,783)
    Equity in losses of affiliated companies...............................................          16         --
    Working capital changes and other......................................................      (2,921)   (26,676)
                                                                                             ----------  ---------
  Net cash provided (used) by operating activities.........................................      17,341     (5,101)
                                                                                             ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................................................................      (9,429)   (11,546)
  Advances to affiliated companies.........................................................          --       (750)
                                                                                             ----------  ---------
  Net cash used by investing activities....................................................      (9,429)   (12,296)
                                                                                             ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from (repayments of) the senior and revolving credit facilities, net............    (229,392)    10,114
  Proceeds from (repayments of) long-term debt and capital lease obligations, net..........     225,719       (505)
  Debt issuance costs......................................................................      (8,990)        --
  Activity under stock plans...............................................................         249      1,375
                                                                                             ----------  ---------
  Net cash provided (used) by financing activities.........................................     (12,414)    10,984
                                                                                             ----------  ---------
Effect of exchange rate changes on cash and cash equivalents...............................        (544)       553
                                                                                             ----------  ---------
Net decrease in cash and cash equivalents..................................................      (5,046)    (5,860)
Cash and cash equivalents at beginning of year.............................................       7,504      9,033
                                                                                             ----------  ---------
Cash and cash equivalents at end of period.................................................  $    2,458  $   3,173
                                                                                             ----------  ---------
                                                                                             ----------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                      HEXCEL CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BASIS OF ACCOUNTING

    The accompanying condensed consolidated financial statements have been prepared from the unaudited records of Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") in accordance with generally accepted accounting principles, and, in the opinion of management, include all adjustments necessary to present fairly the balance sheet of the Company as of March 31, 1999, and the results of operations and cash flows for the quarters ended March 31, 1999 and 1998. The condensed consolidated balance sheet of the Company as of December 31, 1998 was derived from the audited 1998 consolidated balance sheet. Certain information and footnote disclosures normally included in financial statements have been omitted pursuant to rules and regulations of the Securities and Exchange Commission. Certain prior quarter amounts in the condensed consolidated financial statements have been reclassified to conform to the 1999 presentation. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1998 Annual Report on Form 10-K.

    As discussed in Note 2, Hexcel acquired from Clark-Schwebel, Inc. and its subsidiaries ("C-S") certain assets and assumed certain operating liabilities of its industrial fabrics business (the "Acquired Clark-Schwebel Business") on September 15, 1998. Accordingly, the condensed consolidated balance sheets, statements of operations and cash flows include the financial position, results of operations and cash flows of the Acquired Clark-Schwebel Business as of such date and for such periods that the business was owned by the Company.

NOTE 2--BUSINESS ACQUISITION

    On September 15, 1998, the Company acquired certain assets and assumed certain operating liabilities from C-S. The Acquired Clark-Schwebel Business is engaged in the manufacture and sale of high-quality fiberglass fabrics, which are used to make printed circuit boards for electronic equipment such as computers, cellular telephones, televisions and automobiles. The Acquired Clark-Schwebel Business also produces high performance specialty products for use in insulation, filtration, wall and facade claddings, soft body armor and reinforcements for composite materials. At the date of acquisition, the Acquired Clark-Schwebel Business operated four manufacturing facilities in the southeastern U.S. and had approximately 1,300 full time employees.

    As part of this acquisition, Hexcel also acquired C-S's equity ownership interests in the following three joint ventures:

    - a 43.6% share in CS-Interglas AG ("CS-Interglas") headquartered in Germany, together with fixed-price options to increase this equity interest to 84.0%. Hexcel's acquisition of the CS-Interglas equity interest and related options was completed on December 23, 1998;

    - a 43.3% share in Asahi-Schwebel Co., Ltd. ("Asahi-Schwebel"), headquartered in Japan, which in turn has its own joint venture with AlliedSignal Inc. in Taiwan; and

    - a 50.0% share in Clark-Schwebel Tech-Fab Company ("CS Tech-Fab") headquartered in the United States.

    CS-Interglas and Asahi-Schwebel are fiberglass fabric producers serving the European and Asian electronics and telecommunications industries. CS Tech-Fab manufactures non-woven materials for roofing, construction and other specialty applications. The fixed-price options to increase the equity

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2--BUSINESS ACQUISITION (CONTINUED) interest in CS-Interglas are, in the Company's opinion, significantly higher than their current fair market value and expire on December 31, 1999. The unconsolidated net sales in 1998 for these joint ventures were in excess of $300,000.

    The acquisition of the Acquired Clark-Schwebel Business was accounted for under the purchase method of accounting and was completed pursuant to an Asset Purchase Agreement dated July 25, 1998, as amended, by and among Hexcel, Stamford CS Acquisition Corp., and C-S (the "Asset Purchase Agreement"). Under the Asset Purchase Agreement, Hexcel acquired the net assets of the acquired business, other than certain excluded assets and liabilities, in exchange for approximately $473,000 in cash. As part of the acquisition, Hexcel entered into a $50,000 lease for property, plant and equipment used in the acquired business from an affiliate of C-S, pursuant to a long-term lease with purchase options.

PRO FORMA FINANCIAL INFORMATION

    The pro forma net sales, net income and diluted net income per share of Hexcel for the quarter ended March 31, 1998, after giving effect to the acquisition of the Acquired Clark-Schwebel Business as if it had occurred on January 1, 1998, were:

                                                                                                         3/31/98
                                                                                                        ----------
Pro forma net sales...................................................................................  $  317,159
Pro forma net income..................................................................................      18,151
Pro forma diluted net income per share................................................................  $     0.43

NOTE 3--INVENTORIES

                                                                                             3/31/99     12/31/98
                                                                                            ----------  ----------
Raw materials.............................................................................  $   88,988  $   90,881
Work in progress..........................................................................      74,439      77,769
Finished goods............................................................................      41,321      44,549
                                                                                            ----------  ----------
Total inventories.........................................................................  $  204,748  $  213,199
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO A RELATED PARTY

                                                                                             3/31/99     12/31/98
                                                                                            ----------  ----------
Senior credit facility....................................................................  $  394,489  $  618,214
European credit and overdraft facilities..................................................       7,843      16,330
Convertible subordinated notes, due 2003..................................................     114,435     114,435
Convertible subordinated debentures, due 2011.............................................      25,625      25,625
Senior subordinated notes, due 2009.......................................................     240,000          --
Various notes payable.....................................................................         408         547
                                                                                            ----------  ----------
Total notes payable.......................................................................     782,800     775,151
Capital lease obligations.................................................................      52,450      54,092
Senior subordinated note payable to related party, net of unamortized discount of $1,128
  and $1,801 as of March 31, 1999 and December 31, 1998, respectively.....................      23,849      35,675
                                                                                            ----------  ----------
Total notes payable, capital lease obligations and indebtedness to a related party........  $  859,099  $  864,918
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Notes payable and current maturities of long-term liabilities.............................  $   22,381  $   26,867
Long-term notes payable and capital lease obligations, less current maturities............     812,869     802,376
Indebtedness to related parties...........................................................      23,849      35,675
                                                                                            ----------  ----------
Total notes payable, capital lease obligations and indebtedness to a related party........  $  859,099  $  864,918
                                                                                            ----------  ----------
                                                                                            ----------  ----------

SENIOR CREDIT FACILITY

    In connection with the acquisition of the Acquired Clark-Schwebel Business on September 15, 1998, Hexcel obtained a new global credit facility (the "Senior Credit Facility") to: (a) fund the purchase of the Acquired Clark-Schwebel Business; (b) refinance the Company's existing revolving credit facility; and
(c) provide for ongoing working capital and other financing requirements of the Company. Simultaneously with the January 1999 closing of the $240,000 principal amount of 9.75% senior subordinated notes due 2009 (the "Senior Subordinated Notes") offering, the Company amended the Senior Credit Facility to, among other things, reduce the available borrowing capacity from $910,000 to $672,000, modify certain financial covenants and to permit the offering.

    Depending on certain predetermined ratios and other conditions, interest on outstanding borrowings under the Senior Credit Facility is computed at an annual rate ranging from approximately 0.75% to 2.25% in excess of the applicable London interbank rate, or at the option of Hexcel, at 0 to 1.25% in excess of the base rate of the administrative agent for the lenders. In addition, the Senior Credit Facility is subject to a commitment fee ranging from 0.23% to 0.50% per annum of the total facility. The Senior Credit Facility is secured by a pledge of shares of certain of Hexcel's subsidiaries. The Company is subject to various financial covenants and restrictions under the Senior Credit Facility, and is generally prohibited from paying dividends or redeeming capital stock. Approximately $544,000 of the Senior Credit Facility expires in September 2004, with the balance expiring in 2005.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND INDEBTEDNESS TO A RELATED PARTY (CONTINUED)
SENIOR SUBORDINATED NOTES DUE 2009

    On January 21, 1999, the Company issued $240,000 of Senior Subordinated Notes due 2009. The Senior Subordinated Notes are general unsecured obligations of Hexcel that bear interest at a rate of 9.75% per annum. Net proceeds of approximately $231,000 from this offering were used to repay amounts owed under the Senior Credit Facility. The Senior Subordinated Notes are redeemable beginning in January of 2004, in whole or in part, at the option of Hexcel. The redemption prices range from 104.9% to 100.0% of the outstanding principal amount, depending on the period in which redemption occurs.

SENIOR SUBORDINATED NOTE PAYABLE TO A RELATED PARTY

    The senior subordinated note payable to a related party, is payable to Ciba Specialty Chemicals Inc., and is a general unsecured obligation of Hexcel. Ciba Specialty Chemicals Inc. and its affiliate, Ciba Specialty Chemicals Corporation, collectively hold approximately 49.6% of the Company's common stock. From February 28, 1996 through February 28, 1999, the senior subordinated note payable to a related party bore interest at a rate of 7.5% per annum. On February 28, 1999, the interest rate increased to 10.5% per annum, and will continue to increase by an additional 0.5% per year thereafter until they mature in 2003. On February 17, 1999, the Company redeemed $12,500 of the note payable, with such repayment financed with borrowings under the Company's Senior Credit Facility.

NOTE 5--BUSINESS ACQUISITION AND CONSOLIDATION EXPENSES

    Over the past few years, the Company has announced two major business consolidation programs. The first one was announced in May 1996 and later revised in December 1996 (the "1996 program"), and primarily related to the integration of the acquired composite business of Ciba-Geigy Ltd. and the acquired carbon fibers and prepreg business of Hercules Inc. In December 1998 and March 1999, the Company announced a second program related to the integration of the Acquired Clark-Schwebel Business and the combination of the Company's U.S., European and Pacific Rim composite materials businesses into a single, global business unit (the "1998/1999 program"). More detailed discussions on each of these programs are set forth below. Total accrued business acquisition and consolidation expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for each of these programs was as follows:

                                                                                    1998/1999      1996
                                                                                     PROGRAM      PROGRAM      TOTAL
                                                                                   -----------  -----------  ---------
BALANCE AS OF DECEMBER 31, 1998..................................................   $   5,002    $   3,200   $   8,202
Business acquisition and consolidation expenses..................................       2,809           --       2,809
Cash expenditures................................................................      (2,242)          --      (2,242)
Non-cash usage, including asset write-downs and currency translation effects.....      (1,927)        (100)     (2,027)
                                                                                   -----------  -----------  ---------
BALANCE AS OF MARCH 31, 1999.....................................................   $   3,642    $   3,100   $   6,742
                                                                                   -----------  -----------  ---------
                                                                                   -----------  -----------  ---------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITION AND CONSOLIDATION EXPENSES (CONTINUED) 1998/1999 PROGRAM

    In December 1998, Hexcel announced business consolidation actions within its reinforcement products and composite materials businesses. These actions included the integration of Hexcel's existing fabrics business with the U.S. operations of the Acquired Clark-Schwebel Business, and the combination of the Company's U.S., European and Pacific Rim composite materials businesses into a single, global business unit. The objectives of these actions were to eliminate redundancies, improve manufacturing planning, and enhance customer service. As of March 31, 1999, the Company had substantially completed these business consolidation actions and to date, these actions have resulted in the elimination of approximately 100 operating, sales, marketing and administrative positions.

    On March 16, 1999, the Company expanded its actions relating to the integration of the Acquired Clark-Schwebel Business with the announcement of the closure of its Cleveland, Georgia manufacturing facility by August 1999. This facility, which was part of the Acquired Clark-Schwebel Business, employs approximately 100 people and produces fabrics used to make laminate for printed circuit boards. Certain production equipment from the Cleveland, Georgia facility will be moved to the Company's Anderson, South Carolina facility. Closure of this facility resulted from current competitive conditions in the global market for electronic fiberglass materials and was not expected at the time of the acquisition of the Acquired Clark-Schwebel Business.

    Accrued business acquisition and consolidation expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for the 1998/1999 program, were as follows:

                                                                                  EMPLOYEE     FACILITY &
                                                                                 SEVERANCE &    EQUIPMENT
1998/1999 PROGRAM                                                                RELOCATION    RELOCATION     TOTAL
------------------------------------------------------------------------------  -------------  -----------  ---------
BALANCE AS OF DECEMBER 31, 1998...............................................    $   3,020     $   1,982   $   5,002
Business acquisition and consolidation expenses...............................          994         1,815       2,809
Cash expenditures.............................................................       (1,497)         (745)     (2,242)
Non-cash usage, including asset write-downs and currency translation
  effects.....................................................................           --        (1,927)     (1,927)
                                                                                     ------    -----------  ---------
BALANCE AS OF MARCH 31, 1999..................................................    $   2,517     $   1,125   $   3,642
                                                                                     ------    -----------  ---------
                                                                                     ------    -----------  ---------

    As of December 31, 1998, accrued business consolidation and acquisition expenses for the 1998/1999 program primarily consisted of severance for employees terminated in December 1998, costs for early termination for certain leases, and equipment relocation costs incurred, but not yet paid. The Company's policy is to pay severance over a period of time rather than in a lump-sum amount. During the first quarter of 1999, the Company recorded additional business acquisition and consolidation expenses of $2,809, primarily reflecting the costs of closing the Cleveland, Georgia facility, of which $1,800 represented a non-cash write-down on equipment that will be disposed of. Cash expenditures during the quarter ended March 31, 1999 for the 1998/1999 program principally related to severance payments made to those employees terminated in December 1998.

    As of March 31, 1999, remaining accrued expenses for the 1998/1999 program primarily reflected severance and relocation costs for employees in the Company's Cleveland, Georgia facility and for employees terminated in December 1998, as well as costs relating to the early termination of certain

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITION AND CONSOLIDATION EXPENSES (CONTINUED) leases. Remaining cash expenditures for the 1998/1999 program are expected to be funded through operating cash flows. The 1998/1999 program is expected to be substantially completed by the end of 1999.

1996 PROGRAM

    In 1996, Hexcel announced plans to consolidate the Company's operations over a period of three years. The objective of the program was to integrate acquired assets and operations into Hexcel, and to reorganize the Company's manufacturing and research activities around strategic centers dedicated to select product technologies. Management expected that this consolidation program would take approximately three years to complete, in part because of the aerospace industry requirements to "qualify" specific equipment and manufacturing facilities for the manufacture of certain products. These qualification requirements increase the complexity, cost and time of moving equipment and consolidating manufacturing activities. The program is near completion, and the Company expects that all activities related to this consolidation program will be finished by mid-1999.

    Accrued business acquisition and consolidation expenses at December 31, 1998 and March 31, 1999, and activity during the quarter ended March 31, 1999 for this business acquisition and consolidation program, were as follows:

                                                                                  EMPLOYEE      FACILITY &
                                                                                 SEVERANCE &     EQUIPMENT
1996 PROGRAM                                                                     RELOCATION     RELOCATION      TOTAL
------------------------------------------------------------------------------  -------------  -------------  ---------
BALANCE AS OF DECEMBER 31, 1998...............................................    $   2,848      $     352    $   3,200
Non-cash usage, including asset write-downs and currency translation
  effects.....................................................................         (100)            --         (100)
                                                                                     ------          -----    ---------
BALANCE AS OF MARCH 31, 1999..................................................    $   2,748      $     352    $   3,100
                                                                                     ------          -----    ---------
                                                                                     ------          -----    ---------

    As of December 31, 1998 and March 31, 1999, accrued business acquisition and consolidation expenses for the 1996 program related to a $600 foreign government grant received by the Company that is required to be repaid over a five year period due to lower employee levels as a result of the consolidation program, $2,148 in employee retirement costs associated with terminations and $352 of environmental costs related to a closed facility.

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6--NET INCOME PER SHARE

    Computations of basic and diluted net income per share for the quarters ended March 31, 1999 and 1998, are as follows:

                                                                                                1999       1998
                                                                                              ---------  ---------
Basic net income per share:
Net income..................................................................................  $   5,208  $  17,070
                                                                                              ---------  ---------
Weighted average common shares outstanding..................................................     36,365     36,845
                                                                                              ---------  ---------
Basic net income per share..................................................................  $    0.14  $    0.46
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Diluted net income per share:
Net income..................................................................................  $   5,208  $  17,070
Effect of dilutive securities -
  Senior Subordinated Notes, due 2003.......................................................         --      1,264
  Senior Subordinated Debentures, due 2011..................................................         --        283
                                                                                              ---------  ---------
Adjusted net income.........................................................................  $   5,208  $  18,617
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Weighted average common shares outstanding..................................................     36,365     36,845
Effect of dilutive securities -
  Stock options.............................................................................         95      1,428
  Senior Subordinated Notes, due 2003.......................................................         --      7,239
  Senior Subordinated Debentures, due 2011..................................................         --        834
                                                                                              ---------  ---------
Diluted weighted average common shares outstanding..........................................     36,460     46,346
                                                                                              ---------  ---------
Diluted net income per share................................................................  $    0.14  $    0.40
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The Convertible Subordinated Notes, due 2003, and the Convertible Subordinated Debentures, due 2011, were excluded from the 1999 computation of diluted net income per share, as they were antidilutive. For the quarter ended March 31, 1999, approximately 4,800 stock options, or substantially all of the Company's outstanding stock options, were excluded from the calculation of diluted net income per share. The exercise price for these stock options ranged from approximately $8.25 to $30.68, with the weighted average price being approximately $12.55. For the quarter ended March 31, 1998, substantially all of the Company's outstanding stock options were included in the calculation of diluted net income per share.

NOTE 7--COMPREHENSIVE INCOME (LOSS)

                                                                      QUARTER ENDED MARCH 31,
                                                                      ------------------------
                                                                         1999         1998
                                                                      -----------  -----------
Net income..........................................................   $   5,208    $  17,070
Currency translation adjustment.....................................      (7,005)      (1,573)
                                                                      -----------  -----------
Total comprehensive income (loss)...................................   $  (1,797)   $  15,497
                                                                      -----------  -----------
                                                                      -----------  -----------

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--SEGMENT INFORMATION

    Hexcel evaluates the performance of its operating segments based on adjusted income before business acquisition and consolidation expenses, interest, taxes and equity in earnings of affiliated companies ("Adjusted EBIT"), and generally accounts for intersegment sales based on arm's length prices. Corporate and certain other expenses are not allocated to the operating segments.

    Financial information on the Company's operating segments for the quarters ended March 31, 1999 and 1998, including pro forma financial information, after giving effect to the acquisition of the Acquired Clark-Schwebel Business as if it occurred on January 1, 1998, is as follows:

                                                               REINFORCEMENT  COMPOSITE   ENGINEERED
                                                                 PRODUCTS     MATERIALS    PRODUCTS      TOTAL
                                                               -------------  ----------  -----------  ----------
FIRST QUARTER 1999
Net sales to external customers..............................   $    85,807   $  177,200   $  53,163   $  316,170
Intersegment sales...........................................        35,728        2,776          --       38,504
                                                               -------------  ----------  -----------  ----------
    Total sales..............................................       121,535      179,976      53,163      354,674

Adjusted EBIT................................................        10,273       26,397       2,596       39,266
Depreciation and amortization................................         8,902        5,037       1,005       14,944
Capital expenditures.........................................         4,189        3,492       1,666        9,347

PRO FORMA FIRST QUARTER 1998
Net sales to external customers..............................       103,362      164,133      49,664      317,159
Intersegment sales...........................................        35,118        2,946          19       38,083
                                                               -------------  ----------  -----------  ----------
    Total sales..............................................       138,480      167,079      49,683      355,242
Adjusted EBIT................................................        22,344       26,075       2,910       51,329
Depreciation and amortization................................         9,422        4,249         774       14,445
Capital expenditures.........................................         4,772        6,474         900       12,146

FIRST QUARTER 1998
Net sales to external customers..............................        42,944      164,133      49,664      256,741
Intersegment sales...........................................        35,118        2,946          19       38,083
                                                               -------------  ----------  -----------  ----------
    Total sales..............................................        78,062      167,079      49,683      294,824
Adjusted EBIT................................................        13,679       26,075       2,910       42,664
Depreciation and amortization................................         4,315        4,249         774        9,338
Capital expenditures.........................................         3,843        6,474         900       11,217

                      HEXCEL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--SEGMENT INFORMATION (CONTINUED)
    Reconciliations of the totals reported for the operating segments to consolidated income before income taxes, are as follows:

                                                                                           PRO FORMA
                                                                                 FIRST       FIRST        FIRST
                                                                                QUARTER     QUARTER      QUARTER
                                                                                 1999         1998        1998
                                                                               ---------  ------------  ---------
Total Adjusted EBIT for reportable segments..................................  $  39,266   $   51,329   $  42,664
Less:
Business acquisition and consolidation expenses..............................      2,809           --          --
Corporate, other expenses and eliminations...................................      9,288        8,928       8,928
Interest expense.............................................................     19,106       16,431       6,967
                                                                               ---------  ------------  ---------
Consolidated income before income taxes......................................  $   8,063   $   25,970   $  26,769
                                                                               ---------  ------------  ---------
                                                                               ---------  ------------  ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Clark-Schwebel Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of Clark-Schwebel Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996, and January 3, 1998, and the related consolidated statements of income and cash flows for each of the two periods in the year ending December 28, 1996, and the fiscal year ending January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark-Schwebel Holdings, Inc. and subsidiaries as of December 28, 1996, and January 3, 1998, and the results of their operations and their cash flows for each of the two periods in the year ended December 28, 1996, and the fiscal year ending January 3, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Columbia, South Carolina
  February 12, 1998 (except with respect to the matters discussed in Note 17 as to which the date is September 15, 1998)

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying statements of income and cash flows of Fort Mill A Inc. (the "Predecessor") (a wholly owned subsidiary of Springs Industries, Inc.) for the fiscal year ended December 30, 1995. These financial statements are the responsibility of the Predecessor's management, our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Fort Mill A Inc. for the fiscal year ended December 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 9, 1996

(February 24, 1996 as to Note 2)

                         CLARK-SCHWEBEL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     DECEMBER 28, 1996 AND JANUARY 3, 1998

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      DECEMBER 28,     JANUARY 3,
                                                                                          1996            1998
                                                                                     ---------------  ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................    $     4,064     $      147
  Accounts receivable, net.........................................................         25,794         28,527
  Inventories, net.................................................................         33,625         34,897
  Other............................................................................            592            235
                                                                                     ---------------  ------------
    Total current assets...........................................................         64,075         63,806
                                                                                     ---------------  ------------
PROPERTY, PLANT AND EQUIPMENT......................................................         67,936         72,133
  Accumulated depreciation.........................................................         (5,841)       (12,540)
                                                                                     ---------------  ------------
    Property, plant and equipment, net.............................................         62,095         59,593
                                                                                     ---------------  ------------
EQUITY INVESTMENTS.................................................................         63,426         65,411
GOODWILL...........................................................................         44,333         43,205
OTHER ASSETS.......................................................................          6,808          5,702
                                                                                     ---------------  ------------
TOTAL ASSETS.......................................................................    $   240,737     $  237,717
                                                                                     ---------------  ------------
                                                                                     ---------------  ------------
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................    $    21,448     $   19,806
  Accrued liabilities..............................................................         15,330         16,706
  Deferred tax liabilities--current................................................          2,056          2,370
  Current maturities of long-term debt.............................................             51             --
                                                                                     ---------------  ------------
    Total current liabilities......................................................         38,885         38,882
LONG-TERM DEBT.....................................................................        123,440        155,994
DEFERRED TAX LIABILITIES...........................................................         21,458         20,575
LONG-TERM BENEFIT PLANS AND OTHER..................................................          7,121          4,139
COMMITMENTS AND CONTINGENCIES
                                                                                     ---------------  ------------
TOTAL LIABILITIES..................................................................        190,904        219,590
                                                                                     ---------------  ------------
EQUITY:
  Preferred stock (par value per share--$.01)--12.5% participating, 10,000 shares
  authorized, 1,000 and 0 shares issued and outstanding, respectively..............         35,000             --
  Common stock (par value per share--$.01)--100,000 shares authorized, 9,000 shares
  issued and outstanding, less management loans of $822 and $0, respectively.......          9,178          9,000
  Retained earnings................................................................          7,005         13,664
  Cumulative translation adjustment................................................         (1,350)        (4,537)
                                                                                     ---------------  ------------
    Total equity...................................................................         49,833         18,127
                                                                                     ---------------  ------------
TOTAL LIABILITIES AND EQUITY.......................................................    $   240,737     $  237,717
                                                                                     ---------------  ------------
                                                                                     ---------------  ------------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998

                             (DOLLARS IN THOUSANDS)

                                                          DECEMBER                  DECEMBER
                                                             31,      APRIL 18--       29,
                                                           1995--      DECEMBER      1996--
                                                          APRIL 17,       28,      JANUARY 3,
                                                1995        1996         1996         1998
                                              ---------  -----------  -----------  -----------
                                               (PREDECESSOR BASIS)       (SUCCESSOR BASIS)
Net sales...................................  $ 231,306   $  68,911    $ 152,003    $ 240,204
Cost of goods sold..........................    191,978      54,958      118,605      184,901
                                              ---------  -----------  -----------  -----------
Gross profit................................     39,328      13,953       33,398       55,303
Selling, general and adminstrative
  expenses..................................     17,750       4,812       10,418       15,987
                                              ---------  -----------  -----------  -----------
  Operating income..........................     21,578       9,141       22,980       39,316
Other income (expense):
  Interest expense..........................       (401)       (148)     (10,061)     (15,176)
  Other, net................................         12          (5)          50           35
                                              ---------  -----------  -----------  -----------
Income before income taxes..................     21,189       8,988       12,969       24,175
Provision for income tax....................     (8,444)     (3,595)      (5,460)      (9,657)
Income from equity investees, net...........      2,553       1,174        2,633        3,997
                                              ---------  -----------  -----------  -----------
Income from continuing operations...........     15,298       6,567       10,142       18,515
Discontinued operations:
  Income from discontinued operations,
    net.....................................        111          --           --           --
                                              ---------  -----------  -----------  -----------
Net income..................................  $  15,409   $   6,567       10,142       18,515
                                              ---------  -----------
                                              ---------  -----------
Accrued dividends on preferred stock........                              (3,137)      (2,856)
                                                                      -----------  -----------
  Net income applicable to common shares....                           $   7,005    $  15,659
                                                                      -----------  -----------
                                                                      -----------  -----------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998

                             (DOLLARS IN THOUSANDS)

                                                           DECEMBER                  DECEMBER
                                                              31,      APRIL 18--       29,
                                                            1995--      DECEMBER      1996--
                                                           APRIL 17,       28,      JANUARY 3,
                                                 1995        1996         1996         1998
                                               ---------  -----------  -----------  -----------
                                                (PREDECESSOR BASIS)       (SUCCESSOR BASIS)
OPERATING ACTIVITIES:
  Net income.................................  $  15,409   $   6,567    $  10,142    $  18,515
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization of goodwill
      and unearned revenue...................     11,128       3,526        6,683        9,385
    Amortization of deferred financing
      cost...................................         --           0          601        1,106
    Deferred tax provision...................        176       1,404       (1,128)      (1,369)
    Income from equity investments, net......     (2,553)     (1,174)      (2,633)      (3,997)
    Income from discontinued operations,
      net....................................       (111)         --           --           --
    Loss on sale of equipment................         --          --           --           42
    Changes in assets and liabilities, net of
      the effects of the purchase of the
      company:
      Accounts receivable....................     (8,244)      1,832        3,811       (2,733)
      Inventories............................     (2,931)     (2,883)       3,323       (1,272)
      Prepaid expenses and other.............      1,465        (187)       1,399          890
      Accounts payable.......................      3,181        (697)      14,011       (1,642)
      Accrued liabilities....................        367        (289)       5,076        2,377
    Other....................................        124        (131)        (455)         342
                                               ---------  -----------  -----------  -----------
      Net cash provided by operating
        activities...........................     18,011       7,968       40,830       21,644
                                               ---------  -----------  -----------  -----------
INVESTING ACTIVITIES:
  Purchases of equipment and other assets....     (8,429)     (1,603)      (2,035)     (11,019)
  Proceeds from sale of assets...............         42          --           --        1,511
  Payment for purchase of company............         --          --     (192,895)          --
                                               ---------  -----------  -----------  -----------
      Net cash used in investing
        activities...........................     (8,387)     (1,603)    (194,930)      (9,508)
                                               ---------  -----------  -----------  -----------
FINANCING ACTIVITIES:
  Investment by Springs......................     (8,982)    (10,955)          --           --
  Transfer of assets retained by Springs.....         --       4,461           --           --
  Proceeds from issuance of stock............         --          --       45,000           --
  Payment of acquisition fees, net...........         --          --      (10,128)          --
  Loans to management investors..............         --          --         (822)          --
  Proceeds from long-term borrowings.........         --          --      160,000       45,994
  Principal payments under long-term debt and
    capital lease obligations................        (87)        (29)     (36,616)     (13,491)
  Redemption of preferred stock, net.........         --          --           --      (50,172)
  Dividends received from ASCO...............         --          --          304        1,616
                                               ---------  -----------  -----------  -----------
      Net cash provided by (used in)
        financing activities.................     (9,069)     (6,523)     157,738      (16,053)
                                               ---------  -----------  -----------  -----------
NET CHANGE IN CASH...........................        555        (158)       3,638       (3,917)
CASH, BEGINNING OF PERIOD / YEAR.............         29         584          426        4,064
                                               ---------  -----------  -----------  -----------
CASH, END OF PERIOD / YEAR...................  $     584   $     426    $   4,064    $     147
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------
CASH PAID FOR INTEREST.......................  $     401   $     120    $   7,081    $  12,263
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------
CASH PAID FOR TAXES..........................  $      --   $      --    $   7,546    $  10,488
                                               ---------  -----------  -----------  -----------
                                               ---------  -----------  -----------  -----------

                See notes to consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the assets, liabilities and results of operations of Clark-Schwebel Holdings, Inc. the successor company ("Company"), following the change in ownership (See Note 2), for the following periods: as of and for the period ended January 3, 1998, and as of December 28, 1996 and for the period from April 18, 1996 to December 28, 1996. The Company's primary asset is the capital stock of Clark-Schwebel, Inc. its operating company. The statements also include the assets, liabilities, and results of operations as of and for the period ended December 30, 1995, and for the period from December 31, 1995 to April 17, 1996 of Fort Mill A Inc., the predecessor company ("Predecessor Company"), prior to the change in ownership. The statements of the Predecessor Company include certain liabilities and expenses that historically were accounted for only at the Springs Industries, Inc. ("Springs")--parent company level. The financial statements of the Predecessor Company and Successor Company are not comparable in certain respects due to differences between the costs bases of certain assets and liabilities and the impact of interest expense on the Successor Company (see Note 2).

    SUMMARIZED FINANCIAL INFORMATION--The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The 1996 balance sheet information is as of December 28, 1996 and the 1996 income statement information is for the period from April 18, 1996 through December 28, 1996. The 1997 balance sheet information is as of January 3, 1998 and the 1997 income statement information is for the period from December 29, 1996 to January 3, 1998.

                                                                           1996        1997
                                                                        ----------  ----------
Current assets........................................................  $   64,038  $   63,806
Noncurrent assets.....................................................     176,662     173,911
                                                                        ----------  ----------
      Total assets....................................................  $  240,700  $  237,717
                                                                        ----------  ----------
                                                                        ----------  ----------
Current liabilities...................................................  $   38,885  $   36,706
Noncurrent liabilities................................................     148,878     135,097
Equity................................................................      52,937      65,914
                                                                        ----------  ----------
      Total liabilities and equity....................................  $  240,700  $  237,717
                                                                        ----------  ----------
                                                                        ----------  ----------
Net sales.............................................................  $  152,003  $  240,204
Gross profit..........................................................      33,398      55,303
Income from continuing operations.....................................      10,135      19,816
Net income............................................................  $   10,135  $   19,816
                                                                        ----------  ----------
                                                                        ----------  ----------
Dividends to Clark-Schwebel Holdings, Inc.............................  $       --  $    5,000
                                                                        ----------  ----------
                                                                        ----------  ----------

    All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of a third party lender. The amount of unrestricted net assets at January 3, 1998 is $62,257, which

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION (CONTINUED)
represents the book value of the foreign equity investments ($61,254) and distributions received in the form of cash from the foreign equity investments ($1,003).

    OPERATIONS--The Company consists primarily of the operations, assets, and liabilities of manufacturing facilities located in Anderson, SC, Statesville, NC, Cleveland, GA, and Washington, GA, which produce woven fiber glass and aramid fabrics. The Company's products are used in electronic circuit boards, coated and laminated composites, aircraft construction and protective apparel such as anti-ballistic vests and helmets.

2. PURCHASE TRANSACTION

    On February 24, 1996, the Company, Springs and affiliates of Vestar Equity Partners, L.P. (Vestar), entered into an Agreement and Plan of Merger (Agreement) whereby affiliates of Vestar would acquire the Company. Pursuant to the Agreement, on April 17, 1996 (Closing Date), Vestar/CS Holding Company, LLC (Vestar/CS) purchased all of the issued and outstanding capital stock of Fort Mill A Inc. from Springs for approximately $192,895. The sources of cash for this purchase included $110,000 of senior notes, an equity contribution of $45,000 and bank debt. On the day following the Closing Date, Vestar/CS had an 82% common equity interest and management investors had an 18% common equity interest in the Company.

    Under the Agreement, Springs agreed to (i) assume responsibility for repayment of the Industrial Revenue Bonds payable in 2010 and related accrued interest, (ii) pay $959 in certain accrued employee benefits, (iii) provide indemnification for certain environmental, tax and other matters (including the environmental matter described in Note 14 for which $175 was accrued at December 30, 1995), (iv) retain the accounts receivable from one customer (which totaled $2,782 as of December 30, 1995)and related $1,400 reserve, and (v) retain the $99 accrued obligation related to the Company's Long-Term Disability Plan. At the Closing Date, all payable and receivable accounts between the Company and Springs were canceled.

    The acquisition was accounted for as a purchase business combination. The adjustment to net assets represents the step-up to fair value of the net assets acquired as follows:

Purchase price....................................................  $ 192,895
Nonfinancing portion of fees and expenses.........................      2,780
                                                                    ---------
      Total purchase price........................................    195,675
Less fair value of net assets acquired............................   (150,547)
                                                                    ---------
Excess of purchase price over fair value of net assets acquired...  $  45,128
                                                                    ---------
                                                                    ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

2. PURCHASE TRANSACTION (CONTINUED)
    The fair values of Clark-Schwebel, Inc.'s assets and liabilities at the date of acquisition are presented below:

Current assets....................................................  $  68,410
Property, plant and equipment.....................................     66,391
Equity investments................................................     62,314
Current liabilities...............................................    (20,282)
Other liabilities.................................................    (26,286)
                                                                    ---------
Net assets acquired...............................................  $ 150,547
                                                                    ---------
                                                                    ---------

    Following the acquisition, the purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. This resulted in a step-up in the basis of inventory of $5,274 and property, plant and equipment of $15,000. The excess of the purchase price over the fair value of net assets acquired of $45,128 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years.

    Additional agreements include Transition Agreements for specified periods in which Springs would be compensated for certain services provided to the Company, and a Management Agreement that specifies services to be provided to the Company by Vestar.

    In accordance with agreements related to the change of ownership transaction, certain assets totaling $4,461 were transferred to Springs in the first quarter of 1996. This balance has been separately disclosed on the face of the accompanying 1996 statements of cash flows.

3. PREFERRED STOCK REDEMPTION AND ISSUANCE OF SENIOR DEBENTURES

    On July 14, 1997, the Company amended the terms of its outstanding participating preferred stock (the "Preferred Stock") by amending and restating its certificate of incorporation (the "Certificate") to allow the Company to redeem such Preferred Stock. On August 14, 1997 the Company issued $46,000 in 12.5% Senior Debentures due 2007 (the "Senior Debentures")and paid $5,000 in cash in exchange for and redemption of the Preferred Stock. The $51,000 redemption price was established as follows:

Book value of Preferred Stock......................................  $  35,000
Accrued Preferred Stock dividends..................................      6,000
Common equity component of Preferred Stock.........................     10,000
                                                                     ---------
      Total........................................................  $  51,000
                                                                     ---------
                                                                     ---------

    Vestar/CS-Holding paid $1,000 for the common equity component of the Preferred Stock at the time of the Acquisition. The common equity component was purchased for $10,000 on the redemption date.

    Vestar/CS-Holding sold the Preferred Stock on July 14, 1997 and simultaneously purchased 10% of the outstanding Common Stock of the Company from the management investors on a pro rata basis.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

3. PREFERRED STOCK REDEMPTION AND ISSUANCE OF SENIOR DEBENTURES (CONTINUED) Upon the consummation of that transaction, all of the Company's outstanding loans to management were repaid in full.

    The overall net impact of the Preferred Stock redemption and issuance of Senior Debentures was a reduction of equity by $44,200, an increase in debt by $46,000, a reduction of "long-term benefit plans and other" liabilities by $6,000, and a decrease in cash by $4,200.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

    BASIS OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany amounts and transactions have been eliminated.

    FISCAL YEAR--The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. The fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 are referred to herein as 1995, 1996 and 1997, respectively. The 1995 and 1996 fiscal years each consisted of 52 weeks, while the 1997 fiscal year consisted of 53 weeks. Due to the purchase transaction on April 17, 1996, the 52 week fiscal year in 1996 is comprised of the operations of the Predecessor Company and the Successor Company.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

    REVENUE RECOGNITION--Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

    ACCOUNTS RECEIVABLE--The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The reserve for doubtful accounts was $853 at December 28, 1996 and $1,100 at January 3, 1998. The provision for uncollectible amounts was $1,842, ($84), $160 and $189 for fiscal 1995, 1996 (Predecessor), 1996 (Successor) and 1997 (Successor), respectively. Net write-offs (recoveries) were $349, ($6), ($38) and ($58), respectively, for the same periods.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO)method for substantially all inventories.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                               10 to 20
Land improvements............................................  years
                                                               20 to 40
Buildings and improvements...................................  years
Machinery and equipment......................................  3 to 11 years

    EQUITY INVESTMENTS--The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

    FOREIGN CURRENCY--The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

    POSTRETIREMENT BENEFITS--Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS")No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

    INCOME TAXES--Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

    CERTAIN COMPENSATION PLANS--Certain key employees of the Company were granted stock options and certain types of deferred compensation related to Springs common stock under Springs' executive plans. Compensation expense allocated from Springs for these grants for 1995, 1996 (Predecessor), 1996 Successor) and 1997 (Successor) was approximately $145, $418, $0 and $0, respectively.

    NEW ACCOUNTING STANDARD--During 1997, the FASB issued SFAS No. 130, "Comprehensive Income", that is not effective until 1998. SFAS No. 130 applies to the Company and will be adopted in the first quarter of 1998. Comprehensive income is defined as essentially all changes in shareholders' equity exclusive of transactions with owners, such as translation adjustments on investments in foreign subsidiaries. Comprehensive income includes net income (loss) plus changes in certain assets and liabilities that are reported directly in equity, referred to as "Other Comprehensive Income." The adoption of SFAS No. 130 is not expected to have a material impact on the consolidated financial statements of the Company.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                           1996        1997
                                                                        ----------  ----------
Senior Notes, payable in 2006, interest at 10.5%......................  $  110,000  $  110,000
Senior Debentures, payable in 2007, interest at 12.5%.................          --      45,994
Term Loan payable in quarterly installments; paid in July 1997........      13,440          --
Revolving Credit Agreement, due 2002, interest at
  variable rates......................................................          --          --
Capitalized lease obligation payable in equal monthly
  Installments of $7, through June 1997...............................          51          --
                                                                        ----------  ----------
      Total...........................................................     123,491     155,994
Less current maturities...............................................         (51)         --
                                                                        ----------  ----------
Long-term debt........................................................  $  123,440  $  155,994
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable. Management estimates that the fair value of the Senior Notes is $120,450 at January 3, 1998, based on the estimated market trading price for the Senior Notes as of January 3, 1998.

    The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. Under the terms of the indenture, Clark-Schwebel, Inc., the operating company, must maintain a minimum fixed charge coverage ratio in order to pay dividends. At January 3, 1998, the indenture allowed the operating company to pay $8,700 in dividends to the Company. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. Management estimates that the fair value of the Senior Debentures is $49,214 at January 3, 1998, based on the estimated market trading price for the Senior Debentures as of January 3, 1998.

    On July 14, 1997, the Company prepaid all of its outstanding indebtedness under the Term Loan and amended the Credit Agreement to provide, among other things, that the Company may, subject to certain conditions, pay up to $5,000 in cash and issue Senior Debentures in a redemption of the Preferred Stock, and make semi-annual interest payments in cash on the Senior Debentures. The Revolving Credit Facility under the Credit Agreement was also amended to increase the aggregate amount of commitments thereunder to $65,000.

    The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility which was $65,000 at January 3, 1998.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)

    The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At January 3, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other debt is incurred at the Clark-Schwebel, Inc., operating company level. Substantially all of the assets of Clark-Schwebel, Inc., the operating company, are subject to liens in favor of the Revolving Credit Facility lenders.

    No principal payments are required on any long-term debt in the next five years due to the payment of the term loan in July 1997.

6. INVENTORIES

    Inventories consisted of the following:

                                                                            1996       1997
                                                                          ---------  ---------
Finished goods..........................................................  $  10,256  $  12,301
Raw material and supplies...............................................      9,254      8,854
In process..............................................................     15,215     15,317
                                                                          ---------  ---------
Total at standard cost (which approximates average cost)................     34,725     36,472
Less LIFO reserve.......................................................     (1,100)    (1,575)
                                                                          ---------  ---------
Inventories, net........................................................  $  33,625  $  34,897
                                                                          ---------  ---------
                                                                          ---------  ---------

7. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

                                                                             1996       1997
                                                                           ---------  ---------
Land.....................................................................  $   1,875  $   1,875
Buildings and improvements...............................................     19,381     20,714
Machinery and equipment..................................................     43,113     47,061
Construction in progress.................................................      3,567      2,483
                                                                           ---------  ---------
Total....................................................................     67,936     72,133
Less accumulated depreciation............................................     (5,841)   (12,540)
                                                                           ---------  ---------
Property, plant and equipment, net.......................................  $  62,095  $  59,593
                                                                           ---------  ---------
                                                                           ---------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

8. OTHER CURRENT LIABILITIES

    Accrued liabilities consisted of the following:

                                                                            1996       1997
                                                                          ---------  ---------
Accrued retirement and incentive........................................  $   3,841  $   4,711
Employee benefit accruals...............................................      3,017      2,935
Accrued payroll.........................................................      2,759      2,235
Accrued interest........................................................      2,477      4,576
Other accrued liabilities...............................................      2,235      2,249
Unearned revenue........................................................      1,001          0
                                                                          ---------  ---------
Total accrued liabilities...............................................  $  15,330  $  16,706
                                                                          ---------  ---------
                                                                          ---------  ---------

9. STOCKHOLDERS' EQUITY

    Changes in stockholders' equity on a successor basis for the periods of April 18, 1996 through December 28, 1996, and December 29, 1996 through January 3, 1998, respectively, consisted of the following (in thousands, except share amounts):

                                                            PREFERRED STOCK         COMMON STOCK                 CUMULATIVE
                                                          --------------------  --------------------  RETAINED   TRANSLATION
                                                           SHARES     AMOUNT     SHARES     AMOUNT    EARNINGS   ADJUSTMENT
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Preferred stock issued on April 17, 1996................      1,000  $  35,000
Common stock issued on April 17, 1996...................                            9,000  $  10,000
Management loans (see Note 16)..........................                                        (822)
Net income..............................................                                              $  10,142
Accrued preferred stock dividend........................                                                 (3,137)
Cumulative translation adjustment.......................                                                          ($  1,350)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Balance at December 28, 1996............................      1,000  $  35,000      9,000  $   9,178  $   7,005   ($  1,350)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Repayment of management loans
  (See Notes 3 and 16)..................................                                         822
Net income..............................................                                                 18,515
Accrued preferred stock dividend........................                                                 (2,856)
Redemption of preferred stock (see Note 3)..............     (1,000)   (35,000)               (1,000)    (9,000)
Cummulative translation adjustment......................                                                             (3,187)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Balance at January 3, 1998..............................         --  $      --      9,000  $   9,000  $  13,664   ($  4,537)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------

10. EMPLOYEE BENEFIT PLANS

EMPLOYEES PROFIT SHARING/RETIREMENT PLANS

    Substantially all associates of the Company are covered by defined contribution plans. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The 1996 Successor Company plan operates substantially the same as the Springs plan. The Company makes contributions to a defined contribution Profit Sharing Plan annually based upon the profitability of the Company. The

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
contribution is allocated to participant accounts based upon participant compensation. The amount of the Company contribution is subject to approval by the Board of Directors.

    In addition, associates are allowed to contribute a percentage of their compensation to a defined contribution plan and the Company will match a portion of their contribution. This plan, available to substantially all associates, contains a matched savings provision that permits pre-tax employee contributions. Participants can contribute from 1% to 12% of their compensation and receive a 50% matching employer contribution on up to 4% of the participant's contribution.

    Defined contribution plan expense for 1995, 1996 (Predecessor), and 1996 (Successor) and 1997 (Successor) was $1,810, $964, $1,655 and $3,116,
respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company participates in a defined benefit postretirement medical plan which covers substantially all salaried and nonsalaried employees. In 1995 and 1996 (Predecessor Company) the plan was provided by Springs. The benefit cost and benefit obligation for these periods was allocated by Springs to the Predecessor Company. The 1996 Successor Company and 1997 plan operated identically to the Springs plan, but was a separate plan on a stand alone company basis. The plan provides medical coverage to age 65 for employees who retire at age 62 or later, have at least 25 years of service and participated in the plan prior to retirement. The plan is funded on a "pay-as-you-go" basis and is contributory, with retiree contributions adjusted periodically. Postretirement benefit cost consisted of the following components:

                                                    1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------
                                                     (PREDECESSOR)          (SUCCESSOR)
Service cost....................................  $     138  $      41  $      71  $     127
Interest cost...................................        278         83        229        283
                                                  ---------  ---------  ---------  ---------
                                                  $     416  $     124  $     300  $     410
                                                  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------

    Management believes that the 1995 and 1996 (Predecessor) allocated amounts are reasonable and approximate the amounts that would have resulted from a SFAS 106 calculation of postretirement benefit cost on a separate company basis. The 1996 Successor and 1997 amounts were determined on a stand alone company basis.

    The Company has assumed responsibility for the accrued benefits attributable to employees of the Company. Pursuant to the Agreement, the Company established employee benefit plans which are substantially similar to Springs' employee benefit plans.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the status of the Company's obligation under SFAS No. 106 at the end of 1996 and 1997:

Accumulated postretirement benefit obligation ("APBO")          1996       1997
                                                              ---------  ---------
Retirees....................................................  $   1,473  $   1,416
Fully eligible active plan participants.....................        393        261
Other active participants...................................      2,145      2,583
                                                              ---------  ---------
Accumulated postretirement benefit obligation...............  $   4,011  $   4,260
Unrecognized gain/(loss)....................................        (27)      (121)
                                                              ---------  ---------
Total recorded obligation...................................  $   3,984  $   4,139
                                                              ---------  ---------
                                                              ---------  ---------

    The 1996 and 1997 balance sheets include a liability of $3,984 and $4,139, respectively, which is classified in "Long-Term Benefit Plans and Other."

    For measurement purposes, a 10.8% annual rate of increase in the per capita cost of covered health care benefits was assumed. This 10.8% rate is assumed to decrease gradually to 6.3% in the year 2006 and remain at that level thereafter. If the health care cost trend rate was increased by one percent, the APBO would increase by 12.6% and postretirement benefit cost would increase by approximately 14.6%. The discount rate used in determining the APBO at January 3, 1998 was 7.25%.

11. INCOME TAXES

    The following tables present the components of the provision for income taxes, a reconciliation of the statutory U.S. income tax rate to the effective income tax rate, and the principal items of deferred income tax assets and liabilities at the end of 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor).

    Components of the total income tax provision were as follows:

                                            1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------
                                             (PREDECESSOR)          (SUCCESSOR)
Current federal.........................  $   8,622  $   3,739  $   6,011  $   9,906
Current state...........................      1,297        563      1,096      1,955
                                          ---------  ---------  ---------  ---------
Total current...........................      9,919      4,302      7,107     11,861
                                          ---------  ---------  ---------  ---------
Deferred federal........................        129         56        (18)       543
Deferred state..........................         47         20         (3)       107
                                          ---------  ---------  ---------  ---------
Total deferred..........................        176         76        (21)       650
                                          ---------  ---------  ---------  ---------
Total provision.........................  $  10,095  $   4,378  $   7,086  $  12,511
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

11. INCOME TAXES (CONTINUED)
    The total provision is included in the statements of income as follows:

                                            1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------
                                             (PREDECESSOR)          (SUCCESSOR)
Provision on income before income
  taxes.................................  $   8,444  $   3,595  $   5,460  $   9,657
Income from equity investees............      1,582        783      1,626      2,854
Income of discontinued operations.......         69          0          0          0
                                          ---------  ---------  ---------  ---------
Total provision.........................  $  10,095  $   4,378  $   7,086  $  12,511
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------

    The difference between the federal statutory tax rate and the effective tax rate on income before income taxes was as follows:

                                                  1995       1996       1996       1997
                                                ---------  ---------  ---------  ---------
                                                   (PREDECESSOR)          (SUCCESSOR)
Provision at federal statutory tax rate.......       35.0%      35.0%      35.0%      35.0%
State income tax, net of federal tax effect...        3.4        3.4        4.2        4.2
Amortization of acquisition price not
  deductible for tax purposes.................        0.7        0.7        2.1        1.6
Other.........................................        0.8        0.9       (0.2)      (0.5)
                                                      ---        ---        ---        ---
Effective tax rate............................       39.9%      40.0%      41.1%      40.3%
                                                      ---        ---        ---        ---
                                                      ---        ---        ---        ---

    Temporary differences and the related balances of deferred tax assets and liabilities were as follows:

                                                                            1996       1997
                                                                          ---------  ---------
Employee benefit accruals...............................................  $   3,356  $   2,865
Equity investments......................................................      2,376      3,519
Other items.............................................................        419      1,176
                                                                          ---------  ---------
Total deferred tax assets...............................................      6,151      7,561
                                                                          ---------  ---------
Property................................................................     11,920     11,114
Equity investments......................................................     12,551     13,339
Inventories.............................................................      4,362      4,786
Other items.............................................................        832      1,267
                                                                          ---------  ---------
Total deferred tax liabilities..........................................     29,665     30,506
                                                                          ---------  ---------
Net deferred tax liabilities............................................  $  23,514  $  22,945
                                                                          ---------  ---------
                                                                          ---------  ---------

12. EQUITY INVESTMENTS

    CS-INTERGLAS AG ("INTERGLAS")--In March 1993, the Company contributed two European subsidiaries and $8.8 million to Interglas, a company which manufactures fiber glass, aramid and carbon fabrics, in exchange for a 24.9% common stock interest and convertible notes with a face value of

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

12. EQUITY INVESTMENTS (CONTINUED)
20 million Deutsche marks (the "Convertible Notes"). No gain or loss was recognized as a result of this exchange. The Company's common stock investment in Interglas had a carrying value of $14,282 and $13,107 at December 28, 1996 and January 3,1998, respectively.

    The Convertible Notes, which had a carrying value of $13,037 and $11,344 at December 28, 1996 and January 3, 1998, respectively, are convertible into common stock of Interglas. At the Company's option, conversion would result in the Company owning a total of 42% of the outstanding common stock of Interglas as of January 3, 1998. Interest on the Convertible Notes, which is included in income from equity investees, is at 8% through December 31, 1996 and 5% thereafter. Interest income in 1995, 1996 and 1997 was recognized on an accrual basis. If Convertible Notes are not converted, the principal balance plus outstanding interest becomes due on June 30, 2007.

    ASAHI-SCHWEBEL CO. LTD. ("ASCO")--On October 1, 1997, the Company purchased an additional 4.3% common equity interest in ASCO, which increased the Company's ownership percentage from 39.0% to 43.3%. ASCO, a company which manufactures fiber glass fabric, operates a facility in Japan and, in 1996, acquired a majority interest in a fiber glass manufacturer located in Taiwan. The Company's investment in ASCO had a carrying value of $32,586 and $36,803 at December 28, 1996 and January 3, 1998, respectively. The carrying value at January 3, 1998 exceeds 43.3% of ASCO's total equity by approximately $1.7 million, which is being amortized on a straight-line basis through 2008.

    CLARK-SCHWEBEL TECH-FAB COMPANY ("TECH-FAB")--The Company owns a 50% partnership interest in Tech-Fab, a joint venture which manufactures nonwoven fabrics using fiber glass and other synthetic materials. The Company's investment in Tech-Fab had a carrying value of $3,521 and $4,156 at December 28, 1996 and January 3, 1998, respectively.

    COMBINED SUMMARIZED FINANCIAL INFORMATION--The following table provides combined summarized balance sheet information for these investees as of December 28, 1996 and January 3, 1998:

                                                                           1996        1997
                                                                        ----------  ----------
Current assets........................................................  $  165,715  $  178,573
Noncurrent assets.....................................................     125,597     118,694
                                                                        ----------  ----------
Total assets..........................................................  $  291,312  $  297,267
                                                                        ----------  ----------
                                                                        ----------  ----------
Current liabilities...................................................  $   54,303  $   64,879
Noncurrent liabilities................................................      89,279      77,036
Minority interest.....................................................       9,715      11,712
Redeemable equity instrument..........................................      21,341      19,853
Equity................................................................     116,675     123,787
                                                                        ----------  ----------
Total liabilities and equity..........................................  $  291,312  $  297,267
                                                                        ----------  ----------
                                                                        ----------  ----------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

12. EQUITY INVESTMENTS (CONTINUED)
    The following table provides combined summarized income statement information for these investees for the years ended December 30, 1995, December 28,1996, and January 3, 1998:

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
Net sales................................................  $  328,145  $  317,918  $  328,122
Operating income.........................................      20,761      35,163      36,739
Net income...............................................      13,207      16,643      17,783
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

13. MAJOR CUSTOMERS, CERTAIN CONCENTRATIONS, AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    Sales to two customers exceeded 10% of net sales during fiscal 1995, 1996, and 1997. Sales to the two customers represented as a percentage of net sales 29.1% and 13.2% in 1995, 29.9% and 13.5% in 1996 (Predecessor), 29.1% and 14.1%
in 1996 (Successor), and 28.7% and 15.9% in 1997 (Successor), respectively. Accounts receivable due from these two customers as a percent of total accounts receivable was 38.0% and 19.8% at December 28, 1996 and 27.1% and 25.2% at January 3, 1998. Although the Company's exposure to credit risk could be affected by conditions or occurrences within these customers' industry, no indication of such adverse circumstances existed at January 3, 1998.

    The Company currently buys substantially all of its fiber glass yarn, an important component of its products, from two suppliers and substantially all of its aramid yarn from one supplier. There are a limited number of manufacturers of fiber glass yarn and aramid yarn.

    The Company's financial instruments include cash, short term investments, accounts receivable, Convertible Notes, accounts payable and long-term debt. Management estimates that the carrying value of such instruments approximates fair value, with the exception of the Senior Notes and Senior Debentures (see
Note 5).

14. COMMITMENTS AND CONTINGENCIES

    The Company leases certain machinery and equipment under noncancelable operating leases. Rent expense attributed to such leases was $384, $177, $314, and $563 in 1995, 1996 (Predecessor), 1996 (Successor), and 1997 (Successor), respectively.

    Future minimum payments under the non-cancelable operating leases as of January 3, 1998 were as follows:

1998................................................  $     497
1999................................................        360
2000................................................        316
2001................................................        258
2002................................................        258
                                                      ---------
                                                      $   1,689
                                                      ---------
                                                      ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Prior to the Closing Date of the Acquisition, the Company was involved in administrative proceedings under environmental laws and regulations, including proceedings under the Comprehensive Environmental Response, Compensation and Liability Act. On the closing date, Springs assumed all liabilities related to the costs associated with these environmental matters. There was no material provision for environmental matters in 1995, 1996 or 1997.

    The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not materially affect the Company's financial position or results of operations.

15. DISCONTINUED OPERATIONS

    In January 1996, the Company sold its equity investment in a company engaged in a separate line of business for an amount which approximated book value. The proceeds received were distributed to Springs. The equity earnings from this investment are included in Discontinued Operations in the Company's financial statements.

16. RELATED PARTY TRANSACTIONS

    In connection with the Acquisition, certain members of management (the "Management Investors") made equity contributions to the Company pursuant to a Management Subscription Agreement which provided the terms under which the Management Investors could purchase shares in the Company. The Management Subscription Agreement set forth the share price, vesting provisions, disposition of shares upon termination of employment, and certain other rights of the Management Investors with respect to the shares.

    The Management Investors purchased $1,800, or 18%, of the common equity in the Company. Approximately $800 of the purchase price was financed by the Company through a promissory note (the "Note") which carried an interest rate of 6.51% annually. As described in Note 3, the notes were paid in full during 1997 in connection with the Preferred Stock Redemption.

    The Management Investors have entered into a Securityholders Agreement with the Company and Vestar/CS Holding which contains certain agreements among such parties with respect to the capital stock and corporate governance of the Company. The Securityholders Agreement gives Vestar/CS Holding the right to appoint all members to the Board of Directors of the Company. Additionally, the Securityholders Agreement restricts the ability of Management Investors to transfer their equity interest except upon (A) the exercise of their tag along rights, which allows Management Investors to sell their equity interest when Vestar/CS Holding sells its equity interest in the Company; (B) a sale of the Company; (C) the exercise of certain put and call options under the Management Subscription Agreement; (D) a public sale of the Company's common stock.

    The Management Investors have entered into a Voting Trust Agreement with the Company and Vestar/CS Holding which requires Management Investors to vote all of their common stock as directed by Vestar/CS Holding for the approval of any of the following: amendment to the Company's Certificate of Incorporation, merger, share exchange, combination or consolidation of the Company with any other person, the sale, lease or exchange of all or substantially all of the property and assets of the Company, or the reorganization, recapitalization, liquidation, or dissolution of the Company.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

16. RELATED PARTY TRANSACTIONS (CONTINUED)
    Pursuant to a Management Advisory Agreement (the "Management Agreement"), Vestar Capital Partners will receive an annual fee and reimbursement of out-of-pocket expenses for management and financial consulting services provided to the Company. Such services include advising the Company on the establishment of effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Company. The management advisory fees to be paid per annum will equal the greater of (i) 1.0% of the consolidated earnings of the Company before interest, taxes, depreciation and amortization or (ii) $350. Expenses pursuant to the Management Agreement were approximately $485 in 1997 and $258 for the period from April 18, 1996 to December 28, 1996 (Successor Company).

    Upon consummation of the Acquisition, the Company paid to Vestar Capital Partners an investment banking fee of approximately $1,500 plus out-of-pocket expenses for its services in structuring the transaction and providing financial advice in connection therewith. Additionally, a member of the Company's Board of Directors received a fee of approximately $600 for his consulting services in connection with the Acquisition.

17. SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

    On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certainassets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488,000, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. and its subsidiaries (the "Company") to Hexcel for $453,600. Stamford will retain $50,000 of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT
  SOLICITATIONS FOR NOTES AND DEBENTURES

    As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

    Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

        1. All $110,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

        2. All $45,994 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1 principal amount tendered is $1.06750 plus accrued unpaid interest on the debentures, minus the consent payment described below.

    Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

17. SUBSEQUENT EVENTS (CONTINUED)
    The Company offered to make consent payments of $.025 per $1 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

    The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                        JANUARY 3, 1998 AND JULY 4, 1998

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                          JANUARY 3,     JULY 4,
                                                                                             1998         1998
                                                                                         ------------  -----------
                                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents........................................................   $      147    $  14,175
      Accounts receivable, net.........................................................       28,527       22,153
      Inventories, net.................................................................       34,897       35,799
      Other............................................................................          235          615
                                                                                         ------------  -----------
          Total current assets.........................................................       63,806       72,742
                                                                                         ------------  -----------
PROPERTY, PLANT AND EQUIPMENT..........................................................       72,133       74,565
    Accumulated depreciation...........................................................      (12,540)     (16,623)
                                                                                         ------------  -----------
      Property, plant and equipment, net...............................................       59,593       57,942
                                                                                         ------------  -----------
EQUITY INVESTMENTS.....................................................................       65,411       65,341
GOODWILL...............................................................................       43,205       42,641
OTHER ASSETS...........................................................................        5,702        5,327
                                                                                         ------------  -----------
TOTAL ASSETS...........................................................................   $  237,717    $ 243,993
                                                                                         ------------  -----------
                                                                                         ------------  -----------
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
      Accounts payable.................................................................   $   19,806    $  22 994
      Accrued liabilities..............................................................       16,706       15,261
      Deferred tax liabilities--current................................................        2,370        2,370
                                                                                         ------------  -----------
          Total current liabilities....................................................       38,882       40,625
                                                                                         ------------  -----------
LONG-TERM DEBT.........................................................................      155,994      155,994
DEFERRED TAX LIABILITIES...............................................................       20,575       19,578
LONG-TERM BENEFIT PLANS AND OTHER......................................................        4,139        4,139
COMMITMENTS AND CONTINGENCIES
                                                                                         ------------  -----------
TOTAL LIABILITIES......................................................................      219,590      220,336
                                                                                         ------------  -----------
EQUITY:
      Common stock (par value per share--$.01)--100,000 shares authorized, 9,000 shares
      issued and outstanding...........................................................        9,000        9,000
      Retained earnings................................................................       13,664       22,310
      Cumulative translation adjustment................................................       (4,537)      (7,653)
                                                                                         ------------  -----------
          Total equity.................................................................       18,127       23,657
                                                                                         ------------  -----------
TOTAL LIABILITIES AND EQUITY...........................................................   $  237,717    $ 243,993
                                                                                         ------------  -----------
                                                                                         ------------  -----------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                       (UNAUDITED--DOLLARS IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                          --------------------
                                                                          JUNE 28,    JULY 4,
                                                                            1997       1998
                                                                          ---------  ---------
Net sales...............................................................  $ 123,299  $ 111,664
Cost of goods sold......................................................     95,851     84,546
                                                                          ---------  ---------
Gross profit............................................................     27,448     27,118
Selling, general and administrative expenses............................      7,727      8,016
                                                                          ---------  ---------
    Operating income....................................................     19,721     19,102
Other income (expense):
    Interest expense....................................................     (6,427)    (8,885)
    Other, net..........................................................         (3)        (2)
                                                                          ---------  ---------
Income before income taxes..............................................     13,291     10,215
Provision for income tax................................................     (5,475)    (4,090)
Income from equity investees, net.......................................      1,582      2,521
                                                                          ---------  ---------
Net income..............................................................      9,398      8,646
Accrued dividends on preferred stock....................................     (2,416)         0
                                                                          ---------  ---------
    Net income applicable to common shares..............................  $   6,982  $   8,646
                                                                          ---------  ---------
                                                                          ---------  ---------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     PREFERRED STOCK         COMMON STOCK                 CUMULATIVE
                                   --------------------  --------------------  RETAINED   TRANSLATION              COMPREHENSIVE
                                    SHARES     AMOUNT     SHARES     AMOUNT    EARNINGS   ADJUSTMENT     TOTAL         INCOME
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------  --------------
Balance at December 28, 1996.....      1,000  $  35,000      9,000  $   9,178  $   7,005   $  (1,350)  $   49,833    $    8,792
Repayment of management loans....                                         822                                 822
Net income.......................                                                 18,515                   18,515        18,515
Accrued preferred stock
  dividend.......................                                                 (2,856)                  (2,856)
Redemption of preferred stock....     (1,000)   (35,000)               (1,000)    (9,000)                 (45,000)
Cumulative translation
  adjustment.....................                                                             (3,187)      (3,187)       (3,187)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at January 3, 1998.......          0  $       0      9,000  $   9,000  $  13,664   $  (4,537)  $   18,127    $   24,120
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Net income (Unaudited)...........                                                  4,791                    4,791         4,791
Cumulative translation adjustment
  (Unaudited)....................                                                             (2,175)      (2,175)       (2,175)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at April 4, 1998
  (Unaudited)....................          0  $       0      9,000  $   9,000  $  18,455   $  (6,712)  $   20,743    $   26,736
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Net Income (Unaudited)...........                                                  3,855                    3,855         3,855
Cumulative translation adjustment
  (Unaudited)....................                                                               (941)        (941)         (941)
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
Balance at July 4, 1998
  (Unaudited)....................          0  $       0      9,000  $   9,000  $  22,310   $  (7,653)  $   23,657    $   29,650
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------
                                   ---------  ---------  ---------  ---------  ---------  -----------  ----------       -------

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (UNAUDITED--DOLLARS IN THOUSANDS)

                                                                              SIX MONTHS ENDED
                                                                           ----------------------
                                                                            JUNE 28,     JULY 4,
                                                                              1997        1998
                                                                           -----------  ---------
OPERATING ACTIVITIES:
    Net income...........................................................   $   9,398   $   8,646
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of goodwill and unearned revenue.....       4,562       4,906
      Amortization of deferred financing cost............................         417         404
      Deferred tax provision.............................................        (595)       (676)
      Income from equity investments, net................................      (1,540)     (2,521)
      Loss on sale of equipment..........................................          11           7
      Changes in assets and liabilities, net of the effects of the purchase of the company:
        Accounts receivable..............................................        (557)      6,374
        Inventories......................................................      (4,130)       (902)
        Prepaid expenses and other.......................................          98        (320)
        Accounts payable.................................................       7,525       3,188
        Accrued liabilities..............................................        (570)     (1,445)
      Other..............................................................          (6)         (1)
                                                                           -----------  ---------
          Net cash provided by operating activities......................      14,613      17,660
                                                                           -----------  ---------
INVESTING ACTIVITIES:
    Purchases of equipment...............................................      (3,541)     (2,723)
    Proceeds from sale of equipment......................................       1,494          25
    Additional investment in CS-Interglas................................           0      (2,643)
                                                                           -----------  ---------
          Net cash used in investing activities..........................      (2,047)     (5,341)
                                                                           -----------  ---------
FINANCING ACTIVITIES:
    Principal payments under long-term debt and capital lease
    obligations..........................................................      (2,301)          0
    Proceeds from repayment of loans to management Investor..............          23           0
    Dividends received from ASCO.........................................           0       1,709
                                                                           -----------  ---------
          Net cash (used in) provided by financing activities............      (2,278)      1,709
                                                                           -----------  ---------
NET CHANGE IN CASH.......................................................      10,288      14,028
CASH, BEGINNING OF PERIOD................................................       4,064         147
                                                                           -----------  ---------
CASH, END OF PERIOD......................................................   $  14,352   $  14,175
                                                                           -----------  ---------
                                                                           -----------  ---------
CASH PAID FOR INTEREST...................................................   $   6,030   $   8,269
                                                                           -----------  ---------
                                                                           -----------  ---------
CASH PAID FOR TAXES......................................................   $   6,372   $   4,914
                                                                           -----------  ---------
                                                                           -----------  ---------

Noncash Transaction: The company accrued dividends on preferred stock of $2,416 for the period of December 29, 1996--June 28, 1997.

         See notes to condensed and consolidated financial statements.

                         CLARK-SCHWEBEL HOLDINGS, INC.

            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the assets, liabilities and results of operations as of July 4, 1998 and for the period from January 4, 1998 to July 4, 1998 of Clark-Schwebel Holdings, Inc. The Company's primary asset is all of the capital stock of Clark-Schwebel, Inc., its operating company. The statements also include the assets and liabilities of the Company as of January 3, 1998, and the Company's results of operations for the period from December 29, 1996 to June 28, 1997.

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. The balance sheet at January 3, 1998 has been derived from the audited financial statements at that date. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for interim periods are not necessarily indicative of results for the entire year. For further information, refer to the Company's consolidated financial statements and footnotes for the year ended January 3, 1998 included in the Company's Form 10-K for the year then ended.

    SUMMARIZED FINANCIAL INFORMATION--The following table provides summarized financial information for Clark-Schwebel, Inc., the operating company, on a stand-alone basis. Clark-Schwebel, Inc. is a wholly owned subsidiary of Clark-Schwebel Holdings, Inc. and its separate financial statements are not included or filed separately because management has determined that they would not be material to investors. The balance sheet information is as of July 4, 1998 and the income statement information is for the six months ended July 4, 1998.

Current assets....................................................................  $  72,742
Noncurrent assets.................................................................    171,251
                                                                                    ---------
Total assets......................................................................  $ 243,993
                                                                                    ---------
                                                                                    ---------
Current liabilities...............................................................  $  37,986
Noncurrent liabilities............................................................    135,189
Equity............................................................................     70,818
                                                                                    ---------
Total liabilities and equity......................................................  $ 243,993
                                                                                    ---------
                                                                                    ---------
Net sales.........................................................................  $ 111,664
Gross profit......................................................................     27,118
Income from continuing operations.................................................     10,431
Net income........................................................................  $  10,431
                                                                                    ---------
                                                                                    ---------
Dividends paid to Clark-Schwebel Holdings, Inc....................................  $   2,411
                                                                                    ---------
                                                                                    ---------

    All assets of Clark-Schwebel, Inc. represent restricted net assets with the exception of the foreign equity investments and distributions received from the foreign equity investments. Except in limited circumstances, Clark-Schwebel, Inc. is prohibited from transferring restricted net assets to Clark-Schwebel Holdings, Inc. in the form of cash dividends, loans, or advances without the consent of the

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION (CONTINUED)
lenders under the Credit Agreement. The amount of unrestricted net assets at July 4, 1998 was $61,295, which represents the book value of the foreign equity investments ($61,225) and distributions received in the form of cash from the foreign equity investments, net of restricted payments to increase equity ownership in foreign equity investments ($70).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Following is a summary of the significant accounting policies used in the preparation of the financial statements of the Company.

    BASIS OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its operating company and wholly-owned subsidiary, Clark-Schwebel, Inc. All material intercompany amounts and transactions have been eliminated.

    FISCAL YEAR--The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31. Accordingly, the interim periods will also be reported on the Saturday closest to the calendar quarter end. The fiscal year ended January 2, 1999 is referred to herein as 1998. The fiscal year ended January 3, 1998 is referred to herein as 1997. The 1998 fiscal year consists of 52 weeks, while the 1997 fiscal year consisted of 53 weeks.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts receivable and the liabilities for certain long-term benefit plans. Actual results could differ from such estimates.

    REVENUE RECOGNITION--Revenue from product sales is recognized at the time ownership of the goods transfers to the customer and the earnings process is complete. This generally occurs when the goods are shipped.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and in the bank as well as short term investments held for the purpose of general liquidity. Such investments normally mature within three months from the date of acquisition.

    ACCOUNTS RECEIVABLE--The Company establishes an allowance for doubtful accounts based upon factors including the credit risk of specific customers, historical trends and other information. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO)method for substantially all inventories.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment is recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                               10 to 20
Land improvements............................................  years
                                                               20 to 40
Buildings and improvements...................................  years
Machinery and equipment......................................  3 to 11 years

    EQUITY INVESTMENTS--The company owns equity interests in CS-Interglas AG (headquartered in Germany), Asahi-Schwebel Co., Ltd. (headquartered in Japan) and Clark Schwebel Tech-Fab Company (located in Anderson, SC), which are accounted for using the equity method of accounting.

    FOREIGN CURRENCY--The foreign equity investments are translated at year-end exchange rates. Equity income and losses are translated at the average rate during the year. Cumulative translation adjustments are reflected as a separate component of stockholders' equity.

    POSTRETIREMENT BENEFITS--Postretirement benefits are accounted for pursuant to Statement of Financial Accounting Standards ("SFAS")No. 106, EMPLOYERS ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when claims are incurred.

    INCOME TAXES--Income taxes are accounted for pursuant to SFAS 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities represent the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements. The provision for income taxes included in the accompanying financial statements is computed in a manner consistent with SFAS No. 109.

    GOODWILL--Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the Acquisition of the Company from Springs Industries in April 1996. Goodwill recorded from the Acquisition was $45,128, and is being amortized on a straight-line basis over a period of 40 years.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

3. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                        JANUARY 3,   JULY 4,
                                                                           1998        1998
                                                                        ----------  ----------
Senior Notes, payable in 2006, interest at 10.5%......................  $  110,000  $  110,000
Senior Debentures, payable in 2007, interest at 12.5%.................      45,994      45,994
Revolving Credit Agreement, due 2002, interest at
  variable rates......................................................           0           0
                                                                        ----------  ----------
Total.................................................................     155,994     155,994
Less current maturities...............................................           0           0
                                                                        ----------  ----------
Long-term debt........................................................  $  155,994  $  155,994
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Senior Notes accrue interest at a fixed rate of 10.5% per annum, with interest payable semiannually in arrears on April 15 and October 15. The Senior Notes are not redeemable at the option of the Company prior to April 15, 2001, except in the event of a public equity offering of the Company, at which time a portion of the Senior Notes would be redeemable.

    The Senior Debentures accrue interest at a fixed rate of 12.5% per annum with interest payable semiannually in arrears on January 15 and July 15 to the extent permitted by the Credit Agreement and the indenture governing the Senior Notes. If the Company is unable to pay interest in cash due to the prohibitions contained in the Credit Agreement or such indenture, interest on the Senior Debentures would be payable in additional Senior Debentures. The Senior Debentures will not be redeemable at the Company's option prior to July 15, 2002, except in the event of a public equity offering of the Company, or a change of control or subsidiary change of control after January 15, 1998. See
Note 6.

    The Company has a $65,000 Revolving Credit Facility under the Credit Agreement. The Company pays a quarterly commitment fee equal to 0.25% on the unused portion of the Revolving Credit Facility, which was $65,000 at July 4, 1998.

    The Revolving Credit Facility, the Senior Notes, and the Senior Debentures contain certain restrictive covenants which provide limitations on the Company with respect to restricted payments, indebtedness, liens, investments, dividends, distributions, transactions with affiliates, debt repayments, capital expenditures, mergers, and consolidations. The bank facility covenants also require maintenance of certain financial ratios. At July 4, 1998, the Company was in compliance with such covenants. With the exception of the Senior Debentures, which are obligations of Clark-Schwebel Holdings, Inc., all other long-term debt is owed at the Clark-Schwebel, Inc., operating company level, and guaranteed by Clark-Schwebel Holdings, Inc.

    No principal payments are required on any long-term debt in the next five years.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

4. INVENTORIES

    Inventories consisted of the following:

                                                                         JANUARY 3,    JULY 4,
                                                                            1998        1998
                                                                         -----------  ---------
Finished goods.........................................................   $  12,301   $  11,511
Raw material and supplies..............................................       8,854      10,384
In process.............................................................      15,317      15,853
                                                                         -----------  ---------
Total at standard cost (which approximates average cost)...............      36,472      37,748
Less LIFO reserve......................................................      (1,575)     (1,949)
                                                                         -----------  ---------
Inventories, net.......................................................   $  34,897   $  35,799
                                                                         -----------  ---------
                                                                         -----------  ---------

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

5. CONVERSION OF CS-INTERGLAS AG ("INTERGLAS") NOTE RECEIVABLE AND OPTION TO PURCHASE A CONTROLLING INTEREST IN INTERGLAS

    On March 31, 1998, the Company notified CS-Interglas of its intent to convert its 20 million Deutsche mark convertible notes (the "Convertible Notes") into CS-Interglas common stock. Effective June 30, 1998, the conversion increased the Company's ownership of the outstanding common stock of Interglas from 24.9% to 41.9%. The conversion was approved by the German Merger Control Authorities. Interglas manufactures fiber glass, aramid and carbon fabrics in Europe, with plants in Germany, Belgium, England and France. CS-Interglas sales for the fiscal year ended June 30, 1997 were $154,000.

    On March 31, 1998, the Company also entered into an agreement (the "Interglas Purchase Agreement") with the Deschler-Group, the Company's joint venture partner in Interglas who, following the Company's Convertible Notes conversion described above, owns 41.9% of the outstanding common stock of Interglas. Under the Interglas Purchase Agreement, the Company purchased 1.7% of Interglas' common stock from the Deschler-Group for 4.75 million Deutsche marks (approximately $2,600) on June 30, 1998. This purchase increased the Company's ownership in Interglas from 41.9% to 43.6%. The Company's purchase of additional shares in CS-Interglas was approved by the German Merger Control Authorities. Additionally, pursuant to the Interglas Purchase Agreement, the Company obtained two options from the Deschler-Group to purchase additional shares of Interglas held by the Deschler-Group. The first option allows the Company to purchase an additional 6.4% of Interglas' common stock from the Deschler-Group on or before January 10, 1999, which, if exercised, will give the Company control of Interglas. The second option allows the Company to purchase the remaining shares of Interglas held by the Deschler-Group at any time through December 31, 1999.

6. SUBSEQUENT EVENTS

HEXCEL CORPORATION ACQUIRES ASSETS OF CLARK-SCHWEBEL

    On September 15, 1998, Hexcel Corporation ("Hexcel") acquired certain assets and operating liabilities of Clark-Schwebel, Inc. In the first transaction, Vestar Capital Partners and Management Investors sold the stock of the Clark-Schwebel Holdings, Inc. ("Holdings") to Stamford C-S Acquisition Corp. ("Stamford") for an enterprise value of approximately $488,000, less debt and transaction expenses. Stamford then immediately sold certain assets and operating liabilities of Clark-Schwebel, Inc. and its subsidiaries (the "Company") to Hexcel for $453,600. Stamford will retain $50,000 of property, plant and equipment to be leased to Hexcel under a long-term capital lease.

CLARK-SCHWEBEL AND PARENT COMPANY LAUNCH CASH TENDER OFFERS AND CONSENT
  SOLICITATIONS FOR NOTES AND DEBENTURES

    As part of the sale described above, the Company and Holdings launched cash tender offers and consent solicitations for their notes and debentures.

    Pursuant to the tender offers, the Company and Holdings, respectively, have repurchased:

        1. all $110,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price offered for each $1 principal amount tendered is based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below.

                         CLARK-SCHWEBEL HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

6. SUBSEQUENT EVENTS (CONTINUED)
        2. all $45,994 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price offered for each $1 principal amount tendered is $1.0675 plus accrued unpaid interest on the debentures, minus the consent payment described below.

    Concurrent with the tender offers, the issuers obtained consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures were required to consent to the proposed amendments.

    The Company offered to make consent payments of $.025 per $1 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

    The Company and Holdings purchased the tendered notes and debentures with borrowings under proceeds from stock sale.

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WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JUNE 18, 1999. HOWEVER, YOU SHOULD REALIZE THAT OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS.


                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
Forward-Looking Statements................................................   14
Use of Proceeds...........................................................   16
Capitalization............................................................   17
Pro Forma Financial Information...........................................   18
Selected Consolidated Financial Information...............................   27
The Exchange Offer........................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   37
Business..................................................................   60
Management................................................................   74
Security Ownership of Certain Beneficial Owners...........................   78
Description of Material Indebtedness......................................   79
Description of the Notes..................................................   82
Book-Entry; Delivery and Form.............................................  114
Exchange Offer; Registration Rights.......................................  116
Certain Relationships and Related Transactions............................  118
Material United States Federal Income Tax Considerations..................  124
Plan of Distribution......................................................  127
Legal Matters.............................................................  128
Experts...................................................................  128
Available Information.....................................................  128
Glossary of Terms.........................................................  130
Index to Financial Statements.............................................  F-1

                                  $240,000,000

                                     [LOGO]

                           9 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2009

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

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                                 JUNE 18, 1999